Filed Pursuant to Rule 424(b)3
Registration No. 333-194348

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of ConnectOne Bancorp, Inc. (“ConnectOne”) has approved the merger of ConnectOne with and into Center Bancorp, Inc. (“Center”). In the merger, the shareholders of ConnectOne will receive, for each outstanding share of ConnectOne common stock that they own at the effective time of the merger, 2.6 shares of Center common stock. The maximum number of shares of Center common stock issuable pursuant to the merger, including shares issuable upon exercise of options to be assumed in the merger, is 14,142,822 shares.

Center’s common stock is quoted on the Nasdaq Global Select Market under the symbol “CNBC”. On May 8, 2014, the closing sale price of Center common stock on the Nasdaq Global Select Market was $18.00 per share.

The merger cannot be completed unless ConnectOne’s shareholders approve it. You will be asked to vote on the merger at our annual meeting. The ConnectOne board of directors unanimously recommends that you vote to approve the merger. Each member of your board has agreed to vote his or her shares in favor of the merger.

The date, time and place of the meeting are as follows:

June 24, 2014

8:30 a.m.

ConnectOne’s Headquarters, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632

Only shareholders of record as of May 9, 2014 are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

Very truly yours,

FRANK SORRENTINO III Chairman of the Board of Directors

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Center common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Center common stock involves risks that are described in “RISK FACTORS” beginning on page 39.

This joint proxy statement and prospectus is dated May 9, 2014, and is first being mailed to ConnectOne shareholders on or about May 15, 2014.

301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held June 24, 2014

To The Shareholders of ConnectOne Bancorp, Inc.:

The annual meeting of shareholders of ConnectOne Bancorp, Inc. (“ConnectOne”) will be held at ConnectOne’s Headquarters, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 at 8:30 a.m. on June 24, 2014 for the following purposes:

1. To approve an Agreement and Plan of Merger, dated as of January 20, 2014, by and between ConnectOne and Center Bancorp, Inc. (“Center”), providing for:

•	the merger of ConnectOne with and into Center; and

•	the automatic conversion of all of the outstanding capital stock of ConnectOne into shares of Center common stock at an exchange ratio of 2.6:1.

2. To approve a proposal to adjourn the ConnectOne meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.

3. To elect three directors, one of whom will serve as a ConnectOne director from the date of the meeting until the earlier of the closing of the merger or the expiration of his term and two of whom will serve as ConnectOne directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the next annual meeting of the combined company’s shareholders, as set forth in the attached joint proxy statement and prospectus.

4. To ratify the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014.

5. To transact such other business as shall properly come before the annual meeting.

Shareholders of record as of the close of business on May 9, 2014 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the annual meeting, please execute the enclosed proxy and return it to us. You may revoke your proxy at any time prior to its exercise by delivering to us a later-dated proxy or by delivering a written notice of revocation to us prior to or at the annual meeting.

This meeting involves a matter of major importance to all shareholders. You are urged to read and carefully consider the attached joint proxy statement and prospectus, as well as the annexes.

The ConnectOne board of directors unanimously recommends that shareholders vote “FOR” approval of the merger.

By order of the Board of Directors:

FRANK SORRENTINO III Chairman of the Board of Directors

Englewood Cliffs, New Jersey
May 9, 2014

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on June 24, 2014: This joint proxy statement and prospectus, the form of proxy and the annual report to shareholders for the year ended December 31, 2013 are available at http://www.cfpproxy.com.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement and prospectus provides you with detailed information about the merger agreement and the merger and the other matters that will be considered at each of the annual meetings. The boards of directors of Center Bancorp, Inc., which we sometimes refer to as Center, and ConnectOne Bancorp, Inc., which we sometimes refer to as ConnectOne, encourage you to read this entire document carefully.

This joint proxy statement and prospectus incorporates by reference important business and financial information about Center and ConnectOne that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

With respect to Center	With respect to ConnectOne
Joseph D. Gangemi Corporate Secretary and Investor Relations Officer Center Bancorp, Inc. 2455 Morris Avenue Union, New Jersey 07083 Telephone: 908-206-2863 Email: jgangemi@ucnb.com	Laura Criscione Executive Vice President ConnectOne Bancorp, Inc. 301 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Telephone: 201-816-8900 Email: lcriscione@cnob.com

In order to obtain timely delivery of these documents, you should request the above-mentioned information by June 17, 2014.

If you have any questions regarding Center or ConnectOne, please contact our joint proxy soliciting firm, D.F. King & Co., Inc. Center shareholders should call D.F. King at (800) 488-8075. Banks and brokers with questions regarding Center should call D.F. King at (212) 269-5550. ConnectOne shareholders should call D.F. King at (800) 967-7921. Banks and brokers with questions regarding ConnectOne should call D.F. King at (212) 269-5550.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated May 9, 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of the document from which such information was reported. Neither the mailing of this joint proxy statement and prospectus to Center shareholders or ConnectOne shareholders nor the issuance by Center of shares of Center common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Center has been provided solely by Center and information contained in this document regarding ConnectOne has been provided solely by ConnectOne.

See “WHERE YOU CAN FIND MORE INFORMATION” for more details.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of ConnectOne and as a proxy statement and prospectus of Center. As a joint proxy statement, it is being provided to:

•

ConnectOne’s shareholders by the ConnectOne board of directors in connection with that board’s solicitation of proxies for the ConnectOne annual meeting, at which the ConnectOne shareholders will be asked to:

•	approve the merger agreement and the merger between ConnectOne and Center (we refer to this as the “ConnectOne merger proposal”);

•	approve a proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger (we refer to this as the “ConnectOne adjournment proposal”);

•

elect three directors, one of whom will serve as a ConnectOne director from the date of the meeting until the earlier of the closing of the merger or the expiration of his term and two of whom will serve as ConnectOne directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the next annual meeting of the combined company’s shareholders, as set forth in this joint proxy statement and prospectus (we refer to this as the “ConnectOne director proposal”); and

•	ratify the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014 (we refer to this as the “ConnectOne auditor proposal”);

•	Center’s shareholders by the Center board of directors in connection with that board’s solicitation of proxies for the Center annual meeting at which the Center shareholders will be asked to:

•	approve the merger agreement and the merger between ConnectOne and Center (we refer to this as the “Center merger proposal”);

•

approve the adoption of an amended and restated certificate of incorporation (we refer to this as the “Center restated certificate proposal”) that, among other things, provides for the following, effective upon consummation of the merger:

•	an increase in the number of shares of common stock that Center is authorized to issue from 25,000,000 shares to 50,000,000 shares; and

•	the change of Center’s name to ConnectOne Bancorp, Inc.;

•	approve a proposal to adjourn the Center meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger (we refer to this as the “Center adjournment proposal”);

•

elect nine directors, three of whom will serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and six of whom will serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the expiration of their terms, as set forth in the attached joint proxy statement and prospectus (we refer to this as the “Center director proposal”);

•	ratify the appointment of BDO USA, LLP as Center’s independent registered public accounting firm for 2014 (we refer to this as the “Center auditor proposal”);

•	approve, on an advisory basis, compensation to certain Center and ConnectOne executive officers triggered by the merger (we refer to this as the “Center say on merger compensation proposal”); and

•

approve, on an advisory basis, the executive compensation of Center’s named executive officers described in this joint proxy statement and prospectus (we refer to this as the “Center say on pay proposal”).

As a prospectus, this document is being provided to ConnectOne’s shareholders because Center is offering to exchange shares of its common stock for shares of ConnectOne common stock upon completion of the merger.

Q: WHY ARE CONNECTONE AND CENTER PROPOSING TO MERGE?

A: The boards of directors of ConnectOne and Center are proposing to merge ConnectOne into Center because they believe that combining the strengths of these two financial institutions is in the best interests of both companies, their respective shareholders and their respective customers. Please see “THE MERGER—ConnectOne’s Reasons for the Merger” and “THE MERGER—Recommendation of the ConnectOne Board of Directors” at pages 57 to 58 for the various factors considered by the ConnectOne board of directors in recommending that ConnectOne’s shareholders vote FOR the ConnectOne merger proposal. Please see “THE MERGER—Center’s Reasons for the Merger” and “THE MERGER—Recommendation of the Center Board of Directors” at pages 63 to 65 for the various factors considered by the Center board of directors in recommending that Center’s shareholders vote FOR the Center merger proposal and the Center restated certificate proposal.

Q: WHAT WOULD HAPPEN IF THE CENTER SHAREHOLDERS APPROVED THE CENTER MERGER PROPOSAL BUT DID NOT APPROVE THE CENTER RESTATED CERTIFICATE PROPOSAL?

A: It is a condition to both parties’ obligations to proceed with the merger that Center’s shareholders approve the restated certificate proposal. In the absence of that approval, Center will not have a sufficient number of authorized shares of common stock to consummate the merger.

Q: WHAT WILL HAPPEN TO CENTER’S AND CONNECTONE’S BANK SUBSIDIARIES?

A: Immediately after ConnectOne merges into Center, the two bank subsidiaries will also merge, with Center’s bank subsidiary, Union Center National Bank, merging into ConnectOne’s bank subsidiary, ConnectOne Bank. The combined bank will operate Union Center National Bank’s existing branches as well as ConnectOne’s existing branches, all under the ConnectOne name.

Q: WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A: Upon completion of the merger and the filing of Center’s amended and restated certificate of incorporation, Center’s name will be changed to “ConnectOne Bancorp, Inc.” and, as noted above, its bank subsidiary will be named “ConnectOne Bank.” We believe that the ConnectOne name reflects our combined goal of connecting our banking institutions, our customers and the communities that we serve.

Q: WHAT WILL A CONNECTONE SHAREHOLDER RECEIVE IN THE MERGER?

A: Upon completion of the merger, the shareholders of ConnectOne will receive, for each outstanding share of ConnectOne common stock that they own at the effective time of the merger, 2.6 shares of Center common stock. Center will not issue any fractional shares. In lieu of a fractional share, Center will pay cash for any fractional interests.

Q: WHAT WILL A CENTER SHAREHOLDER RECEIVE IN THE MERGER?

A: If the merger is completed, Center shareholders will not receive any merger consideration, but will be shareholders of a substantially larger financial institution than Center as it exists today. Center shareholders will continue to hold the shares of Center common stock that they currently hold. Following the merger, shares of Center common stock will continue to be traded on the

NASDAQ Global Select Market, or NASDAQ, but, because the name of the surviving corporation will be ConnectOne Bancorp, Inc., the combined entity will change its symbol to “CNOB”, the symbol currently used by ConnectOne.

Q: WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS AND THE TIME WHEN THE MERGER IS COMPLETED?

A: Although the number of shares of Center common stock that ConnectOne shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement and prospectus and the completion of the merger based upon the market value for Center common stock. Any fluctuation in the market price of Center common stock after the date of this joint proxy statement and prospectus will change the value of the shares of Center common stock that ConnectOne shareholders will receive.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO CONNECTONE’S SHAREHOLDERS?

A: The obligation of Center and ConnectOne to complete the merger is conditioned upon the receipt of a legal opinion from Lowenstein Sandler LLP, counsel to Center, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization for United States federal income tax purposes, ConnectOne shareholders generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Center common stock.

For a more detailed discussion of the material United States federal income tax consequences of the merger, see “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 95.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger of ConnectOne into Center, and the merger of Union Center National Bank into ConnectOne Bank, must be approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance, and a waiver must be obtained from the Board of Governors of the Federal Reserve System. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on March 12, 2014 and a draft waiver request was submitted to the Federal Reserve on March 13, 2014. FDIC approval has been received, and the other approvals are pending.

In addition, the merger must be approved by the holders of at least two thirds of the outstanding shares of Center common stock and by holders of a majority of the outstanding shares of ConnectOne common stock. As a result of these voting requirements, the failure to vote your shares has the same effect as a vote against the merger.

Completion of the merger is also subject to certain other conditions. See “THE MERGER—Conditions to the Merger,” beginning at page 82.

Q: WHAT DO THE RESPECTIVE BOARDS OF DIRECTORS RECOMMEND?

A: The ConnectOne board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of ConnectOne and its shareholders. Accordingly, the ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote FOR the ConnectOne merger proposal. The ConnectOne board also recommends that ConnectOne shareholders vote FOR the ConnectOne adjournment proposal, the ConnectOne director proposal and the ConnectOne auditor proposal, in each case as described in this joint proxy statement and prospectus.

Similarly, the Center board of directors has unanimously approved the merger and the merger agreement, as well as the adoption of the amended and restated certificate of incorporation, and believes that such actions are in the best interests of Center and its shareholders. Accordingly, the Center board of directors unanimously recommends that Center shareholders vote FOR approval of the Center merger proposal and the Center restated certificate proposal. The Center board also recommends that Center shareholders vote FOR approval of the other proposals to be considered at the Center annual meeting (the Center adjournment proposal, the Center director proposal, the Center auditor proposal, the Center say on merger compensation proposal and the Center say on pay proposal), in each case as described in this joint proxy statement and prospectus.

Q: ARE THERE RISKS ASSOCIATED WITH CENTER’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see “RISK FACTORS,” beginning at page 39.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement and prospectus, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or follow the enclosed instruction if you wish to vote by telephone or via the internet, as soon as possible so that your shares may be represented and voted at the applicable shareholders’ meeting. Regardless of how you vote, you should indicate how you want your shares voted on each of the proposals to be considered at your shareholders’ meeting. In addition, you may attend your shareholders’ meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:

•	FOR approval of the ConnectOne merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the ConnectOne adjournment proposal; in other words, FOR the proposal to adjourn the ConnectOne shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the ConnectOne director proposal; in other words, FOR the election of Board nominee Frank Cavuoto to serve as a ConnectOne director until the earlier of the closing of the merger or the expiration of his term and FOR the election of Board nominees Frank Huttle III and Joseph Parisi, Jr. to serve as ConnectOne directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, to serve as directors of the combined company until the next annual meeting of the combined company’s shareholders; and

•	FOR approval of the ConnectOne auditor proposal; in other words, FOR ratification of the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014.

If you are a Center shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote

•	FOR approval of the Center merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the Center restated certificate proposal; in other words, FOR approval of Center’s amended and restated certification of incorporation that, among other things, increases the number of authorized shares of Center common stock from 25,000,000 to 50,000,000 and changes Center’s name to ConnectOne Bancorp, Inc.;

•

FOR approval of the Center adjournment proposal; in other words, FOR the proposal to adjourn the Center shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the Center director proposal; in other words, FOR the election of Board nominees Alexander Bol, Lawrence B. Seidman and Anthony C. Weagley to serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and for Board nominees Frederick Fish, Howard Kent, Nicholas Minoia, Harold Schechter, William Thompson and Raymond Vanaria to serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, as directors of the combined company until the expiration of their terms;

•	FOR approval of the Center auditor proposal; in other words, FOR ratification of the appointment of BDO USA, LLP as Center’s independent auditors;

•

FOR nonbinding advisory approval of the Center say on merger compensation proposal; in other words, FOR the payments to certain Center and ConnectOne executive officers triggered by the merger, as described in this joint proxy statement and prospectus; and

•

FOR nonbinding advisory approval of the Center say on pay proposal; in other words, FOR the compensation paid to Center’s named executive officers with respect to the year ended December 31, 2013, as described in this joint proxy statement and prospectus.

Q: WHY IS MY VOTE IMPORTANT?

A: If you do not vote, it will be more difficult for Center or ConnectOne to obtain the necessary quorum to hold its annual meeting. In addition, your failure to submit a proxy or vote in person, failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement. The merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding shares of Center common stock entitled to vote on the merger agreement and by the affirmative vote of a majority of the outstanding shares of ConnectOne common stock entitled to vote on the merger agreement. The Center board of directors recommends that Center shareholders vote “FOR” the Center merger proposal and the Center restated certificate proposal and the ConnectOne board of directors recommends that ConnectOne shareholders vote “FOR” the ConnectOne merger proposal.

Q: HOW DO I VOTE BY PROXY?

A: You should have received either a proxy card or a voting instruction card with this joint proxy statement and prospectus. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing your proxy card or voting instruction card and returning your proxy card in the enclosed self-addressed envelope or by returning your voting instruction card to your broker, as applicable, in the envelope provided with this joint proxy statement and prospectus. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

Q: IF MY SHARES OF COMMON STOCK ARE HELD IN “STREET NAME” BY MY BANK OR BROKER, WILL MY BANK OR BROKER AUTOMATICALLY VOTE MY SHARES FOR ME ON THE MERGER?

A: No. Your bank or broker cannot vote your shares on the merger and on several other matters without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q: MAY I ATTEND MY SHAREHOLDER MEETING IN PERSON?

A. Yes. All shareholders of Center and ConnectOne, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. If you plan to attend your meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you to be admitted. Center and ConnectOne reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the meetings is prohibited without Center’s or ConnectOne’s express written consent, as applicable. Holders of record of Center and ConnectOne common stock can vote in person at their respective meetings. If you are not a shareholder of record, you must obtain a form referred to as a “legal proxy” from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meetings.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this joint proxy statement and prospectus, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Center or ConnectOne shareholders’ meetings. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of Center (if you are a Center shareholder) or to the Secretary of ConnectOne (if you are a ConnectOne shareholder), specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to Center (if you are a Center shareholder) or to ConnectOne (if you are a ConnectOne shareholder) or by voting in person at the applicable annual meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Center or ConnectOne annual meetings and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee. Attendance at either shareholders’ meeting will not by itself constitute a revocation of a proxy.

Q: HOW MANY SHARES OF CENTER COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A: If:

•	all of the outstanding ConnectOne stock options are exercised prior to the completion of the merger; and

•	no adjustment is made in the exchange ratio because of a stock split, stock dividend or similar event affecting the stock price of Center common stock,

then, as result of the fixed exchange ratio set forth in the merger agreement, the maximum number of shares of Center common stock issuable pursuant to the merger agreement is 14,142,097 shares.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Center and ConnectOne that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Center and ConnectOne with the Securities and Exchange Commission. This means that Center and ConnectOne may satisfy their respective disclosure obligations under this joint proxy statement and prospectus by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning at page 159, for a list of documents that Center and ConnectOne have incorporated by reference into this joint proxy statement and prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the later filed document. Information in this joint proxy statement and prospectus may update information contained in one or more of the Center or ConnectOne documents incorporated by reference. Similarly, information in documents that Center or ConnectOne may file after the date of this joint proxy statement and prospectus may update information contained in this joint proxy statement and prospectus or information contained in previously filed documents.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed, (b) after the shareholders of ConnectOne and Center have approved the merger agreement at the respective shareholders’ meetings and (c) after Center’s shareholders have approved the Center restated certificate proposal at the Center shareholders’ meeting. FDIC approval was received on May 6, 2014. We expect to complete the merger during the second or third calendar quarter of 2014.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT AND PROSPECTUS?

A: If you are a ConnectOne shareholder and you have questions about the ConnectOne annual meeting or if you need additional copies of this joint proxy statement and prospectus, you should contact:

Laura Criscione
Executive Vice President
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Telephone: 201-816-8900
Email: lcriscione@cnob.com

or

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders please call: 800-967-7921
Banks and brokers please call: 212-269-5550
Email: proxy@dfking.com

If you are a Center shareholder and you have questions about the Center annual meeting or if you need additional copies of this joint proxy statement and prospectus, you should contact:

Joseph D. Gangemi
Corporate Secretary and
Investor Relations Officer
Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083
Telephone: 908-206-2863
Email: jgangemi@ucnb.com

or

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders please call: 800-488-8075
Banks and brokers please call: 212-269-5550
Email: proxy@dfking.com

SUMMARY

This summary highlights selected information from this joint proxy statement and prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the annual meetings. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this joint proxy statement and prospectus.

The Companies (See page 103)

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Telephone: 201-816-8900

ConnectOne Bancorp, Inc., which is sometimes referred to in this joint proxy statement and prospectus as ConnectOne, is a one-bank holding company incorporated under the laws of New Jersey in 2008 to serve as the holding company for ConnectOne Bank. ConnectOne is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Its bank subsidiary, ConnectOne Bank, is a banking corporation organized under the banking laws of the State of New Jersey. ConnectOne Bank operates as a locally headquartered, community-oriented bank serving customers throughout New Jersey from nine branch offices in Bergen, Hudson, and Monmouth Counties, New Jersey. ConnectOne Bank offers a broad range of deposit and loan products and services to the general public and, in particular, to small and mid-sized businesses, local professionals and individuals residing, working and shopping in ConnectOne’s trade area. As of December 31, 2013, ConnectOne had consolidated total assets, total loans, total deposits and total stockholders’ equity of $1.2 billion, $1.1 billion, $966 million and $130 million, respectively.

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083
Telephone: 908-688-9500

Center Bancorp, Inc., which is sometimes referred to in this joint proxy statement and prospectus as Center Bancorp or Center, is a New Jersey business corporation and a registered bank holding company. Center was organized in 1982. Its bank subsidiary, Union Center National Bank, was formed in 1923. Union Center National Bank now ranks as the third largest national bank headquartered in New Jersey and the largest commercial bank headquartered in Union County. It maintains 16 banking offices located in the New Jersey counties of Union, Morris and Bergen. Union Center National Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals. As of December 31, 2013, Center Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $1.7 billion, $961 million, $1.3 billion and $169 million, respectively.

Recent Developments

Center

Center reported net income available to common shareholders of $4.4 million, or $0.27 per diluted share, for the first quarter of 2014, compared with net income available to common shareholders of $4.9 million, or $0.30 per diluted share, for the prior year period. First quarter 2014 results include $0.7 million in after-tax merger expenses related to the Merger.

At March 31, 2014, Center’s total assets were $1.68 billion, a $3.1 million increase from December 31, 2013. The increase in total assets was primarily due to a $26.6 million increase, to $987.5 million, in loans receivable, and a $23.7 million increase, to $106.3 million, in cash and cash equivalents offset in part by a $36.7 million decrease in investment securities, and a $10.5 million decrease in other assets. The $2.1 million decrease in deposits was offset in part by a $5.2 million increase in retained earnings.

Nonperforming assets, which includes nonperforming loans and other real estate owned, totaled $3.9 million at March 31, 2014, up from $3.4 million at December 31, 2013 but down from $4.2 million at March 31, 2013. Nonperforming assets as a percent of total assets increased to 0.23% at March 31, 2014 from 0.20% at December 31, 2013 but decreased from 0.26% at March 31, 2013. The allowance for loan losses was $10.6 million, representing 1.08% of loans receivable and 291.6% of nonperforming loans at March 31, 2014. At December 31, 2013, the allowance was $10.3 million representing 1.08% of loans receivable and 329.4% of nonperforming loans, and at March 31, 2013 the allowance was $10.2 million representing 1.16% of loans receivable and 390.7% of nonperforming loans. The provision for loan losses was $0.6 million for the first quarter of 2014, $0.4 million for the fourth quarter of 2013, and none for the first quarter 2013.

Stockholders’ equity totaled $173.8 million as of March 31, 2014, an increase of $5.2 million from $168.6 million as of December 31, 2013, primarily due to the retention of earnings.

ConnectOne

ConnectOne reported net income of $2.6 million, or $0.50 per diluted share, for the first quarter of 2014, compared with net income of $2.3 million, or $0.56 per diluted share, for the prior year period. First quarter 2014 results include $0.7 million in after-tax merger expenses related to the Merger.

At March 31, 2014, ConnectOne’s total assets were $1.35 billion, a $104.5 million increase from December 31, 2013. The increase in total assets was primarily due to a $93.5 million increase, to $1.25 billion, in loans receivable, and an $11.0 million increase, to $45.3 million, in cash and cash equivalents. The growth in assets was funded by a $61.9 million increase in deposits, a $39.7 million increase in Federal Home Loan Bank borrowings, and a $2.6 million increase in retained earnings.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $9.7 million at March 31, 2014, down from $10.5 million at December 31, 2013 and up from $7.9 million at March 31, 2013. Nonperforming assets as a percent of total assets declined to 0.72% at March 31, 2014 from 0.84% at December 31, 2013 and from 0.79% at March 31, 2013. The allowance for loan losses was $17.0 million, representing 1.37% of loans receivable and 192.5% of nonaccrual loans at March 31, 2014. At December 31, 2013, the allowance was $16.0 million representing 1.39% of loans receivable and 174.2% of nonaccrual loans, and at March 31, 2013 the allowance was $13.6 million representing 1.51% of loans receivable and 181.9% of nonaccrual loans. The provision for loan losses was $1.3 million for the first quarter of 2014, $1.4 million for the fourth quarter of 2013, and $0.9 million for the first quarter 2013.

Stockholders’ equity totaled $133.0 million as of March 31, 2014, an increase of $2.9 million from $130.1 million as of December 31, 2013, primarily due to the retention of earnings.

The Merger (See page 52)

ConnectOne will merge with and into Center, with Center as the surviving corporation in the merger. Concurrent with the consummation of the merger, Center will change its name to ConnectOne Bancorp, Inc. The principal officers of the combined company will be Frank S. Sorrentino, III (currently ConnectOne’s Chairman and Chief Executive Officer), who will become the Chairman, President and Chief Executive Officer of the combined company, William S. Burns (currently ConnectOne’s Chief Financial Officer), who will become the Chief Financial Officer of the combined company, and Anthony C. Weagley (currently Center’s President and Chief Executive Officer), who will become the Chief Operating Officer of the combined company. Immediately after the merger of the holding companies, Union Center National Bank will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the bank merger.

A copy of the merger agreement between Center and ConnectOne is attached to this joint proxy statement and prospectus as Annex A.

The merger agreement provides for a fixed exchange ratio. Upon closing, each share of ConnectOne common stock outstanding immediately prior to the effective time of the merger will automatically be converted into 2.6 shares of Center common stock. The exchange ratio is fixed, but will be adjusted proportionately if Center or ConnectOne makes any stock splits, stock dividends or similar distributions prior to the closing of the merger, although no such actions are contemplated.

Center will not issue any fractions of a share of common stock. Rather, Center will pay cash (without interest) for any fractional share interest any ConnectOne shareholder would otherwise receive in the merger. All shares of ConnectOne common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Tax Consequences (See pages 95 to 97)

We expect that for federal income tax purposes, the merger and the resulting exchange of shares will not be a taxable event to ConnectOne shareholders other than with respect to cash received in lieu of fractional shares. However, we urge ConnectOne shareholders to consult their own tax advisors to gain a full understanding of the tax consequences of the merger to them. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on a ConnectOne shareholder’s particular facts and circumstances.

Reasons for proposing the merger (See pages 57 to 58 for ConnectOne and pages 63 to 65 for Center)

ConnectOne’s board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of ConnectOne and its shareholders. If the merger is consummated, ConnectOne shareholders who receive Center common stock in the merger will own stock in a larger and more diversified corporation.

In unanimously approving the merger agreement, ConnectOne’s board considered, among other things, the size and other anticipated attributes of the combined company, the enhanced liquidity of the combined company’s stock, the benefits of combining ConnectOne’s and Center’s strengths, the terms of the merger agreement, including the exchange ratio and the composition of the combined company’s board of directors, the positions in the combined company to be held by ConnectOne’s principal executive officers, the cultures and focus of ConnectOne and Center, the commitments made by Center’s largest shareholder to ConnectOne, the historical cash dividends paid on Center common stock, the business and prospects of Center and ConnectOne, the opinion received by ConnectOne’s board from Raymond James and the ConnectOne board’s view of the 2.6:1 exchange ratio.

Center’s board of directors has likewise unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Center and its shareholders. In approving the merger agreement, Center’s board considered, among other things, the strategic benefits of the transaction, including the shared focus of the two banking holding companies, their complementary strengths and their similar cultures, the financial aspects of the transaction, the increased lending limits that would result from the transaction, the accretive nature of the transaction, the potential cost savings generated from the transaction, the capital position of the combined company, the terms of the merger agreement, including the financial terms, historical and proforma financial information regarding Center and ConnectOne, the opinion received by Center’s board from KBW, comparable transactions and the Center board’s view of the 2.6:1 exchange ratio.

Board recommendations (See page 58 for ConnectOne and page 65 for Center)

The board of directors of ConnectOne unanimously approved the merger agreement and the merger, and unanimously recommends that ConnectOne shareholders vote “FOR” the ConnectOne merger proposal. The board of directors of Center unanimously approved the merger agreement and the merger, as well as the amended and restated certificate of incorporation that authorizes the issuance of the shares necessary to consummate the merger, and unanimously recommends that Center shareholders vote “FOR” the Center merger proposal and the Center restated certificate proposal.

Opinion of Raymond James & Associates, Inc. (See pages 58 to 63)

At the January 20, 2014 meeting of the ConnectOne board of directors, representatives of Raymond James & Associates, Inc., whom we refer to as Raymond James, rendered Raymond James’ oral opinion to the ConnectOne board. The oral opinion was subsequently confirmed by Raymond James’ delivery of its written opinion to the ConnectOne board, dated January 20, 2014, as to the fairness, as of such date, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex B to this joint proxy statement and prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the ConnectOne board of directors (in its capacity as such) in connection with its consideration of the proposed merger. The opinion only addresses the fairness, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James’ opinion does not constitute a recommendation to the ConnectOne board, any shareholder of ConnectOne or any other party as to how to vote or act on any matter relating to the proposed merger.

Opinion of Keefe, Bruyette & Woods, Inc. (See pages 65 to 76)

Keefe, Bruyette & Woods, Inc., whom we refer to as KBW, has served as Center’s financial advisor with respect to the merger and was selected by Center’s board of directors to render an opinion to the board with respect to the fairness, from a financial point of view, to Center of the merger consideration payable to ConnectOne shareholders. KBW has furnished a written fairness opinion, dated January 20, 2014, to Center’s board of directors to the effect that, as of that date, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the 2.6:1 exchange ratio to be used in the merger is fair, from a financial point of view, to Center. A copy of the KBW fairness opinion is attached to this joint proxy statement and prospectus as Annex C.

The summary of the opinion of KBW set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of such written opinion. KBW provided its opinion for the information of the Center board of directors (in its capacity as such) in connection with its consideration of the proposed merger. The opinion only addresses the fairness, from a financial point of view, to Center of the exchange ratio provided for in the merger pursuant to the merger agreement, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. KBW’s opinion does not constitute a recommendation to the Center board, any shareholder of Center or any other party as to how to vote or act on any matter relating to the proposed merger.

Annual meeting of ConnectOne’s shareholders to be held on June 24, 2014 (See pages 45 to 51)

The annual meeting of ConnectOne’s shareholders will be held at ConnectOne’s Headquarters, 301 Sylvan Avenue, Engelwood Cliffs, New Jersey 07632 at 8:30 a.m. on June 24, 2014. At the annual meeting, ConnectOne will ask its shareholders:

1. To approve the ConnectOne merger proposal, which is a proposal to approve the Agreement and Plan of Merger, dated as of January 20, 2014, by and between ConnectOne and Center, providing for:

•	the merger of ConnectOne with and into Center; and

•	the automatic conversion of each outstanding share of ConnectOne common stock into 2.6 shares of Center common stock.

2. To approve the ConnectOne adjournment proposal, which is a proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

3. To elect three directors, one of whom will serve as a ConnectOne director until the earlier of the closing of the merger or the expiration of his term and two of whom will serve as ConnectOne directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the next annual meeting of the combined company’s shareholders;

4. To approve the ConnectOne auditor proposal, which proposal consists of ratifying the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014; and

5. To transact such other business as shall properly come before the annual meeting.

Annual meeting of Center’s shareholders to be held on June 24, 2014 (See pages 45 to 51)

The annual meeting of shareholders of Center Bancorp will be held at the Park Avenue Club, 184 Park Avenue, Florham Park, New Jersey 07932, on June 24, 2014, at 11:00 a.m., for the following purposes:

1. To approve the Center merger proposal, which is a proposal to approve the Agreement and Plan of Merger, dated as of January 20, 2014, by and between Center and ConnectOne, providing for:

•	the merger of ConnectOne with and into Center; and

•	the automatic conversion of each outstanding share of ConnectOne common stock into 2.6 shares of Center common stock.

2. To approve the Center restated certificate proposal, which is a proposal to approve the adoption by Center of an amended and restated certificate of incorporation that, among other things, provides for the following, effective upon consummation of the merger:

•	an increase in the number of shares of common stock that Center is authorized to issue from 25,000,000 shares to 50,000,000 shares; and

•	the change of Center’s name to ConnectOne Bancorp, Inc.,

3. To approve the Center adjournment proposal, which is a proposal to adjourn the Center meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.

4. To elect nine directors, three of whom will serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and six of whom will serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the expiration of their terms.

5. To approve the Center auditor proposal, which is a proposal to ratify the appointment of BDO USA, LLP as Center’s independent registered public accounting firm for 2014.

6. To approve, on an advisory basis, the Center say on merger compensation proposal, which is a proposal to approve compensation to certain Center and ConnectOne executive officers triggered by the merger.

7. To approve, on an advisory basis, the Center say on pay proposal, which is a proposal to approve the executive compensation of Center’s named executive officers as described in this joint proxy statement and prospectus.

8. To transact such other business as shall properly come before the annual meeting.

Who can vote (See page 46)

You are entitled to vote at the ConnectOne annual meeting if you owned shares of ConnectOne common stock at the close of business on the record date of May 9, 2014 and at the Center annual meeting if you owned shares of Center common stock at the close of business on the record date of May 9, 2014. You will have one vote for each share of ConnectOne common stock or Center common stock that you owned on the applicable record date. On ConnectOne’s record date, there were 5,035,775 shares of ConnectOne common stock outstanding. On Center’s record date, there were 16,401,762 shares of Center common stock outstanding.

If you are the record owner of your shares, you may vote either by attending your shareholders’ meeting and voting your shares, or by completing the enclosed proxy card and mailing it to ConnectOne or Center, as the case may be, in the enclosed self-addressed envelope. ConnectOne and Center shareholders may also vote by telephone or via the Internet, as described in the enclosed instructions for ConnectOne or Center, as applicable. If you hold your shares in “street name”, you may vote by following the voting instructions provided to you by your broker or other nominee.

The boards of directors of ConnectOne and Center are seeking your proxy to use at the respective shareholders’ meetings. We have prepared this joint proxy statement and prospectus to assist you in deciding how to vote and whether or not to grant your proxy. We encourage all shareholders to indicate on their proxy cards how they want to vote and to then sign, date and mail the proxy card as promptly as possible.

If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:

•	FOR approval of the ConnectOne merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the ConnectOne adjournment proposal; in other words, FOR the proposal to adjourn the ConnectOne shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the ConnectOne director proposal; in other words, FOR the election of Board nominee Frank Cavuoto to serve as a ConnectOne director from the date of the meeting until the earlier of the closing of the merger or the expiration of his term and FOR Board nominees Frank Huttle III and Joseph Parisi, Jr. to serve as ConnectOne directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, to serve as directors of the combined company until the next annual meeting of the combined company’s shareholders; and

•	FOR approval of the ConnectOne auditor proposal; in other words, FOR ratification of the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014.

If you are a Center shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote

•	FOR approval of the Center merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the Center restated certificate proposal; in other words, FOR approval of Center’s amended and restated certification of incorporation that, among other things, increases the number of authorized shares of Center common stock from 25,000,000 to 50,000,000 and changes Center’s name to ConnectOne Bancorp, Inc.;

•

FOR approval of the Center adjournment proposal; in other words, FOR the proposal to adjourn the Center shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the Center director proposal; in other words, FOR the election of Board nominees Alexander Bol, Lawrence B. Seidman and Anthony C. Weagley to serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and FOR Board nominees Frederick Fish, Howard Kent, Nicholas Minoia, Harold Schechter, William Thompson and Raymond Vanaria to serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, to serve as directors of the combined company until the expiration of their terms;

•	FOR approval of the Center auditor proposal; in other words, FOR ratification of the appointment of BDO USA, LLP as Center’s independent auditors;

•

FOR nonbinding advisory approval of the Center say on merger compensation proposal; in other words, FOR compensation to certain Center and ConnectOne executive officers triggered by the merger, as described in this joint proxy statement and prospectus; and

•

FOR nonbinding advisory approval of the Center say on pay proposal; in other words, FOR the compensation paid to Center’s named executive officers with respect to the year ended December 31, 2013, as described in this joint proxy statement and prospectus.

If you sign a proxy, you may revoke it by written notice to the Secretary of ConnectOne or Center, as the case may be, at any time before it is voted at the applicable annual meeting.

If you hold your shares in “street name,” only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them with respect to substantially all of the matters to be presented to the Center and ConnectOne shareholders.

Voting agreements; votes by insiders (See pages 46 to 47)

Concurrent with the execution of the merger agreement, each member of the ConnectOne and Center boards (other than Lawrence B. Seidman, who signed a separate agreement described below) and the chief financial officers of ConnectOne and Center signed voting agreements. Pursuant to these voting agreements, the signatories irrevocably agreed (i) to vote any ConnectOne or Center Common Stock, as the case may be, held by them (or to use reasonable best efforts to vote any ConnectOne or Center common stock, as the case may be, for which they have joint or shared voting power with their respective spouses) in favor of the merger agreement and the merger at any meetings of the shareholders of ConnectOne or Center called for that purpose and against any alternate acquisition proposal, (ii) to abide by certain transfer restrictions with respect to their ConnectOne common stock or Center common stock and (iii) to not solicit, initiate, encourage or facilitate any alternative acquisition proposal, subject to certain limited exceptions.

On ConnectOne’s record date, the directors and chief financial officer of ConnectOne, together with their affiliates, had sole or shared voting power over 664,209 shares of ConnectOne common stock, or approximately 13.2% of the shares of ConnectOne common stock outstanding on the record date. These figures exclude shares subject to stock options, include restricted shares and exclude shares subject to performance units.

On Center’s record date, the directors and chief financial officer of Center, together with their affiliates, had sole or shared voting power over 4,550,520 shares of Center common stock, or approximately 27.7% of the shares of Center common stock outstanding on the record date. Except as set forth in the next sentence, these shares include the shares beneficially owned by Lawrence B. Seidman, as described below. These figures exclude shares subject to stock options and include restricted shares that will vest upon consummation of the merger.

To the best knowledge of Center and ConnectOne:

•	Center holds no shares of ConnectOne common stock other than shares held in a fiduciary capacity for others.

•	ConnectOne holds no shares of Center common stock other than shares held in a fiduciary capacity for others.

•	As of February 28, 2014, Center’s directors and executive officers, together with their affiliates, owned in the aggregate 4,000 shares of ConnectOne common stock.

•	As of February, 2014, ConnectOne’s directors and executive officers, together with their affiliates, owned in the aggregate 2,354 shares of Center common stock.

Agreements with Center’s largest shareholder (See pages 90 to 92)

Concurrent with the execution of the merger agreement, Lawrence B. Seidman, the beneficial owner of 3,835,283 shares of Center common stock, entered into an agreement with ConnectOne that we refer to as the Voting and Sell Down Agreement. This agreement includes covenants from Mr. Seidman comparable to the covenants given by the other directors (as described above) and also provides, among other things, that: (i) commencing after Center’s shareholders approve the merger, Mr. Seidman will use commercially reasonable efforts to undertake bona fide sales of Center common stock to third parties to reduce his percentage of beneficial ownership in the surviving corporation to no more than 4.99% of the outstanding shares by the one-year anniversary of the closing of the merger; (ii) by virtue of an irrevocable perpetual voting proxy granted by Mr. Seidman to the board of the combined company, the board of the combined company will have the right, commencing on the sooner of the six month anniversary of the closing of the merger and the record date for the combined company’s 2015 annual meeting of shareholders, to vote all of Mr. Seidman’s shares that are in excess of 4.99% of the outstanding shares of the combined company in proportion to the votes of all other shareholders of the combined company at any shareholders’ meeting; and (iii) Mr. Seidman has granted the combined company an assignable option, exercisable for 45 days commencing on the one-year anniversary of the closing of the merger, to purchase his shares of the combined company’s common stock in excess of 4.99% of the outstanding shares of the combined company at a price of $20.63 per share.

Center has agreed to register the shares of Center common stock beneficially owned by Mr. Seidman pursuant to a registration rights agreement. The earliest date on which Mr. Seidman can demand registration of these shares is the first day after the date on which Center’s shareholders vote conclusively on the matters to be presented at the annual meeting. We expect that date to be June 25, 2014, unless otherwise agreed by the parties. We estimate that it will be necessary for Mr. Seidman to sell approximately 2,343,000 shares to bring his beneficial ownership level down to 4.99%. Mr. Seidman has also agreed to enter into an agreement, which we refer to as the Consulting Agreement, pursuant to which, for a period of two years after the closing of the merger, he will provide his personal advice and counsel to the combined company (and its subsidiaries and affiliates) in connection with the business of the combined company, including, but not limited to: helping to maintain customer relationships; providing insight, advice and institutional history with regard to all relationships of the combined company, including those with customers, vendors and third party service providers; and providing services and advice related to real estate and loan matters, investor relations and litigation matters. In addition, Mr. Seidman has agreed that, subject to certain exceptions, for a period of two years after the closing of the merger, he will not solicit any customer of either Center or ConnectOne to transact banking business with any other financial institution or solicit for employment with any other financial institution any employee of Center or its subsidiaries. In consideration for these services, Mr. Seidman will receive a consulting fee of $50,000 per year and will be reimbursed for the cost of medical insurance coverage for the two year term of the Consulting Agreement.

We have attached to this joint proxy statement and prospectus copies of the Voting and Sell Down Agreement, the Consulting Agreement and the parties’ Registration Rights Agreement as Annexes D, E and F, respectively.

Voting matters (See pages 46 to 47)

The presence, in person or by proxy, of a majority of the shares of ConnectOne common stock outstanding on the record date will constitute a quorum for the purposes of the ConnectOne annual meeting. The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of ConnectOne common stock outstanding on the record date. Each holder of shares of ConnectOne common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non- votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.

As for the other matters to be considered at the ConnectOne annual meeting, provided that a quorum is present, directors will be elected by plurality vote and approval of the other ConnectOne proposals (including the ConnectOne adjournment proposal and the ConnectOne auditor proposal) will require the affirmative vote of a majority of the votes cast with respect to each proposal. For purposes of determining the votes cast with respect to these matters (but not the approval of the merger agreement, as described above), only those votes cast “for” or “against” are included. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of two thirds of the shares of Center common stock outstanding on the record date for the Center annual meeting. Each holder of shares of Center common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.

As for the other matters to be voted on at Center’s annual meeting, assuming a quorum is present, directors will be elected by a plurality vote, and approval of the other proposals to be considered at the Center annual meeting (including the Center restated certificate proposal, the Center adjournment proposal, the Center auditor proposal, the Center say on merger compensation proposal and the Center say on pay proposal) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

Interests of ConnectOne and Center directors and management in the merger (See pages 90 to 95)

The directors and executive officers of ConnectOne have interests in the merger as directors and employees that are different from the interests of the other ConnectOne shareholders. These interests include, among others:

•

Upon consummation of the merger of Center and ConnectOne, which we sometimes refer to as the “holding company merger,” and the merger of Union Center National Bank and ConnectOne Bank, which we sometimes refer to as the “bank merger”, ConnectOne directors Frank S. Sorrentino, III, Frank Baier, Stephen Boswell, Frank Huttle III, Michael Kempner and Joseph Parisi, Jr. will be appointed to the boards of directors of the continuing holding company and the continuing bank. Center directors receive certain fees for serving as directors, as described under “Center Proposal 4: Election of Directors—Executive Compensation—Directors Compensation”.

•

Frank S. Sorrentino, III (currently ConnectOne’s Chairman and Chief Executive Officer) will become the Chairman, President and Chief Executive Officer of the combined holding company and the combined bank and William S. Burns (currently ConnectOne’s Chief Financial Officer) will become the Chief Financial Officer of the combined holding company and the combined bank. Concurrent with the execution of the merger agreement, Mr. Sorrentino’s employment agreement with ConnectOne and ConnectOne bank was amended, although no change was made to the terms of Mr. Sorrentino’s compensation. See “ConnectOne Proposal 3: Election of Directors—Executive Compensation.”

•	Center will assume all ConnectOne stock options outstanding immediately prior to the consummation of the merger.

•	All unvested restricted shares of ConnectOne common stock and all ConnectOne performance units will become fully earned and vested upon consummation of the merger.

•

The merger agreement provides that Center will indemnify the directors and officers of ConnectOne against certain liabilities for a six-year period following completion of the merger. In addition, Center has agreed to cause the persons serving as officers and directors of ConnectOne immediately prior to the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to limitations on the amount which Center must spend for this insurance.

The directors and executive officers of Center have interests in the merger as directors and employees that are different from the interests of the other Center shareholders. These interests include, among others:

•

Modifications were made to the existing employment and non-competition agreements of Anthony C. Weagley, currently the President and Chief Executive Officer of Center and a member of Center’s board of directors. Upon consummation of the merger, Mr. Weagley will become the Chief Operating Officer of the combined holding company and the combined bank. He will become an employee at will, with a salary of $35,000 per month. Amounts due to Mr. Weagley under his existing agreements will be payable as follows: (i) upon the sooner of the date when Mr. Weagley’s employment with the combined company terminates and the one year anniversary of the closing of the merger, Mr. Weagley will be entitled to the sum of $1,679,790 as severance; (ii) upon the termination of Mr. Weagley’s employment with the combined company and in consideration for his agreeing not to compete in certain locations in New Jersey, Mr. Weagley will be entitled to receive the sum of $836,500; and (iii) Mr. Weagley will be entitled to receive $75,414 payable in 12 equal installments over the 12 months immediately following his separation from service in accordance with the regular payroll practices of the combined company. In addition, all unvested restricted stock awards and/or unvested stock options held by Mr. Weagley shall become fully vested upon his separation from service for any reason.

•

Upon consummation of the holding company merger and the bank merger, Center directors Frederick Fish, Howard Kent, Nicholas Minoia, Harold Schechter, William Thompson and Raymond Vanaria will remain on the boards of directors of the continuing holding company and the continuing bank. Center directors receive certain fees for serving as directors, as described under “Center Proposal 4: Election of Directors—Executive Compensation—Directors Compensation”

•

Certain of Center’s officers may be entitled to compensation if their employment is terminated subsequent to the closing of the merger. For additional information, see “Center Proposal 4: Election of Directors—Executive Compensation—Agreements with Named Officers.”

•

As described above, Lawrence B. Seidman will be paid (at a rate of $50,000 per year plus reimbursement for the cost of medical insurance coverage) as a consultant for a period of two years after the closing of the merger. In addition, in order to enable Mr. Seidman to sell the shares of Center common stock that he is required to sell pursuant to the Voting and Sell

Down Agreement, Center has entered into a Registration Rights Agreement with Mr. Seidman and certain of his associates pursuant to which Center will be obligated, among other things, to register such shares for resale, reimburse the holders for related expenses (but not for any underwriting commissions payable with respect to such sales) and provide customary indemnification.

•	All unvested restricted shares of Center common stock will become fully vested upon consummation of the merger.

•

The merger agreement provides that the combined company will indemnify the directors and officers of Center against certain liabilities for a six-year period following completion of the merger. In addition, the combined company will be required to cause the persons serving as officers and directors of Center immediately prior to the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to limitations on the amount which the continuing company must spend for this insurance.

ConnectOne’s board of directors and Center’s board of directors were aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to ConnectOne’s management and Center’s management, see pages 90 to 95.

Merger expected to occur in the second or third calendar quarter of 2014 (See page 78)

The merger of ConnectOne with and into Center will become final when a certificate of merger and Center’s amended and restated certificate of incorporation are filed under New Jersey law. These certificates may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed, ConnectOne’s shareholders approve the merger agreement and the merger, Center’s shareholders approve the merger agreement, the merger and the amended and restated certificate of incorporation and all other conditions to closing are satisfied or, where permissible, waived. We currently anticipate that the merger will be completed in the second or third calendar quarter of 2014, although delays could occur. Immediately following the merger of ConnectOne with and into Center, Union Center National Bank will merge with and into ConnectOne Bank. The bank merger will become final when a merger agreement, attaching certifications by Union Center National Bank and ConnectOne Bank as to the requisite shareholder approval having been obtained, is filed with the New Jersey Commissioner of Banking and Insurance.

We cannot assure you that we will be able to obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger or the bank merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before the mergers will be completed (See pages 82 to 83 and page 89)

Our obligations to complete the holding company merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the New Jersey Department of Banking and Insurance and the FDIC, and obtaining a waiver from the Board of Governors of the Federal Reserve System. FDIC approval has been received, and the other approvals are pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

•	ConnectOne shareholders must approve the merger agreement and the merger at the ConnectOne annual meeting.

•	Center shareholders must approve the merger agreement, the merger and the amended and restated certificate of incorporation at the Center annual meeting.

•	ConnectOne and Center must each receive an opinion of Center’s counsel with respect to certain tax matters.

•	ConnectOne and Center must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications.

The merger agreement attached to this joint proxy statement and prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger agreement is possible (See page 83)

Center and ConnectOne may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each may unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by January 20, 2015, unless the terminating party’s breach is the reason that the merger has not been completed. See “THE MERGER—Termination” beginning at page 83 for additional information regarding this and other bases for terminating the merger agreement, including ConnectOne’s “fiduciary out” and Center’s “fiduciary out.”

Rights of Center shareholders differ from those of ConnectOne shareholders (See pages 109 to 110)

When the merger is completed, each ConnectOne shareholder will automatically become a Center shareholder. The rights of Center shareholders differ from the rights of ConnectOne shareholders in certain ways, primarily as a result of certain provisions in Center’s certificate of incorporation that differ from those of ConnectOne’s certificate of incorporation.

Rights of Center shareholders will be altered by virtue of the merger, as Center has agreed to amend and restate its by-laws effective upon consummation of the merger (See pages 101 to 102)

Upon consummation of the merger, Center will amend and restate its by-laws. The amended and restated by-laws are similar to, but not identical to, ConnectOne’s current by-laws. The amended and restated by-laws are set forth in Annex I to this joint proxy statement and prospectus.

ConnectOne shareholders do not have dissenters’ appraisal rights

Under the New Jersey Business Corporation Act, ConnectOne’s shareholders will not have dissenters’ appraisal rights in connection with the merger.

MARKET PRICE AND DIVIDEND INFORMATION

ConnectOne

The shares of ConnectOne common stock have been traded on the Nasdaq Global Market under the symbol “CNOB” since February 12, 2013. Prior to that date, there was no public market for ConnectOne’s common stock. The following table sets forth the high and low closing sale prices of shares of ConnectOne common stock for the periods indicated. ConnectOne has not paid cash dividends since its inception.

	High	Low
Year Ended December 31, 2013:
Quarter ended March 31 (from February 12, 2013)	$31.25	$29.10
Quarter ended June 30	30.74	28.75
Quarter ended September 30	34.14	29.82
Quarter ended December 31	40.01	33.84
Year Ending December 31, 2014:
Quarter ended March 31	49.10	38.81
Quarter ending June 30 (through May 8, 2014)	49.92	46.87

On January 17, 2014, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of ConnectOne common stock on the Nasdaq Global Market were as follows:

	January 17, 2014
	High	Low	Closing Sale Price
ConnectOne	$40.00	$39.75	$39.83

On May 8, 2014, the last full trading day prior to the date of this joint proxy statement and prospectus, the reported high and low sales prices and the closing sale price of ConnectOne common stock on the Nasdaq Global Market were as follows:

	May 8, 2014
	High	Low	Last Sale Price
ConnectOne	$47.55	$47.00	$47.15

Shareholders are urged to obtain current market quotations for shares of ConnectOne common stock.

As of the May 9, 2014 record date for the ConnectOne annual meeting, there were 5,035,775 shares of ConnectOne common stock outstanding, held of record by approximately 350 shareholders, outstanding options that were exercisable on that date, or within 60 days after that date, covering 300,438 additional shares of ConnectOne common stock and performance units covering up to a total of maximum of 102,375 additional shares of ConnectOne common stock.

Center

The shares of Center common stock are traded on the Nasdaq Global Select Market. The following table sets forth the high and low closing sale prices for shares of Center common stock and the cash dividends declared per share by Center for the periods indicated.

	High	Low	Cash Dividend Per Share
Year Ended December 31, 2012:
Quarter ended March 31	$10.45	$9.50	$0.030
Quarter ended June 30	11.25	9.75	0.055
Quarter ended September 30	11.99	10.82	0.055
Quarter ended December 31	11.93	10.89	0.055
Year Ended December 31, 2013:
Quarter ended March 31	12.82	11.62	0.055
Quarter ended June 30	13.23	11.50	0.075
Quarter ended September 30	15.24	12.95	0.075
Quarter ended December 31	19.67	13.96	0.075
Year Ending December 31, 2014:
Quarter ended March 31	19.40	16.84	0.075
Quarter ending June 30 (through May 8, 2014)	19.37	18.00	—

On January 17, 2014, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Center common stock on the Nasdaq Global Select Market were as follows:

	January 17, 2014
	High	Low	Closing Sale Price
Center	$17.95	$17.35	$17.54

On May 8, 2014, the last full trading day prior to the date of this joint proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Center common stock on the Nasdaq Global Select Market were as follows:

	May 8, 2014
	High	Low	Last Sale Price
Center	$18.15	$17.89	$18.00

Shareholders are urged to obtain current market quotations for shares of Center common stock.

As of the May 9, 2014 record date for the Center annual meeting, there were a total of 16,401,762 shares of Center common stock outstanding, held of record by approximately 496 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, covering 132,071 additional shares of Center common stock.

Holders of Center common stock are entitled to receive dividends, when declared by Center’s board of directors, out of funds that are legally available for dividends. Center primarily obtains funds for the payment of dividends from dividends paid by Union Center National Bank. Union Center National Bank is subject to certain statutory and regulatory restrictions on the amount of dividends it can pay to Center.

Center maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of Center common stock at a discount to market value. The plan also contains a voluntary cash payment feature permitting purchases at market value.

Pending consummation of the merger, Center has agreed not to raise the rate of its cash dividend above the current quarterly dividend of $.075 per share and has agreed that all shares purchased pursuant to its dividend reinvestment plan will be purchased on the market and not directly from Center.

Equivalent value per share

The following table shows the closing sale price of Center common stock on the Nasdaq Global Select Market on January 17, 2014, the last full trading day prior to announcement of the execution of the merger agreement, and on May 8, 2014, the last full trading day prior to the date of this joint proxy statement and prospectus, the closing sale price of ConnectOne common stock on the Nasdaq Global Market on the same two dates and the equivalent value per share of ConnectOne common stock on the same two dates. The equivalent value per share is calculated by multiplying the per share price of Center common stock by the exchange ratio of 2.6.

	Center Common Stock	ConnectOne Common Stock	Equivalent Value Per Share of ConnectOne Common Stock
January 17, 2014	$17.54	$39.83	$45.60
May 8, 2014	$18.00	$47.15	$46.80

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CENTER

The following table sets forth selected consolidated financial data for Center for each of the periods and as of the dates indicated. The financial data presented are derived from Center’s audited consolidated financial statements.

	At or for the year ended December 31:
	2013	2012	2011	2010	2009
	(dollars in thousands, except per share data)
Summary of Income Data
Interest income	$57,268	$55,272	$51,927	$48,714	$51,110
Interest expense	11,082	11,776	12,177	14,785	22,645

Net interest income	46,186	43,496	39,750	33,929	28,465
Provision for loan losses	350	325	2,448	5,076	4,597

Net interest income after provision for loan losses	45,836	43,171	37,302	28,853	23,868
Other income	6,851	7,210	7,478	2,472	3,906

Net gains (losses) on sales of investment securities	1,711	2,012	3,634	(1,339)	491
Other expense	25,278	25,197	23,443	24,099	23,057

Income before income tax expenses	27,409	25,184	21,337	7,226	4,717
Income tax expense	7,484	7,677	7,411	222	946

Net income	$19,925	$17,507	$13,926	$7,004	$3,771

Net income available to common shareholders	$19,784	$17,226	$13,106	$6,423	$3,204

Per-Share Data
Weighted average shares outstanding
Basic	16,349,204	16,340,197	16,295,761	15,025,870	13,382,614
Diluted	16,385,692	16,351,046	16,314,899	15,027,159	13,385,416
Earnings per share:
Basic	$1.21	$1.05	$0.80	$0.43	$0.24
Diluted	1.21	1.05	0.80	0.43	0.24
Book value per common share	9.61	9.14	7.63	6.83	6.32
Tangible book value per common share(1)	8.58	8.11	6.60	5.79	5.15
Statement of Financial Condition Data
Investments available for sale	$323,070	$496,815	$414,507	$378,080	$298,124
Investments held to maturity	215,286	58,064	72,233	—	—
Loans held for sale	—	1,491	1,018	333	—
Total loans	960,943	889,672	754,992	708,111	719,606
Allowance for loan losses	10,333	10,237	9,602	8,867	8,711
Goodwill and other intangible assets	16,828	16,858	16,902	16,959	17,028
Total assets	1,673,082	1,629,765	1,432,738	1,207,385	1,195,488
Deposits	1,342,005	1,306,922	1,121,415	860,332	813,705
Borrowings	146,000	146,000	161,000	212,855	269,253
Tangible common stockholders’ equity(1)	140,506	132,583	107,764	94,298	75,102
Stockholders’ equity	168,584	160,691	135,916	120,957	101,749
Operating ratios
Return on average assets	1.22%	1.14%	1.05%	0.59%	0.31%
Average stockholders’ equity to average assets	10.10	9.73	9.83	9.38	7.66
Return on average stockholders’ equity	12.08	11.69	10.73	6.30	4.02
Return on average tangible stockholders’ equity(1)	13.45	13.18	12.33	7.44	4.91
Efficiency ratio(2)	46.94	47.71	52.72	55.14	71.19
Dividends
Cash dividends on common stock	$4,254	$2,778	$1,955	$1,800	$2,434
Dividend payout ratio	21.50%	16.13%	14.92%	28.02%	75.97%
Cash dividends per common shares	$0.28	$0.195	$0.12	$0.12	$0.18
Capital ratios
Tier 1 leverage ratio	9.69%	9.02%	9.29%	9.90%	7.73%

	At or for the year ended December 31:
	2013	2012	2011	2010	2009
	(dollars in thousands, except per share data)
Tier 1 risk-based capital ratio	12.10%	11.39%	12.00%	13.28%	11.43%
Total risk-based capital ratio	12.91	12.22	12.89	14.29	12.44

(1)

Tangible book value, tangible stockholders’ equity and return on average tangible stockholders’ equity are non-GAAP financial measures. See “Center’s Non-GAAP Financial Measures” for a reconciliation of such measures, including the efficiency ratio described below, to data calculated in accordance with generally accepted accounting principles.

(2)

There are various definitions of the efficiency ratio, which constitutes a non-GAAP financial measure. Center defines the efficiency ratio as other expense as a percentage of net interest income on a tax-equivalent basis plus other income, excluding net investment securities gains.

Center’s Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. Center’s management believes that the supplemental non-GAAP information provided in this joint proxy statement and prospectus with respect to Center is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies, including ConnectOne.

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate Center’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents, with respect to Center, a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

	December 31,
	2013	2012	2011	2010	2009
	(dollars in thousands, except per share amounts)
Common shares outstanding	16,369,012	16,347,915	16,332,327	16,289,832	14,572,029

Stockholders’ equity—GAAP	$168,584	$160,691	$135,916	$120,957	$101,749
Less: Preferred stock	11,250	11,250	11,250	9,700	9,619
Less: Goodwill and other intangible assets	16,828	16,858	16,902	16,959	17,028

Tangible common stockholders’ equity Non-GAAP	$140,506	$132,583	$107,764	$94,298	$75,102

Book value per share—GAAP	$9.61	$9.14	$7.63	$6.83	$6.32
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.04	1.17

Tangible book value per share—Non-GAAP	$8.58	$8.11	$6.60	$5.79	$5.15

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing Center’s return on equity excluding the effect of changes in intangible assets on equity. The following table presents, with respect to Center, a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

	For the years ended December 31,
	2013	2012	2011	2010	2009
	(dollars in thousands)
Net income (loss)—GAAP	$19,925	$17,507	$13,926	$7,004	$3,771

Average stockholders’ equity	165,025	149,714	129,838	111,136	93,850
Less: Average goodwill and other identifiable intangible assets	16,842	16,879	16,930	16,993	17,069

Average tangible stockholders’ equity—Non GAAP	$148,183	$132,835	$112,908	$94,143	$76,781

Return on average common stockholders’ equity—GAAP	12.08%	11.69%	10.73%	6.30%	4.02%
Add: Average goodwill and other intangible assets	1.37	1.49	1.61	1.14	0.89

Return on average tangible common stockholders’ equity—Non GAAP	13.45%	13.18%	12.33%	7.44%	4.91%

The following table describes the calculation of Center’s efficiency ratio:

	For the year ended December 31,
	2013	2012	2011	2010	2009
	(dollars in thousands)
Other expense	$25,278	$25,197	$23,443	$24,099	$23,057
Less: Acquisition cost and special items	—	1,494	—	1,021	—

Other expense, excluding special items	$25,278	$23,703	$23,443	$23,078	$22,057

Net interest income (tax equivalent basis)	$48,716	$45,385	$40,626	$34,042	$28,975
Other income, excluding net investment securities gains (losses)	5,140	4,299	3,844	3,811	3,415

Total	$53,856	$49,684	$44,470	$41,853	$32,390

Efficiency ratio	46.94%	47.71%	52.72%	55.14%	71.19%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CONNECTONE

The following table sets forth selected consolidated financial data for ConnectOne for each of the periods and as of the dates indicated. The financial data are derived from ConnectOne’s audited consolidated financial statements.

	Years Ended December 31,
	2013	2012	2011
	(in thousands, except per share data)
Selected Income Statement Data:
Total interest income	$47,303	$40,787	$33,676
Total interest expense	6,476	6,319	6,207

Net interest income	40,827	34,468	27,469
Provision for loan losses	4,575	3,990	2,355

Net interest income after provision for loan losses	36,252	30,478	25,114
Non-interest income	1,202	1,142	1,113
Non-interest expenses	20,651	17,488	15,057

Income before income taxes	16,803	14,132	11,170
Income tax expense	6,533	5,711	4,504

Net income	10,270	8,421	6,666
Dividends on preferred shares	—	354	600

Net income available to common stockholders	$10,270	$8,067	$6,066

Per-Share Data:
Weighted average shares outstanding—
Basic	4,773,954	2,700,722	2,242,085
Diluted	4,919,384	3,196,558	3,063,076
Earnings per share—
Basic	$2.15	$2.99	$2.71
Diluted	2.09	2.63	2.18
Book value per common share	25.48	22.86	17.99
Tangible book value per common share(1)	25.43	22.77	17.87

	At or For the Year Ended December 31,
	2013	2012	2011
Selected Balance Sheet Data:
Total assets	$1,243,228	$929,926	$729,741
Gross loans	1,151,904	848,842	629,371
Allowance for loan losses	15,979	13,246	9,617
Securities available for sale	27,589	19,252	27,435
Goodwill and other intangible assets	260	260	260
Deposits	965,807	769,318	609,421
Tangible common stockholders’ equity(1)	129,868	72,102	40,093
Total stockholders’ equity	130,128	72,362	56,857
Operating ratios:
Return on average assets	0.96%	1.01%	1.00%
Return on average common stockholders’ equity	8.96	14.43	16.19
Return on average tangible common stockholders’ equity(1)	8.98	14.50	16.30
Net interest margin	3.87	4.20	4.21
Efficiency ratio(2)	49.1	49.1	52.9
Capital ratios:
Tier 1 leverage ratio	10.74%	7.84%	7.76%
Tier 1 risk-based capital ratio	11.68	9.26	9.90
Total risk-based capital ratio	12.91	10.52	11.15

(1)

Tangible book value, tangible stockholders’ equity and return on average tangible stockholders’ equity are non-GAAP financial measures. See “ConnectOne’s Non-GAAP Financial Measures” for a reconciliation of such measures, including the efficiency ratio described below, to data calculated in accordance with generally accepted accounting principles.

(2)

There are various definitions of the efficiency ratio, which constitutes a non-GAAP financial measure. ConnectOne defines the efficiency ratio as total non-interest expenses divided by the sum of net interest income and total other income (excluding securities gains/(losses).

ConnectOne’s Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. ConnectOne’s management believes that the supplemental non-GAAP information provided in this joint proxy statement and prospectus with respect to ConnectOne is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies, including Center.

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate ConnectOne’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

	2013	2012	2011
As of December 31,	(dollars in thousands, except per share amounts)
Common shares outstanding	5,106,455	3,166,217	2,243,067

Stockholders’ equity—GAAP	$130,128	$72,362	$56,857
Less: Preferred stock	—	—	(16,504)
Less: Goodwill and other intangible assets	(260)	(260)	(260)

Tangible common stockholders’ equity Non-GAAP	$129,868	$72,102	$40,093

Book value per share-GAAP	$25.48	$22.86	$17.99
Less: Goodwill and other intangible assets	(0.05)	(0.09)	(0.12)

Tangible book value per share—Non—GAAP	$25.43	$22.77	$17.87

“Return on average tangible common stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible common stockholders’ equity. Tangible common stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible common stockholders’ equity measure may be important to investors that are interested in analyzing ConnectOne’s return on equity excluding the effect of changes in intangible assets on equity. The following table presents a reconciliation of average tangible common stockholders’ equity and a reconciliation of return on average tangible common stockholders’ equity for the periods presented.

	2013	2012	2011
For the year ended December 31,	(dollars in thousands)
Net income (loss)—GAAP	$10,270	$8,067	$6,066

Average common stockholders’ equity	114,635	55,894	37,468
Less: Average goodwill and other identifiable intangible assets	(260)	(260)	(260)

Average tangible common stockholders’ equity—Non GAAP	$114,375	$55,634	$37,208

Return on average common stockholders’ equity—GAAP	8.96%	14.43%	16.19%
Add: Average goodwill and other intangible assets	0.02	0.07	0.11

Return on average tangible common stockholders’ equity— Non GAAP	8.98%	14.50%	16.30%

The following table describes the calculation of ConnectOne’s efficiency ratio:

	2013	2012	2011
For the year ended December 31,	(dollars in thousands)
Non-interest expenses	$20,651	$17,488	$15,057

Net interest income (tax equivalent basis)	$40,843	$34,468	$27,469
Other income, excluding net investment securities gains (losses)	1,202	1,142	1,113

Total	$42,045	$35,610	$26,356

Efficiency ratio	49.1%	49.1%	52.9%

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined consolidated financial information about the financial condition and results of operations of Center giving effect to the merger with ConnectOne. The selected unaudited pro forma condensed combined consolidated financial information assumes that the merger will be accounted for under the acquisition method of accounting with Center treated as the accounting acquirer. Under the acquisition method of accounting, the assets and liabilities of ConnectOne, as of the effective date of the merger, will be recorded by Center at their respective estimated fair values and the excess of the merger consideration over the fair value of ConnectOne’s net assets will be allocated to goodwill and other identifiable intangibles, as appropriate.

The following table sets forth the information as if the merger had become effective on December 31, 2013, with respect to financial condition data, and on January 1, 2013 with respect to results of operations data. The selected unaudited pro forma condensed combined consolidated financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, which is included in this joint proxy statement and prospectus under “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.” Under the terms of the merger agreement, which has been approved by both companies’ boards of directors, ConnectOne shareholders will receive a fixed exchange ratio of 2.6 shares of Center common stock for each share of ConnectOne common stock. Upon closing, Center shareholders will own approximately 54% of the combined company’s stock, while ConnectOne shareholders will own approximately 46%.

The selected unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Center and ConnectOne actually been combined at the dates set forth above. The selected unaudited pro forma condensed combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined consolidated financial information included under “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,” the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed combined consolidated financial information, which are described in those notes, are preliminary and may be revised.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data
(Dollars in thousands, except per share amounts)

For the Year Ended December 31, 2013
Pro Forma Net Income Information:
Net interest income	$89,694
Provision for loan losses	4,925
Income before income taxes	45,393
Net income	30,963
Dividends on Preferred Shares	141
Net Income available to common stockholders	30,822

For the Year Ended December 31, 2013
Per Common Share:
Earnings—basic	$1.07
Earnings—diluted	1.06
Cash dividends declared per common share	0.28

At December 31, 2013
Pro Forma Balance Sheet Information:
Loans receivable, net	$2,088,934
Total assets	3,049,063
Deposits	2,311,568
Federal Home Loan Bank advances and other borrowings	287,902
Total stockholders’ equity	423,365

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial information and explanatory notes show the impact on the historical financial positions and results of operations of Center and ConnectOne under the acquisition method of accounting with Center treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of ConnectOne, as of the effective date of the merger, will be recorded by Center at their respective fair values and the excess of the merger consideration over the fair value of ConnectOne’s net assets will be allocated to goodwill and other identifiable intangibles, as appropriate. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2013 is presented as if the merger with ConnectOne had occurred on December 31, 2013. The unaudited pro forma condensed combined consolidated statement of net income for the year ended December 31, 2013 is presented as if the merger had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statement of net income only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed combined consolidated financial statements are preliminary and may be revised. The unaudited pro forma condensed combined consolidated financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined consolidated financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (1) ConnectOne’s balance sheet through the effective time of the merger; (2) the aggregate value of the merger consideration paid if the price of Center’s stock varies from the assumed $19.19 per share; (3) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (4) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The unaudited pro forma condensed combined consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined consolidated financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined consolidated financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined consolidated financial information;

•

Center’s separate audited historical consolidated financial statements and accompanying notes as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 included in Center’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this joint proxy statement and prospectus;

•

ConnectOne’s separate audited historical consolidated financial statements and accompanying notes as of December 31, 2013 and 2012 and for the year ended December 31, 2013, 2012 and 2011 included in ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this joint proxy statement and prospectus; and

•	other information pertaining to Center and ConnectOne contained in or incorporated by reference into this joint proxy statement and prospectus.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
as of December 31, 2013

(in thousands)	Center Bancorp, Inc.	ConnectOne Bancorp, Inc.	Pro Forma Merger Adjustments		Pro Forma Combined
ASSETS:
Cash and cash equivalents	$82,692	$34,366	$—		$117,058
Securities	538,356	28,616	50	A	567,022
Loans held for sale	—	575	—		575
Loans Receivable	960,943	1,151,904	(13,580)	B	2,099,267
Allowance for loan losses	(10,333)	(15,979)	15,979	C	(10,333)

Loans receivable, net	950,610	1,135,925	2,399		2,088,934
Federal Home Loan Bank stock
Investment in restricted stock, at cost	8,986	7,622	—		16,608
Accrued interest receivable	6,802	4,102	—		10,904
Deferred tax asset, net	5,196	7,614	(910)	D	11,900
Premises and equipment, net	13,681	7,526			21,207
Goodwill	16,804	260	122,963	E	140,027
Core deposit intangible	24	—	8,251	F	8,275
Bank owned life insurance	35,734	15,191	—		50,925
Other real estate owned	220	1,303	—		1,523
Due from brokers for investment securities	8,759	—	—		8,759
Other assets	5,218	128	—		5,346

Total assets	$1,673,082	$1,243,228	$132,753		$3,049,063

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES
Deposits	$1,342,005	$965,807	$3,756	G	$2,311,568
Federal Home Loan Bank advances and other borrowings	146,000	137,558	4,344	H	287,902
Accrued expenses and other liabilities	16,493	9,735	—		26,228

Total liabilities	1,504,498	1,113,100	8,100		2,625,698

STOCKHOLDERS’ EQUITY
Common stock and paid-in capital	115,042	99,315	155,466	I	369,823
Preferred Stock	11,250	—	—		11,250
Treasury stock, at cost	(17,078)	—	—		(17,078)
Retained earnings	61,914	30,931	(30,931)	I	61,914
Accumulated other comprehensive loss, net of tax	(2,544)	(118)	118	I	(2,544)

Total stockholders’ equity	168,584	130,128	124,653		423,365

Total liabilities and stockholders’ equity	$1,673,082	$1,243,228	$132,753		$3,049,063

Unaudited Pro Forma Condensed Combined Consolidated Statement of Net Income for the Year
Ended December 31, 2013
(dollars in thousands, except per share data)

	Center Bancorp, Inc.	ConnectOne Bancorp, Inc.	Merger Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$40,132	$46,405	$(674)	J	$85,863
Investments	17,136	795	29	O	17,960
Other earning assets	—	103	—		103

Total interest and dividend income	57,268	47,303	(645)		103,926
Interest expense:
Deposits	5,219	4,798	(1,878)	K	8,139
Borrowed Funds	5,863	1,489	(1,448)	L	5,904
Capital lease	—	189			189

Total interest expense	11,082	6,476	(3,326)		14,232

Net interest income	46,186	40,827	2,681		89,694
Provision of loan losses	350	4,575	—		4,925

Net interest income after provision for loan losses	45,836	36,252	2,681		84,769

Non-interest income
Service charges and fees	1,873	436	—		2,309
Annuities and insurance commissions	489	—	—		489
Net gain (loss) from sale of securities	2,363	—	—		2,363
Loan related fees	839	—	—		839
Net gain from sales of loans	294	239	—		533
BOLI income	1,364	191	—		1,555
Other-than-temporary impairment losses on investment	(652)	—	—		(652)
Other income	281	336	—		617

Total non-interest income	6,851	1,202	—		8,053

Non-interest expenses
Salaries and employee benefits	13,465	10,321	—		23,786
Occupancy and equipment	3,518	3,101	—		6,619
Professional fees	1,415	1,463	—		2,878
Other expenses	6,880	5,766	1,500	M	14,146

Total non-interest income	25,278	20,651	1,500		47,429

Income before income tax expense	27,409	16,803	1,181		45,393
Income tax expense	7,484	6,533	413	N	14,430

Net income	19,925	10,270	768		30,963
Dividends on preferred shares	141	—	—		141

Net income available to common stockholders	$19,784	$10,270	$768		$30,822

Earnings per common share:
Basic	$1.21	$2.15			$1.07
Diluted	1.21	2.09			1.06
Weighted average common shares outstanding:
Basic	16,349,204	4,773,954			28,761,484
Diluted	16,385,692	4,919,384			29,176,090

Note 1—Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting giving effect to the merger involving Center and ConnectOne, with Center as the accounting acquirer. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at December 31, 2013 or the results of operations had the merger been consummated at January 1, 2013, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which is currently expected to be completed in the first half of 2014, provides for the issuance of 13,276,783 shares of Center common stock, based on the number of outstanding shares of ConnectOne at January 17, 2014 and the 2.6:1 exchange ratio. Based on Center’s closing stock price on April 2, 2014, the value of the aggregate merger consideration would be approximately $254.8 million.

Under the acquisition method of accounting, the assets and liabilities of ConnectOne will be recorded at the respective fair values on the merger date. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (1) ConnectOne’s balance sheet through the effective time of the merger; (2) the aggregate value of the merger consideration paid if the price of Center common stock varies from the assumed $19.19 per share; (3) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (4) the underlying values of assets and liabilities if market conditions differ from current assumptions. The following table sets forth the impact on the purchase price, as well as on the good will generated, if the market price increased or decreased by 10%, 20% or 30% from the assumed market price of $19.19 per share.

	-30%	-20%	-10%	Base	10%	20%	30%
Assumed market price of Center common stock	$13.43	$15.35	$17.27	$19.19	$21.11	$23.03	$24.95
Purchase price (in millions)	$178.35	$203.83	$229.30	$254.78	$280.26	$305.74	$331.22
Goodwill (in millions)	$46.5	$72.0	$97.5	$123.0	$148.4	$173.9	$199.4

See Note 4 to the table set forth under “COMPARATIVE SHARE DATA” for information describing the impact on pro forma combined book value per share and equivalent pro forma combined book value per share utilizing the same market price variances set forth above.

The accounting policies of both Center and ConnectOne are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Merger and Integration Costs

The plan to integrate Center’s and ConnectOne’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Center and ConnectOne are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, auditors, attorneys and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Center’s and ConnectOne’s employees, vacating Center’s and ConnectOne’s leased premises, changing information systems, canceling contracts between Center or ConnectOne and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Center or ConnectOne. Center and ConnectOne expect to incur merger-related expenses including or related to system conversion costs, legal fees, accounting fees, investment banking fees, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimate merger-related costs to total approximately $11.1 million on an after-tax basis, comprised of financial and legal advisory fees of $3.6 million, employment contract and severance charges of $3.0 million, termination fees related to redundant systems of $2.6 million, and other, including accounting, proxy solicitation, due diligence and premises costs, of $1.9 million. A significant portion of such costs are expected to be incurred in the years ending December 31, 2014 and 2015. Merger costs are expected to have no material impact on the combined company’s liquidity, while merger costs specifically related to a reduction in staff levels, termination of contracts, and a reduction in operating space requirements are expected to lower operating expenses (see Note 3 below) and therefore improve earnings in future periods. Our statements regarding our estimated merger and integration costs and any cost savings that may be achieved are forward-looking statements, should not be relied upon, and are not reflected in the accompanying pro forma financial information. See “FORWARD-LOOKING INFORMATION.”

Note 3—Estimated Annual Cost Savings

Center and ConnectOne expect to realize approximately $7.0 million in annual pre-tax cost savings following the merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the accompanying pro forma financial information but are expected to come from compensation and benefits, occupancy and equipment, data processing, legal, audit and professional and marketing expenses.

Note 4—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Consolidated Balance Sheet
(In thousands)
(A)	Adjustments to investment portfolio
	To reflect the mark-up on the fair value premium on securities held-to-maturity investment, which was based on broker quotes:
	Amortized cost	$1,027
	Fair value	1,077

	Adjustment	$50

(B)	Adjustment to loans

Adjustments (B) and (C) reflect the elimination of ConnectOne’s historical allowance for loan losses of approximately $16.0 million and the recording of a fair value discount of $13.6 million on the loan portfolio. The fair value discount was calculated by forecasting cash flows over the expected remaining life of each loan and discounting those cash flows to present value using current market rates for similar loans. Forecasted cash flows include an estimate of lifetime credit losses on the loan portfolio, which resulted in a credit mark of approximately $17.0 million, and reflect the difference between contractual interest rates and current market rates for similar loans, which resulted in an interest rate mark of approximately $3.4 million.

		$(16,952)
		3,372

		$(13,580)

(C)	Adjustment to allowance for loan losses
	To remove ConnectOne’s allowance at the merger date as the credit risk is contemplated in the fair value adjustment in adjustment B above.	$15,979

(D)	Adjustments to deferred tax assets

Consolidated Balance Sheet
(In thousands)
	Adjustments reflect the tax impact of pro forma acquisition accounting fair value adjustments using the federal statutory rate of 35%:
	Adjustment to loans—expected credit losses	$16,952
	Adjustment to loans—interest rate mark	(3,372)
	Adjustment to allowance for loan losses	(15,979)
	Adjustments to core deposit intangible, net	(8,251)
	Adjustments to investment securities	(50)
	Adjustment to deposits	3,756
	Adjustment to borrowed funds	4,344

	Subtotal for fair value adjustments	(2,600)

	Calculated deferred taxes at Center’s estimated federal statutory rate of 35%	$(910)

(E)	Adjustments to goodwill, net

Goodwill represents the excess of the purchase price over the fair value of acquired net assets. The purchase price will not be finalized until the merger is completed and will be based on the share price of Center common stock on that date.

	Elimination of ConnectOne goodwill	$(260)
	Goodwill	123,223

	Net goodwill	$122,963

(F)	Adjustments to core deposit intangible, net
	Adjustments reflect the fair value of the acquired core deposit intangible. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit accounts, money market accounts and savings accounts.	$8,251

(G)	Adjustment to time deposits
	Adjustment reflects the fair value premium on time deposits, which was calculated by discounting future contractual payments at a current market interest rate.	$3,756

(H)	Adjustment to borrowed funds
	Adjustment reflects the fair value premium on FHLB advances, which was calculated by discounting future contractual payments at current market interest rates.	$4,344

(I)	Adjustments to stockholders equity
	To eliminate ConnectOne equity accounts	(130,128)
	To replace ConnectOne common stock with Center common stock.	254,781

		$124,653

Statements of Net Income (In thousands)		Year Ended 12/31/2013
(J)	Adjustment to loan interest income
	To reflect the amortization of loan premium from interest rate fair value adjustment; amortization on a level yield basis over the expected remaining average life of existing loans at December 31, 2013 which is approximately five years.	$(674)

(K)	Adjustment to deposit interest expense
	To reflect the amortization of time deposit premium from interest rate fair value adjustment; amortization on a level yield basis over the remaining term of existing time deposits at December 31, 2013 which is approximately two years.	$(1,878)

(L)	Adjustment to borrowing interest expense
	To reflect the amortization of borrowing premium from interest rate fair value adjustment; amortization on a level yield basis over the remaining term of borrowings existing at December 31, 2013 which is approximately three years.	$(1,448)

Statements of Net Income (In thousands)		Year Ended 12/31/2013
(M)	Adjustments to other non-interest expense
	To reflect the amortization of acquired identifiable intangible assets using a 10- year amortization period and using the sum-of-the-years-digits method of amortization	$1,500

(N)	Adjustment to income tax provision
	To reflect the income tax effect of pro forma adjustments at 35%	$413

(O)	Adjustment to Investments
	Current unrealized loss on AFS securities portfolio	$(195)
	Current unrealized gain on HTM securities portfolio	50

		$(145)

To reflect amortization of discount on investments security portfolio using straight line method with an average life of 5.0 years	$29

Note 5—Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined consolidated financial information reflects the issuance of 13,276,783 shares of Center common stock totaling approximately $254.8 million. The merger will be accounted for using the acquisition method of accounting. Center’s cost to acquire ConnectOne will be allocated to the assets (including identifiable intangible assets) and liabilities of ConnectOne at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

Preliminary Purchase Accounting Allocation (In thousands)	December 31, 2013
Total pro forma purchase price	$254,781

Fair value of assets acquired:
Cash and cash equivalents	34,366
Securities	28,666
Loans held for sale	575
Loans receivable, net	1,138,324
Core deposit intangibles	8,251
Investment in restricted stock	7,622
Bank owned life insurance	15,191
Premises and equipment	7,526
Other real estate owned	1,303
Accrued interest receivable	4,102
Deferred tax asset	6,704
Other assets	128

Total	1,252,758

Fair value of liabilities assumed:
Deposits	969,563
Advances from Federal Home Loan Bank and other borrowings	141,902
Accrued expenses and other liabilities	9,735

Total	1,121,200

Fair value of net assets acquired	131,558

Goodwill	123,223
Elimination of ConnectOne goodwill	(260)

Net goodwill	$122,963

COMPARATIVE PER SHARE DATA

We have set forth below information concerning earnings, cash dividends declared and book value per share for ConnectOne and Center on both historical and pro forma combined bases and on a per share equivalent pro forma basis for ConnectOne. The pro forma combined diluted earnings of Center common stock is based on the pro forma combined net income of Center and ConnectOne, divided by total pro forma diluted common shares of the combined entity. The pro forma net income includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. Pro forma combined cash dividends declared per share reflect Center’s cash dividends declared in 2013. Book value per share for the pro forma combined presentation is based upon outstanding shares of Center common stock, adjusted to include the estimated number of shares of Center common stock to be issued in the merger for outstanding shares of ConnectOne common stock at the time the merger is completed, excluding stock options. The per share equivalent pro forma combined data for shares of ConnectOne common stock reflects the conversion of 100% of the outstanding shares of ConnectOne common stock into shares of Center common stock based upon the exchange ratio of 2.6 shares of Center common stock for each share of ConnectOne stock. The pro forma and pro forma equivalent data does not take into account any cost savings, revenue enhancements or synergies that may be achieved as a result of the merger. The following information is not necessarily indicative of future results. You should read the information set forth below in conjunction with the respective financial statements of Center and ConnectOne incorporated by reference in this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 159.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2013 in the case of the book value data, and as if the merger had been effective as of January 1, 2013 in the case of the earnings per share and the cash dividends data. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Center and ConnectOne’s management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of any factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of ConnectOne will be reflected in the consolidated financial statements of Center on a prospective basis.

As for the Year Ended December 31, 2013
CENTER—HISTORICAL
Earnings per share—diluted	$1.21
Cash dividends declared per share	0.28
Book value per common share	9.61
CONNECTONE—HISTORICAL
Earnings per share—diluted	$2.09
Cash dividends declared per share	—
Book value per share	25.48
CENTER and CONNECTONE—PRO FORMA COMBINED
Earnings per share—diluted(1)	$1.06
Cash dividends declared per share(2)	0.28
Book value per common share(4)	13.90
EQUIVALENT PRO FORMA COMBINED PER SHARE OF CONNECTONE COMMON STOCK(3)
Earnings per share—diluted	$2.76
Cash dividends declared per share	0.73
Book value per share(4)	36.14

(1)	Pro forma combined earnings per share data excludes the impact of anticipated cost savings and potential revenue enhancements that may be realized through the merger.

(2)	Pro forma combined cash dividends declared are based upon Center’s historical amounts.

(3)	Calculated by multiplying pro forma combined per share amounts by the exchange ratio of 2.6:1.

(4)

Pro forma combined book value per share and its pro forma equivalent are impacted by the market price of the Center common stock. The tables set forth above reflect pro forma combined book value per common share and the pro forma equivalent on the basis of the closing market price of the Center common stock on April 2, 2014 ($19.19 per share). The following table shows the impact on pro forma combined book value per common share and the pro forma equivalent if the market price of Center common stock increased or decreased by 10%, 20% or 30%:

	-30%	-20%	-10%	Base	10%	20%	30%
Assumed market price of Center common stock	$13.43	$15.35	$17.27	$19.19	$21.11	$23.03	$24.95
Book value per common share:
Center and ConnectOne—Pro Forma Combined	$11.32	$12.18	$13.04	$13.90	$14.76	$15.62	$16.48
Equivalent pro forma combined per share of ConnectOne common stock	$29.43	$31.67	$33.90	$36.14	$38.38	$40.61	$42.85

RISK FACTORS

By approving the merger, ConnectOne shareholders will be investing in Center’s common stock and Center’s shareholders, as well as ConnectOne shareholders, will be approving a dilution in their percentage ownership. An investment in Center’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately following this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks pertaining to the proposed merger

Since the exchange ratio is fixed, ConnectOne shareholders are at risk in the event that the market price of Center’s common stock declines prior to the consummation of the merger.

The number of shares that Center will issue for each share of ConnectOne common stock to be converted into Center common stock is fixed at 2.6. If the market price of Center’s common stock declines, the market value of the stock consideration that ConnectOne shareholders will receive will decline. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the business, operations and prospects of Center and ConnectOne and regulatory considerations. Many of these factors are beyond our control. The merger is not expected to close until the second or third calendar quarter of 2014. Moreover, ConnectOne shareholders can expect that there will be some delay after the merger is consummated before they will receive their Center stock certificates. Thus, ConnectOne shareholders will be subject to the risk of market declines in the value of Center common stock for a substantial period of time. As a result, ConnectOne’s shareholders are urged to obtain current market quotations for Center common stock.

The market price of the combined company’s common stock after the merger may be affected by factors different from those affecting the shares of ConnectOne or Center currently.

Upon completion of the merger, holders of ConnectOne common stock will become holders of Center common stock, although Center’s name will change to ConnectOne Bancorp, Inc. Center’s business differs in certain respects from that of ConnectOne, and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of ConnectOne and Center. For a discussion of the businesses of ConnectOne and Center, see the documents incorporated by reference in this joint proxy statement and prospectus and referred to under “WHERE YOU CAN FIND MORE INFORMATION.”

Shareholders of both ConnectOne and Center will have less influence as shareholders of the combined company than as a shareholder of their separate companies prior to the completion of the merger.

The shareholders of ConnectOne currently have the right to control ConnectOne through their ability to elect the board of directors of ConnectOne and to vote on other matters affecting ConnectOne. The merger will transfer control of ConnectOne to Center. After completion of the merger, former ConnectOne shareholders will own approximately 46% of the combined company’s outstanding common stock (excluding stock options). Consequently, the former ConnectOne shareholders will exercise less influence over the management and policies of the combined company than they currently exercise over the management and policies of ConnectOne.

The shareholders of Center will also experience a decline in their influence. Presently, they have the right to control Center through their ability to elect the board of directors of Center and to vote on other matters affecting Center. As a result of the merger, the existing shareholders of Center will own approximately 54% of the combined company’s outstanding common stock (excluding stock options). Further, ConnectOne’s Chief Executive Officer and Chief Financial Officer will become the Chief

Executive Officer and Chief Financial Officer of the combined holding company and the combined bank. Consequently, while the existing shareholders of Center will continue to own a majority of the outstanding shares of the combined company and thus will continue to have the ability to control the vote on most matters submitted to the shareholders of the combined company, the extent of the existing Center shareholders’ influence over the management and policies of the combined company will be less than their current influence over the management and policies of Center.

If the combined company does not successfully integrate ConnectOne Bank and Union Center National Bank, or if the combined company does not successfully integrate any other banks that the combined company may acquire in the future, the combined company may be adversely affected.

If the merger of ConnectOne into Center, and the merger of Union Center National Bank into ConnectOne Bank, are completed, it will be essential that management integrate the two entities’ cultures, business, operations and systems. If the combined company makes additional acquisitions in the future, the combined company will also need to integrate the acquired entities into its then existing business, operations and systems. The combined company may experience difficulties in accomplishing this integration or in effectively managing the combined company after the mergers with ConnectOne and ConnectOne Bank, and after any future acquisition. Any actual cost savings or revenue enhancements that the combined company may anticipate from the merger or from future acquisitions will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the combined company’s control, and we cannot assure you that if the mergers are consummated or if the combined company makes any additional acquisitions in the future, it will be successful in integrating those businesses.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Center and ConnectOne must obtain approvals from, or provide notice to, the Federal Reserve Board, the FDIC and the New Jersey Department of Banking and Insurance. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. FDIC approval has been received, and the other approvals are pending.

Future acquisitions by the combined company could dilute your ownership of the combined company and may cause the combined company to become more susceptible to adverse economic events.

While both Center and ConnectOne have grown principally by organic growth as opposed to acquisitions, it is possible that the combined company may make investments in banks and other complementary businesses with its common stock in the future. The combined company may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in the combined company. Future business acquisitions could be material to the combined company, and the degree of success achieved in acquiring and integrating these businesses into the combined company could have a material effect on the value of the combined company’s common stock. In addition, any such acquisition could require the combined company to use substantial cash or other liquid assets or to incur debt. In those events, the combined company could become more susceptible to economic downturns and competitive pressures.

Failure to complete the merger could severely disadvantage ConnectOne and Center.

In order to complete the merger, ConnectOne and Center must each focus on meeting all merger conditions. If for any reason the merger does not occur, that failure could adversely affect each party’s business and could make it difficult for either party to attract other acquisition partners in the future.

If the merger has not occurred by January 20, 2015, either Center or ConnectOne is generally free to choose not to proceed with the merger.

Either Center or ConnectOne may terminate the merger agreement if the merger has not been completed by January 20, 2015, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although Center and ConnectOne expect to close the merger in the second or third quarter of 2014, there can be no assurance that all conditions to the merger will have been satisfied or, if applicable, waived by January 20, 2015.

The unaudited pro forma condensed combined consolidated financial statements presented in this document are based on estimated merger accounting adjustments which may differ materially from the actual adjustments to be recorded as of the date of consummation of the merger.

The unaudited pro forma condensed combined consolidated financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what the actual financial condition or results of operations of the resulting company would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to record ConnectOne’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ConnectOne as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS” beginning on page 30.

The expected benefits of the merger may not be realized if the combined company does not achieve certain cost savings and other benefits.

The expectation by the management teams of Center and ConnectOne that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

The officers and directors of Center and ConnectOne may have conflicts of interest and will receive benefits in the merger that other shareholders of Center and ConnectOne will not receive.

Center’s and ConnectOne’s directors and executive officers may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other shareholders of Center and ConnectOne will not receive. See “THE MERGER—Interests of Management and Others in the Merger” beginning on page 90. Both boards of directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

The contractual obligation requiring Lawrence B. Seidman, Center’s largest shareholder, to reduce his beneficial ownership to 4.99% of the outstanding shares of the combined company’s common stock may depress the market price of the combined company’s common stock when those shares are sold.

Lawrence B. Seidman, a Center director and Center’s largest shareholder, has entered into a Voting and Sell Down Agreement with ConnectOne pursuant to which he has agreed, among other things, to sell a sufficient number of shares of Center common stock (including the common stock of the combined company) such that, by the one year anniversary of the Effective Time, he has reduced his beneficial ownership down to 4.99% of the outstanding common stock of the combined company. We estimate that it will be necessary for Mr. Seidman to sell approximately 2,343,000 shares by that time. Mr. Seidman’s obligation to sell these shares, as well as the actual sale of these shares, may depress the market price of the common stock of Center before the Effective Time and the common stock of the combined company after the Effective Time.

Center and ConnectOne will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Center or ConnectOne. These uncertainties may impair Center’s or ConnectOne’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Center or ConnectOne to seek to change existing business relationships with Center or ConnectOne. Retention of certain employees by Center or ConnectOne may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Center or ConnectOne. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Center or ConnectOne, Center’s business or ConnectOne’s business could be harmed. In addition, subject to certain exceptions, each of Center and ConnectOne has agreed to operate its business in the ordinary course, consistent with past practices, prior to closing. This could prohibit Center or ConnectOne from taking advantage of a new business opportunity prior to consummation of the merger. See “THE MERGER—Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Center and ConnectOne.

The termination fee and other restrictions on solicitation contained in the merger agreement may deter potential acquirers.

The merger agreement prohibits Center and ConnectOne from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. See THE MERGER—Termination.” The merger agreement also provides that Center or ConnectOne must pay a termination fee of $10,000,000 and expenses of up to $500,000 if the merger agreement is terminated under certain circumstances, including involving such party’s failure to abide by certain obligations not to solicit acquisition proposals. See “THE MERGER—Termination Fees.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Center or ConnectOne from considering or proposing such an acquisition.

ConnectOne’s shareholders do not have dissenters’ or appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under New Jersey law, holders of ConnectOne common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of ConnectOne common stock.

Risks pertaining to the Businesses of Center and ConnectOne

Center’s Annual Report on Form 10-K for the year ended December 31, 2013 and ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2013 contain information regarding the risk factors facing each of our companies and each of our bank subsidiaries. That information is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

The fairness opinions issued to the boards of directors of ConnectOne and Center present conclusions as of the dates that they were rendered and have not been updated since their respective times of issuance.

The fairness opinions delivered to the boards of directors of ConnectOne and Center, as set forth in Annexes B and C to this joint proxy statement and prospectus, present conclusions as of the date on which they were issued. These fairness opinions have not been updated and there is no intention or requirement to request any such update.

FORWARD-LOOKING INFORMATION

This joint proxy statement and prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the consolidated financial condition, results of operations and business of ConnectOne and Center. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by us under the caption “RISK FACTORS” and elsewhere in this document, the following factors, among others, could cause Center’s or ConnectOne’s actual results to differ materially and adversely from our forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Center and ConnectOne shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Center and ConnectOne businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in Center’s stock price before closing, including as a result of the financial performance of ConnectOne prior to closing; the reaction to the transaction of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and other factors referenced in Center’s Annual Report on Form 10-K for the year ended December 31, 2013 or ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2013. Risks pertaining directly to the merger are described under “RISK FACTORS” beginning on page 39 of this joint proxy statement and prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results could differ materially from those expressed or implied by such statements. You should not place undue reliance on such statements. These statements speak only as of the date of this joint proxy statement and prospectus or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Center or ConnectOne or any person acting on their behalf made after the date of this joint proxy statement and prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Center nor ConnectOne undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement and prospectus or to reflect the occurrence of unanticipated events.

THE MEETINGS

When and Where the Annual Meetings will be Held

ConnectOne will hold its annual meeting of shareholders at ConnectOne’s Headquarters, 301 Sylvan Avenue, Engelwood Cliffs, New Jersey 07632, commencing at 8:30 a.m., local time, on June 24, 2014.

Center will hold its annual meeting of shareholders at the Park Avenue Club, 184 Park Avenue, Florham Park, New Jersey 07932, commencing at 11:00 a.m., local time, on June 24, 2014.

What will be Voted on at the Shareholders’ Meetings

At the ConnectOne annual meeting, ConnectOne shareholders will consider and vote on proposals to do the following:

1. To approve the merger agreement, which provides for:

•	the merger of ConnectOne with and into Center; and

•	the automatic conversion of all of the outstanding capital stock of ConnectOne into shares of Center common stock.

2. To approve a proposal to adjourn the ConnectOne meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.

3. To elect three directors, one of whom will serve as a ConnectOne director from the date of the meeting until the earlier of the closing of the merger or the expiration of his term and two of whom will serve as ConnectOne directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the next annual meeting of the combined company’s shareholders, as set forth in this joint proxy statement and prospectus.

4. To ratify the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014.

5. To transact such other business as shall properly come before the annual meeting.

At the Center annual meeting, Center shareholders will consider and vote on proposals to do the following:

1. To approve the merger agreement, which provides for:

•	the merger of ConnectOne with and into Center; and

•	the automatic conversion of all of the outstanding capital stock of ConnectOne into shares of Center common stock.

2. To approve the adoption of an amended and restated certificate of incorporation that, among other things, provides for the following, effective upon consummation of the merger:

•	an increase in the number of shares of common stock that Center is authorized to issue from 25,000,000 shares to 50,000,000 shares; and

•	the change of Center’s name to ConnectOne Bancorp, Inc.

3. To approve a proposal to adjourn the Center meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.

4. To elect nine directors, three of whom will serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and six of whom will serve as Center directors from the date of the meeting until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, will serve as directors of the combined company until the expiration of their terms, as set forth in this joint proxy statement and prospectus.

5. To ratify the appointment of BDO USA, LLP as Center’s independent registered public accounting firm for 2014.

6. To approve, on an advisory basis, compensation payable under existing agreements that certain of Center’s officers will receive from Center and Union Center National Bank as a result of the merger.

7. To approve, on an advisory basis, the executive compensation of Center’s named executive officers as described in this joint proxy statement and prospectus.

8. To transact such other business as shall properly come before the annual meeting.

Shareholders Entitled to Vote

ConnectOne has set May 9, 2014 as the record date to determine which ConnectOne shareholders will be entitled to vote at the annual meeting. Only ConnectOne shareholders at the close of business on this record date will be entitled to vote at the annual meeting. As of the record date, there were 5,035,775 shares of ConnectOne common stock outstanding and entitled to be voted at the annual meeting, held by approximately 350 shareholders of record. Each holder of shares of ConnectOne common stock outstanding on the record date will be entitled to one vote for each share held of record.

Center has set May 9, 2014 as the record date to determine which Center shareholders will be entitled to vote at the annual meeting. Only Center shareholders at the close of business on this record date will be entitled to vote at the annual meeting. As of the record date, there were 16,401,762 shares of Center common stock outstanding and entitled to be voted at the annual meeting, held by approximately 496 shareholders of record. Each holder of shares of Center common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum at each of the shareholder meetings, a majority of the total outstanding shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy.

We will count as present at each of the shareholders’ meetings, for purposes of determining the presence or absence of a quorum:

•	shares of common stock held by persons attending the shareholders’ meeting, whether or not they are voting, and

•

shares of common stock for which the applicable company has received proxies, including proxies with respect to which holders of those shares have abstained from voting or for which there are broker non votes.

Vote Required; Voting Agreements

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of ConnectOne common stock outstanding on the record date. Each holder of shares of ConnectOne common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.

As for the other matters to be considered at the ConnectOne annual meeting, provided that a quorum is present, directors will be elected by plurality vote and approval of the other ConnectOne proposals will require the affirmative vote of a majority of the votes cast with respect to each proposal. For purposes of determining the votes cast with respect to these matters (but not the approval of the merger agreement, as described above), only those votes cast “for” or “against” are included. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least two thirds of the shares of Center common stock outstanding on the record date. Approval of the merger agreement by shareholders of Center is required by New Jersey law, Center’s certificate of incorporation and applicable Nasdaq regulations. Each holder of shares of Center common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement

As for the other matters to be voted on at Center’s annual meeting, assuming a quorum is present, directors will be elected by a plurality vote, and approval of the other proposals to be considered at the Center annual meeting (the Center restated certificate proposal, the Center adjournment proposal, the Center auditor proposal, the Center say on merger compensation proposal and the Center say on pay proposal) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

The directors and chief financial officer of ConnectOne have agreed with Center to vote all shares of ConnectOne common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger. Such persons have also agreed to vote against any competing proposal, and they have also agreed not to transfer their shares until the annual meeting has been completed. On the ConnectOne record date, such persons had sole or shared voting power over 664,209 shares of ConnectOne common stock, or approximately 13.2% of the shares of ConnectOne common stock outstanding on the record date. These figures exclude shares subject to stock options, include restricted shares and exclude shares subject to performance units.

Likewise, the directors and chief financial officer of Center have agreed with ConnectOne to vote all shares of Center common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger. Such persons have also agreed to vote against any competing proposal and not to transfer their shares until the annual meeting has been completed. On the Center record date, such persons had sole or shared voting power over 4,550,520 shares of Center common stock, or approximately 27.7% of the shares of Center common stock outstanding on the record date. These figures exclude shares subject to stock options and include restricted shares.

Voting Your Shares

The ConnectOne board of directors is soliciting proxies from the ConnectOne shareholders and the Center board of directors is soliciting proxies from the Center shareholders. This will give you an opportunity to vote at the applicable shareholders’ meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:

•	FOR approval of the ConnectOne merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the ConnectOne adjournment proposal; in other words, FOR the proposal to adjourn the ConnectOne shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the ConnectOne director proposal; in other words, FOR the election of Board nominee Frank Cavuoto to serve as a ConnectOne director until the earlier of the closing of the merger or the expiration of his term and FOR the election of Board nominees Frank Huttle III and Joseph Parisi, Jr. to serve as ConnectOne directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, to serve as directors of the combined company until the next annual meeting of the combined company’s shareholders; and

•	FOR approval of the ConnectOne auditor proposal; in other words, FOR ratification of the appointment of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014.

If you are a Center shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:

•	FOR approval of the Center merger proposal; in other words, FOR the merger and the merger agreement;

•

FOR approval of the Center restated certificate proposal; in other words, FOR approval of Center’s amended and restated certification of incorporation that, among other things, increases the number of authorized shares of Center common stock from 25,000,000 to 50,000,000 and changes Center’s name to ConnectOne Bancorp, Inc.;

•

FOR approval of the Center adjournment proposal; in other words, FOR the proposal to adjourn the Center shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger;

•

FOR approval of the Center director proposal; in other words, FOR the election of Board nominees Alexander Bol, Lawrence B. Seidman and Anthony C. Weagley to serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and for Board nominees Frederick Fish, Howard Kent, Nicolas Minoia, Harold Schechter, William Thompson and Raymond Vanaria to serve as Center directors until the earlier of the closing of the merger or the expiration of their terms and, after the consummation of the merger, as directors of the combined company until the expiration of their terms;

•	FOR approval of the Center auditor proposal; in other words, FOR ratification of the appointment of BDO USA, LLP as Center’s independent auditors;

•

FOR nonbinding advisory approval of the Center say on merger compensation proposal; in other words, FOR compensation to certain Center and ConnectOne executive officers (estimated to be an aggregate of $4,153,032 with respect to Center’s executive officers and an aggregate of $3,061,751 with respect to ConnectOne’s executive officers, calculated in accordance with SEC guidelines) triggered by the merger, as described in this joint proxy statement and prospectus; and

•

FOR nonbinding advisory approval of the Center say on pay proposal; in other words, FOR the compensation paid to Center’s named executive officers with respect to the year ended December 31, 2013, as described in this joint proxy statement and prospectus.

If you sign a proxy, you may revoke it by written notice to the Secretary of ConnectOne or Center, as the case may be, at any time before it is voted at the applicable annual meeting.

If you hold your shares in “street name,” only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them with respect to most matters, including the ConnectOne merger proposal, the Center merger proposal and the Center restated certificate proposal.

ConnectOne and Center shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the applicable annual meeting.

Please take a moment to read the instructions for ConnectOne or Center shareholders, as applicable, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the ConnectOne merger proposal, FOR approval of the ConnectOne adjournment proposal, FOR approval of the ConnectOne director proposal and FOR approval of the ConnectOne auditor proposal. As stated above, if you are a Center shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the Center merger proposal, FOR approval of the Center restated certificate proposal, FOR approval of the Center adjournment proposal, FOR approval of the Center director proposal, FOR approval of the Center auditor proposal, FOR approval of the Center say on merger compensation proposal and FOR approval of the Center say on pay proposal.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of ConnectOne, use a touch-tone telephone to call toll-free 1-855-658-0968 and follow the instructions. If you wish to vote by telephone and you are a shareholder of record of Center, use a touch-tone telephone to call toll-free 1-800-690-6903 and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of ConnectOne, you can access the web page at http://www.rtcoproxy.com/cnob and follow the on-screen instructions. If you wish to vote through the Internet and you are a shareholder of record of Center, you can access the web page at http://www.proxyvote.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of ConnectOne is 3:00 a.m., local time, on the date of the annual meeting. The deadline for voting by telephone or through the Internet as a shareholder of record of Center is 11:59 p.m., local time, on the date immediately preceding the date of the annual meeting. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Center or ConnectOne annual meeting and hold your shares in your name, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you attend the Center or ConnectOne annual meeting, you may vote in person by following the voting instructions provided by your broker or other nominee.

Changing Your Vote

ConnectOne

As a ConnectOne shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Any ConnectOne shareholder may revoke a proxy at any time before or at the ConnectOne annual meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the annual meeting, to Laura Criscione, Corporate Secretary; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A ConnectOne shareholder should send any written notice of revocation or subsequent proxy to ConnectOne Bancorp, Attention: Laura Criscione, Corporate Secretary, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, or hand deliver the notice of revocation or subsequent proxy to Laura Criscione before the taking of the vote at the ConnectOne annual meeting. Attendance at the ConnectOne annual meeting will not by itself constitute a revocation of a proxy.

Center

As a Center shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Any Center shareholder may revoke a proxy at any time before or at the annual meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Center annual meeting, to Joseph D. Gangemi, Corporate Secretary of Center; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Center shareholder should send any written notice of revocation or subsequent proxy card to Center Bancorp, Inc., Attention: Joseph D. Gangemi, Corporate Secretary, 2455 Morris Avenue, Union, New Jersey 07083, or hand deliver the notice of revocation or subsequent proxy card to Mr. Gangemi before the taking of the vote at the annual meeting. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

The solicitation of proxies for the Center annual meeting is made on behalf of the Center board of directors. The solicitation of proxies for the ConnectOne meeting is made on behalf of the ConnectOne board of directors. ConnectOne and Center will each pay the costs of soliciting proxies with respect to their separate meetings. In addition to solicitation by mail, directors, officers and employees acting on behalf of ConnectOne or Center may solicit proxies for the annual meetings in person or by telephone, telegraph, facsimile or other means of communication. ConnectOne and Center will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

ConnectOne and Center will each make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and ConnectOne and Center will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

ConnectOne has retained D.F. King, at an estimated cost of $15,000 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. ConnectOne also has agreed to indemnify D.F. King against certain liabilities in connection with this proxy solicitation.

Center has retained D.F. King, at an estimated cost of $20,000 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. Center also has agreed to indemnify D.F. King against certain liabilities in connection with this proxy solicitation.

Principal Shareholders

ConnectOne is not aware of any shareholder who beneficially owned more than five percent of ConnectOne’s common stock as of April 30, 2014.

Set forth below is the name and address of each shareholder of Center known by Center to have beneficially owned more than five percent of Center’s common stock as of April 30, 2014, along with the number of shares of Center common stock believed to be owned by such shareholder on such date and such shareholder’s percentage ownership, based on filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lawrence B. Seidman	3,835,304 shares(1	)(2)	23.4%

(1)

Based on information provided by Mr. Seidman in the Voting and Sell Down Agreement, together with shares purchased subsequent to the date of that agreement upon the reinvestment of dividends under Center’s dividend reinvestment plan. Represents shares held by or on behalf of Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Broad Park Investors, LLC, Chewy Gooey Cookies, LP, LSBK06-08, L.L.C., Lawrence Seidman, clients of Lawrence Seidman, CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P. and 2514 Select Fund, L.P. Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, LLC and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Mr. Seidman also has an address of 19 Veteri Place, Wayne, New Jersey 07470. Broad Park Investors, L.L.C. and Chewy Gooey Cookies, L.P. have an address of 80 Main Street, West Orange, New Jersey 07052. CBPS, L.L.C. has an address of One Rockefeller Plaza, New York, NY 10020, and 2514 Multi-Strategy Fund, L.P. and 2514 Select Fund, L.P. have an address of 15310 Amberly Drive, Suite 220 Tampa, Florida 33647.

(2)

For purposes of this table, beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

Lawrence B. Seidman, a director of the Company, has entered into a Voting and Sell Down Agreement with ConnectOne pursuant to which he has agreed, among other things, to vote all of the above-mentioned shares in favor of the Center merger proposal. See “THE MERGER—Interests of Management and Others in the Merger.”

CENTER AND CONNECTONE PROPOSAL 1

The shareholders of ConnectOne and Center will each be voting upon a proposal to approve the merger and the merger agreement. Information about the merger and the merger agreement is presented below under “THE MERGER” and elsewhere in this joint proxy statement and prospectus.

THE MERGER

Introduction

The following information describes the material terms and provisions of the merger and the merger agreement. This description is not intended to cover every detailed aspect of the merger and the merger agreement. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement and prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

The merger agreement provides that ConnectOne will merge with and into Center, with Center as the surviving corporation in the merger, which we refer to as the merger or the holding company merger. Immediately after the holding company merger, Union Center National Bank will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the merger, which we refer to as the bank merger.

ConnectOne shareholders will receive 2.6 shares of Center common stock for each share of ConnectOne common stock that they owned immediately prior to the consummation of the merger. The exchange ratio will be adjusted proportionately if Center or ConnectOne makes any stock splits, stock dividends or similar distributions prior to the closing of the merger, although no such action is anticipated. The 2.6:1 exchange ratio is not otherwise subject to adjustment.

Center will not issue any fractions of a share of common stock. Rather, Center will pay cash (without interest) for any fractional share interest any ConnectOne shareholder would otherwise receive in the merger. All shares of ConnectOne common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

The parties will not be able to consummate the merger unless the Center shareholders also approve the adoption of an amended and restated certificate of incorporation at the Center annual meeting. A copy of the amended and restated certificate of incorporation is attached to this joint proxy statement and prospectus as Annex J and is incorporated by reference into this joint proxy statement and prospectus. When filed concurrently with the filing of a certificate of merger with the New Jersey Department of the Treasury, the amended and restated certificate of incorporation will change Center’s name to ConnectOne Bancorp, Inc. and will increase the number of shares of Center common stock that the combined company is authorized to issue from 25,000,000 shares to 50,000,000 shares.

The boards of directors of ConnectOne and Center have unanimously approved the merger agreement and believe that the merger is in the best interests of their respective shareholders. The board of directors of Center has also unanimously approved the amended and restated certificate of incorporation and believes that its adoption is also in the best interests of Center’s shareholders. The ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote FOR the merger agreement and the merger and the Center board of directors unanimously recommends that Center shareholders vote FOR the merger agreement, the merger and the amended and restated certificate of incorporation.

ConnectOne stock options that are outstanding when the merger is completed will be converted into options to purchase the number of shares of Center common stock that the option holder would have received had such option holder exercised his or her option prior to the effective time of the merger and had all of his or her ConnectOne shares converted into Center common stock. All

ConnectOne restricted shares, ConnectOne performance units and Center restricted shares will fully vest upon consummation of the merger. The merger will have no effect on Center stock options.

The directors and certain executive officers of ConnectOne have interests in the merger as directors or executive officers that are different from the interests of ConnectOne’s shareholders in general. Likewise, the directors and certain executive officers of Center have interests in the merger as directors or executive officers that are different from the interests of Center’s shareholders in general. See “—Interests of Management and Others in the Merger” beginning on page 90. These interests were considered by ConnectOne’s board of directors and Center’s board of directors before approving and recommending the merger.

Background of the Merger

Both ConnectOne and Center have undergone significant transformations over the past seven years. Founded in 2005, ConnectOne grew its total assets from $179.8 million at December 31, 2006 to $1.2 billion at December 31, 2013 and grew its total deposits from $158.9 million to $965.8 million over the same timeframe. Center grew its total assets from $1.1 billion at December 31, 2006 to $1.7 billion at December 31, 2013 and grew its total deposits from $726.8 million to $1.3 billion over the same period. Concurrent with the appointment of Anthony Weagley as Center’s Chief Executive Officer and the election of Lawrence Seidman to the Center board of directors in 2007, Center re-aligned its corporate strategy to focus on generating earnings and core banking growth. Over a period of years, Center also changed the composition of its board, with the goal of expanding its relationships with the New Jersey business community. While ConnectOne focused primarily on organic growth, in recent years Center has entertained a targeted external growth approach. In 2012, Center acquired certain assets and liabilities of Saddle River Valley Bank for $10.3 million and also considered other similarly sized acquisition possibilities.

In the Spring and early summer of 2013, Center engaged in negotiations with a bank holding company regarding a business combination in which Center would have been acquired by a substantially larger entity. On or about July 10, 2013, the parties determined not to pursue this transaction, which we refer to as the Prior Unconsummated Transaction, but Center’s willingness to entertain the Prior Unconsummated Transaction evidenced the willingness of the Center board and management to consider a variety of alternatives for maximizing shareholder value.

In the past, representatives of Center and ConnectOne had, from time to time, discussed the possibility of combining their businesses, but had not come to agreement on terms. After those discussions, the representatives left open the possibility of future discussions, without making any concrete plans for a detailed follow-up. In mid-July 2013, after Center’s negotiations with respect to the Prior Unconsummated Transaction had concluded, representatives of Keefe, Bruyette & Woods, Inc., Center’s investment banker, suggested to Center that Center consider approaching ConnectOne about a business combination. Shortly thereafter, Don Musso of FinPro, Inc. and Lawrence B. Seidman, a director and the principal shareholder of Center, spoke. In the past, FinPro had performed work on behalf of both ConnectOne and Center. As an investor in community banks and from prior discussions with ConnectOne, Mr. Seidman was well aware of ConnectOne and its dramatic growth in recent years. He had met Frank S. Sorrentino, III, ConnectOne’s Chairman and Chief Executive Officer, several times over the years, both in the context of the above-mentioned discussions and in more social settings. When Mr. Musso and Mr. Seidman spoke, they agreed that it would make sense for the managements of Center and ConnectOne to meet in order to assess whether a business combination would be feasible. The parties then arranged for a face-to-face meeting between the chief executive officers of Center and ConnectOne. As a regular part of his duties as Chief Executive Officer of ConnectOne, Mr. Sorrentino has met with and had informal discussions with executives of other financial institutions, including discussions regarding strategic alliances. The ConnectOne board had authorized Mr. Sorrentino to have these types of discussions, and to report back to the board if any discussions became material.

The boards of directors of Center and ConnectOne were aware that KBW, Center’s financial advisor, had previously performed services on behalf of ConnectOne and that FinPro, ConnectOne’s financial advisor, had previously performed services on behalf of Center.

On July 29, 2013, Frank Sorrentino met for lunch with Anthony C. Weagley, Center’s Chief Executive Officer. The meeting was exploratory in nature, with no concrete plans resulting from the meeting. Mr. Weagley reported this meeting to Center’s board on July 31, 2013.

On August 7, 2013, Frank Sorrentino met with Lawrence Seidman to follow-up on his earlier discussion with Anthony Weagley. During the remainder of the month, Messrs. Seidman and Weagley spoke frequently with Ben Plotkin of KBW regarding a potential transaction with ConnectOne. Likewise ConnectOne requested FinPro, Inc. to prepare pro forma financial models utilizing various assumptions.

On September 9, 2013, Lawrence Seidman, Anthony Weagley, Frank Sorrentino and William Burns, ConnectOne’s Chief Financial officer, met at Center’s offices in Union, New Jersey to discuss a possible combination of Center and ConnectOne. From this meeting, the parties identified certain strategic advantages that could arise from a potential business combination; specifically, the parties recognized that the merger of ConnectOne and Center would:

•	combine two profitable banking organizations located in some of the wealthiest markets in the United States;

•	create a combined company with more than $3.0 billion in assets with a focus on middle market commercial business lending; and

•	combine Center’s core deposit base with ConnectOne’s loan generation capabilities.

The managements of both Center and ConnectOne determined that these advantages were superior to advantages that might be presented by other financial institutions or that might be available by remaining independent.

On September 12, 2013, Messrs. Weagley and Burns met again, and this time were joined by Joseph D. Gangemi, a Senior Vice President and the Chief Administrative Officer of Union Center National Bank and Corporate Secretary and Investor Relations Officer of Center.

On September 17, 2013, Ben Plotkin sent a draft term sheet to Frank Sorrentino and Donald Musso of FinPro, Inc. In his cover note, Mr. Plotkin indicated that he believed that the term sheet reflected where he believed that the parties stood on the basic terms of the transaction, but acknowledged that the parties still needed to resolve the exchange ratio, which was left blank. The term sheet noted that the basic structure of the transaction would involve the merger of ConnectOne into Center and the issuance of Center common stock to ConnectOne’s shareholders, with Center as the acquiring entity. The term sheet contemplated that Frank Sorrentino would be the Chairman and Chief Executive Officer of the combined company, that Anthony Weagley would be the President and Chief Operating Officer of the combined company and that William Burns would be the Chief Financial Officer of the combined company. The term sheet contemplated that Lawrence Seidman and his associates would reduce their ownership in the combined company below 10% within one year after the closing.

On or about September 24, 2013, Messrs. Seidman, Weagley, Sorrentino and Burns met with representatives of KBW and with Donald Musso of FinPro, Inc., one of ConnectOne’s financial advisors. The principal purpose of the meeting was to review deal metrics, including potential pricing, and to seek to resolve the issues left open in the term sheet. Initially, ConnectOne proposed an exchange ratio of greater than 2:6 to 1 and Center proposed a ratio of less than 2:5 to 1. The parties did not reach agreement on the exchange ratio at this meeting. At this meeting, the parties also discussed Mr. Seidman’s continuing role. The ConnectOne representatives indicated that while they expected Mr. Seidman to reduce his beneficial ownership in the combined company and to step off the board of the combined company, they also expected him to continue to support the business of the combined company through a consulting relationship. Mr. Seidman indicated that he would be prepared to accommodate these requests as part of an overall negotiation of the merger transaction.

On October 15, 2013, several of Center’s directors—Lawrence B. Seidman, Frederick Fish, Howard Kent, Nick Minoia and Raymond Vanaria—met with several of ConnectOne’s directors, namely Frank Sorrentino, Frank Baier, Stephen Boswell, Steven Goldman and Michael Kempner. The purpose of the meeting was to allow board members to meet and greet each other. Specific merger agreement terms were not discussed.

During October and November, the parties considered and refined the basic terms of the merger transaction and began discussing the process for sharing due diligence information. The basic terms under discussion included the exchange ratio, the employment terms applicable to Messrs. Sorrentino, Burns and Weagley, Mr. Weagley’s role in the combined company, the size of the board of the combined company and the extent to which Mr. Seidman would be required to reduce his beneficial ownership. A mutual confidentiality agreement was signed by the parties on October 2, 2013 and October 3, 2013. Through October and November, the parties and their financial advisors continued to negotiate the exchange ratio, with Center’s representatives ultimately signaling a willingness to increase the exchange ratio as long as the transaction remained accretive to Center’s shareholders and ConnectOne’s representatives ultimately signaling a willingness to reduce their demands. The parties also continued to discuss the role that Mr. Weagley would perform in the combined company. When Center’s representatives indicated that they would be prepared to recommend a 2.6:1 exchange ratio if the other aspects of the transaction were satisfactory to Center and when Mr. Seidman acknowledged that he would be prepared to reduce his beneficial ownership below 5% within twelve months after the closing, ConnectOne’s representatives similarly acknowledged that they would be prepared to recommend a 2.6:1 exchange ratio if the other aspects of the transaction were satisfactory to ConnectOne.

In conference calls on November 13 and November 19, 2013, the parties and their financial and legal advisors mapped out their plans for conducting mutual due diligence and ultimately for negotiating the various deal documents that were to be prepared to reflect the terms of the overall agreement.

In November, 2013, ConnectOne first contacted Raymond James about retaining the firm to act as an additional financial advisor to the ConnectOne board of directors with respect to the proposed transaction and, if appropriate, render an opinion as to the fairness of the exchange ratio provided in the proposed transaction. On November, 20, 2013, Messrs. Sorrentino and Burns met with a representative of Raymond James to discuss the proposed transaction. ConnectOne signed a non-disclosure agreement with Raymond James at that meeting.

On November 25, 2013, Messrs. Sorrentino and Weagley met for an informal lunch. At that time, they discussed their relative positions within the combined company.

On December 13, 2013, management teams from both Center and ConnectOne, as well as representatives of KBW and FinPro, met to kick-off the combined due diligence process. One day later, the managements of Center and ConnectOne met with Barry Pelagatti and Adam Brown of BDO USA, LLP to review the accounting consequences of the proposed business transaction. On December 19, 2013, Messrs. Sorrentino and Seidman met to discuss Mr. Seidman’s continuing role. They confirmed that Mr. Seidman would serve as a consultant to the combined company, with certain affirmative obligations and subject to certain restrictive covenants.

Earlier in the month of December, Anthony Weagley and Rona Korman, Center’s general counsel, directed Peter Ehrenberg of Lowenstein Sandler LLP, Center’s outside corporate and securities counsel, to prepare a first draft of an agreement and plan of merger. After internal review of that document, Lowenstein Sandler circulated a draft merger agreement to Robert Schwartz of Windels, Marks, Lane & Mittendorf LLP, outside corporate and securities counsel to ConnectOne, on December 17, 2013. Mr. Ehrenberg circulated a revised draft of that agreement to Mr. Schwartz on January 2, 2014.

Messrs. Weagley and Sorrentino kept their respective boards of directors apprised of developments in the negotiations. Anthony Weagley reported those developments to the Center board on July 31, 2013, September, 26, 2013, October 31, 2013, November 26, 2013 and December 19, 2013 and Frank Sorrentino reported those developments to the ConnectOne board on September 24, 2013, October 15, 2013, October 24, 2013, November 15, 2013 and November 26, 2013. The ConnectOne board discussed whether it would be in the best interests of ConnectOne’s shareholders to solicit other offers for ConnectOne, and decided not to do that based upon, among other things, (i) the value of the Center transaction, (ii) the management and Board structure provided for in the Center transaction, (iii) the current state of the community bank merger market and prices paid for companies comparable to ConnectOne, (iv) the risk of losing the Center offer if ConnectOne elected to solicit other offers, and (v) the customer and employee retention risks which would be incurred if it became known in the community that ConnectOne might be for sale. During the period that ConnectOne was considering the proposed transaction with Center, ConnectOne did not receive any indications of interest from other potential acquirors regarding a possible acquisition of ConnectOne.

On January 6, 2014, several representatives from both Center and ConnectOne met in person to review the status of the due diligence examinations and the overall status of the transaction. They also discussed their plans for integrating the staffs of Center and ConnectOne and the roles that Mr. Sorrentino and Mr. Weagley expected that Mr. Weagley would perform in the combined company.

In early January, 2014, ConnectOne contacted Raymond James to discuss engaging Raymond James to render an opinion as to the fairness of the exchange ratio in the proposed transaction.

On January 9, 2014, Robert Schwartz delivered a revised draft of the merger agreement to Lowenstein Sandler. Thereafter, during the period from January 9, 2014 through January 20, 2014, representatives of Lowenstein Sandler and Windels Marx Lane & Mittendorf, with input from their clients’ respective financial advisors (KBW, financial advisor to Center, and FinPro, financial advisor to ConnectOne) and their client’s respective management teams, negotiated the terms of the definitive merger agreement and various ancillary documents. Terms in the merger agreement under discussion included the structure of the merger (ultimately resulting in the merger of ConnectOne with and into Center and the merger of Union Center National Bank with and into ConnectOne Bank), the treatment of unvested employment benefits (ultimately resulting in the vesting of ConnectOne’s and Center’s restricted shares and ConnectOne’s performance units), the scope of certain covenants governing the period between the signing of the Merger Agreement and the closing and post-closing directors and officers liability insurance. Given the structure of the overall transaction (i.e., merging financial institutions of substantially similar size), negotiation of the deal protection provisions of the merger agreement (including the termination fees) focused primarily on assuring parallel treatment for ConnectOne and Center. Negotiation of the ancillary documents pertaining to Mr. Seidman included discussion of the affirmative and negative covenants applicable to Mr. Seidman after the Effective Time and the mechanisms designed to assure that Mr. Seidman complies with his obligation to reduce his beneficial ownership of the combined company’s common stock. Negotiations with respect to Mr. Weagley’s agreements focused principally on defining his ongoing responsibilities and determining how and when certain benefits are to be paid by the continuing company. Mitchell Eitel of Sullivan & Cromwell LLP participated on behalf of ConnectOne in the negotiations regarding Lawrence Seidman’s Voting and Sell Down Agreement and personal counsel representing Mr. Seidman and Mr. Weagley, as well as Messrs. Schwartz and Ehrenberg, participated in the negotiations of Mr. Seidman’s agreements and the amendment of Mr. Weagley’s employment and non-competition agreements.

On January 15, 2014, the status of the proposed merger was discussed at a ConnectOne board meeting. One day later, Center’s board convened a special meeting to discuss the progress of the proposed merger transaction and related financial terms. Presentations were made to the Center board by representatives of KBW with respect to the financial terms of the transaction, Barry Pelagatti of BDO USA, LLP with respect to the accounting treatment of the merger and Peter Ehrenberg of Lowenstein Sandler with respect to the terms of the merger agreement and the fiduciary duties of Board members.

On January 20, 2014, the respective boards of ConnectOne and Center met and approved the definitive merger agreement. At the ConnectOne board meeting, representatives of Windels Marx Lane & Mittendorf, FinPro and Raymond James made presentations prior to the vote being taken by the ConnectOne Board. The presentation by Windels, Marx, Lane & Mittendorf covered the terms of the merger agreement and the fiduciary duties of Board members. The presentation by FinPro covered the financial terms of the proposed transaction. Raymond James reviewed and discussed its financial analyses with respect to ConnectOne, Center and the proposed transaction. Thereafter, at the request of the ConnectOne board of directors, Raymond James rendered its oral opinion to the ConnectOne board of directors (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated January 20, 2014) as to the fairness, as of such date, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement. At the Center meeting, representatives of Lowenstein Sandler and KBW made presentations prior to the vote being taken by the Center Board. KBW reviewed and discussed its financial analyses of the merger and the merger consideration with the Center Board. Also before the vote was taken, at the request of the Center Board, KBW provided its opinion that the exchange ratio of 2.6:1 was fair to Center, from a financial point of view.

After the respective meetings were concluded, the merger agreement and various ancillary documents were signed by the parties. The financial markets were closed on January 20, 2014 in honor of the birthday of Dr. Martin Luther King.

On January 21, 2014, prior to the opening of trading in the financial markets, a joint press release announcing the execution of the definitive merger agreement was disseminated by the parties.

ConnectOne’s Reasons for the Merger

In the course of its deliberations on the proposed transaction with Center, the ConnectOne board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The ConnectOne board consulted with its financial advisors with respect to the financial aspects of the transaction and the fairness of the consideration to be received by ConnectOne’s shareholders from a financial point of view, and with senior management regarding, among other things, operational and diligence matters.

The following discussion of the information and factors considered by the ConnectOne board is not intended to be exhaustive; it does, however, include all material factors considered by the board.

In reaching its decision to approve the merger agreement, the ConnectOne board considered the following:

•	the ability to create a combined institution with approximately $3 billion in assets, a higher lending limit and the infrastructure for growth in small and middle-market lending;

•	the enhanced liquidity likely in the stock of the combined entity;

•	the benefits of combining Center’s core deposit base with ConnectOne’s strong organic loan generation;

•

the terms of the merger agreement, including the exchange ratio and the fact that the Board of directors of the resulting entity would be evenly divided between Center and ConnectOne representatives and the Chairman and Chief Executive Officer and the Chief Financial Officer of ConnectOne would become the Chairman and Chief Executive Officer and the Chief Financial Officer, respectively, of the combined entity;

•	the compatibility of the business cultures of the two organizations and their shared focus on small and middle-market customers;

•	the willingness of the principal shareholder of Center to enter into the Voting and Sell Down and Consulting Agreements;

•	the financial condition, results of operations and prospects of the two companies, as well as Center’s history of paying cash dividends;

•

the financial analysis reviewed and discussed with the ConnectOne board of directors by representatives of Raymond James as well as the oral opinion of Raymond James rendered to the ConnectOne board of directors on January 20, 2014 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion addressed to the ConnectOne board of directors dated the same date) as to the fairness, as of such date, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement; and

•	the Board’s view, based on, among other things, advice from its advisors, that the exchange ratio is fair to the shareholders of ConnectOne from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to ConnectOne’s shareholders identified by ConnectOne’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•

there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, increasing the value of the combined company’s stock received by the shareholders of ConnectOne;

•	since the exchange ratio is fixed, ConnectOne shareholders will receive less value if the Center common stock price declines prior to the closing; and

•

the fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire ConnectOne, in light of the fact that Center was unwilling to enter into the merger agreement absent such provisions.

The ConnectOne board considered the fact that litigation is often commenced after business combinations involving public companies are announced. No such proceedings involving ConnectOne and Center had been commenced at the time of the ConnectOne meeting at which the merger was approved, but subsequent to the announcement of the merger, legal proceedings were commenced and then subsequently withdrawn by certain plaintiffs. See “THE MERGER—Legal Proceedings.” After commencement of those proceedings, the ConnectOne board was briefed on these proceedings during their pendancy.

In reaching the determination to approve the merger agreement and the related transactions, the ConnectOne board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the ConnectOne board of directors and described above will be realized or will outweigh the risks and uncertainties.

Recommendation of the ConnectOne Board of Directors

The ConnectOne board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of ConnectOne and its shareholders. Accordingly, the ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Raymond James & Associates, Inc. to ConnectOne’s Board

At the January 20, 2014 meeting of the ConnectOne board of directors, representatives of Raymond James & Associates, Inc., which we refer to as Raymond James, rendered Raymond James’ oral opinion to the ConnectOne board. The oral opinion was subsequently confirmed by Raymond James’ delivery of its written opinion to the ConnectOne board, dated January 20, 2014, as to the fairness, as of such date, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex C to this joint proxy statement and prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the ConnectOne board of directors, in its capacity as such, in connection with its consideration of the proposed merger. The opinion only addresses the fairness, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James’ opinion does not constitute a recommendation to the ConnectOne board, any shareholder of ConnectOne or any other party as to how to vote or act on any matter relating to the proposed merger. Furthermore, as provided by the terms of the agreement governing Raymond James’ engagement by ConnectOne, Raymond James’ opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the ConnectOne board, any shareholder of ConnectOne or any other party, regardless of any prior or ongoing advice or relationships.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed a draft, dated January 17, 2014, of the merger agreement;

•

reviewed the audited financial statements for each of ConnectOne and Center for the years ended December 31, 2010, 2011 and 2012 and the unaudited financial statements for the quarter ended September 30, 2013 and year and quarter ended December 31, 2013 for each of ConnectOne and Center;

•	reviewed certain other publicly available information regarding each of ConnectOne and Center;

•

reviewed and discussed with members of the senior management of ConnectOne and Center and certain of their representatives and advisors certain information regarding the historical and current financial and operating performance of ConnectOne and Center as provided by ConnectOne and Center, respectively, certain internal financial forecasts regarding the future financial results and condition of ConnectOne, which we refer to as the “ConnectOne Financial Forecasts,” prepared and provided to Raymond James by ConnectOne’s senior management, and certain projections regarding the future financial results and condition of Center, which we refer to as the “Center Financial Forecasts,” prepared by Center’s senior management;

•	reviewed comparative financial and operating data on the banking industry, ConnectOne, Center, and selected public companies Raymond James deemed to be relevant; and

•	performed such other analyses and reviewed such other information relating to ConnectOne, Center and the merger as Raymond James deemed relevant.

For information regarding the forecasts provided by ConnectOne and Center to each other and each other’s financial advisors, see “—Financial Forecasts.”

With ConnectOne’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of ConnectOne, Center or any other party, as well as publicly available information, and Raymond James did not undertake any duty or responsibility to verify independently, and did not so verify, any of such information. In addition, Raymond James did not receive or review any individual credit files nor did Raymond James make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of ConnectOne or Center or any of their respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Raymond James assumed that such allowances for losses were in the aggregate adequate to cover such losses.

With respect to the ConnectOne Financial Forecasts, Raymond James was advised by ConnectOne, and Raymond James assumed, that the ConnectOne Financial Forecasts were reasonably prepared in good faith and reflected the best currently available estimates, judgments and assumptions of the management of ConnectOne as to the future financial performance of ConnectOne. With respect to the Center Financial Forecasts, Raymond James was advised by Center, and Raymond James assumed, that the Center Financial Forecasts were reasonably prepared in good faith and reflected the best currently available estimates, judgments and assumptions of the management of Center as to the future financial performance of Center. Raymond James was authorized by ConnectOne to rely upon such forecasts and other information and data, including without limitation the ConnectOne Financial Forecasts and the Center Financial Forecasts, and Raymond James expressed no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. Raymond James assumed that each party to the merger agreement would advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review. Raymond James assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any of the terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger, no delays, limitations, restrictions or conditions would be imposed that would have an adverse effect on Connect One, Center or the contemplated benefits of the merger.

Raymond James was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of ConnectOne or Center or any alternatives to the merger, (ii) negotiate the terms of the merger, or (iii) advise the ConnectOne board, ConnectOne or any other party with respect to alternatives to the merger. Raymond James expressed no opinion as to the underlying business decision of the ConnectOne board to effectuate the merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James relied upon, without independent verification, the assessment by the respective managements of ConnectOne and Center and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James did not express any opinion as to the value of ConnectOne common stock or Center common stock following the announcement of the proposed merger, the value of Center common stock following the consummation of the merger, or the prices at which shares of ConnectOne common stock or Center common stock may be purchased or sold at any time, which, in each case, may vary depending on numerous factors, including factors outside of the control of ConnectOne and Center. With ConnectOne’s consent, Raymond James assumed that the shares of Center common stock to be issued in the merger will be freely tradable on the NASDAQ Global Select Market.

Raymond James’ opinion is limited to the fairness, from a financial point of view, to the holders of ConnectOne common stock of the exchange ratio provided for in the merger pursuant to the merger agreement and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise. Without limitation to the foregoing, Raymond James’ opinion does not address the Voting and Sell-Down Agreement, and Raymond James assumed, for purposes of its analysis and opinion that any sale of shares of Center common stock pursuant to such agreement, including any sales of Center common stock to Center, would not be material to its analysis or opinion.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the ConnectOne board of directors at its meeting on January 20, 2014. Unless the context indicates otherwise, equity values and implied exchange ratios derived from the analyses described below were calculated using the closing price of ConnectOne common stock as of January 17, 2014 and for the selected companies analysis, the closing price of the common stock of the selected companies listed below as of January 17, 2014. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings per share estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies.

Contribution Analysis. Raymond James analyzed the relative contribution of ConnectOne and Center to certain financial and operating metrics for the pro forma combined company resulting from the merger. Such financial and operating metrics included: (i) market capitalization; (ii) total assets; (iii) gross loans held for investment; (iv) total deposits; (v) core deposits (defined as total deposits excluding certificates of deposits in excess of $100,000); (vi) tangible common equity; (vii) 2013 full-year GAAP net income (defined as net income available to common shareholders and after the payment of preferred dividends); and (viii) estimates for 2014 GAAP net income based on the ConnectOne Financial Forecasts and the Center Financial Forecasts. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied Exchange Ratio
	Center	ConnectOne
Market Capitalization	58.6%	41.4%	2.1848x
Total Assets	57.5%	42.5%	2.2917x
Gross Loans Held for Investment	45.5%	54.5%	3.7113x
Total Deposits	58.2%	41.8%	2.2270x
Core Deposits	63.4%	36.6%	1.7831x
Tangible Common Equity	51.9%	48.1%	2.8683x
2013 Net Income	65.8%	34.2%	1.6064x
2014 Estimated Net Income (Management)	60.8%	39.2%	1.9922x
Exchange Ratio in the Proposed Merger			2.6x

Selected Companies Analysis. Raymond James reviewed certain data for selected banks with publicly traded equity securities that it deemed relevant for its analysis. The financial data reviewed included (i) tangible book value per share; (ii) earnings per share, or EPS (EPS is defined as net income available to common shareholders and after the payment of preferred dividends divided by fully diluted shares), for the last twelve months, or LTM, for which data was available (which for the selected companies, was the twelve months ended September 30, 2013 and for ConnectOne and Center, was the twelve months ended December 31, 2013); and (iii) publicly available analysts’ consensus estimates for earnings per share for the fiscal year 2014. No company used in the analyses described below is identical or directly comparable to ConnectOne or Center. The selected companies and resulting data are below:

•	Tompkins Financial Corporation (TMP)

•	Flushing Financial Corporation (FFIC)

•	Sterling Bancorp (STL)

•	Lakeland Bancorp (LBAI)

•	Sun Bancorp, Inc. (SNBC)

•	Hudson Valley Holding Corp. (HVB)

•	Financial Institutions Inc. (FISI)

•	First of Long Island Corp. (FLIC)

•	Arrow Financial Corp. (AROW)

•	Canandaigua National Corp. (CNND)

•	Peapack-Gladstone Financial (PGC)

•	Suffolk Bancorp (SUBK)

•	Bridge Bancorp, Inc. (BDGE)

•	Intervest Bancshares Corp. (IBCA)

•	Chemung Financial Corporation (CHMG)

•	BCB Bancorp Inc. (BCBP)

•	Adirondack Trust Company (ADKT)

•	Bank of Utica (BKUT)

•	Unity Bancorp, Inc. (UNTY)

•	Evans Bancorp, Inc. (EVBN)

•	Community National Bank (CBNY)

•	1st Constitution Bancorp (FCCY)

•	Berkshire Bancorp, Inc. (BERK)

•	Two River Bancorp (TRCB)

	Mean		Median
Price/Tangible Book Value	144.3%		140.7%
Price/LTM EPS	16.7	x	15.9	x
Price/2014E EPS	13.5	x	13.1	x

Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to tangible book value ratio and earnings per share multiples to corresponding financial data for each of ConnectOne and Center. Raymond James reviewed the ranges of implied per share prices and calculated a range of implied exchange ratios by dividing the higher implied per share price of ConnectOne by the lower implied per share price of Center to calculate the high implied exchange ratio, and by dividing the lower implied per share price of ConnectOne by the higher implied per share price of Center to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Equity Value
	Center		ConnectOne		Implied Exchange Ratio
	Mean	Median	Mean	Median	Low/High			High/Low
Price/Tangible Book Value	$12.36	$12.05	$36.71	$35.79	2.8966x	–		3.0474x
Price/2013 EPS	20.23	19.20	32.31	30.67	1.5163x	–		1.6825x
Price/2014E EPS	17.47	16.85	34.59	33.37	1.9106x	–		2.0531x
Exchange Ratio in the Proposed Merger						2.6	x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of ConnectOne and Center based on the ConnectOne Financial Forecasts and the Center Financial Forecasts, respectively, as adjusted based on discussions with and the approval of ConnectOne management. In performing this analysis, Raymond James applied a range of terminal value multiples of 12.0x to 14.0x estimated 2018 earnings for each of ConnectOne and Center and discount rates ranging from 11.3% to 13.3% for ConnectOne and 11.9% to 13.9% for Center. Raymond James reviewed the ranges of implied per share prices indicated by the discounted cash flow analysis for each of ConnectOne and Center and calculated a range of implied exchange ratios by dividing the maximum implied per share price of ConnectOne by the minimum implied per share price of Center common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share price of ConnectOne by the maximum implied per share price of Center to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Equity Value
	Center				ConnectOne
Minimum	$14.36				$33.56
Maximum	17.83				41.83
Implied Exchange Ratio Range	1.8828	x	–		2.9124	x
Exchange Ratio in the Proposed Merger			2.6	x

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of ConnectOne and Center. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the ConnectOne board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the ConnectOne board of directors’ or ConnectOne management’s views with respect to ConnectOne, Center or the merger.

Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing and known to Raymond James as of the date of its opinion. Although subsequent developments may affect the opinion of Raymond James, Raymond James does not have any obligation to update, revise or reaffirm its opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. ConnectOne selected Raymond James because it is a nationally recognized investment banking firm that regularly advises companies in connection with mergers and acquisitions and because of its familiarity with ConnectOne and the financial services industry generally.

Raymond James became entitled to a fee of $250,000 upon rendering its opinion, which fee is not contingent upon the successful completion of the merger. In addition, ConnectOne agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and to indemnify Raymond James and certain related parties against certain liabilities arising out of Raymond James’ engagement.

Raymond James and its affiliates have in the past provided and are currently providing investment banking and other financial services to Center for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided advisory services to Center with respect to portfolios of fixed income securities held or managed by Center. The fees for such advisory services are less than $5,000 per quarter. Raymond James and its affiliates may provide investment banking, financial advisory and other financial services to ConnectOne, Center or certain of their respective affiliates in the future, for which Raymond James and such affiliates may receive compensation.

In the ordinary course of its business, Raymond James may trade in the securities of ConnectOne and Center for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Center’s Reasons for the Merger

In the course of its deliberations on the proposed transaction with ConnectOne, the Center board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Center board consulted with its financial advisor with respect to the financial aspects of the transaction and the fairness of the exchange ratio from a financial point of view, its internal and external counsel with respect to legal matters and with senior management regarding, among other things, operational and diligence matters.

The following discussion of the information and factors considered by the Center board is not intended to be exhaustive; it does, however, include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Center board considered the following:

•	the shared focus of the two bank holding companies on community banking and commercial lending;

•	the benefits of combining Center’s robust core deposit base with ConnectOne’s strong organic loan generation;

•	the similar cultures and business focus of Center and ConnectOne, each with demonstrated commitment and service to their communities;

•	the opportunity to create an institution with more than $3 billion in assets and a significantly enhanced platform for continued growth in middle market commercial business lending;

•	the increased lending limit that the parties will enjoy once Union Center National Bank and ConnectOne Bank are combined;

•	the terms of the merger agreement, including the financial terms of the transaction;

•	the financial condition, operating results and future prospects of Center and ConnectOne;

•

historical pro forma financial information relating to the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis and capital ratio impact information;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	a review of comparable transactions;

•	the fairness opinion received from KBW; and

•	management’s and the board’s view, based on, among other things, the advice of their advisors, that the exchange ratio is fair to Center and its shareholders from a financial point of view.

In approving the transaction, the Center board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors may have given one or more factors more weight than other factors. The emphasis of the Center board’s discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:

•	the complementary nature of Center’s and ConnectOne’s franchises;

•	the similarity of the parties’ cultures and business focus; and

•	management’s belief that the transaction is likely to provide substantial value to Center’s shareholders. In particular, Center believes that:

•	the transaction should be accretive to Center’s shareholders with respect to earnings per share in 2015; and

•	the transaction is expected to result in an estimated $7 million in annual cost savings.

As we have noted above, business combinations, including the merger, typically include certain risks and disadvantages. The material potential risks and disadvantages to Center identified by Center’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•

there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to justify the expenditure of funds and issuance of stock contemplated by the merger agreement;

•	since the exchange ratio is fixed, ConnectOne shareholders will receive the benefit of any appreciation in the market price of Center’s common stock prior to the closing of the transaction;

•	the potential risk of diverting management attention and resources from the operation of Center’s business and towards the completion of the merger; and

•	the potential risks associated with successfully integrating ConnectOne’s business, operations and workforce with those of Center.

There can be no certainty that the above benefits of the merger anticipated by the Center board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “RISK FACTORS” at page 39 and “FORWARD-LOOKING INFORMATION” at page 44.

Recommendation of the Center Board of Directors

The Center board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Center and its shareholders. Accordingly, the Center board of directors unanimously recommends that Center shareholders vote “FOR” the proposal to approve the merger and the merger agreement.

Opinion of KBW to Center’s Board of Directors

Center engaged KBW to render an opinion to the Center board of directors, which we refer to as the “Center Board” in describing KBW’s opinion, as to the fairness, from a financial point of view, to Center of the exchange ratio to be used in the proposed merger of ConnectOne with and into Center. Center selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Center and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meetings of the Center Board held on January 16, 2014 and January 20, 2014, at which the Center Board evaluated the proposed merger. At these meetings, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of January 20, 2014 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Center. The Center Board approved the merger agreement at the January 20, 2014 meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this joint proxy statement and prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Center Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, to Center of the exchange ratio in the merger. It did not address the underlying business decision to proceed with the merger or constitute a recommendation to the Center Board in connection with the merger, and it did not and does not constitute a recommendation to any Center shareholder or any other shareholder as to how such shareholder should vote at any meeting on the merger or on any related matter.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In rendering the opinion, KBW reviewed, among other things:

•	a draft, dated January 20, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements and annual reports on Form 10-K for the three years ended December 31, 2012 of Center and ConnectOne;

•	the 2013 quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, of Center and ConnectOne;

•	certain other interim reports to shareholders and other communications of Center and ConnectOne to their respective shareholders; and

•	other financial information concerning the businesses and operations of Center and ConnectOne either furnished to KBW by Center and ConnectOne or which KBW was otherwise directed to use.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Center and ConnectOne;

•	the assets and liabilities of Center and ConnectOne;

•	the nature and terms of certain other mergers and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for each of Center and ConnectOne with similar information for certain other publicly traded companies;

•

the publicly available consensus “street estimates” of Center and ConnectOne for 2014 and 2015, as well as assumed long term growth rates based thereon that were provided to KBW, all of which was discussed by KBW with the respective management teams of Center and ConnectOne and used and relied upon by KBW at the direction of such management teams with the consent of the Center Board; and

•	estimates of certain pro forma financial effects of the merger on Center that were prepared and provided to KBW by Center management.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Center and ConnectOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective management teams of Center and ConnectOne as to the reasonableness and achievability of the forecasts and projections of Center and ConnectOne (and the assumptions and bases therefor including, in the case of Center, certain pro forma effects of the merger) that were prepared by such management teams and provided to KBW or that, in the case of the publicly available “street estimates” of ConnectOne and Center, KBW was directed by such management teams to use. KBW assumed, at the direction of Center, that all of such forecasts and projections reflect, or in the case of the publicly available consensus “street estimates” referred to above are consistent with, the best currently available estimates and judgments of the Center and ConnectOne management teams and that such forecasts and projections will be realized in the amounts and time periods estimated.

It is understood that such forecasts, projections and estimates provided to KBW by the respective management teams of Center and ConnectOne, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth therein. KBW assumed, based on discussions with the respective management teams of Center and ConnectOne, that such forecasts, projections and estimates, as well as publicly available consensus “street estimates” of Center and ConnectOne referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on this information without independent verification or analysis and therefore did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Center or ConnectOne since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with Center’s consent that the aggregate allowances for loan and lease losses for Center and ConnectOne were adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Center or ConnectOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files or evaluate the solvency, financial capability or fair value of Center or ConnectOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analysis:

•

the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which will not differ in any respect material to KBW’s analyses from the draft provided to KBW) with no additional payments or adjustments to the exchange ratio;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there are no factors that would delay, or cause any adverse conditions with respect to, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Center, ConnectOne or the combined entity or the contemplated benefits of the merger.

KBW further assumed that the merger would comply with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Center relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Center, ConnectOne, the merger (and any related transactions) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio to Center in the merger. KBW expressed no view or opinion as to any terms or other aspects of the merger, including without limitation, the form or structure of the merger or any related transactions, any consequences of the merger to Center, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Center to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Center or the Center Board;

•

the fairness of the amount or nature of any compensation to any of Center’s officers, directors or employees, or any class of such persons, relative to any compensation to the public holders of Center common stock;

•

the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of Center or ConnectOne, or any other party to any transaction contemplated by the merger agreement;

•	the merger of the Center and ConnectOne subsidiary banks, as described in the merger agreement;

•	the actual value of the Center common stock to be issued in the merger;

•

the prices, trading range or volume at which Center common stock or ConnectOne common stock would trade following the public announcement of the merger or the prices, trading rage or volume at which Center common stock will trade following consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Center, ConnectOne, their respective shareholders, or relating to or arising out of or as a consequence of the merger, the bank merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Center, and ConnectOne. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Center Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Center Board with respect to the fairness of the merger consideration. The exchange ratio was determined through negotiation between Center and ConnectOne and the decision to enter into the merger agreement was solely that of the Center Board.

The following is a summary of the material financial analyses presented by KBW to the Center Board on January 20, 2014, in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Center Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, based on the closing price of Center common stock on January 17, 2014, of $17.54, the exchange ratio represented a value of $45.60 per share of ConnectOne common stock.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Center and ConnectOne to the following publicly traded banks and thrifts headquartered in the Mid-Atlantic region, excluding mutual holding companies, pending merger targets, recently converted mutual holding companies and OTC Bulletin Board traded institutions, with assets between $750 million and $2.0 billion, and nonperforming assets / (loans + OREO) less than 5.00%.

Companies included in Center’s and ConnectOne’s peer group were:

ESB Financial Corporation	Codorus Valley Bancorp, Inc.
CNB Financial Corporation	Fox Chase Bancorp, Inc.
Peapack-Gladstone Financial Corporation	Cape Bancorp, Inc.
Suffolk Bancorp	Ocean Shore Holding Co.
Bridge Bancorp, Inc.	AmeriServ Financial, Inc.
ESSA Bancorp, Inc.	ACNB Corporation
First United Corporation	Community Financial Corporation
Chemung Financial Corporation	Republic First Bancorp, Inc.
Citizens & Northern Corporation	Unity Bancorp, Inc.
Orrstown Financial Services, Inc.	TF Financial Corporation
Penns Woods Bancorp, Inc.	Evans Bancorp, Inc.
BCB Bancorp, Inc.	1st Constitution Bancorp
Old Line Bancshares, Inc.	Two River Bancorp

Using publicly available information, KBW compared the pro forma capital levels, pro forma earnings, and illustrative market statistics of a combined Center and ConnectOne institution to the following publicly traded banks and thrifts headquartered in the Mid-Atlantic and Northeast, excluding mutual holding companies, pending merger targets, recently converted mutual holding companies and OTC Bulletin Board traded institutions, with assets between $2.0 billion and $4.0 billion, and nonperforming assets / (loans + OREO) less than 5.00%. KBW expanded this group to include institutions up to $4.0 billion because institutions in this larger group are sufficiently similar to the pro forma combined Center and ConnectOne institution to provide a meaningful comparison.

Companies included in the combined Center and ConnectOne peer group were:

Customers Bancorp, Inc.	Metro Bancorp, Inc.
Eagle Bancorp, Inc.	Camden National Corporation
Century Bancorp, Inc.	First of Long Island Corporation
Lakeland Bancorp, Inc.	OceanFirst Financial Corp.
Sun Bancorp, Inc.	Univest Corporation of Pennsylvania
Washington Trust Bancorp, Inc.	TriState Capital Holdings, Inc.
Hudson Valley Holding Corp.	Arrow Financial Corporation
Financial Institutions, Inc.	Bryn Mawr Bank Corporation
Oritani Financial Corp.

To perform this analysis, KBW used financial information as of or for the last twelve months ended September 30, 2013. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data was prepared by KBW, and, as referenced in the tables presented below, may not correspond to the data presented in Center’s and ConnectOne’s historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

Standalone Financial Information of ConnectOne and Center. KBW’s analysis showed the following concerning Center’s and ConnectOne’s financial information:

	Center	ConnectOne	Center/ ConnectOne Group Minimum	Center/ ConnectOne Group Mean	Center/ ConnectOne Group Median	Center/ ConnectOne Group Maximum
LTM Core Return on Average Assets(1)	1.14%	0.98%	0.14%	0.71%	0.66%	1.60%
LTM Core Return on Average Equity(1)	11.38%	9.28%	1.90%	7.33%	7.86%	12.43%
LTM Net Interest Margin	3.30%	3.95%	2.43%	3.57%	3.59%	4.46%
LTM Fee Income / Revenue Ratio(2)	9.4%	2.9%	4.6%	19.2%	18.6%	36.8%
LTM Efficiency Ratio	47.0%	48.3%	52.3%	67.8%	66.1%	87.4%
Tangible Common Equity / Tangible Assets	8.24%	11.24%	4.40%	8.64%	8.09%	15.74%
Total Risk-Based Capital Ratio	12.49%	14.28%	12.07%	15.44%	14.55%	26.04%
Loans / Deposits	72.9%	114.9%	52.8%	82.7%	88.5%	104.2%
Loan Loss Reserve / Gross Loans	1.06%	1.42%	0.53%	1.43%	1.35%	3.10%
Nonperforming Assets / Loans + OREO	0.41%	1.27%	0.57%	2.58%	2.67%	4.82%
LTM Net Charge-Offs / Average Loans	0.02%	0.21%	0.05%	0.32%	0.22%	2.13%

(1)	Core income defined as net income after taxes and before extraordinary items, less the after-tax portion of income from investment securities and nonrecurring items.

(2)	Excludes gain/loss on sale of securities.

Pro Forma Financial Information. KBW’s analysis showed the following concerning certain information regarding the pro forma company’s financial performance and financial condition. The information below does not include certain pro forma income statement information and asset quality information because such information is historical and subject to a number of complex considerations, assumptions and judgments and cannot be reliably calculated, and accordingly, KBW did not accord such information significant weight in arriving at its opinion to the Center Board. Actual results could vary significantly from the pro forma information set forth below.

	Center/ ConnectOne Pro Forma(2)	Center/ ConnectOne Pro Forma Group Minimum	Center/ ConnectOne Pro Forma Group Mean	Center/ ConnectOne Pro Forma Group Median	Center/ ConnectOne Pro Forma Group Maximum
LTM Core Return on Average Assets(1)	1.29%	(0.88%)	0.80%	0.89%	1.42%
LTM Core Return on Average Equity(1)	10.34%	(10.57%)	7.88%	9.42%	12.47%
Tangible Common Equity / Tangible Assets	8.88%	4.87%	8.95%	8.47%	18.65%
Total Risk-Based Capital Ratio	11.81%	12.19%	15.02%	14.72%	22.40%
Loans / Deposits	91.5%	45.6%	83.9%	80.6%	162.5%

(1)	Core income defined as net income after taxes and before extraordinary items, less the after-tax portion of income from investment securities and nonrecurring items.

(2)

Core Return on Average Assets and Core Return on Average Equity reflect projected financial data for the 2015 fiscal year pursuant to assumptions made by Center’s management. Capital and balance sheet ratios reflect pro forma financials at the projected closing of the merger on June 30, 2014 pursuant to assumptions made by Center’s management.

Standalone Market Performance of Center and ConnectOne. KBW’s analysis showed the following concerning Center’s and ConnectOne’s standalone market performance:

	Center		ConnectOne		Center/ ConnectOne Group Minimum		Center/ ConnectOne Group Mean		Center/ ConnectOne Group Median		Center/ ConnectOne Group Maximum
Stock Price / Book Value per Share	1.83	x	1.56	x	0.65	x	1.20	x	1.21	x	1.92	x
Stock Price / Tangible Book Value per Share	2.05	x	1.57	x	0.76	x	1.30	x	1.26	x	2.18	x
Stock Price / LTM EPS	14.5	x	19.1	x	8.1	x	15.2	x	14.9	x	24.6	x
Stock Price / 2014 EPS(1)	13.6	x	15.2	x	10.4	x	15.8	x	15.7	x	27.4	x
Stock Price / 2015 EPS(1)	12.6	x	12.4	x	11.2	x	16.2	x	13.3	x	29.8	x
Dividend Yield(2)	1.7%		0.0%		0.0%		2.1%		1.9%		5.0%
LTM Dividend Payout(3)	24.8%		0.0%		0.0%		32.5%		26.3%		63.9%

(1)	Estimates per First Call consensus estimates.

(2)	Represents most recent quarterly dividend annualized as a percentage of stock price.

(3)	Represents most recent quarterly dividend annualized as a percentage of LTM EPS.

Pro Forma Market Performance of Center and ConnectOne. KBW’s analysis showed the following concerning the pro forma company’s market performance. The information below does not include the Price/LTM EPS or pro forma 2013 information because such information is subject to complex considerations, assumptions and judgments and cannot be reliably calculated. Accordingly, KBW did not accord such information significant weight in arriving at its opinion to the Center Board. Actual results could vary significantly from the pro forma information set forth below.

	Center/ ConnectOne Pro Forma(3)		Center/ ConnectOne Pro Forma Group Minimum		Center/ ConnectOne Pro Forma Group Mean		Center/ ConnectOne Pro Forma Group Median		Center/ ConnectOne Pro Forma Group Maximum
Stock Price / Book Value per Share	1.33	x	1.13	x	1.46	x	1.33	x	2.41x
Stock Price / Tangible Book Value per Share	1.97	x	1.15	x	1.66	x	1.46	x	2.45x
Stock Price / 2014 EPS(1)	13.5	x	11.3	x	15.4	x	14.9	x	22.4x
Stock Price / 2015 EPS(1)	11.9	x	11.0	x	13.4	x	13.5	x	16.5x
Dividend Yield(2)	1.7%		0.0%		2.0%		2.5%		4.5%

(1)	Center/ConnectOne pro forma estimates are based on assumptions made by Center’s management and include purchase accounting estimates. Peer estimates reflect First Call consensus estimates.

(2)	Represents most recent quarterly dividend annualized as a percentage of stock price.

(3)	Based on Center’s closing price of $17.54 as of January 17, 2014. Reflects pro forma financials at projected close of June 30, 2014 pursuant to assumptions made by Center’s management.

Selected Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies nationwide that were announced since January 1, 2012 with disclosed deal values greater than $100 million where acquired company assets were between 30% to 170% of acquirer assets. The transactions included in the group were:

Acquiror:	Acquired Company:
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
Rockville Financial, Inc.	United Financial Bancorp, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
Umpqua Holdings Corporation	Sterling Financial Corporation
Mercantile Bank Corporation	Firstbank Corporation
PacWest Bancorp	CapitalSource Inc.
MB Financial, Inc.	Taylor Capital Group, Inc.
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Home BancShares, Inc.	Liberty Bancshares, Inc.
Union First Market Bankshares Corporation	StellarOne Corporation
Provident New York Bancorp	Sterling Bancorp
SCBT Financial Corporation	First Financial Holdings, Inc.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
PacWest Bancorp	First California Financial Group, Inc.
Columbia Banking System, Inc.	West Coast Bancorp
FirstMerit Corporation	Citizens Republic Bancorp, Inc.
M&T Bank Corporation	Hudson City Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Prosperity Bancshares, Inc.	American State Financial Corporation

Transaction multiples for the Center-ConnectOne merger were derived by KBW based on an offer price of $45.60 per common share for ConnectOne. For each transaction referred to above, KBW compared, among other things, the following implied ratios:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition,

•	last twelve months earnings per share (“LTM EPS”) based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition,

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•

price per common share paid for the acquired company to closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the 1-day market premium).

•	The results of the analysis are set forth in the following table:

Transaction Price to:	Center/ ConnectOne Merger		Recent Transactions Minimum		Recent Transactions Mean		Recent Transactions Median		Recent Transactions Maximum
Tangible Book Value	1.79	x	0.84	x	1.66	x	1.61	x	2.62	x
LTM EPS	21.8	x	2.6	x	16.8	x	15.6	x	48.5	x
Core Deposit Premium	15.1%		(3.6%)		10.0%		7.8%		35.4%
One-Day Market Premium(1)	14.5%		9.5%		21.0%		17.7%		49.0%

(1)	Based on ConnectOne’s stock price of $39.83 on January 17, 2014.

Additionally, KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies nationwide that were announced since January 1, 2012 with disclosed deal values between $100 million and $500 million. The transactions included in the group were:

Acquiror:	Acquired Company:
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
Old National Bancorp	United Bancorp, Inc.
Provident Financial Services, Inc.	Team Capital Bank
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
Rockville Financial, Inc.	United Financial Bancorp, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Old National Bancorp	Tower Financial Corporation
Prosperity Bancshares, Inc.	F & M Bancorporation Inc.
Mercantile Bank Corporation	Firstbank Corporation
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
Prosperity Bancshares, Inc.	FVNB Corp.
First Federal Bancshares of Arkansas, Inc.	First National Security Company
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Home BancShares, Inc.	Liberty Bancshares, Inc.
Union First Market Bankshares Corporation	StellarOne Corporation
First Merchants Corporation	CFS Bancorp, Inc.
Provident New York Bancorp	Sterling Bancorp
SCBT Financial Corporation	First Financial Holdings, Inc.
F.N.B. Corporation	PVF Capital Corp.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
PacWest Bancorp	First California Financial Group, Inc.
NBT Bancorp Inc.	Alliance Financial Corporation
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Carlile Bancshares, Inc.	Northstar Financial Corporation

Transaction multiples for the Center-ConnectOne merger were derived by KBW based on an offer price of $45.60 per common share for ConnectOne. For each transaction referred to above, KBW compared, among other things, the following implied ratios:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition,

•	LTM EPS based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition,

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•

price per common share paid for the acquired company to closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the 1-day market premium).

The results of the analysis are set forth in the following table:

Transaction Price to:	Center/ ConnectOne Merger		Recent Transactions Minimum		Recent Transactions Mean		Recent Transactions Median		Recent Transactions Maximum
Tangible Book Value	1.79	x	1.01	x	1.79	x	1.69	x	2.84	x
LTM EPS	21.8	x	12.0	x	18.9	x	17.4	x	48.5	x
Core Deposit Premium	15.1%		0.2%		9.1%		7.8%		18.4%
One-Day Market Premium(1)	14.5%		(3.5%)		28.9%		19.4%		75.7%

(1)	Based on ConnectOne’s stock price of $39.83 on January 17, 2014.

No company or transaction used as a comparison in the above analysis is identical to Center, ConnectOne or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Contribution Analysis. KBW analyzed the relative contribution of Center and ConnectOne to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma ownership, assets, gross loans held for investment, deposits, tangible common equity, and projected 2014 and 2015 net income available to common shareholders. This analysis excluded any purchase accounting adjustments and was based on Center’s and ConnectOne’s closing prices on January 17, 2014 of $17.54 and $39.83, respectively, the most recent closing prices then-available. To perform this analysis, KBW used financial information as of the twelve month period ended December 31, 2013. The results of KBW’s analysis are set forth in the following table:

	Center Stand-alone at 12/31/2013	Center as a % of Total	ConnectOne Stand-alone at 12/31/2013	ConnectOne as a % of Total	Total(1)
Ownership
100% stock (2.6x exchange ratio)(2)		54.2%		45.8%
Balance Sheet ($mm)
Assets	$1,678	57.5%	$1,243	42.5%	$2,921
Gross Loans Held for Investment	$961	45.5%	$1,153	54.5%	$2,113
Deposits	$1,342	58.2%	$966	41.8%	$2,308
Tangible Common Equity	$140	51.9%	$130	48.1%	$270
Net Income to Common ($mm)
2013 GAAP Net Income	$20	65.8%	$10	34.2%	$30
2014 Est. GAAP Net Income(3)	$21	60.9%	$14	39.1%	$35
2015 Est. GAAP Net Income(3)	$23	58.0%	$17	42.0%	$40
Market Capitalization ($mm)
Current Market Capitalization(4)	$287	58.5%	$203	41.5%	$490

(1)	Total does not include any purchase accounting adjustments.

(2)	Includes dilutive impact of ConnectOne options.

(3)	All income projections are based on First Call Consensus Estimates; excludes the anticipated impact of expense savings.

(4)	Current market capitalization as of January 17, 2014.

ConnectOne Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that ConnectOne could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used publicly available “street estimates” for ConnectOne for 2014 and 2015 (using estimated earnings of $13.6 million for 2014 and $16.6 million for 2015), a growth rate of 15.0% for assets for 2014 and 2015 from Center management, a growth rate of 15% for both assets and earnings for 2016 from Center management, as well as long term growth rates based thereon of 12.5% for both assets and earnings from Center management, cost savings estimates, loan credit mark adjustments and restructuring charges from Center management and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to ConnectOne shareholders from 2014 to 2018 and (2) the present value of the terminal value of ConnectOne common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth based on input from Center management and assumed that ConnectOne would maintain a tangible common equity / tangible asset ratio of 8.00%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for ConnectOne. In calculating the terminal value of ConnectOne, KBW applied multiples ranging from 12.0 times to 16.0 times 2019 forecasted earnings. This resulted in a range of values of ConnectOne from $49.77 to $74.47 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of ConnectOne.

Center Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Center could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used publicly available “street estimates” for Center for 2014 and 2015 (using estimated earnings of $21.1 million for 2014 and $22.9 million for 2015) and a growth rate of 5.0% for assets for 2014 and 2015 from Center management, as well as long term growth rates based thereon of 12.5% for both assets and earnings from Center management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Center shareholders from 2014 to 2018 and (2) the present value of the terminal value of Center common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth based on input from Center management and assumed that Center would maintain a tangible common equity / tangible asset ratio of 8.00%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Center. In calculating the terminal value of Center, KBW applied multiples ranging from 12.0 times to 16.0 times 2019 forecasted earnings. This resulted in a range of values of Center from $17.53 to $26.03 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Center.

Pro Forma Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Center (pro forma for the merger) could provide to equity holders through 2018 on a pro forma basis. In performing this analysis, KBW used publicly available “street estimates” for Center and ConnectOne for 2014 and 2015 as described above, as well as long term growth rates based thereon from Center management as described above, cost savings estimates, loan credit mark adjustments, other acquisition adjustments and restructuring charges from Center management and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Center (pro forma for the merger) shareholders from 2014 to 2018 and (2) the present value of the terminal value of Center’s (pro forma for the merger) common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth based on input from Center management and assumed that Center (pro forma for the merger) would maintain a tangible common equity / tangible asset ratio of 8.00%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Center (pro forma for the merger). In calculating the terminal value of Center (pro forma for the merger), KBW applied multiples ranging from 12.0 times to 16.0 times 2019 forecasted earnings. This resulted in a range of values of Center (pro forma for the merger) from $17.75 to $26.45 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Center (pro forma for the merger).

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Center and ConnectOne. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Center. In the course of this analysis, KBW used publicly available “street estimates” for Center for 2014 and 2015 of $1.29 per share and $1.40 per share, respectively, and used publicly available “street estimates” for ConnectOne for 2014 and 2015 of $2.63 per share and $3.21 per share, respectively. This analysis indicated that the merger is expected to be accretive to Center’s estimated earnings per share of $1.29 in 2014 (assuming a full year impact) and $1.40 in 2015 at a rate of 0.9% and 5.5%, pursuant to guidance from Center’s management. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Center at a rate of 1.7%; however, Center is expected to maintain well capitalized capital ratios.

For all of the above analyses, the actual results achieved by Center following the merger will vary from the projected results, and the variations may be material.

Miscellaneous. KBW served as financial advisor to Center in connection with the proposed merger, and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, or sell securities to, Center and ConnectOne. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Center and ConnectOne for its own account and for the accounts of its customers. To the extent KBW held any such positions as of the date of its opinion, it was disclosed to the Center Board.

Pursuant to KBW’s engagement agreement, Center agreed to pay KBW a cash fee of $1,900,000, of which $250,000 was paid upon the rendering of KBW’s opinion and $1,650,000 is payable upon the completion of the merger. In addition, Center agreed to reimburse KBW for reasonable out-of- pocket expenses and disbursements incurred in connection with its retention (up to $35,000) and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws. KBW’s engagement agreement originally constituted an agreement between Center and KBW’s parent corporation, Stifel, Niclaus & Company. During the two years preceding the date of its opinion, Center did not pay compensation to KBW or its parent under that engagement agreement or otherwise.

During the two years preceding the date of its opinion, KBW and an affiliated broker-dealer of KBW provided investment banking and financial advisory services to ConnectOne and received compensation for such services. Specifically, in connection with ConnectOne’s February 2013 initial public offering, KBW and its affiliate received aggregate underwriter compensation of approximately $3,100,000 for serving as a lead managing underwriter and a book-running managing underwriter, respectively. KBW may in the future provide investment banking and financial advisory services to Center and ConnectOne and receive compensation for such services.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, the separate legal existence of ConnectOne will cease. All property, rights, powers, duties, obligations, debts and liabilities of ConnectOne will automatically be deemed transferred to Center, as the surviving corporation in the merger. Pursuant to the amended and restated certificate of incorporation to be filed concurrently with the certificate of merger, upon consummation of the merger Center will change its name to ConnectOne Bancorp, Inc. Immediately following the merger of the holding companies, Union Center National Bank will merge with and into ConnectOne Bank, the separate legal existence of Union Center National Bank will cease, and all property, rights, powers, duties, obligations, debts and liabilities of Union Center National Bank will be transferred to ConnectOne Bank, as the surviving bank in the bank merger.

What ConnectOne Shareholders Will Receive in the Merger

In the merger, ConnectOne shareholders will receive 2.6 shares of Center common stock for each share of ConnectOne common stock held by them immediately prior to the consummation of the merger. In this joint proxy statement and prospectus, we refer to the ratio of 2.6 shares of Center common stock to one share of ConnectOne common stock as the “exchange ratio.”

The closing price of Center common stock on May 8, 2014, shortly before this joint proxy statement and prospectus was mailed to you, was $18.00.

If there is a stock split, stock dividend or similar transaction affecting Center common stock or ConnectOne common stock prior to the closing, appropriate changes will be made to the exchange ratio. Certain shares of ConnectOne common stock held by ConnectOne or by Center or its subsidiaries will be canceled in the merger and will not be converted into Center common stock.

You will not receive any fractional shares of Center common stock. Instead, you will receive, without interest, cash equal to any fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of Center common stock as reported on the Nasdaq Global Select Market for the 10 consecutive trading days ending on the third trading day prior to the date on which the merger will be consummated. All shares of ConnectOne common stock held by a ConnectOne shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

The market price of Center common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this joint proxy statement and prospectus was mailed; (3) when the ConnectOne shareholders meet to vote on the merger; or (4) when shareholders receive stock certificates of the combined company from the Exchange Agent following the merger. We urge you to obtain current market quotations for the Center common stock and the ConnectOne common stock.

Stock Options

As of the record date for the ConnectOne annual meeting, various directors, officers and employees of ConnectOne held options to purchase a total of 298,156 shares of ConnectOne common stock, all granted under ConnectOne’s equity compensation plans. All such options will be converted into options to purchase Center common stock upon consummation of the merger. The terms of the new Center options will be the same as the terms of the old ConnectOne stock options, except that:

•	upon exercise of the new options, optionees will acquire common stock of the combined company rather than ConnectOne common stock;

•	the number of shares covered by each new option will equal the number of shares covered by the corresponding old option multiplied by the exchange ratio;

•	the exercise price of each new option will equal the exercise price of the corresponding old option divided by the exchange ratio; and

•	the new options will be administered by the same committee that administers the options granted by Center to Center employees.

Options to purchase Center common stock outstanding immediately prior to the consummation of the merger will not be affected by the consummation of the merger, except that pursuant to contractual arrangements made with Anthony Weagley, upon his termination from service subsequent to the merger, all of his unvested stock options will vest.

Restricted Shares and Performance Units

All restricted shares of ConnectOne common stock and Center common stock outstanding as of the consummation of the merger will be deemed fully vested. As of the respective record dates for ConnectOne and Center, there were 27,397 unvested ConnectOne restricted shares (which will be converted into 71,232 shares of Center common stock upon consummation of the merger, which will no longer be subject to forfeiture) and there were 18,829 unvested Center restricted shares.

All performance units with respect to ConnectOne common stock outstanding as of the consummation of the merger will be deemed fully earned and vested. As of the record date for the ConnectOne annual meeting, the maximum number of shares of ConnectOne common stock issuable pursuant to outstanding performance units was 102,375 shares (which, if outstanding immediately prior to the consummation of the merger, will be converted into 266,185 vested shares of Center common stock upon consummation of the merger).

Center Common Stock

Each share of Center common stock outstanding immediately prior to completion of the merger will remain outstanding upon consummation of the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as Center and ConnectOne mutually select. Neither regulatory approval nor the required approvals of ConnectOne’s or Center’s shareholders to the merger (and, in the case of Center, the approval of Center’s amended and restated certificate of incorporation) can be waived. FDIC approval has been received, and the other approvals are pending. Center and ConnectOne presently expect to close the merger during the second or third quarter of 2014. See “THE MERGER—Conditions to the Merger” at page 82 and “THE MERGER—Regulatory Approvals” at page 89.

Representations and Warranties

The merger agreement contains customary representations and warranties. Due to the structure of the transaction, the representations of ConnectOne and Center were parallel in all material respects. The representations and warranties made by the parties covered, among other things, the following matters:

•	Organization of the representing party and its subsidiaries.

•	Capital structure of the representing party.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationships with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities and with the SEC.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Liabilities incurred since September 30, 2013.

•	Fees of financial advisors.

•	Absence of material adverse changes, since September 30, 2013, in the representing party’s consolidated business, results of operations or financial condition.

•	Absence of undisclosed material pending or threatened legal proceedings.

•	Filing of tax returns and payment of taxes.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•

Accuracy of information supplied by the representing party for inclusion in the registration statement of which this joint proxy statement and prospectus is a part, this joint proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Disclosure of material contracts.

•	Absence of regulatory orders.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of material environmental violations, actions or liabilities.

•	Indemnification obligations of the representing party and its subsidiaries.

•	Inapplicability of anti-takeover provisions of New Jersey law to the merger.

•	Intellectual property matters.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use commercially reasonable efforts to maintain and preserve intact our respective business organizations, properties, leases, employees and advantageous business relationships and to conduct our businesses and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by the other party. Due to the structure of the transaction, the covenants made by the parties with respect to pre-closing conduct were parallel in all material respects. Subject to certain exceptions referred to in the merger agreement, each covenanting party also agreed in the merger agreement that it will not, without the written consent of the other party (which consent may not be unreasonably withheld), except as otherwise specifically provided in the merger agreement:

•	declare or pay any dividends on its capital stock, other than, in Center’s case, regular quarterly cash dividends not to exceed $0.075 per share consistent with past practices;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•

issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of shares of the covenanting party’s common stock, upon the exercise of stock options outstanding on the date of the merger agreement (or, in the case of ConnectOne, pursuant to performance units outstanding on the date of the merger agreement);

•	amend its certificate of incorporation or by-laws other than as contemplated by the merger agreement;

•	make any capital expenditures other than as permitted in the merger agreement;

•	enter into any new line of business or offer any new products or services;

•	acquire any business or any assets outside of the ordinary course of business;

•

take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to January 20, 2015;

•

change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by the covenanting party’s independent auditors;

•	adopt, amend, or terminate any employee benefit plan;

•

increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

•	other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•	file any application to relocate or terminate the operations of any of its banking offices;

•	create, renew, amend or terminate any material contract;

•	settle any claim in excess of $200,000 or involving any material restrictions on the covenanting party’s operations;

•	subject to specified exceptions, waive or release any material right;

•	make loans that fall outside of parameters set forth in the merger agreement;

•	file any application to relocate or terminate the operations of any branch office;

•	elect to the board of directors any person who is not a current member of the covenanting party’s board;

•	change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

•	take any other action outside of the ordinary course of business; or

•	agree to do any of the foregoing.

ConnectOne also agreed in the merger agreement, among other things:

•

to submit the proposed merger to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this joint proxy statement and prospectus is a part, is declared effective by the SEC;

•

for the ConnectOne board of directors, subject to applicable fiduciary obligations, to recommend that ConnectOne’s shareholders approve the merger agreement, and such other matters as are submitted to ConnectOne shareholders in connection with the merger agreement; and

•	to provide Center with certain financial statements as reasonably requested by Center in order to enable Center to comply with its reporting obligations under the Exchange Act.

ConnectOne has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 15% of the assets or voting power of ConnectOne or any of its subsidiaries. We refer to any such proposal as a “ConnectOne acquisition proposal,” except that in the event that ConnectOne seeks to terminate the merger agreement in connection with such a proposal, the 15% threshold in the immediately preceding sentence shall instead be a 50% threshold.

Similarly, ConnectOne has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, any ConnectOne acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that ConnectOne’s board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes a ConnectOne acquisition proposal prior to the date, if any, on which ConnectOne’s shareholders approve the merger. In the event that ConnectOne receives any such proposal, ConnectOne is required to promptly (and in any event within 48 hours of receipt) disclose to Center the identity of the person making the proposal and the substance of such proposal.

We jointly agreed, among other things:

•	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

•	to provide access to each other and to each other’s representatives;

•

subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party which is required in connection with the merger;

•	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Center has agreed:

•	to use its reasonable best efforts to cause the Center common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market;

•

to submit to its shareholders the proposed merger, the proposed amended and restated certificate of incorporation, the Center say on merger compensation proposal and the Center say on pay proposal for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this joint proxy statement and prospectus is a part, is declared effective by the SEC;

•

for the Center board of directors, subject to applicable fiduciary obligations, to recommend that Center’s shareholders approve the merger agreement, and such other matters as are submitted to Center’s shareholders in connection with the merger agreement;

•	to provide ConnectOne with certain financial statements as reasonably requested by ConnectOne in order to enable ConnectOne to comply with its reporting obligations under the Exchange Act;

•

to indemnify any current or former director or officer of ConnectOne and Center against any claim, including any claim which relates in any way to the merger, this joint proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the board of directors of ConnectOne or Center, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and the applicable certificate of incorporation and by-laws had the merger not occurred;

•

to cause the persons serving as officers and directors of ConnectOne and Center immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to limitations on the amount which Center must spend for such insurance; and

•

subject to certain qualifications, to provide severance to any ConnectOne or Center employee who is terminated or whose terms of employment are substantially adversely modified within one year after the date on which the merger is consummated.

Center has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 15% of the assets or voting power of Center or any of its subsidiaries. We refer to any such proposal as a “Center acquisition proposal,” except that in the event that Center seeks to terminate the merger agreement in connection with such a proposal, the 15% threshold in the immediately preceding sentence shall instead be a 50% threshold.

Similarly, Center has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, a Center acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that Center’s board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes a Center acquisition proposal prior to the date, if any, on which Center’s shareholders approve the merger and the Center amended and restated certificate of incorporation. In the event that Center receives any such proposal, Center is required to promptly (and in any event within 48 hours of receipt) disclose to ConnectOne the identity of the person making the proposal and the substance of such proposal.

Conditions to the Merger

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to ConnectOne and Center

•	ConnectOne’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

•

Center’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement, including the adoption of Center’s amended and restated certificate of incorporation;

•

the registration statement of which this joint proxy statement and prospectus is a part shall not be subject to an order—typically referred to as a stop order—demanding that we cease using these documents;

•

we shall have received all necessary approvals of governmental entities, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

•	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

•

no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or obtain other substantial monetary or other relief against one or more of the parties which Center or ConnectOne determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed;

•	ConnectOne and Center shall have received from Center’s counsel the tax opinion described under “THE MERGER—Material United States Federal Income Tax Consequences”; and

•	the shares of Center common stock issuable in the merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Additional Conditions Applicable to Center

In addition to the foregoing, Center’s obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, ConnectOne’s representations shall be true and correct, except where the failure to be true and correct does not constitute a material adverse effect;

•	ConnectOne representations made as of a particular date shall be true and correct as of such date, except where the failure to be true and correct does not constitute a material adverse effect;

•	ConnectOne shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•

ConnectOne shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect ConnectOne or Center if not obtained;

•	none of such consents shall contain any term or condition which would materially adversely affect Center; and

•

ConnectOne Bank shall have taken all necessary corporate action to effectuate the merger of Union Center National Bank into ConnectOne Bank immediately following the effective time of the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Additional Conditions Applicable to ConnectOne

In addition to the foregoing, ConnectOne’s obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, Center’s representations shall be true and correct, except where the failure to be true and correct does not constitute a material adverse effect;

•	Center representations made as of a particular date shall be true and correct as of such date, except where the failure to be true and correct does not constitute a material adverse effect;

•	Center shall have performed in all material respects the covenants which it is required to perform under the merger agreement; and

•

Union Center National Bank shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Except for the requirements of ConnectOne and Center shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER—Amendment; Waiver” below. However, neither of us anticipates waiving the condition that a tax opinion be delivered by Center’s counsel.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

•

Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of ConnectOne shareholder approval, Center shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by agreement of Center and ConnectOne;

•	by either Center or ConnectOne:

•

if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action;

•	if the merger is not consummated on or before January 20, 2015;

•	if ConnectOne’s or Center’s shareholders fail to approve the merger or if Center’s shareholders fail to approve the adoption of Center’s amended and restated certificate of incorporation;

•

if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

•	if the other party materially breaches any covenant in the merger agreement; or

•	if the conditions to such party’s obligations to close are not capable of being satisfied on or before January 20, 2015;

•

by ConnectOne if, prior to the time that ConnectOne’s shareholders approve the merger, it approves a ConnectOne acquisition proposal in accordance with the terms of the merger agreement and enters into a definitive agreement to effect that ConnectOne acquisition proposal, but only if:

•

at least four business days prior to entering into a definitive agreement relating to the ConnectOne acquisition proposal, ConnectOne provides Center with a copy of that agreement (“ConnectOne Step One”);

•	ConnectOne’s board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties (“ConnectOne Step Two”);

•

after considering any response that Center may have after reviewing that definitive agreement, the ConnectOne board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to ConnectOne’s shareholders than the merger agreement and any transaction then being proposed by Center (“ConnectOne Step Three”);

•	prior to terminating the merger agreement, ConnectOne pays to Center the termination fees and out-of-pocket expenses described below under “Termination Fees” (“ConnectOne Step Four”); and

•

ConnectOne delivers to Center a release signed by the parties to that definitive agreement and any entity that controls such parties, which release is in form and substance reasonably satisfactory to Center and irrevocably waives any right the releasing parties may have to challenge the payment of such termination fees and expenses (“ConnectOne Step Five”); we refer to the right to terminate pursuant to ConnectOne Step One, ConnectOne Step Two, ConnectOne Step Three, ConnectOne Step Four and ConnectOne Step Five as the “ConnectOne fiduciary out;”

•

by Center if, prior to the time that Center’s shareholders approve the merger and the adoption of the amended and restated certificate of incorporation, it approves a Center acquisition proposal in accordance with the terms of the merger agreement and enters into a definitive agreement to effect that acquisition proposal, but only if:

•	at least four business days prior to entering into a definitive agreement relating to the Center acquisition proposal, Center provides ConnectOne with a copy of that agreement (“Center Step One”);

•	Center’s board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties (“Center Step Two”);

•

after considering any response that ConnectOne may have after reviewing that definitive agreement, the Center board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to Center’s shareholders than the merger agreement and any transaction then being proposed by ConnectOne (“Center Step Three”);

•	prior to terminating the merger agreement, Center pays to ConnectOne the termination fees and out-of-pocket expenses described below under “Termination Fees” (“Center Step Four”); and

•

Center delivers to ConnectOne a release signed by the parties to that definitive agreement and any entity that controls such parties, which release is in form and substance reasonably satisfactory to ConnectOne and irrevocably waives any right the releasing parties may have to challenge the payment of such termination fees and expenses (“Center Step Five”); we refer to the right to terminate pursuant to Center Step One, Center Step Two, Center Step Three, Center Step Four and Center Step Five as the “Center fiduciary out;”

•

by ConnectOne if, prior to the time that Center’s shareholders approve the merger and the adoption of the amended and restated certificate of Incorporation, Center or Center’s board (or any committee thereof):

•	approves, adopts, endorses or recommends any Center acquisition proposal or otherwise exercises the Center fiduciary out,

•	fails to make, withdraws or materially modifies its recommendation in favor of the merger agreement in a manner described in the merger agreement,

•	breaches the non-solicitation covenants in the merger agreement in any material respect adverse to ConnectOne, or

•

in response to the commencement (other than by ConnectOne or its subsidiaries) of a tender offer or exchange offer for 10% or more of the outstanding shares of Center common stock, recommends that Center’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that Center’s shareholders reject such tender offer or exchange offer within a specified ten business day period (we refer to this right to terminate as a result of the events described in this bulleted clause and each of the three immediately preceding bulleted clauses as a “ConnectOne equitable right”).

•

by ConnectOne if any other event occurs that gives rise to the payment of a termination fee and termination expenses by Center pursuant to the terms of the merger agreement (we also refer to this termination right as a “ConnectOne equitable out”);

•	by Center if, prior to the time that ConnectOne’s shareholders approve the merger, ConnectOne or ConnectOne’s board (or any committee thereof):

•	approves, adopts, endorses or recommends any ConnectOne acquisition proposal or otherwise exercises the ConnectOne fiduciary out,

•	fails to make, withdraws or materially modifies its recommendation in favor of the merger agreement in a manner described in the merger agreement,

•	breaches the non-solicitation covenants in the merger agreement in any material respect adverse to Center, or

•

in response to the commencement (other than by Center or its subsidiaries) of a tender offer or exchange offer for 10% or more of the outstanding shares of ConnectOne common stock, recommends that ConnectOne’s shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that ConnectOne’s shareholders reject such tender offer or exchange offer within a specified ten business day period (we refer to this right to terminate as a result of the events described in this bulleted clause and each of the three immediately preceding bulleted clauses as a “Center equitable right”); or

•

by Center if any other event occurs that gives rise to the payment of a termination fee and termination expenses by ConnectOne pursuant to the terms of the merger agreement (we also refer to this termination right as a “Center equitable out”).

Termination Fees

ConnectOne has agreed to pay a fee of $10,000,000 to Center and has agreed to reimburse Center for up to $500,000 in out-of-pocket expenses if:

•	ConnectOne exercises the ConnectOne fiduciary out;

•	Center exercises the Center equitable out; or

•

(A) a tender or exchange offer to acquire 50% or more of the voting power in ConnectOne or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving ConnectOne or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, ConnectOne or any of its subsidiaries is made directly to ConnectOne shareholders or otherwise publicly disclosed or communicated or made known to any member of ConnectOne’s senior management or board and (B) the merger agreement is thereafter terminated (x) by Center or ConnectOne if the approval of ConnectOne shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this joint proxy statement and prospectus is a part, (y) by Center as a result of its termination right in connection with a breach of any of the representations or warranties on the part of ConnectOne which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Center as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of ConnectOne, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, and, within 12 months after the termination referred to in clause (x), (y) or (z), ConnectOne or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an acquisition proposal of the type described in this paragraph.

Center has agreed to pay a fee of $10,000,000 to ConnectOne and has agreed to reimburse ConnectOne for up to $500,000 in out-of-pocket expenses if:

•	Center exercises the Center fiduciary out;

•	ConnectOne exercises the ConnectOne equitable out; or

•

(A) a tender or exchange offer to acquire 50% or more of the voting power in Center or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Center or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Center or any of its subsidiaries is made directly to Center shareholders or otherwise publicly disclosed or communicated or made known to any member of Center’s senior management or board and (B) the merger agreement is thereafter terminated (x) by Center or ConnectOne if the approval of Center shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this joint proxy statement and prospectus is a part, (y) by ConnectOne as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Center which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by ConnectOne as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Center, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, and, within 12 months after the termination referred to in clause (x), (y) or (z), Center or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an acquisition proposal of the type described in this paragraph.

Financial Forecasts

Center and ConnectOne do not as a matter of course publicly disclose internal management forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective confirmatory due dilligence, Center requested, and ConnectOne’s management provided, Center and its financial advisors with, certain non-public financial forecasts prepared by ConnectOne’s management, and ConnectOne requested, and Center’s management provided, ConnectOne and its financial advisors with, certain non-public financial forecasts prepared by Center’s management.

Set forth below are the material financial forecasts that were provided by ConnectOne to Center and to the financial advisors to ConnectOne and Center:

Material Financial Forecasts Provided by ConnectOne
(all amounts are approximate)

	As of period-end or for the period
	Projected 2014	Projected 2015	Projected 2016	Projected 2017	Projected 2018
	(dollars in thousands)
Total assets	$1,460,845	$1,740,935	$2,002,075	$2,252,335	$2,533,876
Tangible assets	1,460,585	1,740,675	2,001,815	2,252,075	2,533,616
Total common equity	143,663	160,247	179,675	201,532	226,120
Tangible common equity	143,403	159,987	179,415	201,272	225,860
Net income available to common stockholders	13,577	16,894	19,428	21,857	24,589

Set forth below are the material financial forecasts that were provided by Center to ConnectOne and to the financial advisors to Center and ConnectOne:

Material Financial Forecasts Provided by Center
(all amounts are approximate)

	As of period-end or for the period
	Projected 2014	Projected 2015	Projected 2016	Projected 2017	Projected 2018
	(dollars in thousands)
Total assets	$1,756,640	$1,851,945	$2,083,438	$2,343,868	$2,636,851
Tangible assets	1,739,856	1,835,242	2,066,816	2,327,327	2,620,391
Total common equity	173,763	191,695	212,498	241,427	273,971
Tangible common equity	156,979	174,992	195,876	224,886	257,511
Net income available to common stockholders	21,089	22,857	25,714	28,928	32,544

The financial forecasts set forth above represent the most recent projections prepared by ConnectOne and delivered to Center and prepared by Center and delivered to ConnectOne prior to the announcement of the merger. At the time the financial forecasts were prepared, they represented the best estimates and judgments of the management teams of ConnectOne and Center, respectively, that prepared the forecasts in good faith. These financial forecasts cannot be considered a reliable predictor of future operating results, and no assurance can be given regarding future events. The projections represent Center’s and ConnectOne’s independent forecasts. The financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Center and ConnectOne shareholder meetings will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, shareholders of Center and

ConnectOne are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts of ConnectOne and Center involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “RISK FACTORS” beginning on page 39 and FORWARD-LOOKING INFORMATION beginning on page 44, all of which are difficult to predict and many of which are beyond the control of ConnectOne and Center and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts prepared by ConnectOne and Center represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that ConnectOne or Center considers this information a reliable predictor of future results, and this information should not be relied on for that purpose. Center and its management did not participate in preparing, and do not express any view on, the ConnectOne financial forecasts set forth above, or the assumptions underlying such financial forecasts. ConnectOne and its management did not participate in preparing, and do not express any view on, the Center financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of ConnectOne and Center included in this joint proxy statement and prospectus has been prepared by, and is the responsibility of, the management teams of ConnectOne and Center, respectively. Neither ConnectOne’s or Center’s auditors, nor any other independent registered public accounting firm, nor ConnectOne’s or Center’s financial advisors have examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither Center nor ConnectOne intends to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Nasdaq Listing

The parties’ obligation to complete the merger is subject to the condition that the Center common stock issuable in the merger be authorized for listing on the Nasdaq Global Select Market.

Expenses

Subject to expense reimbursement in connection with certain types of termination, we will each pay all costs and expenses that we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel. The costs associating with printing this joint proxy statement and prospectus will be shared equally by Center and ConnectOne.

Exchange of Stock Certificates

The conversion of ConnectOne common stock into the right to receive Center common stock will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the Exchange Agent designated by Center will send to all persons who were shareholders of ConnectOne immediately prior to the consummation of the merger a transmittal form, along with instructions, to use in exchanging ConnectOne stock certificates for stock certificates of the combined company, as well as for cash in lieu of fractional shares. The Exchange Agent will mail certificates representing shares of the common stock of the combined company and checks for cash in lieu of fractional share interests to such persons as soon as reasonably possible following the closing and its receipt of certificates representing former shares of ConnectOne common stock and other related documentation required by the Exchange Agent.

ConnectOne shareholders should not submit their ConnectOne stock certificates with the enclosed proxy card. However, once the merger is consummated and the Exchange Agent sends a transmittal form to former ConnectOne shareholders, those shareholders must submit their ConnectOne stock certificates to the Exchange Agent in order to receive their new shares of the common stock of the combined company.

Until the merger has been consummated and the certificates representing shares of ConnectOne common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the combined company’s common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of ConnectOne common stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the applicable number of shares of the combined company’s common stock (and cash in lieu of fractional shares).

None of the parties will be liable to any ConnectOne shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of the combined company’s common stock will be issued to any shareholder of ConnectOne upon completion of the merger. For each fractional share that would otherwise be issued, the combined company will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average (rounded to four decimal places) of the daily closing sales prices of Center common stock as reported on the Nasdaq Global Select Market for the 10 consecutive trading days ending on the third trading day prior to the date on which the merger is consummated. All shares of ConnectOne common stock held by a former ConnectOne shareholder immediately prior to the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Persons who own Center common stock immediately prior to the consummation of the merger will, upon consummation of the merger, be requested to submit their stock certificates to the combined company’s transfer agent and receive in exchange stock certificates bearing the name “ConnectOne Bancorp.” Subsequent to the merger, the combined company’s transfer agent will not issue any stock certificates bearing the Center Bancorp name. Written instructions will be sent to Center’s shareholders explaining the steps that they will be requested to take.

Center shareholders should not submit their Center stock certificates with the enclosed proxy card.

Regulatory Approvals

Completion of the merger and the bank merger requires notice to and a waiver by the Federal Reserve Board and approval by the FDIC and the New Jersey Department of Banking and Insurance. Approval by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to ConnectOne’s shareholders. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on March 12, 2014 and a draft notice to the Federal Reserve Board was submitted on March 13, 2014. FDIC approval has been received, and the other approvals are pending. We cannot assure you that all the necessary regulatory approvals will be granted, or that they will be granted on a timely basis without conditions unacceptable to the parties.

Legal Proceedings

Complaints were filed against ConnectOne, the members of its Board of Directors and Center in the Superior Court of New Jersey, seeking class action status and asserting that ConnectOne and the members of its Board violated their duties to ConnectOne’s shareholders in connection with the proposed merger. The asserted factual bases for the allegations of breach of duty included (i) that the exchange ratio undervalues ConnectOne, (ii) that the terms of the merger agreement and certain related documents impermissibly locked up the proposed transaction, inhibiting other offers for ConnectOne, and (iii) that the proposed transaction provides benefits to insiders of ConnectOne. In addition, in their amended complaint, the plaintiffs raised claims that this joint proxy statement and prospectus failed to disclose material information. Certain of the complaints also alleged that Center has aided and abetted the individual defendants in their alleged breaches of fiduciary duties. On April 25, 2014, the plantiffs dismissed each of these legal proceedings.

Interests of Management and Others in the Merger

In considering the recommendations of the ConnectOne board and the Center board regarding the merger, ConnectOne shareholders and Center shareholders should know that certain directors and officers of ConnectOne and Center have interests in the merger in addition to their interests as shareholders of ConnectOne or Center. All those additional interests are described below, to the extent they are material and are known to ConnectOne or Center. The ConnectOne board and the Center board were aware of these interests and considered them, among other matters, in approving the merger agreement:

Ongoing Positions

The board of the combined company will consist of six persons who currently serve on ConnectOne’s board and six persons who currently serve on Center’s board. At present, we expect that the former ConnectOne directors who will serve on the board of the combined company will be Frank Sorrentino III, Frank Baier, Stephen Boswell, Frank Huttle III, Michael Kempner and Joseph Parisi, Jr. and that the six Center directors who will continue as members of the board of the combined company will be Frederick Fish, Howard Kent, Nicholas Minoia, Harold Schechter, William Thompson and Raymond Vanaria. Such directors will be eligible to receive compensation for services that they will render as board and committee members. Center directors receive fees for serving as directors, as described under “OTHER PROPOSALS TO BE CONSIDERED AT THE CENTER ANNUAL MEETING—Center Proposal 4—Election of Directors—Executive Compensation—Director Compensation”.

The merger agreement contemplates that Frank Sorrentino (currently the Chairman and Chief Executive Officer of ConnectOne and ConnectOne Bank) will be the Chief Executive Officer, President and Chairman of the Board of the combined company and the combined bank, that William Burns (currently the Chief Financial Officer of ConnectOne and ConnectOne Bank) will be the Chief Financial Officer of the combined company and the combined bank and that Anthony Weagley (currently the Chief Executive Officer and President of Center and Union Center National Bank) will be the Chief Operating Officer of the combined company and the combined bank. Other officer positions will be filled prior to the consummation of the merger.

Arrangements with Lawrence B. Seidman

In negotiating the terms of the merger agreement, ConnectOne insisted that steps be taken to adjust the relationships that exist between Center and Lawrence B. Seidman, a director of Center and, to Center’s knowledge, Center’s largest shareholder. Ultimately, the parties have reflected the new relationship in three agreements—a Voting and Sell Down Agreement, a Consulting Agreement and a Registration Rights Agreement. The following information describes the material terms and provisions of these agreements. The descriptions are not intended to cover every detailed aspect of these agreements. We qualify this discussion in its entirety by reference to the Voting and Sell Down Agreement, Consulting Agreement and Registration Rights Agreement, which we incorporate by reference in this joint proxy statement and prospectus. Copies of the Voting and Sell Down Agreement, Consulting Agreement and Registration Rights Agreement are attached hereto as Annexes D, E and F, respectively.

Voting and Sell Down Agreement. Concurrent with the execution of the merger agreement, Lawrence B. Seidman entered into an agreement with ConnectOne that we refer to as the Voting and Sell Down Agreement. Under this agreement, Mr. Seidman has agreed to vote in favor of the merger and against any competing proposal, and, subject to certain exceptions, to refrain from transferring shares of Center common stock until Center’s shareholders approve the merger agreement and the amended and restated certificate of incorporation. If the Center shareholders do not provide those approvals or the merger otherwise is not consummated, Mr. Seidman’s obligation to vote against any competing proposal will not terminate until six months after the merger agreement is terminated. Mr. Seidman has also agreed that he will not solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any Center acquisition proposal, or negotiate, explore or otherwise engage in discussions with any person (other than ConnectOne and its affiliates) with respect to any Center acquisition proposal or enter into any agreement, arrangement or understanding with respect to any Center acquisition proposal or agree to or otherwise assist in the effectuation of any Center acquisition proposal or comment publicly in favor of any Center acquisition proposal. However, nothing in the agreement precludes Mr. Seidman from discharging his fiduciary duties as a member of the board of directors of Center.

The Voting and Sell Down Agreement also provides, among other things, that: (i) commencing after Center’s shareholders approve the merger, Mr. Seidman will use commercially reasonable efforts, taking into account conditions in the capital markets and the market price of Center common stock, to undertake bona fide sales of Center common stock to third parties to reduce his percentage beneficial ownership in the surviving corporation to 4.99% of the outstanding shares by the one-year anniversary of the closing of the merger; (ii) by virtue of an irrevocable perpetual voting proxy granted by Mr. Seidman to the board of the combined company, the board of the combined company will have the right, commencing on the sooner of the six month anniversary of the closing of the merger and the record date for the combined company’s 2015 annual meeting of shareholders, to vote all shares beneficially owned by Mr. Seidman that are in excess of 4.99% of the outstanding shares of the combined company in proportion to the votes of all other shareholders of the combined company at any shareholders’ meeting; and (iii) Mr. Seidman has granted the combined company an irrevocable assignable option, exercisable for 45 days commencing on the one-year anniversary of the closing, to purchase the shares of the combined company’s common stock beneficially owned by Mr. Seidman in excess of 4.99% of the outstanding shares of the combined company at a price of $20.63 per share (subject to equitable adjustment to give effect to stock splits, stock splits, reverse stock splits and comparable transactions). If such option is exercised, the closing for the purchase will be 10 business days after the date of the exercise, unless additional time is required in order to comply with all applicable laws and/or in order to effect any underwriting contemplated in connection with the sale of the shares to the combined company or its assignee. Mr. Seidman and KBW, the financial advisor for Center, have informally discussed the possibility of KBW’s acting as an underwriter or agent in connection with the sale of Mr. Seidman’s shares pursuant to the Voting and Sell Down Agreement. As of the date of this joint proxy statement and prospectus, Mr. Seidman had not engaged KBW to act on his behalf.

Registration Rights Agreement. Because of the extent of Mr. Seidman’s ownership position, the federal securities laws preclude Mr. Seidman from selling the bulk of his shares publicly unless Center registers those shares under the federal securities laws. Accordingly, as a condition to his executing the Voting and Sell Down Agreement, Lawrence Seidman insisted that Center agree to register his shares of Center common stock for resale under the federal securities laws. Center has provided the assurances required by Mr. Seidman in an agreement that we refer to as the Registration Rights Agreement. Under the Registration Rights Agreement, Center has agreed to both mandatory and piggyback registration rights. The mandatory registration rights entitle Mr. Seidman to require Center (or the combined company) to register his shares for re-sale. The piggyback registration rights enable Mr. Seidman to include his shares in public offerings made by Center (or the combined company), subject to certain customary exceptions. In both cases, the Registration Rights Agreement requires Center to pay all of the expenses of such registrations, other than any underwriting discounts and commissions that Mr. Seidman or his associates may be required to pay. Center anticipates that it will commence the process required to register Mr. Seidman’s shares promptly after this registration statement is declared effective, although, unless otherwise agreed, no shares will be sold by Mr. Seidman pursuant to that registration statement until after Center’s shareholders approve the merger agreement and the amended and restated certificate of incorporation.

Consulting Agreement. In negotiating the merger agreement, ConnectOne also insisted that while Mr. Seidman would not serve on the board of directors of the combined company, he agree to certain affirmative and negative covenants intended to benefit the combined company. As a result, Mr. Seidman and Center entered into an agreement, which we refer to as the Consulting Agreement, pursuant to which, for a period of two years after the closing of the merger, he will provide his personal advice and counsel to the combined company (and its subsidiaries and affiliates) in connection with the business of the combined company, including, but not limited to: helping to maintain customer relationships; providing insight, advice and institutional history with regard to all relationships of the combined company, including those with customers, vendors and third party service providers; and providing services and advice related to real estate and loan matters, investor relations and litigation matters. In consideration for these services, Mr. Seidman will receive a consulting fee of $50,000 per year and the combined company will reimburse him for the cost of medical insurance coverage during the two year term of the agreement. He also agreed that for a period of one year after the consummation of the merger, he will not himself seek election or nomination to, or serve as a member of, the board of any entity that is engaged in the banking or financial services business within the state of New Jersey, subject to certain exceptions. Notwithstanding the forgoing, and provided that Mr. Seidman is otherwise in full compliance with the terms of this Agreement, Mr. Seidman may seek election to, or nomination to, or serve as a member of, the board of any entity which is a federal or state chartered savings bank or savings association, or its parent holding company, provided that as of the effective time of the merger, such entity was not subject to the Securities Exchange Act of 1934, as amended. Mr. Seidman also agreed that for a period of two years after the consummation of the merger, he will not engage in banking business with any customer of Center or ConnectOne as of the closing of the merger on behalf of any other financial institution, and he will not solicit or recommend that any such customer conduct business with any other financial institution, nor solicit such customer to nor recommend that such customer reduce such customer’s current business with the combined company. Under the Consulting Agreement, Mr. Seidman also agreed to customary restrictions against soliciting employees of Center to work for other entities.

Agreement with Anthony C. Weagley

As previously disclosed, for several years Anthony C. Weagley, a director of Center and the Chief Executive Officer and President of Center, has been a party to a non-competition agreement (that we refer to as the “Weagley Non-Competition Agreement”) and an employment agreement (that we refer to as the “Weagley Employment Agreement”) that provide certain benefits to him in connection with a change in control. For purposes of Mr. Weagley’s agreements, the consummation of the merger would constitute a change in control. In negotiating the merger agreement, ConnectOne required that Mr. Weagley amend these agreements by entering into a new agreement, which we refer to as the “New Agreement”. The New Agreement was negotiated by ConnectOne and Mr. Weagley and executed on January 20, 2014 by Mr. Weagley, Center and Union Center National Bank. If the merger is not consummated, the New Agreement will not become effective and the Weagley Non-Competition Agreement and Weagley Employment Agreement will remain in full force and effect. For information regarding the benefits to be received by Mr. Weagley pursuant to the New Agreement, see “OTHER PROPOSALS TO BE CONSIDERED AT THE CENTER ANNUAL MEETING—Center Proposal 4: Election of Directors—Executive Compensation”.

Other Center Change-in-Control and Severance Agreements

Union Center National Bank has entered into substantially similar employment agreements, each dated April 12, 2013, with officers Mark S. Cardone, Arthur M. Wein, James W. Sorge, Joseph

D. Gangemi and John J. Bailey pursuant to which each such executive is entitled to severance and other benefits in the event of an involuntary termination without “Cause” (as defined therein) or a resignation for “Good Reason” (as defined therein). The severance amount, which is payable in a lump sum, is equal to two times such executive’s then current annual salary and benefits. If such involuntary termination or resignation is as a result of a change in control that occurs on or before April 12, 2015, such executive is also entitled to the annual incentive payment he would have received under Center’s Achievement Incentive Plan, provided that such annual incentive payment has not already been paid. Such executives are also entitled to receive an additional cash amount, payable monthly for 24 months, equal to the difference between the health insurance benefits provided by Union Center National Bank and the cost of COBRA continuation coverage.

On February 18, 2014, each of Messrs. Cardone, Wein and Gangemi entered into an amendment to his respective employment agreement with Union Center National Bank. Each amendment provides that notwithstanding anything to the contrary in the respective employment agreement, with respect to any payments due to the executive under the employment agreement which relate to two times annual salary, such payment will be calculated on the annual base salary in effect on December 31, 2013. Each amendment also provides that for purposes of clarification, such executive may receive a salary increase effective in calendar year 2014, but such increase will not be included for purposes of calculating payments due under the employment agreement. In all other respects, each employment agreement remained unchanged.

Center has also entered into a letter agreement, dated April 12, 2005, with its senior auditor, George J. Theiller, pursuant to which Mr. Theiller would be entitled to a payment equal to one year’s annual compensation if Center or Union Center National Bank is acquired by an entity or entities not related to either by common ownership of more than 50% and a change of control takes place.

Retention Bonuses

The parties have not provided for the payment of retention, or “stay pay”, bonuses in the merger agreement. If either ConnectOne or Center determines that it is appropriate to offer a retention bonus to an employee in order to incentivize the employee to remain with ConnectOne, Center or their respective subsidiaries through the closing, the party seeking to provide such bonus will require the consent of the other party. The merger agreement provides that such consent may not be unreasonably withheld.

Equity Benefits

Employee Stock Options, Restricted Shares and Performance Units. When the merger becomes effective, each outstanding option to purchase ConnectOne common stock will be converted into an option to purchase Center common stock. Except as set forth below with respect to outside director options, no change will be made with respect to options granted under Center’s equity incentive plans. ConnectOne and Center restricted shares that are unvested as of the consummation of the merger will become fully vested, and shares of ConnectOne common stock underlying performance units will be deemed earned and become fully vested upon consummation of the merger. See “—Terms of the Merger—Stock Options” and “—Terms of the Merger—“Restricted Shares and Performance Units.”

As of February 28, 2014, (i) a total of 27,397 shares of ConnectOne common stock are unvested restricted shares, (ii) the maximum number of shares of ConnectOne common stock subject to performance awards that will be deemed earned and vested upon consummation of the merger is 102,375 shares and (iii) a total of 18,829 shares of Center common stock are unvested restricted shares.

The following table sets forth, for each of the executive officers of ConnectOne named in the summary compensation table presented herein in connection with ConnectOne’s Proposal 3, the number of unvested restricted shares of ConnectOne common stock held by such person on February 28, 2014, the maximum number of shares of ConnectOne common stock issuable to such person in connection with performance units held by such person on February 28, 2014 and the number of shares of Center common stock into which such shares of ConnectOne common stock will be converted upon consummation of the merger.

(A)	(B)	(C)	(D)	(E)
Name	Number of Unvested Restricted Shares	Number of Shares of Center Common Stock(1)	Maximum Number of Shares of ConnectOne Common Stock Issuable Pursuant to Performance Units	Number of Shares of Center Common Stock(2)
Frank Sorrentino, III	12,717	33,064	41,250	107,250
William S. Burns	3,590	9,334	20,625	53,625
Elizabeth Magennis	3,872	10,067	13,500	35,100

(1)	Represents the number of shares in column B multiplied by 2.6, rounded down to the nearest whole number.

(2)	Represents the number of shares in column D multiplied by 2.6, rounded down to the nearest whole number.

The following table sets forth, for each of the executive officers of Center named in the summary compensation table presented herein in connection with Center’s Proposal 4, the number of unvested restricted shares of Center common stock held by such person on February 28, 2014.

Name	Number of Shares of Center Common Stock
Anthony C. Weagley	7,291
Francis R. Patryn	1,100
Vincent Tozzi	—
Arthur M. Wein	1,525
Mark S. Cardone	2,184
James W. Sorge	1,811

Center Non-Employee Director Stock Options. On January 20, 2014, Center amended its Amended and Restated 2003 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) to recognize service on an advisory board for purposes of vesting and exercisability of any option granted to a director when he served as a director of Center’s board and to provide that notwithstanding any other provision in such Non-Employee Director Plan, effective upon the execution of the merger agreement, no grants of options shall be granted under that Plan on the next, and final, scheduled annual grant date of March 1, 2014. The effect of the recognition of service on an advisory board is to enable those non-employee directors who are not remaining on the Board of the combined company (Messrs. Bol and Seidman) to continue the vesting of options previously granted under the Non- Employee Director Plan through service on an advisory board.

Indemnification; Directors and Officers. To the extent permitted by law, the merger agreement requires Center to indemnify each director and officer of ConnectOne, Center, ConnectOne Bank and Union Center National Bank to the extent permitted under ConnectOne’s certificate of incorporation and by-laws or Center’s certificate of incorporation and by-laws, as the case may be, for a period of six years after the merger is completed. The merger agreement also requires Center to provide ConnectOne’s and Center’s officers and directors with directors’ and officers’ liability insurance for at least six years after the merger takes effect upon terms and conditions not materially less advantageous than ConnectOne’s and Center’s existing directors’ and officers’ insurance policies, subject to restrictions as to the premiums payable under such policies.

Share Ownership. As of April 30, 2014, the directors and executive officers of ConnectOne owned in the aggregate 669,851 shares of ConnectOne common stock, or 13.3% of the outstanding shares. Such shares include restricted shares, exclude shares subject to stock options and exclude shares subject to performance units that will vest upon consummation of the merger. At the 2.6:1 exchange ratio, those shares will automatically convert into 1,741,613 shares of the combined company’s common stock. In addition, as of April 30, 2014, the directors and executive officers of

ConnectOne beneficially owned in the aggregate stock options covering 268,251 shares of ConnectOne common stock. If such options remain outstanding immediately prior to the consummation of the merger, such options will convert into options covering a total of 697,452 shares of Center common stock upon consummation of the merger. Further, the directors and executive officers of ConnectOne held, as of April 30, 2014, a maximum of 75,375 shares subject to performance units that will vest upon consummation of the merger. Upon such vesting, these shares will automatically convert into 195,975 shares of Center common stock upon consummation of the merger.

Accounting Treatment

Center will account for the merger under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of ConnectOne, as of the effective date of the merger, will be recorded by Center at their respective estimated fair values and the excess of the merger consideration over the fair value of ConnectOne’s net assets will be allocated to goodwill. Center will include in its results of operations the results of ConnectOne’s operations after completion of the merger.

Material United States Federal Income Tax Consequences

This section describes the material United States federal income tax consequences of the merger to U.S. holders of ConnectOne common stock who exchange shares of ConnectOne common stock for shares of Center common stock pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of ConnectOne common stock who for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds ConnectOne common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding ConnectOne common stock, you should consult your tax advisor.

This discussion addresses only those ConnectOne shareholders that hold their ConnectOne common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular ConnectOne shareholders in light of their individual circumstances or to ConnectOne shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold ConnectOne common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of ConnectOne common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Center and ConnectOne have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by Center and ConnectOne, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this joint proxy statement and prospectus, it is the opinion of Lowenstein Sandler LLP, counsel to Center, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of Center and ConnectOne to complete the merger is conditioned upon the receipt at closing of an opinion from Lowenstein Sandler LLP to the effect that the merger will, for federal income tax purposes, qualify as a reorganization based upon customary representations made by Center and ConnectOne. This opinion will not be binding on the Internal Revenue Service or the courts. Center and ConnectOne have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each ConnectOne shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of ConnectOne Common Stock if the Merger Qualifies as a Reorganization Under Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•

no gain or loss will be recognized by holders receiving shares of Center common stock in exchange for shares of ConnectOne common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Center common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Center Common Stock” below);

•

the aggregate basis of the Center common stock received in the merger will be the same as the aggregate basis of the ConnectOne common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in Center common stock for which cash is received; and

•	the holding period of Center common stock received in exchange for shares of ConnectOne common stock will include the holding period of the ConnectOne common stock for which it is exchanged.

Cash Received Instead of a Fractional Share of Center Common Stock. A holder of ConnectOne common stock who receives cash instead of a fractional share of Center common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Center common stock for cash. As a result, a holder of ConnectOne common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of ConnectOne common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Center and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax Consequences if the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder of ConnectOne common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Center common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of ConnectOne common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of ConnectOne common stock exchanged in the merger.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, ConnectOne will be subject to tax on the deemed sale of its assets to Center, with gain or loss for this purpose measured by the difference between ConnectOne’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Center common stock plus liabilities assumed in the merger, and Center will become liable for any tax liability of ConnectOne resulting from the merger.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of ConnectOne common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Resale of Center Common Stock

The Center common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any ConnectOne shareholder who may be deemed to be:

•	an “affiliate” of ConnectOne for purposes of Rule 145 under the Securities Act; or

•	an “affiliate” of Center for purposes of Rule 144 under the Securities Act.

Affiliates will include persons—generally executive officers, directors and 10% or more shareholders—who control, are controlled by, or are under common control with, Center or ConnectOne.

ConnectOne’s affiliates will be subject to Rules 144 and 145. Those rules restrict the sale of shares of the combined company’s common stock received in the merger by affiliates and certain of their family members and related interests. Under those rules:

•

Generally, during the six months following the effective date of the merger, those persons who are affiliates of ConnectOne at the time of the ConnectOne annual meeting, provided they are not affiliates of Center at or following the merger’s effective date, may publicly resell any shares of the combined company’s common stock received by them in the merger, subject to certain limitations and requirements. These limitations and requirements include the amount of common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about the combined company.

•

After the six-month period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to the combined company as required by Rule 144.

•	After the one-year anniversary of the closing of the merger, such affiliates will not be subject to any such restrictions.

Persons who are affiliates of the combined company after the merger’s effective date may publicly resell any shares of the combined company’s common stock received by them in the merger, subject to the same limitations and requirements as apply to ConnectOne affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of the combined company’s common stock received in the merger under Rule 144 or Rule 145, as summarized in this joint proxy statement and prospectus, generally will be subject to the combined company’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

This joint proxy statement and prospectus does not register any resales of shares of the combined company’s common stock received by persons who may be deemed to be affiliates of Center or ConnectOne.

No Appraisal Rights

ConnectOne shareholders will not have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.

Voting Agreements

As a condition to Center’s execution of the merger agreement, members of ConnectOne’s board of directors and ConnectOne’s Chief Financial Officer have each entered into a voting agreement with Center. A copy of the form of voting agreement is attached to this joint proxy statement and prospectus as Annex G. Under the voting agreement, the director or officer has agreed to vote in favor of the merger and against any competing proposal and has agreed to certain transfer restrictions to assure that such person’s shares are voted in the manner contemplated in the voting agreement. This voting commitment does not impact any action that a person may be obligated to take in such person’s capacity as a director of ConnectOne. As of the record date for the ConnectOne annual meeting, the directors and Chief Financial Officer of ConnectOne beneficially owned a total of approximately 13.2% of the shares of ConnectOne common stock outstanding.

The voting restrictions applicable to three of ConnectOne’s directors—Frank Sorrentino, Michael Kempner and Dale Creamer—will, under certain circumstances, not lapse until six months after the merger agreement is terminated, tracking the time period applicable to the voting restrictions applicable to Lawrence B. Seidman in the Voting and Sell Down Agreement.

As a condition to ConnectOne’s execution of the merger agreement, members of Center’s board of directors (other than Lawrence B. Seidman, whose voting restrictions are set forth in the Voting and Sell Down Agreement) and Center’s Chief Financial Officer have each entered into a voting agreement with ConnectOne. A copy of the form of voting agreement is attached to this joint proxy statement and prospectus as Annex H. Under the voting agreement, the director or officer has agreed to vote in favor of the merger and against any competing proposal and has agreed to certain transfer restrictions to assure that such person’s shares are voted in the manner contemplated in the voting agreement. This voting commitment does not impact any action that a person may be obligated to take in such person’s capacity as a director of Center. As of the record date for the Center annual meeting, the directors (including Mr. Seidman) and Chief Financial Officer of Center owned a total of approximately 27.7% of the shares of Center common stock outstanding.

Amended and Restated By-Laws

As a condition to ConnectOne’s execution of the merger agreement, Center agreed that it would amend and restate its by-laws effective upon consummation of the merger. The following information describes the material terms and provisions of the amended and restated by-laws. This description is not complete. We qualify this discussion in its entirety by reference to the amended and restated by-laws which we incorporate by reference in this joint proxy statement and prospectus. A copy of the amended and restated by-laws is attached hereto as Annex I.

The Amended and Restated Bylaws provide that a majority of the shares entitled to vote at any shareholders’ meeting will constitute a quorum for purposes of that meeting. Special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors.

The Amended and Restated Bylaws also provide that the Board of Directors of the combined company will, until the 2017 annual meeting of shareholders, consist of 12 members, six of whom previously served as members of the Board of Directors of ConnectOne and six of whom previously served as members of the Board of Directors of Center prior to the Merger. In the event that, prior to the 2017 annual meeting of shareholders, any director ceases service on the Board for any reason, that director will be replaced by a nominee selected by a majority vote of the directors who previously served on the same Board (i.e., that of Center or ConnectOne) as the director who has ceased service, and then by a two-thirds vote of the entire Board.

Shareholder nominations to the Board of Directors must be received not less than 50 days nor more than 75 days prior to any shareholder meeting. The notice of any such nomination must include the name and address of the stockholder making the nomination, a representation that the stockholder is the record holder of shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person identified as a nominee, the name, age, business and residence address, and principal occupation or employment of each nominee proposed to be nominated, a description of any arrangements or understandings between the shareholder making the nomination and each nominee and any other information regarding the nominee required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission. In addition, the proposed nominee must provide a consent to serve as a director if elected.

Vacancies in the Board of Directors may be filled by a vote of shareholders or by a vote of the majority of the directors then in office, subject to the provisions described above in effect until the 2017 shareholders meeting.

The Amended and Restated Bylaws also provide that until the 2017 annual meeting of shareholders, the Executive Committee, Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee will consist of at least four members, one-half of whom previously served as members of the Board of Directors of ConnectOne prior to the Merger, and one-half of whom previously served as members of the Board of Directors of Center prior to the Merger.

The Amended and Restated Bylaws provide that a majority of the Directors will constitute a quorum for any meeting, and that the Directors may take action by consent in writing rather than through a vote at a meeting.

The Amended and Restated Bylaws also provide that to the extent the Chairman also serves as an executive officer, the Board will appoint an independent director to serve as a “Lead Director”. The duties of the Lead Director will include chairing any meeting of non-management or independent directors in executive session, meeting with any Director who is not adequately performing his or her duties as a member of the Board or of any committee, facilitating communications between members of the Board of Directors and the Chairman of the Board, and working with the Chairman of the Board in preparation of the agenda for each board meeting and determining the need for special meetings of the Board.

The Amended and Restated Bylaws also provide that the combined company shall indemnify, to the fullest extent permitted by New Jersey law, any person who is, or who is threatened to be made,

a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual was a Director or officer of the corporation, or is serving or did serve as a director or officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the combined company. The Amended and Restated Bylaws also provide that the combined company may advance expenses incurred by any such person, provided that the individual provides an undertaking to repay any such amounts in the event the individual was not entitled to indemnification under New Jersey law.

The Amended and Restated Bylaws may be amended or repealed by majority vote of the Board of Directors or by the shareholders. However, any vote to modify the provisions regarding composition of the Board of Directors or its committees, prior to the 2017 annual meeting of shareholders, requires a vote of two-thirds of the Board of Directors.

The ConnectOne board of directors unanimously recommends that ConnectOne’s shareholders vote “FOR” the merger and merger agreement, which will constitute Proposal 1 at the ConnectOne annual meeting of shareholders.

The Center board of directors unanimously recommends that Center’s shareholders vote “FOR” the merger and merger agreement, which will constitute Proposal 1 at the Center annual meeting of shareholders.

CENTER PROPOSAL 2—ADOPTION OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

In connection with its adoption of the merger agreement, Center’s board of directors approved the adoption of Center’s amended and restated certificate of incorporation. The following information describes the material changes to Center’s existing restated certificate of incorporation reflected in Center’s amended and restated certificate of incorporation. This description is not intended to cover every detailed aspect of such changes. We qualify this discussion in its entirety by reference to Center’s amended and restated certificate of incorporation which we incorporate by reference in this joint proxy statement and prospectus. A copy of Center’s amended and restated certificate of incorporation is attached hereto as Annex J.

If approved by Center’s shareholders, Center’s amended and restated certificate of incorporation will be filed with the New Jersey Department of the Treasury contemporaneously with the filing of the parties’ certificate of merger. The amended and restated certificate of incorporation modifies Center’s certificate of incorporation in two material respects:

•	The Amended and Restated Certificate of Incorporation changes Center’s name to ConnectOne Bancorp, Inc.

•

The Amended and Restated Certificate of Incorporation increases the number of shares of common stock which the combined company will be authorized to issue from 25,000,000 shares to 50,000,000 shares, thereby increasing the aggregate number of authorized shares of capital stock from 30,000,000 shares to 55,000,000 shares.

Center’s board of directors has unanimously approved the adoption of the amended and restated certificate of incorporation, and believes such action to be in the best interests of Center and its shareholders for the reasons set forth below.

Center’s current certificate of incorporation authorizes the issuance of 30,000,000 shares of capital stock, divided into 25,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of January 20, 2014, there were 16,369,012 shares of common stock and 11,250 shares of preferred stock issued and outstanding. As of that date, there were 769,608 shares of common stock reserved for issuance pursuant to Center’s equity incentive plans and 602,651 shares of common stock reserved for issuance under its dividend reinvestment and stock purchase plan. In connection with the merger, up to approximately 14,142,000 shares of Center common stock may be issued to holders of ConnectOne common stock, restricted stock, performance units and stock options. Accordingly, absent the adoption of the amended and restated certificate of incorporation, Center does not have a sufficient number of authorized and unreserved shares of common stock to consummate the merger. For that reason, the obligations of both Center and ConnectOne to consummate the merger agreement are conditioned upon Center’s shareholders approving Center’s amended and restated certificate of incorporation. If Center’s shareholders do not approve the amended and restated certificate of incorporation, Center will be unable to consummate the merger.

If Center’s shareholders approve the amended and restated certificate of incorporation and the merger is consummated, the combined company will have approximately 18 million shares of common stock available for issuance, after giving effect to the shares reserved for issuance with respect to the combined company’s equity incentive plans and dividend reinvestment plan. The additional shares of common stock to be authorized by adoption of the amended and restated certificate of incorporation would have rights identical to the shares of Center common stock currently outstanding.

Adoption of the amended and restated certificate of incorporation and issuance of the common stock authorized thereby would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as potential dilution of the earnings per share and voting power of current holders of common stock. If the amended and restated certificate of incorporation is adopted, it will become effective upon filing the document with the Department of the Treasury of the State of New Jersey. Center will not file the amended and restated certificate of incorporation unless and until the certificate of merger giving effect to the consummation of the merger is filed with the Department of the Treasury of the State of New Jersey. If the amended and restated certificate of incorporation is approved by Center’s shareholders but the merger is not consummated, the amended and restated certificate of incorporation will not be filed and will not become effective. If Center’s shareholders approve the amended and restated certificate of incorporation, the approval will expressly recognize that the amended and restated certificate of incorporation will not be filed unless and until the certificate of merger giving effect to the consummation of the merger is simultaneously filed with the New Jersey Department of the Treasury.

If the amended and restated certificate of incorporation is adopted, the additional authorized shares of common stock, beyond those shares required to consummate the merger and those shares reserved for specific purposes, will be available for issuance at the discretion of the combined company’s board of directors, and for such consideration as determined by the combined company’s board of directors, for any corporate purpose, including, among other things, stock splits, stock dividends, redemption and exchanges, public or private stock offerings or future acquisitions, without further action by the Center shareholders, except as may be required by applicable laws or regulations, or the rules of the NASDAQ Global Select Market. If the amended and restated certificate of incorporation is approved by Center’s shareholders, all shares authorized by the amended and restated certificate of incorporation will be available for issuance. Although Center does not have any specific commitments for the issuance of the additional shares of capital stock for which authorization is solicited beyond those shares required to consummate the merger and those shares reserved for specific purposes, Center’s board of directors believes that it would be desirable for the shareholders to authorize such additional shares at this time so that the combined company is prepared to meet possible future needs for such shares without delay. Assuming consummation of the merger, Center will be a larger company, and having a larger pool of authorized common stock offers the flexibility of having more stock available for future financings, acquisitions and other transactions should such opportunities arise.

Assuming the existence of a quorum, approval of this Center Proposal 2, the Center restated certificate proposal, will require the affirmative vote of a majority of the votes cast at the Center annual meeting by shareholders represented and entitled to vote at the Center annual meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Center’s Board of Directors unanimously recommends that Center’s shareholders vote “FOR” the adoption of the amended and restated certificate of incorporation, which will constitute Proposal 2 at the Center annual meeting of shareholders.

INFORMATION ABOUT CENTER

Financial and other information relating to Center is set forth in Center’s 2013 Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement and prospectus, and elsewhere in this joint proxy statement and prospectus. Center will furnish you with copies of the documents incorporated by reference in this joint proxy statement and prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 159.

INFORMATION ABOUT CONNECTONE

Financial and other information relating to ConnectOne is set forth in ConnectOne’s 2013 Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement and prospectus, and elsewhere in this joint proxy statement and prospectus. ConnectOne will furnish you with copies of the documents incorporated by reference in this joint proxy statement and prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 159.

DESCRIPTION OF CENTER’S CAPITAL STOCK

The authorized capital stock of Center currently consists of 25,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. Center’s board of directors is authorized to issue the preferred stock from time to time in one or more classes or series, with such designations, preferences, rights and limitations as the board shall determine. At the Center annual meeting, shareholders will be asked to vote on a proposal to increase the number of authorized shares of common stock to 50,000,000 shares and the number of authorized shares of capital stock to 55,000,000 shares. As of the May 9, 2014 record date, there were 16,401,762 shares of Center common stock issued and outstanding. As of the same date, there were 11,250 shares of preferred stock issued and outstanding. All outstanding shares of Center capital stock are fully paid and non-assessable. The Center common stock is listed on the NASDAQ Global Select Market under the symbol “CNBC.”

Center has no options, warrants or other rights authorized, issued or outstanding other than options, restricted stock and rights granted under Center’s various equity compensation and dividend reinvestment plans.

Common Stock

Dividends

Holders of Center’s common stock are entitled to dividends if, as and when determined by Center’s board of directors in its sole discretion out of funds lawfully available for the payment of dividends. The only statutory limitation is that Center may not pay a dividend if, after giving effect to the dividend, Center would be unable to pay its debts as they become due in the usual course of business or Center’s total assets would be less than Center’s total liabilities.

Presently, funds for the payment of dividends by Center come primarily from the earnings of Union Center National Bank. Thus, as a practical matter, any restrictions on the ability of Union Center National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Center. As a national bank, Union Center National Bank is subject to limitations on the amount of dividends it may pay to Center, Union Center National Bank’s only shareholder. Center is also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board may prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Upon consummation of the bank merger, the bank subsidiary of the combined company will be a New Jersey bank—ConnectOne Bank. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of the dividend will not reduce the surplus of the bank.

If, in the opinion of the FDIC, a bank under its jurisdiction (such as the combined bank) is engaged in or is about to engage in an unsafe or unsound practice—which could include the payment of dividends - the FDIC may require, after notice and hearing, that such bank cease and desist from such practice or, as a result of an unrelated practice, require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution’s ability to pay dividends. Further, bank regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction. Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends that the combined company and the combined bank may pay.

The dividend rights of holders of Center common stock are qualified and subject to the dividend rights of holders of Center’s preferred stock described below.

Voting Rights

Each outstanding share of Center common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, except as otherwise required by law. The quorum for shareholders’ meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Center common stock at a meeting at which a quorum is present. There is no cumulative voting.

Center common stock currently trades on the Nasdaq Global Select Market. Under Nasdaq’s applicable rules, approval of Center’s shareholders is required for the issuance of shares of Center common stock or securities convertible into or exercisable for Center common stock if the issuance of such securities:

•

Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•

Is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Center has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Center common stock or voting power of 5% or more;

•

Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Center common stock, or have 20% or more of the voting power, outstanding before issuance;

•	Would result in a change in control of Center; or

•	Is in connection with the adoption or material modification of a stock compensation plan.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Center, holders of Center common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of the holders of Center’s preferred stock described below.

Assessment and Redemption

All outstanding shares of Center common stock are fully paid and non-assessable. Center common stock is not redeemable at the option of the issuer or the holders thereof.

Anti-Takeover Provisions in the Certificate of Incorporation and New Jersey Law Provisions

Center’s existing certificate of incorporation and its amended and restated certificate of incorporation and other provisions of New Jersey law may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

•

Authorized Shares of Capital Stock. Authorized but unissued shares of Center’s and the combined company’s common stock and preferred stock could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of Center or the combined company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of Center or the combined company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors of Center or the combined company in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by such board of directors although perceived to be desirable by some shareholders.

•

No Cumulative Voting. Center’s existing certificate of incorporation and the amended and restated certificate of incorporation do not provide for cumulative voting with respect to the election of directors. The absence of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

•

Greater than Majority Voting Requirement. Center’s existing certificate of incorporation and the amended and restated certificate of incorporation provide that no merger of the combined company or sale of all or substantially all of the combined company’s assets may occur without the approval of holders of at least 66-2/3% of the combined company’s outstanding common stock. This greater than majority voting requirement exceeds the standard that applies to New Jersey corporations that do not have such a provision in their certificates of incorporation. In the absence of such a provision, acquisitions of New Jersey corporations can be approved by holders of a majority of the votes cast at a meeting, provided that a quorum is present. The provision in Center’s existing certificate of incorporation and in the amended and restated certificate of incorporation would make it more difficult for an acquirer to acquire the combined company than if the provision were omitted from the combined company’s certificate of incorporation because it enables holders of slightly more than one third of the combined company’s outstanding common stock to block an acquisition that is approved by holders of a majority of the combined company’s outstanding common stock. This provision cannot be removed from Center’s existing certificate of incorporation or the amended and restated certificate of incorporation without the approval of holders of at least 66-2/3% of Center’s or the combined company’s outstanding common stock.

•

Consideration of Other Factors. In the event that a tender offer or other hostile offer for Center’s or the combined company’s securities is made, Center’s existing certificate of incorporation and the amended and restated certificate of incorporation expressly authorizes the board to consider a number of factors in addition to the price being offered to shareholders, including without limitation the impact of the offer on employees, customers and depositors. This provision increases the ability of management and the board to resist a hostile offer that shareholders of Center or the combined company may consider favorable.

•

Business Combinations Statute. Center is, and the combined company will be, subject to the provisions of the New Jersey Shareholders Protection Act, which regulates corporate takeovers. This Act prevents New Jersey public corporations, including Center and the combined company, from engaging in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any “interested shareholder,” which is defined to include a shareholder who owns 10% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of such shareholder, for five years following the date that the shareholder became an “interested shareholder,” unless the transaction is approved by the board prior to the date the “interested shareholder” attained that status. In addition, this Act prohibits any such business combination with an “interested shareholder” at any time unless such board approval is received, such “business combination” is approved by at least two-thirds of the outstanding voting stock that is not owned by the “interested shareholder” or the transaction satisfies certain stringent price and terms criteria. Lawrence Seidman, Center’s largest shareholder, is an “interested shareholder” within the meaning of this statute. The New Jersey Shareholders Protection Act could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Center or the combined company.

•

Advance Notification. In order for persons to be nominated to Center’s Board of Directors, they must be reviewed by the Board’s nominating committee. Center’s Board has adopted a charter for that committee which requires that certain information regarding candidates be submitted sufficiently in advance of Center’s annual meeting of shareholders to enable the nominating committee to deliberate effectively. Specific time periods are set forth in Center’s proxy statement each year. The effect of such a provision may be to delay a party that desires to propose a slate of directors whose views differ from the views of Center’s then current Board. For information regarding the advance notification requirements that will apply under the combined company’s amended and restated by-laws, see “THE MERGER—Amended and Restated By-Laws.”

Preferred Stock

General

Center has 11,250 shares of Series B preferred stock outstanding and 4,988,750 shares of authorized but unissued preferred stock. The authorized but unissued shares are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, Center’s amended and restated certificate of incorporation will authorize the board of directors of the combined company to issue new shares of common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Center common stock do not have preemptive rights with respect to any newly issued stock. The combined company’s board could adversely affect the voting power of holders of the combined company’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of the combined company that the board of directors does not believe to be in the best interests of its shareholders, the board could issue preferred stock which could make any such takeover attempt more difficult to complete.

Senior Non-Cumulative Perpetual Preferred Stock, Series B

All of the 11,250 shares of Center’s Series B preferred stock were issued to the Secretary of the U.S. Treasury on September 15, 2011. The shares of Series B preferred stock have no maturity date.

Dividend. Non-cumulative dividends are payable quarterly on January 1, April 1, July 1 and October 1 for the Series B preferred stock. The dividend rate is calculated as a percentage of the aggregate liquidation value of the outstanding Series B preferred stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in Center’s certificate of incorporation) by Union Center National Bank, compared to Union Center National Bank’s baseline QSBL level. Based upon Union Center National Bank’s initial level of QSBL compared to the baseline, the dividend rate on the Series B preferred stock was set at five percent for the initial dividend period.

For the second through tenth calendar quarters after the closing of the initial issuance of the Series B preferred stock, the dividend rate fluctuates between one percent and five percent to reflect the amount of change in Union Center National Bank’s level of QSBL compared to the initial baseline. More specifically, if Union Center National Bank’s QSBL at the end of a quarter has increased as compared to the baseline, then the dividend rate payable on the Series B preferred stock would change as follows:

Relative Increase in QSBL to Baseline	Dividend Rate (for each of the 2nd-10th Dividend Periods)
0% or less	5%
More than 0%, but less than 2.5%	5%
2.5% or more, but less than 5%	4%
5% or more, but less than 7.5%	3%
7.5% or more, but less than 10%	2%
10% or more	1%

From the eleventh through the eighteenth calendar quarters and that portion of the nineteenth calendar quarter which ends immediately prior to the date that is the four and one half years anniversary of the closing of the initial issuance of the Series B preferred stock, the dividend rate on the Series B preferred stock will be fixed at between one percent and seven percent based on the level of QSBL at that time, as compared to the baseline in accordance with the chart below. If any Series B preferred stock remains outstanding after four and one half years following the closing of the initial issuance of the Series B preferred stock, the dividend rate will increase to nine percent.

Relative Increase in QSBL to Baseline	Dividend Rate (for the 11th -18th, and first part of the 19th, Dividend Period)
0% or less	7%
More than 0%, but less than 2.5%	5%
2.5% or more, but less than 5%	4%
5% or more, but less than 7.5%	3%
7.5% or more, but less than 10%	2%
10% or more	1%

Conversion. Holders of the shares of Series B preferred stock have no right to exchange or convert such shares into any of Center’s other securities.

Voting Rights. The Series B preferred stock is non-voting, except in limited circumstances that could impact the investment, such as (i) authorization of senior stock, (ii) charter amendments adversely affecting the Series B preferred stock and (iii) extraordinary transactions such as mergers, asset sales, share exchanges and the like (unless the Series B preferred stock remains outstanding and the rights and preferences thereof are not impaired by such transaction).

In the event Center misses five dividend payments, whether or not consecutive, the holder of the Series B preferred stock will have the right, but not the obligation, to appoint a representative as an “observer” on Center’s board of directors.

Liquidation Rights. The shares of Series B preferred stock have a liquidation preference of $1,000 per share. In the event of liquidation, dissolution or winding up of Center, holders of the senior preferred shares are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of Center common stock.

Redemption. The Series B preferred stock may be redeemed by Center at any time, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends for the then current Dividend Period (as defined in Center’s certificate of incorporation) (plus, the CPP Lending Incentive Fees (as defined in Center’s restated certificate of incorporation), if applicable), subject to the approval of Center’s federal banking regulator.

Other Matters. The Series B preferred stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Center has agreed to register the Series B preferred stock under applicable securities laws upon the request of the Secretary of the Treasury.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the merger, ConnectOne’s shareholders will receive shares of Center common stock in exchange for their shares of ConnectOne common stock. The following is a summary of certain material differences between the rights of holders of ConnectOne common stock and the rights of holders of Center common stock. Since both Center and ConnectOne are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies’ governing instruments differ with respect to shareholders’ rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies’ governing instruments. There is no material difference, between Center’s existing certificate of incorporation and Center’s amended and restated certificate of incorporation, with respect to any of the matters described below.

Directors

Center’s certificate of incorporation provides for the election of the full board on an annual basis. ConnectOne’s certificate of incorporation provides for the election of directors on a three year staggered term basis. Upon consummation of the merger, the continuing company’s directors will be elected on an annual basis.

Center’s directors may be removed by Center’s shareholders with or without cause. Under ConnectOne’s certificate of incorporation, directors may be removed by ConnectOne’s shareholders only with cause, as defined in ConnectOne’s certificate of incorporation. ConnectOne’s certificate of incorporation also provides that ConnectOne’s Board has the power to remove directors and to suspend directors pending a final determination that cause exists for removal.

ConnectOne’s directors, like Center’s directors, are elected by a plurality of the votes cast.

Vote Required

Center’s certificate of incorporation provides that no merger of Center or sale of all or substantially all of Center’s assets may occur without the approval of holders of at least 66-2/3% of Center’s outstanding common stock.

ConnectOne’s certificate of incorporation provides that approval of a merger or sale of substantially all of the assets of ConnectOne requires the affirmative vote of the holders of at least 75% of ConnectOne’s outstanding shares, except that if the transaction (such as the merger with Center) has been approved by the ConnectOne board prior to the shareholders vote, then the affirmative vote of the holders of a majority of the outstanding shares of ConnectOne’s stock is required.

Exculpation of Directors and Officers

New Jersey law permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for breach of fiduciary duties, provided that the law does not excuse:

•	a breach of the duty of loyalty;

•	an act or omission that is not in good faith;

•	a knowing violation of law; or

•	receipt of an improper personal benefit.

Both ConnectOne’s certificate of incorporation and Center’s certificate of incorporation contain this exculpatory language.

Indemnification

Center’s and ConnectOne’s certificates of incorporation require that directors, officers, employees and agents be indemnified from specific actions to the fullest extent permitted by law.

By-Laws

ConnectOne’s by-laws, and the by-laws of Center that will become effective upon consummation of the merger, are essentially the same, except that certain provisions have been inserted in Center’s by-laws to assure that, until 2017, (i) the board of directors of the combined company will consist of six persons who formerly served on the board of directors of Center prior to the consummation of the merger (or their designees) and six persons who formerly served on the board of directors of ConnectOne and (ii) certain committees will consist of an equal number of former Center directors (or their designees) and former ConnectOne directors. See “THE MERGER—Amended and Restated By-Laws.”

OTHER PROPOSALS TO BE CONSIDERED AT THE CENTER ANNUAL MEETING

CENTER PROPOSAL 3
ADJOURNMENT

The Center annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Center merger proposal.

If, at the Center annual meeting, the number of shares of Center common stock present or represented and voting in favor of the Center merger proposal is insufficient to approve such proposal, Center intends to move to adjourn the Center annual meeting to solicit additional proxies for the approval of the merger agreement. In that event, Center will ask its shareholders to vote upon the Center adjournment proposal, but not the Center merger proposal.

In this proposal, Center is asking its shareholders to authorize the holder of any proxy solicited by the Center board of directors on a discretionary basis to vote in favor of adjourning the Center annual meeting to another time and place to solicit additional proxies, including the solicitation of proxies from Center shareholders who have previously voted.

Center’s Board of Directors unanimously recommends that Center’s shareholders vote “FOR” the Center adjournment proposal, which will constitute Proposal 3 at the Center annual meeting of shareholders.

CENTER PROPOSAL 4
ELECTION OF DIRECTORS

Center’s By-Laws provide that Center’s Board will consist of not less than five nor more than twenty-five members. The exact number of directors is fixed and determined from time to time by resolution of the full Board or by resolution of the shareholders at any annual or special meeting. Center’s Board has set the number of directors at nine as of the annual meeting; however, Center’s Board has also determined that effective as of the consummation of the merger, the Board will be expanded to twelve members. All of the members of Center’s current Board will stand for re-election this year for a one year term, except that pursuant to the terms of the merger agreement, Messrs. Bol, Seidman and Weagley will cease to serve as Board members as of the consummation of the merger and six current members of ConnectOne’s Board (Messrs. Sorrentino, Baier, Boswell, Huttle, Kempner and Parisi) will become members of the combined company’s Board upon consummation of the merger (along with the six Center directors continuing in office). Center’s board unanimously recommends that Center’s shareholders elect the board’s nominees.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. In response, Nasdaq adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, Center’s board has determined that the members of its Audit Committee satisfy all applicable definitions of independence. Center’s board has also determined that the following nominees for election to the Center board (including all members of Center’s Nominating and Compensation Committees) satisfy the Nasdaq definition of independence: Alexander A. Bol, Frederick S. Fish, Howard Kent, Nicholas Minoia, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria.

Center does not contemplate that any nominee will be unable to serve as a director for any reason. Each of Center’s board’s nominees has agreed to serve if elected. However, in the event that one or more of Center’s board’s nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by Center’s board of directors and all proxies eligible to be voted for Center’s board’s nominees will be voted for such other person or persons. Each of the nominees is also a member of the board of directors of Union Center National Bank, which we sometimes refer to as “UCNB.”

The following table sets forth, for the nine nominees to Center’s board, their principal occupations for at least the past five years, their ages, the year in which they became a director of Center and UCNB, other director positions held currently or at any time during the last five years, the number of shares of Center common stock which they beneficially owned as of February 1, 2014 and their percentage of common stock ownership as of that date.

Name	Occupation	Age	Director Since	Shares of Common Sock Held Beneficially Directly and Indirectly		Percent of Shares Outstanding
Alexander A. Bol	Owner, Alexander A. Bol A.I.A. (architectural firm); Chairman of the Board of Center Bancorp (2001- Present) and UCNB (2001-July, 2013)	66	1994	144,545	(a)	0.88
Anthony C.Weagley	President and Chief Executive Officer of Center and UCNB from August 23, 2007 to Present; Vice President and Treasurer of Center Bancorp and Senior Vice President and Cashier of UCNB (prior periods) (Mr. Weagley continued to serve as Chief Financial Officer of Center until March 27, 2008 and as Chief Financial Officer of UCNB until February 2008)	52	Director of Center since September 30, 2010; Director of UCNB since December 17, 2007	81,813		0.50
Frederick S. Fish	Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA); Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)	69	March 30, 2012	22,428		0.14
Howard Kent	Member, Real Estate Equities Group, LLC (real estate investment and management business); Chairman of the Board of UCNB (July, 2013 to Present)	66	2008	330,581	(b)	2.02
Nicholas Minoia	Member, Diversified Properties, L.L.C. (full-service real estate group)	58	2009	22,386	(c)	0.14
Harold Schechter	Self Employed Financial Consultant (November 2010-Present); Chief Financial Officer, Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005- November 2010)	69	2007	24,311	(d)	0.15

Name	Occupation	Age	Director Since	Shares of Common Sock Held Beneficially Directly and Indirectly		Percent of Shares Outstanding
Lawrence B. Seidman	Manager of various	66	2007	3,835,283	(e)	23.41
	investment funds; also a director of Stonegate Bank (January 2009- Present)
William A. Thompson	General Manager, Uniselect USA (auto parts distributor) (2007-Present); Vice President of Thompson & Co. (auto parts distributor) (prior years)	56	1994	97,655	(f)	0.60
Raymond Vanaria	Member, Malesardi, Quackenbush, Swift & Company, LLC (accounting firm); Vice- Chairman of the Board of Center Bancorp and UCNB (December 28, 2010-Present)	55	2007	93,651	(g)	0.57

(a)	Includes 2,842 shares owned by Mr. Bol’s spouse.

(b)	Includes 144,914 shares owned jointly with Mr. Kent’s spouse, 100,000 shares in trust and 73,510 shares in a pension account.

(c)	Includes 1,056 shares owned jointly with Mr. Minoia’s spouse.

(d)	Includes 3,997 shares owned jointly with Mr. Schechter’s spouse.

(e)

See “THE MEETINGS—Principal Shareholders.” Details regarding Mr. Seidman’s beneficial ownership are also reflected in Schedule 1 to the Voting and Sell Down Agreement, a copy of which is provided as Annex D to this joint proxy statement and prospectus.

(f)	Includes 13,579 shares held by Mr. Thompson’s spouse and children.

(g)	Includes 5,085 shares held by Mr. Vanaria’s spouse and children.

The shares set forth in the table above include the following number of shares subject to options exercisable by April 2, 2014: Mr. Bol, 19,440 shares; Mr. Weagley, 9,595 shares; Mr. Fish, 869 shares; Mr. Kent, 12,157 shares; Mr. Minoia, 8,684 shares; Mr. Schechter, 15,630 shares; Mr. Seidman, 15,630 shares; Mr. Thompson, 23,445 shares; and Mr. Vanaria, 15,630 shares.

As of February 1, 2014, Francis Patryn, Center’s Vice President and Chief Financial Officer, beneficially owned 16,960 shares of Center common stock (or 0.12%), including 0 shares subject to options exercisable by April 2, 2014; Arthur M. Wein, Center’s Vice President and Chief Operating Officer, beneficially owned 20,539 shares of Center common stock (or 0.13%), including 0 shares subject to options exercisable by April 2, 2014; Mark S. Cardone, Center’s Vice President and Branch Administrator, beneficially owned 12,126 shares of Center common stock (or 0.07%), including 6,130 shares subject to options exercisable by April 2, 2014; and James W. Sorge, Center’s Vice President and Compliance Officer, beneficially owned 4,521 shares of Center common stock (or 0.03%), including 0 shares subject to options exercisable by April 2, 2014.

As of February 1, 2014, the total number of shares of Center common stock directly and beneficially owned by all of Center’s directors and executive officers as a group as of such date (13 persons) amounted to 4,735,406 shares, or 29% of the Center common stock outstanding, including 126,324 shares subject to options exercisable by April 2, 2014.

There is no family relationship, by blood, marriage or adoption, between any of the foregoing directors and any other officer, director or employee of Center or UCNB.

Committees

The Compensation Committee of Center’s board currently consists of Alexander A. Bol (Chairman), Lawrence B. Seidman, Harold Schechter and William A. Thompson. The responsibilities of the Compensation Committee are set forth in Center’s Compensation Discussion and Analysis set forth below and in the Compensation Committee charter, which is available on Center’s website at www.centerbancorp.com under Governance Documents.

The Audit Committee of Center’s board of directors currently consists of Raymond Vanaria (Chairman), Alexander Bol, Howard Kent, Harold Schechter and William Thompson. The Audit Committee has been established by Center’s board for the purpose of overseeing the accounting and financial reporting processes of Center and audits of Center’s financial statements and has responsibility for monitoring Center’s financial reporting systems, reviewing Center’s financial statements, hiring and discharging Center’s independent registered public accounting firm and supervising the relationship between Center and its independent registered public accounting firm.

The Nominating Committee of Center’s board of directors currently consists of Alexander A. Bol (Chairman), Frederick S. Fish, Howard Kent, Nicholas Minoia, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria. For additional information regarding the Nominating Committee, see “Nominating Committee Matters”.

The Executive Committee of Center’s board of directors currently consists of Alexander A. Bol (Chairman), Frederick S. Fish, Howard Kent, Nicholas Minoia, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria. The Executive Committee generally performs the functions of the full board for determinations requiring the vote solely of independent directors.

During 2013, the Compensation Committee met three times, the Audit Committee met five times, the Nominating Committee met one time, the Executive Committee met one time and Center’s board met 13 times. All directors attended at least 75% of the Center board and committee meetings that they were required to attend.

Board Leadership Structure and Role in Risk Oversight

Center currently has, and historically has had, an independent Chairman of the Board, separate from the Chief Executive Officer. However, upon consummation of the merger, Frank Sorrentino, currently ConnectOne’s Chairman and Chief Executive Officer, will assume the roles of Chairman, Chief Executive Officer and President of the combined company. In approving the merger, Center’s board was aware that pursuant to the terms of the merger agreement, the positions of Chairman, Chief Executive Officer and President of the combined company would each be occupied by a single individual. Center’s board is prepared to change its governance model, given the success that Mr. Sorrentino has had in growing ConnectOne.

Center’s Audit Committee is responsible for overseeing risk management. Center’s full Board of Directors regularly engages in discussions about risk management and receives reports on this topic from executive management, other Center officers and the Chairman of the Center Audit Committee. While Center’s Board of Directors oversees risk management, management is responsible for the day-to-day risk management process. Center believes that its board leadership structure supports this approach to risk management.

During 2013, in reliance upon analyses prepared by an independent consultant, Center’s Chief Executive Officer evaluated all of the compensation plans in which Center’s employees, including executive officers, participate, and reported to Center’s Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Center. No component of compensation was considered to encourage undue risk. Center’s Compensation Committee accepted the Chief Executive Officer’s report. See “Compensation Committee Report.”

Board Qualifications

Center’s board believes that it is in the best interests of Center and its shareholders for Center’s board to encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to Center’s operations and interests. However, at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the Nasdaq Global Select Market and any specific requirements established by the board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to Center’s business;

•	participate in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn Center’s business and the board; and

•	represent the long-term interests of all shareholders.

In addition, Center’s board has determined that the board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of Center’s board in its oversight of Center. Center’s board believes that it should be comprised of persons with skills in areas such as finance; sales and marketing; strategic planning; development of strategies for sustainability; human resources and diversity; safety; relevant industries, especially financial and real estate; leadership of large, complex organizations; legal; banking; and retail services.

In addition to the targeted skill areas, Center’s board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

•	Strategy—knowledge of Center’s business model, the formulation of corporate strategies, knowledge of key competitors and local markets;

•	Leadership—skills in coaching senior executives and the ability to assist Center’s CEO in his development;

•	Organizational Skills—understanding of strategy implementation, management processes, group effectiveness and organizational design;

•	Relationships—understanding how to interact with regulatory agencies, investors, financial analysts, and communities in which Center operates;

•	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning the activities of Center and senior management as they affect the business community and society.

As part of its periodic self-assessment process, Center’s board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of Center over both the short- and longer-term. Center’s board has adopted a policy regarding the director selection process that requires the Nominating Committee to assess the skill areas currently represented on Center’s board and those skill areas represented by directors expected to retire or leave Center’s board in the near future against the target skill areas established annually by Center’s board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Center board to carry out its functions. The Center Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in banking, financial or technological expertise, experience in situations comparable to Center’s, leadership experience and relevant geographical experience. The effectiveness of Center’s board’s diverse mix of skills and experiences is considered as part of each board self-assessment. See also “Nominating Committee Matters.”

The Board considered the following attributes of its nine nominees in determining that each is qualified to serve as a director of Center Bancorp:

•

The leadership Mr. Bol has provided to Center and UCNB for many years, his knowledge of the banking industry and of UCNB, and his stature in the community led the Center board to conclude that Mr. Bol should serve as a director of Center.

•

Mr. Weagley was appointed as a director of Center on September 30, 2010. His specific knowledge and understanding of Center, UCNB, UCNB’s marketplace and the community, gained through his years of service as President and Chief Executive Officer, and, in prior years, as Chief Financial Officer, led the Center board to conclude that Mr. Weagley should serve as a director of Center.

•

Mr. Fish was appointed as a director of Center and UCNB on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Center board to conclude that Mr. Fish should serve as a director of Center.

•	Mr. Kent’s knowledge about, and experience in, the real estate investment and management business led the Center board to conclude that Mr. Kent should serve as a director of Center.

•

Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Center board to conclude that Mr. Minoia should serve as a director of Center.

•

Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Center board to conclude that Mr. Schechter should serve as a director of Center.

•

Mr. Seidman’s financial background and experience as a manager of various investment funds over many years, and his knowledge of the banking industry, led the Center board to conclude that Mr. Seidman should serve as a director of Center.

•	Mr. Thompson’s management and business experience led the Center board to conclude that Mr. Thompson should serve as a director of Center.

•

Mr. Vanaria’s knowledge of financial and accounting matters, and his ability to understand and analyze complex financial issues, gained during his many years as an accountant, led the Center board to conclude that Mr. Vanaria should serve as a director of Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

As part of the SEC’s executive compensation disclosure requirements, issuers must provide a “Compensation Discussion and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;

•	the conduct that the compensation programs are designed to reward;

•	the elements of the compensation program;

•	the rationale for each of the elements of the compensation program;

•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and

•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Center’s compensation philosophy is dictated by the Compensation Committee of Center’s board of directors. The duties and responsibilities of Center’s Compensation Committee, which consists entirely of independent directors of Center’s board, are to:

•	provide guidance regarding the design of Center’s employee benefit plans;

•	oversee the investments of Center’s 401(k) plan and qualified pension plan;

•	establish the compensation of Center’s Chief Executive Officer;

•	with input from Center’s Chief Executive Officer, establish or recommend to Center’s board the compensation of Center’s other executive officers;

•	monitor Center’s overall compensation policies and employee benefit plans;

•	monitor Center’s incentive plans for appropriate performance measures consistent with Center’s overall strategic objectives; and

•	ensure that Center’s incentive plans do not encourage unnecessary and excessive risk.

Center’s Chief Executive Officer participates in determinations regarding the compensation and design of Center’s benefit programs for all employees, but does not participate in setting his own compensation.

Center’s Compensation Objectives and the Focus of Center’s Compensation Rewards

Center believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Center rewards executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to incentivize them to perform in a manner that maximizes Center’s corporate performance. Accordingly, Center has sought to structure its executive compensation with a focus on pay-for-performance. Center seeks to offer executive compensation programs that align each individual’s financial incentives with Center’s strategic direction and corporate values.

Center views executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in grants of stock options and/or restricted stock; and

•	other executive retirement benefits and perquisites.

These programs aim to provide Center’s executives with an overall compensation package that is competitive with comparable financial institutions, and aligns individual performance with Center’s long-term business objectives.

Center annually reviews the mix of short term performance incentives versus longer term incentives, and incorporates in its compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits. Center does not have set percentages of short term versus long term incentives. Instead, Center looks to provide a reasonable balance of those incentives.

Center also periodically “benchmarks” its compensation programs to industry available databases and to a peer group. The process has involved hiring independent compensation consulting firms to perform studies that employ the following processes:

•	gathering data from industry specific global and regional compensation databases based upon company size for each executive position;

•	determining an appropriate peer group of financial institutions based upon similar size and geography;

•	developing data points for salary and total cash compensation comparisons and equity opportunities;

•

averaging peer group and database statistics together to produce a relevant “market” at the data points for salary, total cash compensation and equity and comparing Center’s positions to the “market” data;

•	evaluating other compensation components, including executive benefits as compared to competitive standards; and

•	comparing Center’s compensation levels to the “market” and determining Center’s relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

Center’s Compensation Committee continues to engage Meyer Chatfield Compensation Advisors (“MCCA”), an independent compensation consulting firm strictly devoted to the community banking industry, as its outside consultant. During 2013, MCCA provided the Compensation Committee with a review of the compensation for Center’s seven most senior executives, including Anthony Weagley and the other named officers detailed in the Summary Compensation Table. The information provided was compiled from a number of national and regional salary surveys as well as comparable public peers. MCCA’s executive compensation review assisted Center’s Compensation Committee in its decision making related to executive compensation. The Committee evaluated the data presented, its relevance to Center and the recommendations of the consultant.

Compensation data for the following peer group was utilized by MCCA. The median assets for the peer group are $1,232,952, as compared to $1,673,082 for Center.

•	First United Corp

•	Severn Bancorp

•	Shore Bancshares

•	Ocean First Financial

•	Peapack Gladstone

•	Unity Bancorp

•	Alliance Financial Corp

•	Berkshire Bancorp

•	Canadaigua National Corp

•	Suffolk Bancorp

•	ACNB Corp

•	Ameri Serv Financial, Inc.

•	Bryn Mawr Bank Corp

•	Citizens & Northern Corp

•	CNB Financial Corp

•	ESB Financial Corp

•	Orrstown Financial Services

•	Republic First Bancorp

MCCA assisted Center’s management with incentive arrangements for employees other than the persons named in the Summary Compensation Table, specifically related to residential loan origination to ensure compliance with the Truth in Lending Act, referred to as Regulation Z, the Fair Labor Standards Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, MCCA assisted Center’s Compensation Committee in evaluating the inherent risk imbedded in Center’s incentive plans in compliance with SEC guidelines and other regulatory requirements.

MCAA indicated that Center’s compensation of executives is below the median of the peer group, and recommended increases in salary and equity grants for Center’s executives. The Compensation Committee determined to increase salaries for 2013, as reflected in the Summary

Compensation Table. The current goal of Center’s Compensation Committee’s is to continue to target the market median for salaries and gradually increase executive compensation over time in order to bring the Company’s executive compensation more in line with the median compensation of the peer group.

In addition, MCCA provided the Compensation Committee with a review of director compensation. See “Other Compensation Committee Matters-Consultants” for additional information concerning the consulting services that were provided to Center by MCCA in 2013.

Specific Elements of Center’s Compensation Program

Center has described below the specific elements of Center’s compensation program for executive officers. The officers named in Center’s Summary Compensation Table are referred to as the “Named Officers.”

Salary. There remains a limited supply of qualified executives with the requisite experience necessary to lead a financial institution similar to Center. Center believes that it is important to provide a competitive salary structure in order to retain its existing qualified officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly sized institutions. Center maintains salary guidelines for its executive officers as part of a structured salary pay scale that is reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by Center’s Compensation Committee for that purpose. Center believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into effect performance as well as seniority. See “Center’s Compensation Objectives and the Focus of Center’s Compensation Rewards” for a description of the services provided by Center’s compensation consultant for 2013.

Center has an existing Employment Agreement with Mr. Weagley, effective as of April 4, 2012. During 2013, UCNB entered into Employment Agreements with the other current Named Officers. On January 20, 2014, Mr. Weagley entered into a new Employment Agreement, which will become effective upon the closing of the merger. See “Agreements with Named Officers.”

Short-Term Incentive Compensation. Center currently has four active and distinct short-term incentive plans: the Achievement Incentive Plan (the “AIP”), Branch Manager Incentive Compensation Plan, Lender Incentive Plan and Mortgage Lender Incentive Plan. The AIP and Lender Incentive Plan are described below as they are the plans in which the Named Officers may participate.

Achievement Incentive Plan

Participants in the AIP are recommended annually by Center’s CEO and approved by Center’s board and historically include the CEO, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents and Assistant Cashiers. The plan provides the opportunity to earn cash awards expressed as a percentage of salary and range from 30% for the CEO to 10% for Assistant Cashiers. Individuals are assigned specific objectives throughout the year, which comprise the individuals’ “personal” goals. These personal goals typically represent at least 50% of the total available payout and can range up to 100% of the total available payout under the plan. The other component is a “Bank” goal, and typically accounts for up to 50% of the total payout. Under the 2013 plan, the percentages were set at 15% for Senior Vice Presidents, 10% for Vice Presidents, 7% for Assistant Vice Presidents and 5% for Assistant Cashiers.

For 2013, the following performance criteria, consistent with the budget and strategic plan for the 2013 period, were identified as the primary criteria for measuring performance for potential incentives to be earned and awarded to management under the plan. The primary drivers of the budget and strategic plan are used to trigger the use of incentives and, if triggered, the individual goal component is used in the overall evaluation and percentage payout.

Return on Assets	12.4%
Return on Equity	12.21%
Efficiency Ratio	45.55%
Net Income	$20.7 million
Earnings Per Share	$1.26 per share
OCC Exam Rating	Confidential
Loan Growth	9%
Deposit Growth	5.7%

For 2013, some of the individual goals and objectives that were used in addition to the primary drivers to evaluate overall performance for the Named Officers other than Mr. Weagley, whose bonus is discussed below, were as follows

Francis R. Patryn	–	Implement automated bank dashboard to reduce manual preparation of management financial reporting
	–	Develop reporting package with a software solutions vendor
	–	Implement expense reduction initiatives
Arthur M. Wein	–	Manage relationship with D+H (previously known as Compushare, a provider of technology solutions) to obtain optimal service and value
	–	Manage Fiserv (a provider of technology solutions) to obtain optimal service and value
	–	Expand Human Resource MIS (management information systems) delivery to include monthly reporting status on all non-routine initiatives
Mark S. Cardone	–	Branch production and superior customer service levels
	–	Private Banking – Staff growth and development, and division visibility
	–	Marketing, advertising, and website quality improvements
	–	Independent school program growth, maintenance, and promotion
James W. Sorge	–	Expand online bank wide training courses, control and reporting
	–	Replace BSA (Bank Secrecy Act) position with compliance program to begin reduction in the reliance on outside vendor for compliance consulting
	–	Ensure that all compliance aspects are anticipated, planned and implemented if decision is made to include non-card based private label consumer credit

For each of Messrs. Patryn, Wein, Cardone and Sorge, their respective individual goals and the Bank goals were weighted 50%/50%. In the case of the budget, the weight was allotted at 37.5%, while each of the individual goals was measured to arrive at the final percentage of goal earned. Total incentive earned, including achievement of individual goals, was as follows: For Mr. Patryn, 11.63%; for Mr. Wein, 11.63%; for Mr. Cardone, 11.63%; and for Mr. Sorge, 20%.

See “Grant of Plan Based Awards” for a description of the amounts that could have been earned under this plan by the Named Officers. Three of the Named Officers received awards under the AIP for 2013 performance, as a portion of their respective goals were met. See the column “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

Mr. Weagley did not receive quantifiable bank or individual goals under the AIP for 2013, as his performance was measured as part of the overall total performance of UCNB, inclusive of the metrics cited above. The Compensation Committee granted Mr. Weagley a discretionary bonus for 2013, based on the improvement in UCNB’s profitability under Mr. Weagley’s stewardship and the expansion of the Bank’s business (both in the loan area and by the opening of new branches) in a controlled manner. His bonus is reported under the “Bonus” column in the “Summary Compensation Table.”

Lenders Incentive Compensation Program

The purpose of Center’s Lenders Incentive Compensation Program is to incentivize commercial loan officers, referred to in the plan as Lenders, to close loans that meet UCNB’s standards for risk and return. The safety and soundness of UCNB’s loan portfolio is paramount to the financial success of UCNB and this plan is designed with those ideals in mind. This plan is designed to incentivize Lenders to exceed UCNB’s financial goals and objectives for a given year.

The plan participant must meet the following benchmarks to receive payment in the incentive program: the participant must close and fund $10,000,000 before he or she is eligible for payment under the plan. Funding is defined as any term facility that is closed and disbursed. Funding under a line of credit is defined as 40% of the ceiling amount that a borrower is permitted to draw upon under the line of credit. For purposes of the plan, construction loans are considered funded based on disbursements. If an existing credit facility is refinanced or renewed, only the increased amount of the credit facility will be eligible for payment under the plan.

Payment under the plan is based on funding and performance, as described below.

•	Payment under the plan for funding greater than $10,000,000:

•	Loans sourced from the Lender: 0.125% of the amount funded.

•	Loans referred to the Lender from a board member: 0.025% of the amount funded.

•	All of the following performance measures must be met:

•

In addition to meeting the funding requirements described above, a participant must obtain new business checking and money market accounts from each borrower that total at least 10% of the funded loan. The incentive payout under the plan will be reduced by 15% if the Lender is not successful in obtaining these new accounts.

•	The fee income on the funded loan must equal at least 0.0625% of the funded amount. The incentive payout under the plan will be reduced by 15% if the fee income does not meet this criterion.

•	UCNB’s loan portfolio must have an average return of a specified percentage over the current incentive plan year. In 2013, that percentage was 4.60%. In 2014, that percentage will be 4.23%.

•	Assuming the funding and performance criteria are met, the payouts under the plan will be as follows:

•	Loans that are risk rated (by UCNB’s credit department and outside reviewer) as 4 or better will be 100% eligible for the funded amount.

•	Loans risk rated 5 will be eligible for 85% of the funded amount.

•	Any loan downgraded to a 6 or worse within 12 months of the closing of the loan will be subject to 100% repayment of the incentive. We refer to this as the “clawback provision” of the plan.

Long-Term Incentive Compensation. Center provides long-term incentives to the Named Officers through its stock incentive plans. During 2013, Center’s Named Officers were eligible to participate in Center’s 2009 Equity Incentive Plan. We refer to that plan as Center’s “2009 Stock Plan”. From time to time, Center’s Compensation Committee has granted stock options and/or restricted stock awards to Center’s executive officers. Stock options have been granted at an exercise price equal to the then current market price of Center common stock. Options and restricted stock awards under the 2009 Stock Plan are granted on an ad hoc basis taking into account financial performance and results. No options were granted to Center’s senior executive officers in 2013. During 2013, restricted stock awards were granted to the Named Officers as described in the “Summary Compensation Table.”

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, Center provides executives with certain benefits and perquisites, consisting primarily of retirement benefits through Center’s 401(k) Plan, executive life insurance and automobile allowances.

Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table below.

Other Agreements

Center has an existing Employment Agreement with Mr. Weagley, effective as of April 4, 2012. During 2013, UCNB entered into Employment Agreements with the other current Named Officers. On January 20, 2014, Mr. Weagley entered into a new Employment Agreement, which will become effective upon the closing of the merger. See “Agreements with Named Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by Center’s shareholders is not subject to this limitation. As a result, stock options granted under Center’s 2009 Stock Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under Center’s 2009 Stock Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date by Center have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since Center retains discretion over bonuses under the AIP and the Loan Incentive Plan, those bonuses also will not qualify for the exemption for performance-based compensation. Center’s Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, Center reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it is believed that such payments are appropriate and in the best interests of Center’s shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also Center’s intention to maintain executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Frequency of Advisory Votes on Executive Compensation

At Center’s 2012 annual meeting, Center’s shareholders voted for an advisory vote to approve executive compensation every two years, as recommended by Center’s Board of Directors. As Center held an advisory shareholders vote at the 2012 annual meeting to approve the compensation of the Center executives as described in the proxy statement for that meeting, Center is holding a “say-on-pay” vote at its 2014 annual meeting.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2011, 2012 and 2013, a summary of the compensation earned by Anthony C. Weagley, Center’s President and Chief Executive Officer, Francis R. Patryn, Center’s Vice President and Chief Financial Officer, Vincent Tozzi, who served as Center’s Vice President and Chief Financial Officer until May 31, 2013, and Center’s next three other most highly compensated executive officers who were employed by Center as of December 31, 2013. Center refers to the executive officers named in this table as the “Named Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Anthony C. Weagley	2013	418,300	185,000	94,054	—	—	(48,303)	25,161	674,212
President and Chief	2012	366,300	—	25,000	—	—	70,736	27,597	489,633
Executive Officer of	2011	341,324	73,260	25,006	—	—	54,546	29,046	523,182

Center and UCNB (August 23, 2007 to present); Vice President and Treasurer of Center and Senior Vice President and Cashier of UCNB (prior periods) (Mr. Weagley continued to serve as Chief Financial Officer of Center until March 27, 2008 and as Chief Financial Officer of UCNB until February 2008)

Francis R. Patryn	2013	146,391	15,995	14,190	—	—	(6,299)	6,250	176,527
Vice President and	2012	129,768	10,141	—	—	—	23,974	9,290	173,173
Chief Financial	2011	128,695	—	—	—	—	21,001	7,701	157,397

Officer of Center and Senior Vice President, Chief Financial Officer of UCNB (May 31, 2013 to present); Vice President, Chief Financial Officer and Comptroller of Center and Vice President and Chief Financial Officer and Comptroller of UCNB (November 2010 to March 28, 2011); Vice President and Comptroller of UCNB (October 2006 to March 28, 2011 and March 28, 2011 to May 31, 2013)

Vincent Tozzi	2013	94,730	—	—	—	—	—	4,091	98,821
Vice President,	2012	180,000	—	—	—	—	—	14,907	194,907
Treasurer and Chief	2011	157,500	—	—	—	—	—	3,210	160,710
Financial Officer of Center (March 28, 2011 to May 31, 2013)

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Arthur M. Wein	2013	192,862	—	19,673	—	18,341	—	11,633	242,509
Vice President and	2012	191,401	—	—	—	10,107	—	16,923	218,431
Chief Operating	2011	175,329	—	—	—	—	—	15,183	190,512

Officer of Center and Senior Vice President and Chief Operating Officer of UCNB (October 2009 to present); Vice President and Business Development Officer of the Summit Region of UCNB (April 2009 to October 2009)

Mark S. Cardone	2013	186,524	—	28,174	—	16,090	(16,040)	13,025	227,773
Vice President and	2012	175,638	—	—	—	13,678	22,860	14,354	226,530
Branch Administrator	2011	158,233	—	—	—	—	17,492	13,475	189,200
of Center and Senior Vice President and Branch Administrator of UCNB (2001 to present)

James W. Sorge	2013	152,171	—	23,362	—	26,257	—	11,153	212,943
Vice President and	2012	141,000	—	—	—	10,648	—	10,012	161,660
Compliance Officer	2011	130,005	—	—	—	—	—	8,110	138,115
of Center and Senior Vice President, Compliance and BSA Officer of UCNB (March 2010 to present); Vice President and Director, PNC Global Investment Servicing (May 2008 to March 2010)

In the table above:

•

Mr. Weagley’s bonus reported in the 2013 column includes $25,000 which he received as part of his base compensation. In prior years, as indicated below, Mr. Weagley received a stock award with an aggregate grant date fair value of $25,000 as part of his base compensation;

•

when Center refers to “stock awards,” Center is referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Mr. Weagley received a stock award in February 2012 as part of his base compensation for 2011 (reported in the table above for 2011) and a stock award in December 2012 as part of his base compensation for 2012 (reported in the table above for 2012). Each of the stock awards was fully vested on the respective grant dates. Each of the Named Officers other than Mr. Tozzi received a restricted stock award in 2013, as further described under “Grant of Plan Based Awards”;

•

when we refer to an “incentive plan”, we are referring to a plan that provides compensation to incentivize performance over a specified period, whether such performance is measured by reference to Center’s financial performance, Center’s stock price or any other performance measure (including individual performance). A “non-equity incentive plan” is an incentive plan in which benefits are not valued by reference to FAS 123R. Center’s AIP and Center’s Lenders Incentive Compensation Program are non-equity incentive plans. The amounts reported under the Non-Equity Incentive Plan Compensation column for 2013 were paid in December 2013, based on 2013 performance under the AIP and the amounts for 2012 were paid in February 2013 based on 2012 performance under the AIP;

•

when we refer to changes in pension values in column “h” above, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under the Union Center National Bank Pension Plan from the measurement date used for preparing Center’s 2010 year-end financial statements to the measurement date used for preparing Center’s 2011 year-end financial statements (in the case of Center’s 2011 compensation), from the measurement date used for preparing Center’s 2011 year-end financial statements to the measurement date used for preparing Center’s 2012 year-end financial statements (in the case of Center’s 2012 compensation) and from the measurement date used for preparing Center’s 2012 year-end financial statements to the measurement date used for preparing Center’s 2013 year-end financial statements (in the case of Center’s 2013 compensation);

•

the Named Officers did not receive any nonqualified deferred compensation earnings during 2011, 2012 or 2013; when we refer to “nonqualified deferred compensation earnings” in this table, we are referring to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, such as earnings on a nonqualified defined contribution plan;

•	“all other compensation” includes the following for 2013:

•

for Mr. Weagley: $10,800 represents expense with respect to an automobile allowance; $12,549 represents matching payments that Center made under its 401(k) plan; and $1,812 represents premiums for group term-life insurance and disability benefits;

•	for Mr. Patryn: $4,696 represents matching payments that Center made under its 401(k) plan; and $1,554 represents premiums for group term-life insurance and disability benefits;

•

for Mr. Tozzi: $1,000 represents expense with respect to an automobile allowance; $2,055 represents matching payments that Center made under its 401(k) plan; and $1,036 represents premiums for group term-life insurance and disability benefits;

•

for Mr. Wein: $3,000 represents expense with respect to an automobile allowance; $6,729 represents matching payments that Center made under its 401(k) plan; and $1,904 represents premiums for group term-life insurance and disability benefits;

•

for Mr. Cardone: $4,800 represents expense with respect to an automobile allowance; $6,489 represents matching payments that Center made under its 401(k) plan; and $1,736 represents premiums for group term-life insurance and disability benefits; and

•

for Mr. Sorge: $3,750 represents expense with respect to an automobile allowance, $5,785 represents matching payments that Center made under its 401(k) plan; and $1,618 represents premiums for group term-life insurance and disability benefits.

Grant of Plan Based Awards

The stock awards that were granted to Center’s Named Officers during 2013 are set forth in the following table. During 2013, none of Center’s Named Officers received a stock option. The amounts under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represents the threshold (minimum), target and maximum cash amounts that could have been earned by each Named Officer under Center’s AIP if specified performance targets had been attained. Cash amounts were paid to Messrs. Wein, Cardone and Sorge under the Achievement Incentive Plan, or AIP, in December 2013 based on 2013 performance. These amounts are included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” For a description of the various performance targets, see the description of the AIP under the Compensation Discussion and Analysis set forth above.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Stock Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Anthony C. Weagley	6/6/2013	0	133,856	188,235	7,291	—	12.90	94,054
Francis R. Patryn	6/6/2013	0	29,278	40,989	1,100	—	12.90	14,190
Vincent Tozzi	—	—	—	—	—	—	—	—
Arthur M. Wein	6/6/2013	0	38,572	54,001	1,525	—	12.90	19,673
Mark S. Cardone	6/6/2013	0	37,305	52,227	2,184	—	12.90	28,174
John W. Sorge	6/6/2013	0	30,434	42,608	1,811	—	$12.90	23,362

Each of the Named Officers (other than Mr. Tozzi, who resigned effective May 31, 2013) received a restricted stock award on June 6, 2013. Each of the restricted stock awards vests in 20% increments beginning on the one year anniversary of the grant date. Upon the consummation of the merger, all of these restricted stock awards will immediately vest.

Outstanding Equity Awards At Year End

The following table sets forth, for each of the Named Officers, information regarding outstanding stock options and stock awards at December 31, 2013.

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non-Exercisable (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Anthony C. Weagley	9,595	—	10.64	10/19/2015	7,291	136,780
Francis R. Patryn	—	—	—	—	1,100	20,636
Vincent Tozzi	—	—	—	—	—	—
Arthur M. Wein	—	—	—	—	1,525	28,609
Mark S. Cardone	6,130	—	10.64	10/19/2015	2,184	40,972
John W. Sorge	—	—	—	—	1,811	33,974

If applicable, market values are calculated in the table above by multiplying the closing market price of Center common stock on the last trading day in 2013 - $18.76 - by the applicable number of shares of Center common stock underlying each Named Officer’s stock awards. Upon the consummation of the merger, all of the restricted stock awards will immediately vest.

Options Exercised and Stock Vested

None of the Named Officers exercised stock options during 2013 or held stock awards that vested during 2013.

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of Center’s plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Anthony C. Weagley	Union Center National Bank Pension Plan Trust	24	338,621	0
Francis R. Patryn	Union Center National Bank Pension Plan Trust	12	198,282	0
Vincent Tozzi	—	—	—	—
Arthur M. Wein	—	—	—	—
Mark S. Cardone	Union Center National Bank Pension Plan Trust	10	105,769	0
John W. Sorge	—	—	—	—

In the table above:

•

Center has determined the years of credited service based on the same pension plan measurement date that Center used in preparing its audited financial statements for the year ended December 31, 2013; we refer to that date as the “Plan Measurement Date”;

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under Center’s pension plans, calculated as of the Plan Measurement Date;

•

the present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in Center’s audited financial statements for the year ended December 31, 2013; and

•	column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2013 under Center’s pension plans.

The Union Center National Bank Pension Trust—which we refer to as the “Pension Plan”—is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of Union Center National Bank and Center who have attained age 21 and completed one year of service. The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant’s highest average compensation over a 5-year period. Compensation means a participant’s W- 2 wages, increased by certain reductions such as 401(k) contributions. The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65. None of Center’s Named Officers was eligible to retire with a normal retirement pension as of December 31, 2013.

Center froze the benefits under the Pension Plan effective as of September 30, 2007. All future benefit accruals in the Pension Plan were discontinued and all retirement benefits that employees would have earned as of September 30, 2007 have been preserved. While benefits have been frozen, the present value of the projected future cash payments may change from period to period.

A participant may retire before or after age 65. A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service. A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements. Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant’s years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement. Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan. Based upon their ages and years of service, none of Center’s Named Officers is currently eligible for an early retirement pension under the Pension Plan.

Pension Plan benefits are generally payable in the form of a life annuity or a joint and survivor annuity. However, a participant may elect to receive his or her pension in a lump sum. All forms of benefit are actuarially equivalent to a single life annuity form.

Stock Option Plans

Center currently maintains the 2009 Equity Incentive Plan, under which the Center Compensation Committee may grant “incentive stock options” as defined under the Internal Revenue Code, non-qualified stock options, restricted stock awards and restricted stock unit awards to employees, including officers, and consultants. Center previously maintained the 1999 Employee Stock Incentive Plan and the 1993 Employee Stock Option Plan, both of which have expired. No additional grants may be made under those plans. Center adopted all of these plans in order to attract and retain qualified officers and employees and, with respect to the 2009 Equity Incentive Plan, consultants. Under the 1999 Employee Stock Incentive Plan, the Compensation Committee was able to grant incentive stock options, non-qualified stock options and restricted stock awards to employees, including officers. Under the 1993 Employee Stock Option Plan, the Compensation Committee was able to grant incentive stock options and non-qualified stock options to officers and employees.

A total of 400,000 shares of Center common stock were authorized for issuance under the 2009 Equity Incentive Plan. A total of 363,081 shares were available for future grants as of December 31, 2013. As of December 31, 2013, Center had 166 employees, all of whom are eligible to participate in the 2009 Equity Incentive Plan. Future grants under the 2009 Equity Incentive Plan have not yet been determined. No option will be exercisable more than ten years from the date of grant and no option or other award may be granted after March 26, 2019 under the 2009 Equity Incentive Plan.

Center initially had 435,153 shares of its common stock authorized for issuance under the 1999 Employee Stock Incentive Plan (as adjusted for stock splits and stock dividends) and initially had 633,194 shares authorized for issuance under the 1993 Employee Stock Option Plan (as adjusted for stock splits and stock dividends).

The following table provides information about Center common stock that may be issued upon the exercise of options, warrants and rights under Center’s 2009 Equity Incentive Plan, 1999 Employee Stock Incentive Plan, 1993 Employee Stock Option Plan, 1993 Outside Director Stock Option Plan and 2003 Non-Employee Director Stock Option Plan as of December 31, 2013. These plans were Center’s only equity compensation plans in existence as of December 31, 2013. As of December 31, 2013, awards could only be granted under the 2009 Equity Incentive Plan and 2003 Non-Employee Director Stock Option Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	188,380	10.55	769,608
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	188,380	10.55	769,608

Agreements with Named Officers

Center entered into a Non-Competition Agreement (the “Current Non-Compete”), dated as of December 2, 2010, with Anthony C. Weagley, President and Chief Executive Officer and a director of Center. The Current Non-Compete provides that for the 12 month period immediately following Mr. Weagley’s separation from service with Center, whether or not Center or UCNB has engaged Mr. Weagley as a consultant upon his separation of service, Mr. Weagley will not, directly or indirectly, as an agent, employee, owner, partner, stockholder or otherwise, compete with Center or UCNB or establish, engage in, or become interested in any business, trade or occupation that competes with Center or UCNB in the financial products or services industry in any county in any state of the U.S. in which Center’s or UCNB’s business is currently being conducted or is being conducted when Mr. Weagley’s separation from service occurs. The Current Non-Compete also provides that Mr. Weagley will not solicit customers or employees during such period. In consideration for Mr. Weagley’s covenant not to compete, upon his separation from service for any reason or due to retirement, the Current Non-Compete provides that Center will pay Mr. Weagley a lump sum payment equal to the aggregate of two times the annual rate of base salary then being paid to Mr. Weagley. No amounts are payable in the event of Mr. Weagley’s termination of employment as a result of death or disability. The payments described in the Current Non-Compete are independent of and will be in addition to any payments required under any other plan or agreement that may be in effect between Center and Mr. Weagley at the time of separation. The Current Non-Compete provides that Center will not be obligated to make the payments described above if Mr. Weagley voluntarily terminates his service with Center, other than for good reason, as defined in the Current Non-Compete.

On April 2, 2012, Center, UCNB and Mr. Weagley entered into an employment agreement (the “Current Employment Agreement” and, collectively with the Current Non-Compete, the “Current Agreements”) effective as of April 4, 2012 (the “Effective Date”). Set forth below is a description of the material terms of the Current Employment Agreement:

•

The term of Mr. Weagley’s employment under the Current Employment Agreement commenced as of the Effective Date and, subject to earlier termination in accordance with the Current Employment Agreement, was to continue for one year. Thereafter, the term of the Current Employment Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Current Employment Agreement will continuously be for one year unless any party thereto notifies the other parties of that party’s intent not to renew the Current Employment Agreement.

•	Mr. Weagley’s base salary, which will be reviewed annually, shall not be less than $366,300 per annum during the term of the Agreement. Mr. Weagley’s current base salary is $418,300.

•

During the term of the Current Employment Agreement, Mr. Weagley will also receive an annual stock bonus award of $25,000 payable in shares of Center’s stock. However, as a result of the negotiations with ConnectOne and the blackout period that was in effect for executive officers and directors, on December 30, 2013, Mr. Weagley received this bonus in cash. See the Summary Compensation Table.

•	Mr. Weagley will also be eligible to participate in the Company’s Achievement Incentive Plan and earn an incentive payment based on Company and individual performance

If Mr. Weagley’s employment is terminated without Cause (as defined in the Current Employment Agreement), he will be entitled to, among other things:

•	any fixed compensation earned and unpaid through the date of termination (the “Fixed Income Payment”);

•

any earned and unpaid, unfixed income (such as a bonus or annual incentive payment), which will be calculated based on the average of such compensation for the prior three year period immediately preceding his termination, prorated for the portion of the year completed prior to his termination (the “Unfixed Income Payment”);

•	three times the annual rate of his then current base salary (“Multiple Salary Payment”);

•	three times the average of his bonuses paid for the three fiscal preceding years (excluding any fiscal year for which a bonus was not paid) (“Multiple Bonus Payment”);

•

a monthly cash payment equal to the applicable per employee healthcare benefits (as defined in the Current Employment Agreement) for thirty-six months following termination (the “Healthcare Payment”); and

•	the full vesting of all unvested stock options and restricted stock awards (the “Vested Equity”) (the foregoing payments, the “Termination Payments”).

If, following the consummation of a Change of Control (as defined in the Current Employment Agreement), a Terminating Event (as defined in the Current Employment Agreement) occurs and Mr. Weagley terminates his employment within one year of such Terminating Event, the Current Employment Agreement provides that he will be entitled to the Termination Payments. Under the Current Employment Agreement, in the event Mr. Weagley terminates his employment for Good Reason, he will also be entitled to the Termination Payments; provided, however, that the Multiple Salary Payment and the Multiple Bonus Payment shall be one time the applicable rate for calculating those payments.

In addition, the Current Employment Agreement provides that, in the sole discretion of the parties, Mr. Weagley shall provide consulting services to Center and UCNB for a period of twenty four months following his separation from Center and UCNB. The consulting services will be for, among other things, any or all phases of Center’s and UCNB’s business in which Mr. Weagley has particular expertise and knowledge.

In connection with the execution of the merger agreement, Mr. Weagley entered into an Agreement, dated January 20, 2014 (the “New Agreement”), with Center and UCNB, which will become effective upon the effective time of the merger with ConnectOne. If the merger is not consummated, the New Agreement will not become effective and the Current Agreements will remain in full force and effect.

The New Agreement provides that beginning at the effective time of the merger, Mr. Weagley will serve as Chief Operating Officer of the combined company and the combined bank. As described in the New Agreement, he will be an employee “at will.” While employed, Mr. Weagley will be paid a base salary of $35,000 per month. In the New Agreement, the parties agreed and acknowledged that consummation of the transactions contemplated by the merger agreement and the change in Mr. Weagley’s position with the combined company will constitute a “Terminating Event” as defined in his Current Employment Agreement, entitling him to a payment of $1,679,790 thereunder upon the earlier of Mr. Weagley’s separation from service at any time and for any reason (with or without cause and even if the separation from service is due to disability or death) following the effective time or upon the one year anniversary of the effective time. Such payment will be made in accordance with the terms of Mr. Weagley’s Current Employment Agreement, specifically including the six (6) month delay in payment, if applicable, following a termination of employment. In addition, Mr. Weagley will be entitled to receive the sum of $75,414 payable in 12 equal installments over the 12 months immediately following his separation from service in accordance with the regular payroll practices of the combined company, and all unvested restricted stock awards and/or unvested stock options held by him shall become fully vested upon his separation from service for any reason (with or without cause and even if the separation from service is due to disability or death) at any time within the twelve (12) months immediately following the effective time. Upon the effective time, the combined company will waive its right to require Mr. Weagley to render consulting services under the Current Employment Agreement, and the Current Employment Agreement shall be deemed terminated.

The New Agreement also provides that for purposes of the Current Non-Compete, Mr. Weagley will be deemed to have “separated from service” with the combined company on the date he resigns from service or is released from service by the combined company and/or the combined bank. Upon such separation from service, Mr. Weagley will be entitled to a payment of $836,500 under the Current Non-Compete, as described therein.

Notwithstanding the provisions of the Current Non-Compete, certain of the specific restrictions contained in the Current Non-Compete (i) shall remain in effect for a twelve (12) month period commencing on the effective time, and (ii) shall not apply to prohibit Mr. Weagley from working in the banking or financial services business within the Commonwealth of Pennsylvania. Except as specifically modified by the terms of the New Agreement, the Current Non-Compete shall remain in full force and effect.

UCNB and Mark S. Cardone entered into an employment agreement, dated as of April 12, 2013 (the “Cardone Employment Agreement”), which provides that Mr. Cardone will continue to serve as First Senior Vice President, Branch Administration and Private Clients Division. Mr. Cardone will be paid a minimum base salary of $187,853 per annum, which will be reviewed at least annually. The Cardone Employment Agreement will continue unless terminated. Mr. Cardone will also be eligible to participate in various UCNB bonus and incentive plans, and he will receive an automobile allowance.

If Mr. Cardone’s employment is terminated for Cause (as defined in the Cardone Employment Agreement), he will be paid only his salary accrued through the date of termination. If Mr. Cardone is terminated without Cause, he will be paid a lump sum as severance in an amount equal to two times the annual salary and benefits then being paid to him. However, upon a termination without Cause as a result of a change in control during the first 24 months of the Cardone Employment Agreement, UCNB will also pay to Mr. Cardone the annual incentive payment he would have received under the AIP, provided that such annual incentive has not already been paid to him. UCNB will also provide an additional cash payment to him, payable monthly, for a period of 24 months, equal to the difference between the health insurance benefits provided by UCNB and the cost of COBRA continuation coverage. Mr. Cardone can resign at his discretion, upon providing at least 90 days prior written notice to UCNB. If Mr. Cardone terminates his employment for good reason (as defined in the Cardone Employment Agreement), his separation will be treated as a termination without Cause. The Cardone Employment Agreement also contains confidentiality provisions and a one year non-compete.

UCNB and Arthur M. Wein entered into an employment agreement, dated as of April 12, 2013 (the “Wein Employment Agreement”), which provides that Mr. Wein will continue to serve as Senior Vice President, Chief Operating Officer and Human Resources Director. Mr. Wein will be paid a minimum base salary of $192,862 per annum, which will be reviewed at least annually. The Wein Employment Agreement will continue unless terminated, and has provisions similar to those in the Cardone Employment Agreement concerning benefits, termination, severance, confidentiality and non- competition.

UCNB and James W. Sorge entered into an employment agreement, dated as of April 12, 2013 (the “Sorge Employment Agreement”), which provides that Mr. Sorge will continue to serve as Senior Vice President, Compliance and BSA Officer. Mr. Sorge will be paid a minimum base salary of $155,000 per annum, which will be reviewed at least annually. The Sorge Employment Agreement will continue unless terminated, and has provisions similar to those in the Cardone Employment Agreement and the Wein Employment concerning benefits, termination, severance, confidentiality and non- competition.

On February 18, 2014, each of Messrs. Cardone, Wein and Gangemi entered into an amendment to his respective employment agreement with Union Center National Bank. Each amendment provides that notwithstanding anything to the contrary in the respective employment agreement, with respect to any payments due to the executive under the employment agreement which relate to two times annual salary, such payment will be calculated on the annual base salary in effect on December 31, 2013. Each amendment also provides that for purposes of clarification, such executive may receive a salary increase effective in calendar year 2014, but such increase will not be included for purposes of calculating payments due under the employment agreement. In all other respects, each employment agreement remained unchanged.

Compensation of Directors

The following table sets forth certain information regarding the compensation that Center paid to its directors who served as directors during 2013, other than Mr. Weagley. For information concerning Mr. Weagley, please see the “Summary Compensation Table”. James Kennedy served until the 2013 annual meeting, at which he did not stand for re-election. None of Center’s directors received compensation under any non-equity incentive plan during 2013.

Director Compensation

Name (a)	Fees Earned or Paid in Cash($)(b)	Stock Awards (SI)(c)	Option Awards ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Alexander Bol	50,600	—	8,679	—	—	59,279
Frederick S. Fish	30,800	—	8,679	—	—	39,479
James J. Kennedy	10,900	—	8,679	—	3,088	22,667
Howard Kent	47,800	—	8,679	—	9,910	66,389
Nicholas Minoia	33,800	—	8,679	—	—	42,479
Harold Schechter	31,875	—	8,679	—	—	40,554
Lawrence B. Seidman	36,800	—	8,679	—	9,525	55,004
William Thompson	27,200	—	8,679	—	—	35,879
Raymond Vanaria	40,700	—	8,679	—	12,754	62,133

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that Center paid or were accrued in 2013, including annual retainer fees, committee and /or chairmanship fees and meeting fees;

•	when we refer to “stock awards” or “option awards”, we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718;

•

the grant date fair value for each of the option awards made to Center’s directors during 2013 was $2.50 per share; an option covering 3,473 shares of common stock was granted to each non-employee director on March 1, 2013; the options vest in 25% increments, beginning one year after the grant date;

•

the aggregate number of option awards outstanding for each director at December 31, 2013 were for Mr. Bol, 24,648 shares; Mr. Fish, 3,473 shares; Mr. Kennedy (who retired on May 20, 2013), 25,883 shares; Mr. Kent, 17,365 shares; Mr. Minoia, 13,892 shares; Mr. Schechter, 20,838 shares; Mr. Seidman, 20,838 shares; Mr. Thompson, 28,653 shares; and Mr. Vanaria, 20,838 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing Center’s 2012 year-end financial statements to the measurement date used for preparing Center’s 2013 year-end financial statements;

•	the directors did not receive any nonqualified deferred compensation earnings during 2013; and

•	the amounts in the “All Other Compensation” column for Messrs. Kennedy, Kent, Seidman and Vanaria consist of amounts that Center paid on behalf of these individuals for health insurance coverage.

1993 Outside Director Stock Option Plan

Center’s 1993 Outside Director Stock Option Plan was adopted in order to attract and retain qualified directors. Pursuant to the 1993 Outside Director Stock Option Plan, each non-employee member of Center’s board received a one-time stock option covering 36,181 shares of Center’s common stock (as adjusted for stock splits and stock dividends). These options became exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of Center’s common stock on the date of grant. Such options may not be exercised more than ten years after their date of grant. No options were permitted to be granted under Center’s 1993 Outside Director Stock Option Plan after November 17, 2003.

Center initially had 569,876 shares of Center common stock authorized for issuance under the 1993 Outside Director Stock Option Plan (as adjusted for stock splits and stock dividends).

2003 Non-Employee Director Stock Option Plan

Center’s 2003 Non-Employee Director Stock Option Plan was adopted in order to attract and retain qualified directors. The 2003 Non-Employee Director Stock Option Plan initially provided that on June 1 of each year, directors who served continuously on Center’s board during the twelve months immediately preceding such date and who were not employed by Center or any of its subsidiaries during that twelve month period would be granted a stock option covering 3,000 shares of common stock. These options vest over a four year period, subject to acceleration in certain instances. For an eligible director who remained on Center’s Board for the periods listed below, the operation of the 2003 Non-Employee Director Stock Option Plan as initially adopted would be as follows:

Date	Effect
June 1, 2004	An option covering 3,000 shares is granted; this option is referred to as “Option A”; no shares are purchasable under Option A.
June 1, 2005	An option covering 3,000 shares is granted; this option is referred to as “Option B”); 750 shares are purchasable under Option A; and no shares are purchasable under Option B.
June 1, 2006

An option covering 3,000 shares is granted; this option is referred to as “Option C”; 1,500 shares are purchasable under Option A; 750 shares are purchasable under Option B; and no shares are purchasable under Option C.

June 1, 2007

An option covering 3,000 shares is granted; this option is referred to as “Option D”; 2,250 shares are purchasable under Option A; 1,500 shares are purchasable under Option B; 750 shares are purchasable under Option C; and no shares are purchasable under Option D.

During 2004, 2005, 2006 and 2007, after giving effect to stock splits and stock dividends, Center granted options covering 3,308, 3,473, 3,473 and 3,473 shares, respectively, to each non-employee member of Center’s board pursuant to the 2003 Non-Employee Director Stock Option Plan.

On February 28, 2008, Center’s board adopted amendments to the 2003 Non-Employee Director Stock Option Plan providing that options covering 3,473 shares would be granted on March 1 of each year, commencing March 1, 2008, to directors who served continuously on Center’s board during the six months immediately preceding such date and who were not employed by Center or any of its subsidiaries during that six month period. No changes were made to the vesting provisions of the 2003 Non-Employee Director Stock Option Plan.

All of the options granted in 2007, 2008, 2009 and 2010 are fully exercisable and three quarters of the options granted in 2011, one half of the options granted in 2012, and one quarter of the options granted in 2013 are exercisable on or before April 1, 2014. Center initially had 551,250 shares of Center common stock authorized for issuance under its 2003 Non-Employee Director Stock Option Plan (as adjusted for stock splits and stock dividends) and 406,527 shares remained available for grant as of January 1, 2014.

On January 20, 2014, in connection with the execution of the merger agreement with ConnectOne, Center’s board amended the 2003 Non-Employee Director Stock Option Plan to recognize service on an advisory board for purposes of vesting and exercisability of an option granted to a director while serving as a director of Center and to provide that notwithstanding any other provision in the 2003 Non-Employee Director Stock Option Plan, effective upon the execution of the merger agreement, no grants of options will be granted under the 2003 Non-Employee on the next (and last) scheduled annual grant date (March 1, 2014).

During 2013, there were no fees paid to any director of Center for any meeting of Center’s board. The chairman of the Audit Committee and the chairman of the Compensation Committee received $600 for each committee meeting attended. Members of the Audit Committee and the Compensation Committee received $400 for each committee meeting attended. Alexander A. Bol,

Chairman of the Board of Center, received a $16,000 annual retainer and $1,000 for each meeting of UCNB’s Board that he attended. Howard Kent, Chairman of UCNB, received a $16,000 annual retainer and $1,000 for each meeting of UCNB’s board that he attended. Raymond Vanaria, Vice-Chairman of the board of UCNB, received a $12,000 retainer and $900 for each meeting of UCNB’s board that he attended. All other directors of UCNB who are not officers of UCNB received an $8,000 annual retainer and $900 for each meeting of the UCNB board that they attended.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Alexander A. Bol, Lawrence B. Seidman, Harold Schechter and William A. Thompson. Of the persons named, only Mr. Bol has served as an officer and/or employee of Center Bancorp or Union Center National Bank. Mr. Weagley participates in determinations regarding compensation of all employees other than himself.

Certain of Center’s directors and officers and their associates have had loan transactions with Union Center National Bank in the ordinary course of business since January 1, 2011. All such transactions with these directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for comparable persons not related to us or Union Center National Bank and did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of Center’s board has adopted written procedures governing related party transactions. The procedures include the following:

•	all related party transactions that have been previously approved by Center’s board will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $10,000 is automatically deemed to be pre-approved by the Audit Committee;

•

the Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $10,000 but not exceeding $50,000, and may override any previously approved transaction; and

•	related party transactions over $50,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

For additional procedures, see the charter of Center’s Audit Committee, which is available to shareholders on Center’s website at www.centerbancorp.com under Governance Documents. The Audit Committee reviews related party transactions at least on a monthly basis. By “related party transaction,” we mean a transaction between Center (or ConnectOne) or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Compensation Committee Report

The Center Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to Center’s Board that such “Compensation Discussion and Analysis” be included in this joint proxy statement and prospectus.

Alexander A. Bol
Harold Schechter
Lawrence B. Seidman
William A. Thompson

Other Compensation Committee Matters

Charter. Center’s board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on Center’s website at www.centerbancorp.com under Governance Documents.

Authority, Processes and Procedures. Center’s Compensation Committee is responsible for administering Center’s equity compensation plans, for establishing the compensation of Center’s President and Chief Executive Officer and for recommending to the Center board the compensation of Center’s other executive officers. Center’s Compensation Committee also establishes policies and monitors compensation for Center’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Weagley participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants. The Center Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Committee has engaged MCCA, an independent compensation consulting firm strictly devoted to the community banking industry, as its outside consultant. MCCA was engaged by the Center Compensation Committee and does not take direction from Center’s executives, unless specifically advised to do so at the direction of the Compensation Committee.

Under the terms of this engagement, MCCA is required to obtain the prior approval of the Center Compensation Committee before MCCA performs any non-executive compensation related services to Center. MCCA will report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Committee. The Compensation Committee determines whether MCCA’s advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps MCCA takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate MCCA’s engagement;

•	The Compensation Committee solely determined the terms and conditions of MCCA’s engagement, including the fees charged;

•	The MCCA consultant is engaged by and reports directly to the Compensation Committee;

•	The MCCA consultant has direct access to members of the Compensation Committee during and between meetings;

•	MCCA does not provide any other services provided to UCNB, its directors or executives; and

•

Interactions between the MCCA consultant and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

MCCA provided management and the Center Compensation Committee with market data related to base salaries for all other employees to facilitate salary administration and appropriate cash incentives. Additionally, MCCA assisted with the design of a Mortgage Lender’s Incentive Plan and certain executive agreements. MCCA also reviewed Center’s directors’ fees and found them to be “competitive,” which MCCA defined as within 85% to 115% of the peer group. The peer group used was the same one used in reviewing executive compensation. See “Compensation Discussion and Analysis.”

Audit Committee Matters

Charter. Center’s board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Center’s board has defined the duties of its Audit Committee in a charter. A copy of the current Audit Committee charter is available to shareholders on Center’s website at www.centerbancorp.com under Governance Documents.

Independence of Audit Committee Members. Center common stock is listed on the Nasdaq Global Select Market and, as a result, Center is governed by the listing standards applicable thereto. All members of Center’s Audit Committee have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Financial Expert. Center’s Board of Directors has determined that one of the members of the Audit Committee, Raymond Vanaria, constitutes an “audit committee financial expert”, as such term is defined by the SEC. As noted above, Mr. Vanaria - as well as the other members of the Audit Committee - has been determined to be “independent”.

Audit Committee Report. In connection with the preparation and filing of Center’s Annual Report on Form 10-K for the year ended December 31, 2013:

(1)	the Audit Committee reviewed and discussed the audited financial statements with Center’s management;

(2)	the Audit Committee discussed with Center’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended;

(3)

the Audit Committee received and reviewed the written disclosures and the letter from Center’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Center’s independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4)

based on the review and discussions referred to above, the Audit Committee recommended to Center’s Board that the audited financial statements be included in Center’s Annual Report on Form 10-K for the year ended December 31, 2013.

By: The Audit Committee of the Board of Directors

Alexander Bol
Howard Kent
Harold Schechter
William Thompson
Raymond Vanaria

Accounting Fees and Other Accounting Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Center Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by Center’s principal independent accountants is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

As previously reported, on July 8, 2013, BDO USA, LLP was engaged to serve as Center’s new independent registered public accounting firm for and with respect to the year ended December 31, 2013, and ParenteBeard LLC (“ParenteBeard”) was dismissed from that role. Accordingly, BDO USA, LLP audited Center’s financial statements for the year ended December 31, 2013. The following table sets forth a summary of the fees billed or expected to be billed to Center by (i) ParenteBeard for professional services rendered for the year ended December 31, 2012 and (ii) BDO USA, LLP for professional services rendered for the year ended December 31, 2013.

Fee Category	Fees for 2012	Fees for 2013
Audit Fees	$277,306	$277,334
Audit-Related Fees	$37,850	32,000
Tax Fees	$52,750	33,500
All Other Fees	$40,273	—

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed to Center for the audit of the financial statements included in Center’s Annual Reports on Form 10-K for the years ended December 31, 2012 and December 31, 2013, and review of the financial statements included in Center’s Quarterly Reports on Form 10-Q during 2012 and 2013.

Audit-Related Fees. Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of Center’s financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees. All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.

Other Matters. Center’s Audit Committee has determined that the provision of all services provided by Center’s principal independent accountants during the years ended December 31, 2012 and December 31, 2013 is compatible with maintaining the independence of Center’s principal independent accountants.

Nominating Committee Matters

Independence of Nominating Committee Members. All members of the Nominating Committee of Center’s board have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Center Nominating Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Center board or who are recommended by the Center board. The charter states that a nomination must be delivered to Center’s corporate Secretary at the principal executive offices of Center not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter of the Center Nominating Committee describes the minimum qualifications for nominees to the Center board and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the board;

•	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;

•	must have a reputation, in one or more of the communities serviced by Center and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Center board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Center board. The evaluation process for individuals other than existing board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2014 annual meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of Center common stock for at least one year.

Charter. Center’s board has defined the duties of its Nominating Committee in a charter. A copy of the current Nominating Committee charter is available to shareholders on Center’s website at www.centerbancorp.com under Governance Documents. Upon consummation of the merger, Center’s amended and restated by-laws will assure that until 2017, the board of the combined company will consist of six former directors of ConnectOne (or their designees) and six persons who, prior to the consummation of the merger, served on Center’s board (or their designees).

Code of Ethics

Center is required to disclose whether Center has adopted a code of ethics that applies to Center’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Center has adopted such a code of ethics and has posted a copy of the code on Center’s internet website at the internet address: www.centerbancorp.com under Governance Documents. Copies of the code may be obtained free of charge from Center’s website at the foregoing internet address.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires Center’s directors, executive officers and persons holding more than 10% of a registered class of the equity securities of Center to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of Center common stock and other equity securities. As a result of the adoption of the Sarbanes-Oxley Act of 2002, the reporting obligations with respect to certain transactions were accelerated to 48 business hours after the transaction. Based solely upon a review of such reports furnished to Center’s management, Center believes that all such Section 16(a) reports were timely filed with respect to the year ended December 31, 2013, except that Alexander Bol (a director) inadvertently reported two stock purchases late, Frederick Fish (a director)

inadvertently reported three stock purchases late, Howard Kent (a director) inadvertently reported two stock purchase late, Nicholas Minoia (a director) inadvertently reported two stock purchase late, Lawrence Seidman (a director) inadvertently reported two stock purchases late, Harold Schechter (a director) inadvertently reported one stock purchase late, William Thompson (a director) inadvertently reported two stock purchase late, Raymond Vanaria (a director) inadvertently reported two stock purchases late, Arthur Wein, (an executive officer) inadvertently reported one stock purchase late and Anthony Weagley (a director and Center’s Chief Executive Officer) inadvertently reported one stock purchase late. In addition, each of the non-employee directors of Center inadvertently reported one day late a stock option which was granted to each of them on March 1, 2013.

CENTER PROPOSAL 5

RATIFICATION OF BDO USA, LLP AS CENTER’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Action will be taken at the Center annual meeting to ratify the selection of BDO USA, LLP as Center’s independent registered public accounting firm for the fiscal year ending December 31, 2014. BDO USA, LLP became the independent accountants of Center beginning with the financial statements for the quarter ended June 30, 2013. Center has been advised by BDO USA, LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity, in Center. Center is asking its shareholders to ratify the selection of BDO USA, LLP as Center’s independent registered public accounting firm. Although ratification is not required by Center’s bylaws or otherwise, the Center board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of BDO USA, LLP to shareholders for ratification as a matter of good corporate practice.

Approval of the ratification of BDO USA, LLP as Center’s independent registered public accounting firm for 2014 will require the affirmative vote of a majority of the votes cast at the Center annual meeting, assuming a quorum is present. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

As previously reported, on July 8, 2013, BDO USA, LLP was engaged to serve as Center’s independent registered public accounting firm for the year ended December 31, 2013, upon the recommendation and approval of the Audit Committee of the Board, and ParenteBeard LLC (“ParenteBeard”) was dismissed from that role.

The report of ParenteBeard on Center’s financial statements as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Center’s two most recent fiscal years and the subsequent interim period preceding ParenteBeard’s dismissal, there were: (i) no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K).

During Center’s two most recently completed fiscal years and through the date of Center’s engagement of BDO USA, LLP, Center did not consult with BDO regarding (i) the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Center’s consolidated financial statements, and BDO USA, LLP did not provide a written report or oral advice on any accounting, auditing or financial reporting issue that BDO USA, LLP concluded was an important factor considered by Center in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of BDO USA, LLP are expected to be present at the Center annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Center’s Board of Directors unanimously recommends that Center’s shareholders vote “FOR” the Center auditor proposal, which will constitute Proposal 5 at the Center annual meeting of shareholders.

CENTER PROPOSAL 6

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF CENTER’S AND CONNECTONE’S EXECUTIVE OFFICERS TRIGGERED BY THE MERGER

Pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC thereunder, Center is seeking non-binding, advisory shareholder approval of the agreements or understandings and compensation of Center’s named executive officers and ConnectOne’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Interests of Management and Others in the Merger” beginning on page 90 and in the two Golden Parachute compensation tables set forth below. The proposal gives Center’s shareholders the opportunity to express their views on the merger-related agreements or understandings and compensation of Center’s named executive officers and ConnectOne’s named executive officers. Center is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“Resolved, that the compensation that may be paid or become payable to Center’s named executive officers and ConnectOne’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Management and Others in the Merger” and in the two Golden Parachute compensation tables set forth below, are hereby approved.”

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Center or ConnectOne. If the merger is completed, the merger-related compensation may be paid to Center’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Center shareholders fail to approve the advisory vote regarding merger-related compensation.

Golden Parachute Compensation

The following table sets forth the estimated aggregate dollar value of the various elements of the compensation that may be paid or become payable to the named executive officers of Center that is based on or otherwise relates to completion of the merger, based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the following:

•	completion of the merger and a subsequent termination both occurring on March 31, 2014; and

•

shares of Center common stock are valued at $18.678 per share, representing the average closing price of a share of Center common stock over the first five business days following the public announcement of the merger.

As a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below. The amounts set forth below do not include salary payable by Center to Mr. Weagley pursuant to his new employment agreement, which will become effective upon consummation of the merger. For a description of the agreements to which Mr. Weagley and Center’s other named executive officers are parties, see “OTHER PROPOSALS TO BE CONSIDERED AT THE CENTER ANNUAL MEETING—Center Proposal 4—Election of Directors—Executive Compensation—Summary of Cash and Certain Other Compensation—Agreements with Named Officers”.

GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash ($)		Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Anthony C. Weagley	2,591,704	(1)	136,181	—	—		—	—	2,727,885
Francis R. Patryn	—		20,546	—	—		—	—	20,546
Vincent Tozzi	—		—	—	—		—	—	—
Arthur M. Wein	440,210	(3)	28,484	—	29,464	(3)	—	—	498,158
Mark S. Cardone	426,019	(3)	40,793	—	3,472	(3)	—	—	470,284
John W. Sorge	373,440	(3)	33,826	—	28,893	(3)	—	—	436,159

(1)

This amount is comprised of the following components: (i) $1,679,790, which, in general, will be payable to Mr. Weagley upon the sooner of the date when Mr. Weagley’s employment with the combined company terminates and the one year anniversary of the closing of the merger, (ii) $836,500, which will be payable upon the termination of Mr. Weagley’s employment with the combined company and in consideration for his agreeing not to complete in certain locations in New Jersey, and (iii) $75,414, which will be payable in 12 equal installments over the 12 months immediately following Mr. Weagley’s separation from service in accordance with the regular payroll practices of the combined company.

(2)

Each number in the Equity column is calculated by multiplying the number of restricted shares of Center held by the executive which will accelerate upon consummation of the merger by $18.678, the average closing price of a share of Center common stock over the first five business days following the public announcement of the merger.

(3)

As described elsewhere herein, each of Messrs. Wein, Cardone and Sorge has entered into a substantially similar employment agreement with Union Center National Bank pursuant to which each such executive is entitled to severance and other benefits in the event of an involuntary termination without “Cause” (as defined therein) or a resignation for “Good Reason” (as defined therein). The severance amount, which is payable in a lump sum, is equal to two times such executive’s then current annual salary and benefits. If such involuntary termination or resignation is as a result of a change in control that occurs on or before April 12, 2015, such executive is also entitled to the annual incentive payment he would have received under Center’s Achievement Incentive Plan, provided that such annual incentive payment has not already been paid. Such executives are also entitled to receive an additional cash amount, payable monthly for 24 months, equal to the difference between the health insurance benefits provided by Union Center National Bank and the cost of COBRA continuation coverage. On February 18, 2014, each of Messrs. Cardone and Wein entered into an amendment to his respective employment agreement with Union Center National Bank. Each amendment provides that notwithstanding anything to the contrary in the respective employment agreement, with respect to any payments due to the executive under the employment agreement which relate to two times annual salary, such payment will be calculated on the annual base salary in effect on December 31, 2013. Each amendment also provides that for purposes of clarification, such executive may receive a salary increase effective in calendar year 2014, but such increase will not be included for purposes of calculating payments due under the employment agreement. In all other respects, each employment agreement remained unchanged. For Mr. Wein, the Cash amount in the table includes $385,724 as salary, $36,914 as an AIP payment, $6,000 for an automobile allowance and $11,572 for an employer contribution to the Center 401(k) plan; and the Perquisites/Benefits amount includes $24,897 for medical insurance, $760 for dental insurance, $1,284 for long-term disability insurance, $2,052 for short term disability insurance and $471 for life insurance. For Mr. Cardone, the Cash amount in the table includes $373,049 as salary, $32,179 as an AIP payment, $9,600 for an automobile allowance and $11,191 for an employer contribution to the Center 401(k) plan; and the Perquisites/Benefits amount includes $1,232 for long-term disability insurance, $2,052 for short term disability insurance and $188 for life insurance. For Mr. Sorge, the Cash amount in the table includes $304,342 as salary, $52,468 as an AIP payment, $7,500 for an automobile allowance and $9,130 for an employer contribution to the Center 401(k) plan; and the Perquisites/Benefits amount includes $24,897 for medical insurance, $760 for dental insurance, $996 for long-term disability insurance, $2,052 for short term disability insurance and $188 for life insurance.

As described elsewhere in this joint proxy statement and prospectus, upon consummation of the merger, unvested restricted shares of ConnectOne common stock will vest and shares of ConnectOne common stock subject to performance units will be deemed earned and will also vest. Subject to the assumptions set forth below, the following table sets forth the dollar value of such restricted shares and the shares underlying the performance units on which vesting will be accelerated upon consummation of the merger for each of the executive officers of ConnectOne named in the summary compensation table presented herein in connection with ConnectOne’s Proposal 3. The following assumptions were utilized to determine the dollar amounts included in the table: (i) the maximum number of shares of ConnectOne common stock will be earned under each performance unit, (ii) the dollar amount for each individual has been determined by multiplying the applicable number of shares of ConnectOne common stock on which vesting will be accelerated by the exchange ratio of 2.6, and multiplying the result by $18.678, which is the average closing price of Center’s common stock over the first five business days following the first public announcement of the merger, and (iii) the number of shares of restricted stock or shares of stock underlying the performance units to be received by each executive officer will, pursuant to the terms of the compensation agreements of such executive officers, be reduced in order to comply with the limitations imposed by Internal Revenue Code Section 280G.

GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Frank Sorrentino, III	—	1,641,183	—	—	—	—	1,641,183
William S. Burns	—	827,136	—	—	—	—	827,136
Elizabeth Magennis	—	593,432	—	—	—	—	593,432

Center’s Board of Directors unanimously recommends that Center’s shareholders vote, on an advisory basis, “FOR” the Center say on merger compensation pay proposal, which will constitute Proposal 6 at the Center annual meeting of shareholders.

CENTER PROPOSAL 7

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF CENTER’S NAMED EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder require shareholders of public companies to vote, on an advisory basis, to approve executive compensation as disclosed in the proxy statement.

Center’s Board has determined, consistent with the vote of Center’s shareholders at the 2012 annual meeting, to hold a non-binding advisory vote on executive compensation every two years. Accordingly, Center’s shareholders are being asked to approve the compensation of Center’s executives as disclosed in this joint proxy statement and prospectus, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures set forth in connection with Center’s Proposal 4.

Executive Compensation

Center believes that its compensation policies and procedures, which are reviewed and approved by its Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Shareholders are encouraged to carefully review the Center “Executive Compensation” section of this joint proxy statement and prospectus for a detailed discussion of Center’s executive compensation program.

The proposal set forth below, which is advisory and will not bind Center’s board, gives Center’s shareholders the opportunity to vote on the compensation of Center’s executives. Center is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“Resolved, that the shareholders of Center Bancorp, Inc. approve the compensation of Center’s named executive officers, as described in the joint proxy statement and prospectus for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.”

Vote Required; Effect

Approval of Center’s executive compensation will require the affirmative vote of a majority of the votes cast at the Center annual meeting. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether Center’s compensation of its named executive officers executives is approved. Because this shareholder vote is advisory, it will not be binding upon Center’s board. However, Center’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. In 2012, 89.6% of the votes cast by Center’s shareholders approved of Center’s 2011 named executive officers’ compensation.

Center’s Board of Directors unanimously recommends that Center’s shareholders vote, on an advisory basis, “FOR” the Center say on pay proposal, which will constitute Proposal 7 at the Center annual meeting of shareholders.

OTHER PROPOSALS TO BE CONSIDERED AT THE CONNECTONE ANNUAL MEETING

CONNECTONE PROPOSAL 2

ADJOURNMENT

The ConnectOne annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the ConnectOne merger proposal.

If, at the ConnectOne annual meeting, the number of shares of ConnectOne common stock present or represented and voting in favor of the ConnectOne merger proposal is insufficient to approve such proposal, ConnectOne intends to move to adjourn the ConnectOne annual meeting to solicit additional proxies for the approval of the merger agreement. In that event, ConnectOne will ask its shareholders to vote upon the ConnectOne adjournment proposal, but not the ConnectOne merger proposal.

In this proposal, ConnectOne is asking its shareholders to authorize the holder of any proxy solicited by the ConnectOne board of directors on a discretionary basis to vote in favor of adjourning the ConnectOne annual meeting to another time and place to solicit additional proxies, including the solicitation of proxies from ConnectOne shareholders who have previously voted.

ConnectOne’s Board of Directors unanimously recommends that ConnectOne’s shareholders vote “FOR” the ConnectOne adjournment proposal, which will constitute Proposal 2 at the ConnectOne annual meeting of shareholders.

CONNECTONE PROPOSAL 3

ELECTION OF DIRECTORS

The Certificate and By-Laws of ConnectOne provide that the number of Directors shall not be less than one (1) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors. ConnectOne’s Certificate of Incorporation provides for a Board of Directors divided into three classes. For 2014, there are three nominees for Director. There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of ConnectOne has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2017 Annual Meeting of Stockholders, until his replacement has been duly elected and qualified. However, in the event that the merger, which is the subject of Proposal 1, is approved and consummated, the term of Mr. Cavuoto will end upon consummation of the merger and the terms of the other nominees named below will end at the next annual meeting of the combined company’s shareholders. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

On February 24, 2014, Mr. Steven M. Goldman resigned from ConnectOne’s Board of Directors and from the Board of Directors of ConnectOne Bank. ConnectOne thanks Mr. Goldman for his service.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the ConnectOne Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1)—Expires
Frank Cavuoto, Director	62	CPA, Frank J. Cavuoto & Co., L.L.C.	2004–2014
Frank Huttle III, Director	59	Executive Vice President and General Counsel Hudson Media Inc.; formerly Of Counsel to the firm of DeCotiis, Fitzpatrick & Cole, LLP; Mayor of Englewood, New Jersey	2004–2014
Joseph Parisi, Jr., Director	53	Chairman of the Board and CEO of Otterstedt Insurance Agency; Mayor, Borough of Englewood Cliffs, New Jersey	2004–2014

(1)	Includes prior service on the Board of Directors of ConnectOne Bank.

DIRECTORS WHOSE TERM CONTINUES BEYOND THE 2014 ANNUAL MEETING

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1)—Expires
Stephen Boswell, Director	60	President & Chief Executive Officer of Boswell Engineering	2004–2015
Dale Creamer, Director	52	Vice President, J. Fletcher Creamer & Son, Inc.	2004–2015
Michael Kempner, Director	56	President & Chief Executive Officer, MWW Group, Inc.	2004–2015
Frank Sorrentino III, Chairman of the Board and CEO	52	Chairman of the Board & Chief Executive Officer of ConnectOne and ConnectOne Bank	2004–2016
Frank W. Baier Director	48

Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Previously, from July 2011 through September 2012, Executive Vice President and Chief Financial Officer of ConnectOne and ConnectOne Bank. Chief Financial Officer and Chief Accounting Officer of Securities Industry and Financial Markets Association from June until September of 2008, Special Advisor to Washington Mutual from September 2008 until October 2008, Chief Financial Officer of Capital Access Network, Inc from February 2009 until February 2010, and a Partner at Columbia Financial Partners LP, from May 2010 until June 2011.

			2012–2016

(1)	Includes prior service on the Board of Directors of ConnectOne Bank.

No Director of ConnectOne is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Bank Act of 1940. However, Frank Baier was a director of Doral Financial Corporation from 2007 until 2011, and Michael Kempner served as a director of Lighting Science Group Corporation from January 2010 until May 2012.

ConnectOne encourages all directors to attend ConnectOne’s annual meeting. All of ConnectOne’s directors attended the 2013 annual meeting.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE
ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS OF CONNECTONE RECOMMENDS THAT THE CONNECTONE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Information About the Board of Directors

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 52: Mr. Sorrentino was one of the founding organizers of ConnectOne Bank, has served as ConnectOne’s Chairman since its founding, and has been ConnectOne’s Chief Executive Officer since 2007 and the President of ConnectOne Bank since 2011. Prior to becoming an officer of ConnectOne and ConnectOne Bank, Mr. Sorrentino was a builder and construction manager in Bergen County. Through his business contacts in ConnectOne’s market, Mr. Sorrentino has been able to bring customers and investors to ConnectOne, and his real estate experience in ConnectOne’s market is of great value to the Board. In addition, as ConnectOne’s senior operating officer, his insight on ConnectOne’s operations is invaluable to the ConnectOne Board.

Stephen Boswell, Lead Independent Director, 60: Mr. Boswell was a founding organizer of ConnectOne Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in ConnectOne’s market. Through his business activities, Mr. Boswell has a strong sense of business conditions in ConnectOne’s market that is invaluable to the ConnectOne Board.

Frank Baier, Director, 48: Prior to joining the ConnectOne Board in October of 2012, Mr. Baier served as ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. He currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance, including service as Executive Vice President and Chief Financial Officer of Independence Community Bank Corp. from June 2001 until September 2005, Chief Financial Officer and Chief Accounting Officer of Securities Industry and Financial Markets Association from June until September of 2008, Special Advisor to Washington Mutual from September 2008 until October 2008, Chief Financial Officer of Capital Access Network, Inc from February 2009 until February 2010, and a Partner at Columbia Financial Partners LP, from May 2010 until June 2011. Mr. Baier also currently serves as a Board Member of the Summit Police Athletic League. Mr. Baier’s extensive background and understanding of finance proves invaluable to the ConnectOne Board.

Frank Cavuoto, Director, 62: Mr. Cavuoto was a founding organizer of ConnectOne Bank. He has been a certified public accountant for over 30 years and has owned Frank J. Cavuoto & Co since 2003. His accounting experience and his leadership of the Audit Committee are invaluable to the ConnectOne Board.

Dale Creamer, Director, 52: Mr. Creamer was a founding organizer of ConnectOne Bank. Mr. Creamer has served as Vice President of J. Fletcher Creamer & Son, Inc., a construction company, for more than ten years. As a leading businessman in the Bergen County area, Mr. Creamer brings valuable insight into the market conditions of the surrounding communities.

Frank Huttle III, Director, 59: Mr. Huttle was a founding organizer of ConnectOne Bank. He has over 30 years of experience in the insurance, mortgage banking and real estate industries, formerly as a practicing attorney and partner at DeCotiis, Fitzpatrick and Cole, prior to taking his current position, and as a certified public accountant and Partner at Touche Ross & Co. Mr. Huttle has served as Executive Vice President and General Counsel to Hudson Media, Inc., a diversified magazine service and holding company, since February, 2010. His experience as a transactional attorney and as a businessman in ConnectOne’s market allows him to provide unique insight to the Board on a variety of matters, including current business conditions impacting ConnectOne’s customers. Mr. Huttle also currently serves as the mayor of the Borough of Englewood, New Jersey.

Michael Kempner, Director, 56: Mr. Kempner was a founding organizer of ConnectOne Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc since 1985. His experience as the head of a locally based media company has proved invaluable to the ConnectOne Board

Joseph Parisi, Jr., Director, 53: Mr. Parisi was a founding organizer of ConnectOne Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979, as well as Mayor for the Borough of Englewood Cliffs, New Jersey since November 2005. His experience both in the insurance industry and as the Mayor of a town in ConnectOne’s market allow him to provide valuable insight to the ConnectOne Board on conditions affecting ConnectOne’s customers.

Diversity Statement

Although ConnectOne has not adopted a formal policy on diversity, the ConnectOne Board considers diversity when selecting candidates for board service. When the ConnectOne Board determines there is a need to fill a director position, ConnectOne begins to identify qualified individuals for consideration. ConnectOne seeks individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, ConnectOne also considers how candidates will contribute to the overall balance of the Board, so that ConnectOne will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. ConnectOne views and defines diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

Security Ownership of Management

The following table sets forth information as of January 31, 2014 regarding the number of equity securities beneficially owned by all ConnectOne Directors, executive officers described in the compensation table, and by all ConnectOne Directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the ConnectOne Director or executive officer can vest title in himself at once or within sixty days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

Name	Common Stock	Percentage of Common Stock Beneficially Owned
Directors
Frank Sorrentino III	242,098(1)	4.72%
Frank Baier	22,178(2)	0.44%
Stephen Boswell	110,647(3)	2.18%
Frank Cavuoto	84,045(4)	1.66%
Dale Creamer	114,994(5)	2.27%
Frank Huttle III	94,364(6)	1.86%
Michael Kempner	155,102(7)	3.06%
Joseph Parisi, Jr.	97,611(8)	1.93%
Executive Officers Who Are Not Directors
William S. Burns	6,644(9)	0.13%
Elizabeth Magennis	10,689(10)	0.21%

As a Group (12 persons)	938,372	17.69%

(1)

Includes (i) 12,500 shares held in the name of Citigroup Global Markets f/b/o Frank Sorrentino III, IRA, (ii) 53,241 shares held in street name at Citigroup Global Markets, (iii) 2,011 shares held in trust for Mr. Sorrentino’s children, (iv) 97,138 shares purchaseable upon the exercise of stock options and (v) 15,719 shares of restricted stock subject to forfeiture.

(2)	Includes 458 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 28,682 shares purchasable upon the exercise of stock options and (ii) 458 shares of restricted stock subject to forfeiture.

(4)

Includes (i) 3,725 shares held in the name of Citigroup Global Markets f/b/o Frank Cavuoto, IRA, (ii) 1,500 shares held in the name of Citigroup Global Markets f/b/o Patricia Cavuoto, IRA, (iii) 31,760 shares held in the name of Mr. Cavuoto’s spouse, (iv) 25,859 shares purchasable upon the exercise of stock options and (v) 458 shares of restricted stock subject to forfeiture.

(5)

Includes (i) 4,375 shares held in the name of Mr. Creamer’s wife, (ii) 18,750 shares held by Mr. Creamer as custodian for his children, (iii) 6,250 shares held in the name of River Cousins, of which Mr. Creamer’s children are part owners, (iv) 29,531 shares purchasable upon the exercise of stock options and (v) 458 shares of restricted stock subject to forfeiture.

(6)

Includes (i) 14,487 shares held in the name of Citigroup Global Markets f/b/o Frank Huttle III, IRA, (ii) 3,375 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 2,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 2,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 5,031 shares held in the name of Mr. Huttle’s spouse, (vi) 2,500 shares held by an LLC in which spouse is a member, (vii) 25,507 shares purchasable upon the exercise of stock options and (viii) 458 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 29,531 shares purchasable upon the exercise of stock options and (ii) 458 shares of restricted stock subject to forfeiture.

(8)

Includes (i) 3,333 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 11,296 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 2,323 shares held by Mr Parisi as custodian for his children, (iv) 31,508 shares held at Bear Stearns Security Corp (v) 27,326 shares purchasable upon the exercise of stock options and (vi) 458 shares of restricted stock subject to forfeiture.

(9)	Includes 3,810 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 4,947 shares purchasable upon the exercise of stock options and (ii) 4,682 shares of restricted stock subject to forfeiture.

There are no shareholders known to ConnectOne who beneficially own five (5%) percent or greater of ConnectOne’s common stock.

Board of Directors; Independence; Committees

Meetings of the ConnectOne Board of Directors are held ten times annually and as needed. The ConnectOne Board of Directors held thirteen meetings in the year ended December 31, 2013. ConnectOne’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2013, each of ConnectOne’s Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the ConnectOne Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the ConnectOne Board considered the fact that ConnectOne and ConnectOne Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The ConnectOne Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the ConnectOne Board has considered the fact that several directors, including Messrs. Boswell, Creamer, Cavuoto, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of ConnectOne Bank’s branches. The ConnectOne Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer of ConnectOne and ConnectOne Bank is not independent, nor is Mr. Baier, since he recently served as the Chief Financial Officer of ConnectOne and ConnectOne Bank. Shareholders wishing to communicate directly with the independent members of the ConnectOne Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Conduct governing ConnectOne’s Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the ConnectOne Board of Directors and other senior members of management. ConnectOne’s Code of Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. ConnectOne’s Code of Conduct is available on ConnectOne’s website at www.cnob.com.

Committees

Committees of ConnectOne’s Board of Directors

Audit Committee. ConnectOne maintains an Audit Committee. The Audit Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of ConnectOne’s independent auditors and regulatory examiners. The Audit Committee arranges for an annual audit through ConnectOne’s registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by ConnectOne’s outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the ConnectOne Board the results of its analysis of the regulatory reports. The Audit Committee met four times during 2013. The ConnectOne Board of Directors has adopted a written charter for the Audit Committee which is available on ConnectOne’s website at www.cnob.com. The Audit Committee currently consists of Frank Cavuoto (Chair), Stephen Boswell and Frank Huttle, all of whom are “independent” under the Nasdaq listing standards and meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee. Although Mr. Cavuoto is a certified public accountant and has extensive experience in financial matters, it has not been determined by the ConnectOne Board that he is a “financial expert”, as such term is defined by SEC regulations.

ConnectOne’s Board believes that the interests of ConnectOne’s shareholders are adequately served by the current Audit Committee members collectively, but intends to continue to evaluate whether such an expert would be necessary or advisable.

Audit Committee Report

The Audit Committee meets periodically to consider the adequacy of ConnectOne’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with ConnectOne’s independent auditors and ConnectOne’s internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed ConnectOne’s audited financial statements with ConnectOne’s officers and Crowe Horwath LLP, our independent auditors. We have discussed with Crowe Horwath LLP, the matters required to be discussed by Statement on Audit Standards No. 16, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConnectOne’s Annual Report on Form 10-K for the fiscal year 2013 for filing with the U.S. Securities and Exchange Commission.

Frank Cavuoto, Chairman
Stephen Boswell
Frank Huttle

Compensation Committee. The Compensation Committee during 2013 consisted of directors Stephen Boswell (Chair), Steven Goldman and Joseph Parisi. Each member of the Compensation Committee serving during 2013 was independent, as such term is defined in the Nasdaq listing standards. The purpose of the Compensation Committee is to review senior management’s performance and determine compensation, and review and set guidelines for compensation of all employees. The Compensation Committee does not delegate its authority regarding compensation. Mr. Sorrentino, ConnectOne’s Chairman and Chief Executive Officer, provides input to the Committee regarding the compensation of ConnectOne’s executive officers. In 2013, the Compensation Committee met twice. ConnectOne’s Board of Directors has adopted a written charter for the Compensation Committee which is available on ConnectOne’s website at www.cnob.com.

In 2013, the Compensation Committee engaged Pearl Meyer & Partners to perform:

1.

An Executive Total Compensation Review to provide an understanding of the competitiveness of ConnectOne’s compensation levels for executives relative to the market and to develop an appropriate total pay structure and programs going forward; and

2.

A Board of Directors Compensation Review to assess ConnectOne’s current board pay practices relative to market and best practices, and to recommend specific compensation program changes as appropriate (e.g. mix, cash vs. equity, retainer vs. meeting fee) relative to market practice and emerging trends.

Pearl Meyer & Partners is independent of ConnectOne’s management, reports directly to the Compensation Committee, and has no economic relationship with ConnectOne other than its role as advisor to the Compensation Committee.

Nominating and Corporate Governance Committee. ConnectOne’s Nominating and Corporate Governance Committee is comprised of Michael Kempner (Chair), Frank Huttle and Dale Creamer. Each member of the Nominating and Corporate Governance Committee is independent as such term is defined in the Nasdaq listing standards. The Nominating and Corporate Governance Committee met one time during 2013. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on ConnectOne’s website at www.cnob.com.

The purpose of the Nominating and Corporate Governance Committee is to assess Board composition, size, additional skills and talents needed, and then identify and evaluate candidates and make recommendations to the ConnectOne Board regarding those assessments and/or candidates. The Committee recommends to the ConnectOne Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election. The Nominating and Corporate Governance Committee will consider qualified nominees for director recommended by shareholders. All shareholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to Michael Kempner, c/o ConnectOne Bank, 301 Sylvan Avenue, Englewood Cliffs, NJ 07632. Nominees should have a minimum of an undergraduate degree, have experience in a senior executive position in a corporate or equivalent organization, have experience in at least one facet of ConnectOne’s business or its major functions, be active in the communities in which ConnectOne conducts business and be able to positively represent ConnecOne to its customers and potential customers.

The Nominating and Corporate Goverance Committee met one time during 2013.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of ConnectOne or ConnectOne Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Board Leadership; Lead Independent Director

The ConnectOne Board of Directors has appointed Mr. Sorrentino as both Chief Executive Officer and Chairman of the Board. The ConnectOne Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy, and is important in unifying ConnectOne’s strategy behind a single vision. ConnectOne’s Board has also appointed Mr. Stephen Boswell, an independent director, to serve as Lead Independent Director of the ConnectOne Board. As Lead Independent Director, Mr. Boswell presides over all ConnectOne Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on ConnectOne Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the ConnectOne Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by ConnectOne Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The ConnectOne Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee and the Loan and Asset/Liability Committees of ConnectOne Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION

The following table sets forth for the prior three years the compensation paid to ConnectOne’s Chief Executive Officer and ConnectOne’s two other most highly compensated executive officers earning in excess of $100,000 (the “named executive officers”) for the fiscal year ended December 31, 2013.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock awards ($)(2)	Option awards ($)(3)	All other compensation ($)	Total ($)
Frank Sorrentino III,	2013	$475,000		$205,000	$205,000	—	$17,622(1)	$902,622
Chairman and Chief	2012	$410,000		$185,000	$92,500	$92,500	$15,993(1)	$795,993
Executive Officer	2011	$370,000		$164,062	$72,187	—	$15,000(1)	$621,249
William S. Burns,	2013	$240,000		$40,000	$15,000	—	$10,325	$305,325
Chief Financial Officer	2012	$60,000	(4)	—	$37,057	—	$2,271	$99,328
Elizabeth Magennis,	2013	$217,000		$55,200	$55,200	—	$9,516	$336,916
Chief Lending Officer	2012	$184,000		$42,000	$14,000	$14,000	$9,158	$263,158
	2011	$175,000		$33,060	$6,090	—	—	$214,150

(1)	Represents a car allowance.

(2)	Awards of restricted stock were valued at the book value as of grant date, which was deemed to be fair value.

(3)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(4)	Mr. Burns joined ConnectOne in October, 2012 at an initial annual salary of $240,000.

Employment Agreements

ConnectOne and ConnectOne Bank are parties to employment agreements with Messrs Frank S. Sorrentino, III, their Chief Executive Officer, and Mr. William S. Burns, their Chief Financial Officer.

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $475,000, subject to increase as determined by the Board. He will also be eligible to participate in ConnectOne’s incentive plans and other benefit plans for executive officers. Under the agreement, ConnectOne or ConnectOne Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event of a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino after the effective date of his agreement, December 19, 2013. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. Had a change in control occurred as of December 31, 2013, Mr. Sorrentino would have been entitled to receive severance benefits of approximately $1,472,500.

The employment agreement with Mr. Burns has an initial two-year term, and will automatically renew for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in ConnectOne’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of ConnectOne and ConnectOne Bank. Under the agreement, ConnectOne or ConnectOne Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’s employment is terminated without cause, he is entitled to receive the sum of (i) his then current annual Base Salary for the remainder of the Term (assuming there is no extension of the Term), but no less than one year of his then current Base Salary, and (ii) the highest cash bonus paid to Mr. Burns over the prior twenty four (24) month period, or the amount accrued during the current year for Mr. Burns’ cash bonus for that year, whichever is higher. In the event a merger, acquisition or change-of-control transaction after which Mr. Burns does not continue employment at the resulting entity, he will receive a severance payment equal to the sum of (i) his highest annual Base Salary over the prior twenty four (24) month period plus (ii) the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for his cash bonus for that year, whichever is higher, times two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. Had a change in control occurred as of December 31, 2013, he would have been entitled to receive severance benefits of approximately $696,000.

Agreements upon Change in Control

Ms. Magennis has entered into a change of control agreement with ConnectOne. Under this agreement, in the event of a reorganization, merger, consolidation or sale of all or substantially all of the assets of ConnectOne, or any similar transaction which results in our shareholders holding less than a majority of the voting power of the resulting entity, Ms. Magennis is to be employed by our successor for a period of twelve (12) months following the change in control. In the event she is terminated without cause, or if she resigns for certain reasons provided for in the agreement, she is entitled to the sum of (i) the highest annual salary assigned to her by ConnectOne Bank’s Board or a duly assigned committee thereof during the twenty four months prior to the Consummation Date (as defined below) plus (ii) the highest annual bonus paid to or accrued for her over the twenty four months prior to the Consummation Date. Had a change in control occurred as of December 31, 2013, Ms. Magennis would have been entitled to severance benefits of $311,750 (including the value of benefits to be paid).

The following table sets forth the stock option awards and restricted stock awards at December 31, 2013 for each of ConnectOne’s named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option awards(1)				Stock awards(1)
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name	(#)	(#)	($)		(#)	(S)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III	30,000		$10.00	6/21/2015	11,415	$452,376	41,250	$1,634,738
	4,098		16.00	11/11/2016
	10,000		16.00	1/11/2018
	4,181		16.00	1/21/2018
	4,508		16.00	11/11/2018
	19,975		16.00	11/26/2018
	4,495		16.00	1/9/2019
	5,000		16.00	2/25/2019
	8863	4,432	18.18	1/24/2022
William S. Burns	—		—	—	1,492 (2)	$59,128	20,625	$817,369
Elizabeth Magennis	2,000		16.00	11/11/2016	2,784	$110,330	13,500	$535,005
	963		12.00	1/9/2019
	1322	662	18.18	1/24/2022

(1)

All option and stock awards (other than 830 restricted shares granted to Mr. Burns referenced in footnote 3) were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant.

(2)	415 shares vest on the first anniversary of the date of grant, and an additional 415 shares vest on the second anniversary of the date of grant.

Director Compensation

The following table summarizes ConnectOne’s director compensation for the year ended December 31, 2013:

Name	Fees earned or paid in cash(2) ($)	Option Awards ($)	Restricted Stock awards ($)	Total ($)
Frank Sorrentino III(1)	—	—	—	—
Frank Baier	28,000	—	—	28,000
Stephen Boswell	25,900	—	—	25,900
Frank Cavuoto	25,395	—	—	25,395
Dale Creamer	24,600	—	—	24,600
Frank Huttle III	19,550	—	—	19,550
Michael Kempner	23,275	—	—	23,275
Joseph Parisi, Jr.	21,250	—	—	21,250

(1)

Mr. Sorrentino serves as an executive officer of ConnectOne, and is compensated as an employee of ConnectOne. He does not receive any additional compensation for serving on the Board of Directors. At December 31, 2013, Mr. Sorrentino held options to purchase 97,138 shares of ConnectOne common stock.

(2)

In addition to annual retainer and chairmanship fees, we pay the non-employee members of ConnectOne’s Board a fee of $1,000 per Board meeting attended and $850 per ConnectOne Bank Board Committee meeting attended. On January 7, 2014 each director except for Mr. Sorrentino was granted 458 restricted shares of ConnectOne common stock, subject to forfeiture until January 7, 2015.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

ConnectOne Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of ConnectOne Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with ConnectOne and do not involve more than the normal risk of collectability or present other unfavorable features.

ConnectOne utilizes the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc.. During 2013, 2012 and 2011, we paid the MWW Group a total of $244,000, $526,000 and $254,000, respectively, for its services, including advertising, public relations assistance and related advice. We believe the fees charged ConnectOne Bank by the MWW Group are at least as favorable to ConnectOne Bank as ConnectOne could receive from an unaffiliated third party. ConnectOne has continued to use the services of the MWW Group during 2014.

Members of ConnectOne’s Board of Directors, including ConnectOne’s Chairman and CEO Frank Sorrentino and Messrs. Boswell, Cavuoto, Creamer, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of ConnectOne’s branches, which are leased to ConnectOne Bank. ConnectOne’s Board members collectively own 52.4% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle III, Parisi Jr., and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer of any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for ConnectOne’s Cresskill branch has an initial term ending on June 30, 2026. ConnectOne Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2016, the rent will be reset to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2013, 2012 and 2011, ConnectOne Bank paid total rent of $189,000, $184,510 and $180,529, respectively, for the Cresskill branch.

The lease for ConnectOne Bank’s John Street, Hackensack branch has a term ending on December 31, 2016. ConnectOne Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2013, 2012 and 2011, ConnectOne Bank paid total rent of $200,000, $192,018 and $188,189, respectively, for the John Street, Hackensack branch.

Because of the interests of Board members in these leases, the ConnectOne Board determined that the rent should be set at “fair market rent.” Under regulations of the New Jersey Department of Banking and Insurance, any real estate transaction with members of a bank’s board of directors must be subject to an appraisal by an independent appraisal firm, which must opine that the terms of the transaction are arm’s length terms and as beneficial to ConnectOne Bank as it could obtain from a third party. ConnectOne Bank therefore retained an independent appraisal firm to review the properties and determine the fair market rent, and this rent was used for the leases. These leases were then submitted to and approved by the New Jersey Department of Banking and Insurance. Based upon appraisals ConnectOne obtained prior to entering into each lease, ConnectOne believes the lease terms are as fair to ConnectOne Bank as it would have received from an unaffiliated third party.

Principal Accounting Firm Fees

Aggregate fees billed to ConnectOne for the fiscal years ended December 31, 2013 and 2012 by ConnectOne’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31
	2013	2012
Audit Fees	$160,000	$125,000
Audit-Related Fees(1)	58,500	205,500
Tax Fees(2)	121,309	18,550

Total Fees	$339,809	$349,050

(1)

Audit-related fees of $205,500 in the fiscal year ended December 31, 2012 was for work performed in conjunction with ConnectOne’s 2013 initial public offering. Audit-related fees for the fiscal year ended December 31, 2013 were $55,500 to complete ConnectOne’s initial public offering and $3,000 relating to ConnectOne’s filing of a registration statement on Form S-8.

(2)	Consists of tax filing and tax related compliance and other advisory services.

Section 16(a) Beneficial Ownership Reports Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ConnectOne’s officers and directors, and persons who own more than ten percent of a registered class of ConnectOne’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish ConnectOne with copies of all Section 16(a) forms they file. ConnectOne believes that all persons associated with ConnectOne and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2013.

CONNECTONE PROPOSAL 4

RATIFICATION OF CROWE HORWATH AS CONNECTONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Action will be taken at the ConnectOne annual meeting to ratify the selection of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Crowe Horwath LLP has served as the independent accountants of

ConnectOne since 2009. ConnectOne has been advised by Crowe Horwath LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in ConnectOne. ConnectOne is asking its shareholders to ratify the selection of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm. Although ratification is not required by ConnectOne’s bylaws or otherwise, the ConnectOne Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of Crowe Horwath LLP to shareholders for ratification as a matter of good corporate practice.

Approval of the ratification of Crowe Horwath LLP as ConnectOne’s independent registered public accounting firm for 2014 will require the affirmative vote of a majority of the votes cast at the ConnectOne annual meeting, assuming a quorum is present. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of Crowe Horwath LLP are expected to be present at the ConnectOne annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

ConnectOne’s Board of Directors unanimously recommends that ConnectOne’s shareholders vote “FOR” the ConnectOne auditor proposal, which will constitute Proposal 4 at the ConnectOne annual meeting of shareholders.

SHAREHOLDER PROPOSALS

If a Center shareholder intends to present a proposal at Center’s 2015 annual meeting of shareholders, the proposal must be received by Center at its principal executive offices not later than January 9, 2015 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by March 31, 2015 in order for the proposal to be considered at Center’s 2015 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by Center’s shareholders, see “OTHER PROPOSALS TO BE CONSIDERED AT THE CENTER ANNUAL MEETING—Center Proposal 4—Election of Directors—Nominating Committee Matters.”

If the merger is not consummated prior to the ConnectOne 2015 annual meeting of shareholders and if a ConnectOne shareholder intends to present a proposal at ConnectOne’s 2015 annual meeting of shareholders, the proposal must be received by ConnectOne at its principal executive offices not later than January 9, 2015 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by March 31, 2015 in order for the proposal to be considered at ConnectOne’s 2015 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by ConnectOne’s shareholders, see “OTHER PROPOSALS TO BE CONSIDERED AT THE CONNECTONE ANNUAL MEETING—ConnectOne Proposal 3—Election of Directors—Committee of ConnectOne’s Board of Directors—Nominating and Corporate Governance Committee.”

For Center Shareholders:

A copy of Center’s annual report for the year ended December 31, 2013, including financial statements, accompanies this joint proxy statement and prospectus. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Center’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Joseph Gangemi, Corporate Secretary, Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083.

For ConnectOne Shareholders:

A copy of ConnectOne’s annual report, as amended, for the year ended December 31, 2013, including financial statements, accompanies this joint proxy statement and prospectus. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Laura Criscione, Corporate Secretary, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

LEGAL MATTERS

The validity of the shares of Center common stock to be issued in the merger has been passed upon for Center by Lowenstein Sandler LLP (1251 Avenue of the Americas, New York, New York 10020), counsel to Center. Lowenstein Sandler LLP will also render the opinion referred to under “THE MERGER—Material United States Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Center as of December 31, 2013 and for the year ended December 31, 2013 and Center management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this joint proxy statement and prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Center as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this joint proxy statement and prospectus have been so incorporated in reliance on the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of ConnectOne Bancorp, Inc. and its subsidiaries incorporated by reference in this joint proxy statement and prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Crowe Horwath LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing and in giving said reports.

OTHER BUSINESS

As of the date of this joint proxy statement and prospectus, neither Center nor ConnectOne knows of any other matter that will be presented for consideration at their respective shareholders’ meetings other than as described in this joint proxy statement and prospectus. However, if any other matter is to be voted upon, the form of proxies submitted to shareholders of Center and ConnectOne shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Center or ConnectOne annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Center filed a registration statement on Form S-4 to register with the SEC the Center common stock to be issued to ConnectOne shareholders in the merger. This joint proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Center in addition to being a proxy statement of ConnectOne for ConnectOne’s annual meeting of shareholders and a proxy statement of Center for Center’s annual meeting of shareholders. As allowed by SEC rules, this joint proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Center and ConnectOne file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street N.E.
Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Center and ConnectOne, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Center and ConnectOne to “incorporate by reference” information in this document. This means that Center and ConnectOne can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Center previously filed with the SEC. They contain important information about Center, its results of operations and its financial condition.

CENTER BANCORP, INC.

File No. 000-11486

Report	Applicable period/filing date
Annual Report on Form 10-K	Year ended December 31, 2013 (as amended on April 14, 2014 and April 29, 2014)
Current Reports on Form 8-K	Filed with the SEC on January 21, 2014 (except for such information that is deemed furnished and not filed in accordance with SEC rules), on February 24, 2014, on April 30, 2014 and on May 1, 2014.
Registration Statement on Form 8-A	Filed with the SEC on June 5, 1996

This document also incorporates by reference the documents listed below that ConnectOne previously filed with the SEC. They contain important information about ConnectOne, its results of operations and its financial condition.

CONNECTONE BANCORP, INC.

File No. 000-35812

Report	Applicable period/filing date
Annual Report on Form 10-K	Year ended December 31, 2013 (as amended on April 14, 2014 and April 30, 2014)
Current Reports on Form 8-K	Filed with the SEC on January 21, 2014 (except for such information that is deemed furnished and not filed in accordance with SEC rules), on February 26, 2014, on April 30, 2014 and on May 1, 2014.

Each of Center and ConnectOne incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the annual meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. However, information that is deemed “furnished”, as distinct from “filed”, in Current Reports on Form 8-K is not incorporated in this joint proxy statement and prospectus.

You can obtain any of the documents incorporated by reference in this document through Center, ConnectOne or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from Center or ConnectOne without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Joseph D. Gangemi	Laura Criscione
Corporate Secretary and Investor Relations Officer	Executive Vice President ConnectOne Bancorp, Inc.
Center Bancorp, Inc.	301 Sylvan Avenue
2455 Morris Avenue	Englewood Cliffs, New Jersey 07632
Union, New Jersey 07083
Telephone: 908-206-2863	Telephone: 201-816-8900
Email: jgangemi@ucnb.com	Email: lcriscione@cnob.com

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JUNE 17, 2014 TO RECEIVE THEM BEFORE THE SHAREHOLDERS’ MEETINGS. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 20, 2014, is by and between Center Bancorp, Inc., a New Jersey corporation (“Parent”), and ConnectOne Bancorp, Inc., a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to herein as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and both Parent’s Board of Directors and the Company’s Board of Directors have determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Union Center National Bank, a national banking association and a wholly-owned subsidiary of Parent (“Parent’s Bank”), with and into ConnectOne Bank, a New Jersey-chartered commercial bank and a wholly-owned subsidiary of the Company (the “Company’s Bank”), as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Board of Directors of the Company has duly adopted and approved this Agreement and has directed that this Agreement be submitted to the shareholders of the Company for their approval. The Board of Directors of Parent has duly adopted and approved this Agreement and has directed that this Agreement and various matters relating thereto be submitted to the shareholders of Parent for their approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. Upon consummation of the Merger, Parent shall change its name to “ConnectOneBancorp, Inc.” and the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by mutual written agreement of Parent and the Company, which date (the “Closing Date”) shall be not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, (i) an original and one copy of a certificate of merger relating to the Merger, in the form and substance of the certificate of merger annexed hereto as Exhibit 1.2A (the “Certificate of Merger”), and (ii) an amended and restated certificate of incorporation of Parent in the form and substance of the amended and restated certificate of incorporation annexed hereto as Exhibit 1.2B (the “Amended and Restated Certificate of Incorporation”). The Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent or the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive two and six tenths (2.6) shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the

“Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration.”

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. The Company and Parent hereby appoint Broadridge Corporate Issuer Solutions, Inc. (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.6 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Company Stock Option” and, collectively, the “Company Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the North Jersey Community Bank 2005 Stock Option Plan—A, the North Jersey Community Bank 2005 Stock Option Plan—B, the North Jersey Community Bank 2005 Equity Compensation Plan, the North Jersey Community Bank 2008 Equity Compensation Plan, the North Jersey Community Bank 2009 Equity Compensation Plan and the Company’s 2012 Equity Compensation Plan (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Company Stock Options were granted (each, a “Company Option Grant Agreement”). True and complete copies of the Company Stock Compensation Plans and all Company Option Grant Agreements relating to outstanding Company Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(a) of the then current draft of this Agreement). Within ten days from the date hereof, the Company Stock Compensation Plans shall be amended, and the Company’s Board of Directors shall take all other actions necessary, such that all Company Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase Parent Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each New Stock Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the Board of Directors of Parent. In all other material respects, the New Stock Options shall be governed by the terms of the Company Stock Compensation Plans at and after the Effective Time.

(b) All outstanding shares of Company Common Stock that constitute restricted shares under the Company Stock Compensation Plans and that are not fully vested as of the date hereof (“Company Restricted Shares”) are described in Section 3.2(a) of the Company Disclosure Schedule. The Company Restricted Shares are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company Restricted Shares were granted (each, a “Company Restricted Share Grant Agreement”). True and complete copies of all Company Restricted Share Grant Agreements relating to unvested Company Restricted Shares have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(b) of the then current draft of this Agreement). Effective upon the Effective Time, all unvested Company Restricted Shares shall vest, and be exchanged for the Per Share Stock Consideration.

(c) All outstanding units that constitute performance units under the Company Stock Compensation Plans and that are not earned and fully vested as of the date hereof (“Company Performance Units”) are described in Section 3.2(a) of the Company Disclosure Schedule. Such description sets forth the maximum number of shares of Company Common Stock issuable pursuant to each such Company Performance Unit. The Company Performance Units are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company Performance Units were granted (each, a “Company Performance Unit Grant Agreement”). True and complete copies of all Company Performance Unit Grant Agreements relating to all Company Performance Units have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(c) of the then current draft of this Agreement). Effective upon the Effective Time, all Company Performance Units shall be deemed earned and vested in accordance with each Company Performance Grant Agreement and the underlying shares of Company Common Stock issuable thereunder, the calculation of which shall be based upon the performance of the Company and the applicable peer entities through December 31, 2013, will be exchanged for the Per Share Stock Consideration.

(d) Promptly after the Effective Time, Parent shall use its reasonable best efforts to register under the Securities Act the shares of Parent Common Stock issuable upon exercise of the New Stock Options, and to keep such registration in effect until such time as all New Stock Options have been exercised.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent shall be amended and restated to provide as set forth in the Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9 By-Laws. At the Effective Time, the by-laws set forth in Exhibit 1.9 annexed hereto (the “Amended and Restated By-Laws”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 Directors of the Surviving Corporation. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of six Parent Directors determined in the manner set forth in the definition of “Parent Director” and six Company Directors determined in the manner set forth in the definition of “Company Director”, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Officers of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the persons designated in Part I of Exhibit 1.11 annexed hereto and/or such other persons as shall be determined by mutual agreement of Parent and the Company, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 The Bank Merger. Immediately following the Effective Time, Parent’s Bank shall be merged with and into the Company’s Bank (the “Bank Merger”) in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), and the New Jersey Banking Act of 1948, as amended, and any applicable regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Company’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of Parent’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation, by-laws and other governing documents of the Company’s Bank shall become the certificate of incorporation, by-laws and other governing documents of the Surviving Bank, the directors of the Surviving Corporation shall be the directors of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified, the persons designated in Part II of Exhibit 1.11 annexed hereto shall be the executive officers of the Surviving Bank, and the employees of Parent’s Bank and the employees of the Company’s Bank shall be the employees of the Surviving Bank with such modifications as the Board of Directors of the Surviving Bank shall determine. The Company and Parent shall cause the Company’s Bank and Parent’s Bank to execute and deliver a separate merger agreement as agreed to by the Company and Parent (the “Bank Merger Agreement”), for delivery to all applicable bank regulatory agencies, for approval of the Bank Merger.

1.15 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company or Parent shall have appraisal rights with respect to the Merger.

1.16 Headquarters of Surviving Corporation. From and after the Effective Time and until the Board of Directors of the Surviving Corporation shall determine otherwise, the location of the headquarters and principal executive offices of the Surviving Corporation shall be 301 Sylvan Avenue, Englewood Cliffs, New Jersey.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company and Parent shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (constituting cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(h) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to make suitable arrangements with shareholders of Parent immediately prior to the Effective Time to enable those shareholders to exchange their stock certificates representing shares of Parent Common Stock for comparable stock certificates representing the same number of shares of Parent Common Stock but reflecting that Parent’s name has been changed as set forth in the Amended and Restated Certificate of Incorporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules relating to the Company and its Subsidiaries required by this Article III and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles III, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles III, V or VI of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Company Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Company Disclosure Schedule or as disclosed in any Company Reports filed by the Company with the SEC since December 31, 2012 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the

“BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2008 (or since the date of formation with respect to any such entity formed on or after December 31, 2008) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 10,000,000 shares of Company Common Stock, 125,000 shares of Series A Preferred Stock, no par value (“Company Series A Preferred Stock”), 867,500 shares of Series B Preferred Stock, no par value (“Company Series B Preferred Stock”), and 7,500 shares of Series C Preferred Stock, no par value (“Company Series C Preferred Stock”). As of the date hereof, there were no shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock (collectively, “Company Preferred Stock”) issued or outstanding, and there will be no shares of Company Preferred Stock issued or outstanding at Closing. As of the date hereof, there were 5,036,730 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance other than (i) 300,438 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options, (ii) 102,395 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Performance Units and (iii) 98,943 shares of Company Common Stock reserved for future grants under the Company Stock Compensation Plans. All statements made in Section 1.6 regarding the Company Stock Options, the Company Restricted Shares, the Company Performance Units and the Company Stock

Compensation Plans are accurate and complete. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Company Stock Option constitutes an incentive stock option under the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company Restricted Shares: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant and the vesting schedule. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company Performance Units: the name of the holder, the maximum number of shares of Company Common Stock covered thereby, the date of grant, the performance triggers (including the maximum number of shares covered by each such trigger) and the vesting schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of the Company calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. Assuming compliance by Parent with Section 1.6 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock. There are 2,062,197 shares of the Company’s Bank’s common stock outstanding; such shares are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. Each of the Company Stock Compensation Plans that was initially adopted by North Jersey Community Bank has been adopted in its entirety by the Company in the manner described in Section 3.2(c) of the Company Disclosure Schedule. With respect to each grant of Company Stock Options, Company Restricted Shares and Company Performance Units, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Company Stock Options, Company Restricted Shares or Company Performance Units prior to, or otherwise coordinated the grant of Company Stock Options, Company Restricted Shares or Company Performance Units with, the release or other public announcement of material information regarding the Company or its financial results or prospects. Except as described in Section 3.2(c) of the Company Disclosure Schedule with respect to Company Stock Options, Company Restricted Shares and Company Performance Units, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.

(d) No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 3.4 of this Agreement and (ii) the Company’s obtaining the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby, and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ (iii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (iv) obtaining the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger (the “Company Shareholder Matters”) be submitted to the Company’s shareholders for approval at the Company Shareholders’ Meeting and (4) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Consummation of the transactions contemplated by Section 1.14 of this Agreement has been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the approval of the Company Shareholder Matters by the requisite vote of the Company’s shareholders and execution of the Bank Merger Agreement in accordance with Section 1.14 of this Agreement, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of Section 1.14 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the OCC and approval of such applications and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the SEC and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (f) the approval of the Company Shareholder Matters by the requisite vote of the shareholders of the Company, (g) the filing of the Certificate of Merger and the Amended and Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (j) such consents, authorizations or approvals as shall be required under the Environmental Laws and (k) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on the Company) are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other bank regulator that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2010, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2012 (together with the Company’s Registration Statement on Form S-1, No. 333-185979, as such registration statement was declared effective by the SEC, the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of the Company no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of the Company’s auditors and the audit committee of the Company’s Board of Directors.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2011 and 2012, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2010 and 2011, in each case accompanied by the audit report of the Accounting Firm, (d) the notes related thereto, (e) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2012 and 2013 and (f) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The Company has previously made available to Parent its unaudited consolidated statement of condition as of December 31, 2013 and its unaudited consolidated statement of income for the year ended December 31, 2013 (the “Company Unaudited Year-End Financial Statements”). The Company Unaudited Year-End Financial Statements, as applicable, (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of December 31, 2013 and the consolidated results of operations of the Company and its Subsidiaries for the year ended December 31, 2013, and (ii) have been prepared in all material respects on the same basis as the year-end statements of condition and year-end statements of income included within the Company Financial Statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 2013, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2013, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2013, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) ”independent” with respect to the Company within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of the Company’s then independent public accountants) for the Company and its Subsidiaries since January 1, 2010.

3.7 Broker. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, FinPro Capital Advisors, Inc. and Raymond James Financial, Inc. in accordance with the terms of letter agreements between each such firm and the Company, true and complete copies of which have previously been delivered by the Company to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.7 of the then current draft of this Agreement).

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule or as contemplated by this Agreement, since September 30, 2013, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since September 30, 2013, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of September 30, 2013 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between September 30, 2013 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since September 30, 2013, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Company Stock Options, Company Restricted Shares or Company Performance Units (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since September 30, 2013) or amendment or modification to the terms of any Company Stock Options, Company Restricted Shares or Company Performance Units,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon either the exercise of Company Stock Options awarded prior to the date hereof in accordance with their original terms, or the triggering of performance targets under Company Performance Units awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the

Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2009. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its

Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance). Each Company Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value- added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Since January 1, 2008, neither the Company nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to the Company, means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to Parent, means any entity required to be aggregated with Parent under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Company Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan since January 1, 2011; and (viii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2012, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2012.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its

Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur without Parent’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose salary, bonus and commission payments, if any, for the twelve months ended December 31, 2013 was in excess of $100,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) for each such employee, any bonus not yet paid and not disclosed in Section 3.8(b) of the Company Disclosure Schedule which is anticipated to be paid on or before June 30, 2014 and any increase in annual compensation not disclosed in Section 3.8(b) of the Company Disclosure Schedule which is anticipated to be implemented on or before June 30, 2014, (iii) the names of each director of the Company or any Subsidiary, and (iv) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during the twelve months ended September 30, 2013. To the Knowledge of the Company, no employee named in

Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth, with respect to the Company and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries provided by the Company to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company. Without limiting the foregoing, none of the Company, or its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2011, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $250,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $100,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule or Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company or its Subsidiaries will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2013 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth the street address of all real property leased by the Company or any of its Subsidiaries under the Company Real Property Leases and the names of such leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 3.16(g) of the Company Disclosure Schedule sets forth an accurate description of the bank owned life insurance coverage (“BOLI”) maintained by the Company and the Company’s Bank.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the

Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by the Company or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. to the effect that as of the date of such opinion and based upon and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and Parent’s Bank. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of this Agreement), solely for informational purposes as soon as practicable following the date hereof.

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2013, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2013 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2013, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of December 31, 2013, the allowance for loan losses in the Company Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of December 31, 2013, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for

OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2013 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2009, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt- A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.27 of this Agreement, apply to the acquisition of Company Common Stock pursuant to this Agreement and (ii) has taken all action required to be taken by it pursuant to Article IX of the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2013.

(d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, none of the deposits of the Company or any of its Subsidiaries is a “brokered” or “listing service” deposit.

3.24 Vote Required. Assuming that a quorum is present at the Company Shareholders’ Meeting, approval by holders of a majority of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of each of the Company Shareholder Matters. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of the Company and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of the Company and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. (i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, since January 1, 2011, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Ownership of Parent Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent (other than Trust Account Shares and DPC Shares).

(b) Neither the Company nor any of its Subsidiaries is an “interested stockholder” of Parent as defined under Section 14A:10A-3 of the BCA.

3.28 Disclosure. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article III not misleading.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules relating to Parent and its Subsidiaries required by this Article IV and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles IV, V and VI of this Agreement, which have been delivered on the date hereof by Parent to the Company. Each exception set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles IV, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles IV, V or VI of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Parent Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Parent Disclosure Schedule or as disclosed in any Parent Reports filed by Parent with the SEC since December 31, 2012 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) Parent’s Bank is a national banking association organized under the laws of the United States. The deposit accounts of Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement

(c) The minute books of Parent and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2008 (or since the date of formation with respect to any such entity formed on or after December 31, 2008) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective

Boards of Directors or managers). Copies of such minute books have been made available to the Company’s counsel.

(d) Except as set forth in Section 4.1(d) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by Parent’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which Parent’s Bank holds pursuant to satisfaction of obligations due to Parent’s Bank and which are disclosed in Section 4.1(d) of the Company Disclosure Schedule.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 25,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of the date hereof, there were 16,369,012 shares of Parent Common Stock outstanding, 11,250 shares of Parent Preferred Stock (designated as Series B Preferred Stock, liquidation value $1,000 per share) issued and outstanding, 2,108,400 shares of Parent Common Stock held as treasury stock and no shares of Parent Preferred Stock held as treasury stock. As of the date hereof, there were no shares of Parent Common Stock reserved for issuance except for 771,178 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 1999 Stock Incentive Plan, Parent’s 2003 Non-Employee Director Stock Option Plan and Parent’s 2009 Equity Incentive Plan (collectively, the “Parent Stock Incentive Plans”) and 602,651 shares of Parent Common Stock reserved for issuance pursuant to Parent’s dividend reinvestment and stock purchase plan (the “Parent DRIP”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All outstanding options that may be exercised for shares of Parent Common Stock (whether or not vested) (each, a “Parent Stock Option” and collectively the “Parent Stock Options”) and outstanding shares of restricted Parent Common Stock (“Parent Restricted Shares”) are described in Section 4.2(b) of the Parent Disclosure Schedule and are presently governed by the Parent Stock Incentive Plans and the agreements pursuant to which such Parent Stock Options or Parent Restricted Shares were granted (each, a “Parent Option/Restricted Share Grant Agreement”). True and complete copies of the Parent Stock Incentive Plans (including without limitation an amendment to the 2003 Non-Employee Director Stock Option Plan adopted by the Board of Directors of Parent contemporaneously with such Board’s adoption of this Agreement) and all Parent Option/Restricted Share Grant Agreements relating to outstanding Parent Stock Options or outstanding Parent Restricted Shares have been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.2(b) of the then current draft of this Agreement). Section 4.2(b) of the Parent Disclosure Schedule sets forth with respect to each outstanding Parent Stock Option: the name of the holder, the number of shares of Parent Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Parent Stock Option constitutes an incentive stock option under the Code. Section 4.2(b) of the Parent Disclosure Schedule sets forth with respect to each grant of Parent Restricted Shares: the name of the holder, the number of shares of Parent Common Stock covered thereby, the date of grant and the vesting schedule. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans and pursuant to the Parent DRIP, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent.

Assuming the receipt of all necessary approvals from Parent’s shareholders with respect to the Parent Shareholder Matters, the shares of Parent Common Stock to be issued pursuant to the

Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Section 4.2(c) of the Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 4.2(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. The authorized capital stock of the Parent’s Bank consists of one share of common stock. There is one share of the Parent’s Bank’s common stock outstanding; such share is owned by Parent.

(d) The Parent Stock Incentive Plans have been duly authorized, approved and adopted by the Board of Directors of Parent and the Parent’s shareholders. With respect to each grant of Parent Stock Options and Parent Restricted Shares, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Parent Stock Incentive Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Parent Financial Statements. Parent has not granted, and there is no and has been no policy or practice of Parent to grant, any Parent Stock Options or Parent Restricted Shares prior to, or otherwise coordinated the grant of Parent Stock Options or Parent Restricted Shares with, the release or other public announcement of material information regarding Parent or its financial results or prospects. Except with respect to Parent Stock Options and Parent Restricted Shares as described in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to Parent or any of its Subsidiaries, other than with respect to the grant of Parent Restricted Shares.

(e) Except as set forth in Section 4.2(e) of the Parent Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Parent (parent company only) are issued or outstanding.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 4.4 of this Agreement, (ii) Parent’s obtaining the approval of Parent’s shareholders as contemplated herein and (iii) Parent’s submitting to its shareholders, for an advisory vote, to the extent required by applicable securities laws, agreements concerning compensation that are based on or otherwise related to the proposed Merger (the “Parent Advisory Vote Matters”), to consummate the transactions contemplated hereby, and Parent’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ (iii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (iv) obtaining the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement, the Merger, the Amended and Restated Certificate of Incorporation and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) (the “Parent Shareholder Matters”) be submitted to Parent’s shareholders for approval at the Parent Shareholders Meeting and (4) resolved to recommend that Parent’s shareholders approve, at the Parent Shareholders Meeting, this Agreement, the Merger, the Amended and Restated Certificate of Incorporation and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) (the “Parent Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The consummation of the transactions contemplated by Section 1.14 of this Agreement has been duly and validly approved by the Board of Directors of Parent’s Bank. Except for the approval of the Parent Shareholder Matters by the requisite vote of Parent’s shareholders, the submission to Parent’s shareholders of the Parent Advisory Vote Matters and execution of the Bank Merger Agreement in accordance with Section 1.14 of this Agreement, no other corporate proceedings on the part of Parent or Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by Parent’s Bank of the transactions contemplated by the Section 1.14 of this Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by Parent’s Bank with any of the terms or provisions of Section 1.14 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the OCC and approval of such applications and notices, (e) the filing with the SEC of the Proxy Statement and the filing of the S-4 with the SEC and the declaration by the SEC of effectiveness of the S-4, (f) the approval of the Parent Shareholder Matters by the requisite vote of the shareholders of Parent, (g) the filing of the Certificate of Merger and the Amended and Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (j) such consents, authorizations or approvals as shall be required under the Environmental Laws and (k) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Parent) are necessary on behalf of Parent or Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Parent’s Bank of the Bank Merger Agreement and (4) the consummation by Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates Parent or any of its Subsidiaries (collectively with the FRB, the OCC and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, no Parent Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2010 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Parent no enforcement action has been initiated by the SEC against Parent or its officers or directors relating to disclosures contained in any Parent Report.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of Parent’s auditors and the audit committee of the Parent’s Board of Directors.

(d) Except as set forth in Section 4.5(d) of the Parent Disclosure Schedule, since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.6 Financial Statements.

(a) Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012, in each case accompanied by the audit report of ParenteBeard LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2012 and 2013 and (d) the notes related thereto (collectively, the “Parent Financial Statements”). The consolidated statements of financial condition of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. Parent has previously made available to the Company its unaudited consolidated statement of condition as of December 31, 2013 and its unaudited consolidated statement of income for the year ended December 31, 2013 (the “Parent Unaudited Year-End Financial Statements”). The Parent Unaudited Year-End Financial Statements, as applicable, (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of December 31, 2013 and the consolidated results of operations of Parent and its Subsidiaries for the year ended December 31, 2013, and (ii) have been prepared in all material respects on the same basis as the year-end statements of condition and year-end statements of income included within the Parent Financial Statements. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of September 30, 2013, neither Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2013, neither Parent nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2013, there has not been any material change in the internal controls utilized by Parent to assure that its consolidated financial statements conform with GAAP. Parent is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in such internal controls.

(d) ParenteBeard LLP was independent with respect to the Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board with respect to the year-end financial statements included within the Parent Financial Statements. Parent engaged BDO USA LLP to succeed ParenteBeard LLP as Parent’s independent auditors, effective July 8, 2013. BDO USA LLP is independent with respect to Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. For purposes of this Agreement, the term “Parent’s Accounting Firm” shall mean ParenteBeard LLP for all times until its dismissal by Parent on July 8, 2013 and shall mean BDO USA LLP for all periods thereafter. The Parent’s Accounting Firm is and has been throughout the periods covered by the Parent Financial Statements a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act). Section 4.6(d) of the Parent’s Disclosure Schedule lists all non-audit services performed by the Parent’s Accounting Firm (or any other of Parent’s then independent public accountants) for Parent and its Subsidiaries since January 1, 2010.

4.7 Broker. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.. (the “Parent Advisory Firm”) in accordance with the terms of a letter agreement between the Parent Advisory Firm and Parent, a true and complete copy of which has previously been delivered by Parent to the Company’s counsel (with a designation that such copy has been delivered pursuant to Section 4.7 of the then current draft of this Agreement).

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the Parent Disclosure Schedule or as contemplated by this Agreement, since September 30, 2013, Parent and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since September 30, 2013, neither Parent nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of September 30, 2013 (which amounts have been previously disclosed to the Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Parent or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Parent Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 4.8(c) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, neither Parent nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 of this Agreement between September 30, 2013 and the date hereof and, during that period, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.8(d) of the Parent Disclosure Schedule, since September 30, 2013, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent,

(ii) any grant, award or issuance of Parent Stock Options or Parent Restricted Shares (in any event, identifying in Section 4.8(d) of the Parent Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since September 30, 2013) or amendment (other than amendments to Parent’s 2003 Non-Employee Director Stock Option Plan, a copy of which has been provided to the Company’s counsel with a designation that such copy has been provided pursuant to Section 4.8 of the then current draft of this Agreement) or modification to the terms of any Parent Stock Options or Parent Restricted Shares,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock other than Parent’s regular quarterly dividends on Parent Common Stock,

(iv) any split, combination or reclassification of any of the Parent’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of Parent’s capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Parent or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Parent or its Subsidiaries,

(viii) any material change in the investment policies or practices of Parent or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis, (i) Parent and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Parent and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Parent Financial Statements. The unpaid Taxes of Parent and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Parent Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, the Tax Returns of Parent and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Parent Financial Statements. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, there are no current, pending or, to the Knowledge of Parent, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries. Parent has made available to the Company true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by Parent or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by Parent or any of its Subsidiaries since December 31, 2009. There are no material Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’

assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Parent and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Parent), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of Parent or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from Parent or any of its Subsidiaries or from the Company or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.10(d) of the Parent Disclosure Schedule. The terms of each of Parent’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance). Each Parent Stock Option has an exercise price that equals or exceeds the fair market value of a share of Parent Common Stock as of the date of grant of such Parent Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither Parent nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither Parent nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 4.10(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under

Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 4.10(g) of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Parent and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis.

4.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 4.11(a) of the Parent Disclosure Schedule, none of Parent, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA (the “Parent Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Parent Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Parent Pension Plans and the Parent Welfare Plans, the “Parent Benefit Plans”). Since January 1, 2008, neither Parent nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Parent Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA.

(b) Parent has delivered to the Company’s counsel true and complete copies of each of the following with respect to each of the Parent Benefit Plans (with a designation that such copies have been delivered pursuant to Section 4.11(b) of the then current draft of this Agreement): (i) each Parent Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Parent Benefit Plan has not been reduced to writing, a summary of all material terms of such Parent Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Parent Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Parent Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the DOL or any other Governmental Entity with respect to any Parent Benefit Plan since January 1, 2011; and (viii) all material written contracts relating to each Parent Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, at December 31, 2012, the fair value of plan assets of each Parent Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Parent Financial Statements for the year ended December 31, 2012.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Parent Benefit

Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Parent and its Subsidiaries which have not been paid have been properly recorded on the books of the Parent and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Parent Benefit Plan that has subjected or could subject Parent, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Parent Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Parent Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Parent Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Parent Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Parent Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Parent Pension Plan are invested in or consist of Parent Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Parent Benefit Plans. None of Parent, any of its Subsidiaries, or any plan fiduciary of any Parent Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto. None of the Parent Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 4.11(i) of the Parent Disclosure Schedule, no Parent Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Parent Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Parent Financial Statements, or otherwise noted on the Parent Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Parent Welfare Plan, and any Parent Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Parent or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 4.11(l) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries.

(m) Neither Parent nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Parent Benefit Plans or to amend or modify any existing Parent Benefit Plan.

(n) With respect to the Parent Benefit Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent, any Subsidiary of Parent or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

(o) Neither Parent nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Parent, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Parent or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Parent nor any of its Subsidiaries has incurred, nor do they expect to incur without the Company’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to Parent and its Subsidiaries, there are no pending or, to the Knowledge of Parent, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 4.11(r) of the Parent Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of Parent and its Subsidiaries whose salary, bonus and commissions, if any, for the twelve months ended December 31, 2013 was in excess of $100,000 (calculated on a per annum basis with respect to any such employee who was not employed by Parent and its Subsidiaries for the entire year), (ii) for each such employee, any bonus not yet paid and not disclosed in Section 4.8(b) of the Parent Disclosure Schedule which is anticipated to be paid on or before June 30, 2014 and any increase in annual compensation not disclosed in Section 4.8(b) of the Parent Disclosure Schedule which is anticipated to be implemented on or before June 30, 2014, (iii) the names of each director of Parent or any of its Subsidiaries, and (iv) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to Parent or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by Parent and its Subsidiaries during the twelve months ended September 30, 2013. To the Knowledge of Parent, no employee named in Section 4.11(r) of the Parent Disclosure Schedule has any current plans to terminate employment or service with Parent or any Subsidiary. Other than as set forth in

Section 4.11(r) of the Parent Disclosure Schedule, all employees of Parent and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Parent Disclosure Schedule accurately sets forth, with respect to Parent and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

4.12 Parent Information.

(a) The information relating to Parent and Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries provided by Parent to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.

4.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent. Without limiting the foregoing, none of Parent, or its Subsidiaries, or to the Knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, Parent and its Subsidiaries have complied in all material respects with the CRA and Parent has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Parent or its Subsidiaries. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 4.13(b) of the Parent Disclosure Schedule, since

January 1, 2011, no person or group has adversely commented in writing to Parent or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Parent and its Subsidiaries.

4.14 Certain Contracts.

(a) Except as disclosed in Section 4.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. Parent has delivered to the Company’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which Parent or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 4.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 4.14(b) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of Parent and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Parent nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Parent or any of its Subsidiaries, (II) provides for material payments to be made by Parent or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires Parent or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires Parent or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $250,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $100,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 4.14(c) of the Parent Disclosure Schedule or Section 4.16(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Parent or its Subsidiaries will be the creditor) or arrangement to which Parent is a party.

(d) Except as set forth in Section 4.14(d) of the Parent Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Parent or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 4.14(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 4.14(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by Parent or any of its Subsidiaries.

(g) Section 4.14(g) of the Parent Disclosure Schedule contains a schedule showing the good faith estimated present value as of September 30, 2013 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of Parent and each officer of Parent with the position of vice president or higher, specifying the assumptions in such schedule.

(h) Each contract, arrangement, commitment or understanding of the type described in this Section 4.14, whether or not set forth in Section 4.14 of the Company Disclosure Schedule, is referred to herein as a “Parent Contract”. Parent has previously delivered to the Company’s counsel true and complete copies of each Parent Contract (with a designation that such copies have been delivered pursuant to Section 4.14 of the then current draft of this Agreement).

(i) Concurrently with the execution of this Agreement, Parent has entered into a consulting agreement with Lawrence Seidman in the form and substance of Exhibit 4.14(i)(A) annexed hereto (the “Consulting Agreement”), Lawrence Seidman has delivered to the Company an inducement agreement in the form and substance of Exhibit 4.14(i)(B) annexed hereto (the “Inducement Agreement”) and Parent and the 13D Parties have entered into a registration rights agreement in the form and substance of Exhibit 4.14(i)(C) annexed hereto (the “Registration Rights Agreement”). The Consulting Agreement and Registration Rights Agreement provide that they are effective as of the Effective Time but may not be amended or terminated prior to the Effective Time without Parent’s prior written consent and the Company’s prior written consent. The Inducement Agreement provides that it is effective immediately and may not be amended prior to the Effective Time without the Company’s prior written consent.

4.15 Agreements with Regulatory Agencies. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.15 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.16. Properties and Insurance.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Parent and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, a “Parent Owned Property” and collectively, the “Parent Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Parent or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Parent Real Property Lease” and collectively, the “Parent Real Property Leases” and, together with the Parent Owned Properties, being referred to herein individually as a “Parent Property” and collectively as the “Parent Properties”).

(b) Section 4.16(b) of the Parent Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Parent Owned Real Properties. Parent has furnished to the Company’s counsel copies of all deeds, surveys and title policies relating to the Parent Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Parent Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 4.16(b) of the then current draft of this Agreement) to the extent in the possession of Parent or its Subsidiaries.

(c) Section 4.16(c) of the Parent Disclosure Schedule sets forth the street address of all real property leased by Parent or any of its Subsidiaries under the Parent Real Property Leases and the names of such leases. Parent has furnished to the Company’s counsel true and complete copies of all Parent Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 4.16(c) of the then current draft of this Agreement). None of the Parent Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to the Company’s counsel. The Parent Real Property Leases are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Parent or any of its Subsidiaries, other than defaults that have been cured by Parent or its Subsidiaries or waived in writing. Parent and its Subsidiaries have not leased or sub-leased any Parent Property to any third parties.

(d) Parent or its Subsidiaries have good and marketable title to all Parent Owned Property, and a valid and existing leasehold interest under each of the Parent Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 4.16(d) of the Parent Disclosure Schedule and (B) Permitted Liens. Parent or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Parent Property. All Parent Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Parent Properties are considered by Parent to be adequate for the current business of Parent and its Subsidiaries. There are no pending, or to the Knowledge of Parent, threatened condemnation or eminent domain proceedings that affect any Parent Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Parent Owned Properties. With respect to any Parent Property subject to the Parent Real Property Leases, except as expressly provided in the Parent Real Property Leases, neither Parent nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Parent Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Parent nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Parent Property, and no such Taxes or assessments are pending or, to the Knowledge of Parent, threatened. Neither the Parent Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. Parent and its Subsidiaries have made all material repairs and replacements to the Parent Property that, to Parent’s Knowledge, are required to be made by Parent and its Subsidiaries under the Parent Real Property Leases or as required under applicable Laws. Parent has delivered to the Company’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Parent Property (with a designation that such copies have been delivered pursuant to Section 4.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by Parent and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 4.16(e)(i) of the Parent Disclosure Schedule sets forth all leases of tangible assets and other personal property by Parent or its Subsidiaries (“Parent Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 4.16(e)(ii) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is in default under any material provision of any Parent Personal Property Lease and, to the Knowledge of Parent, none of the other counterparties thereto is in default under any material provision of any Parent Personal Property Lease, (ii) no written or, to the Knowledge of Parent, oral notice has been received by Parent or by any of its Subsidiaries from any lessor under any Parent Personal Property Lease that Parent or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Parent, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Parent Personal Property Leases, (iv) each of the Parent Personal Property Leases is valid and in full force and effect, (v) neither Parent nor any Parent Subsidiary’s possession and quiet enjoyment of the personal property leased under such Parent Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Parent, there are no disputes with respect to such Parent Personal Property Leases, (vi) neither Parent nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Parent Personal Property Leases and (vii) neither Parent nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Parent Personal Property Leases. Parent has delivered to the Company’s counsel true and complete copies of each written Parent Personal Property Lease, and in the case of any oral Parent Personal Property Lease, a written summary of the material terms of such Parent Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 4.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of Parent and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Parent adequate for the business engaged in by Parent and its Subsidiaries. Parent and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 4.16(f) of the Parent Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by Parent and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to the Company. Neither Parent nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Parent Property, Parent or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Parent or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Parent or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 4.16(g) of the Parent Disclosure Schedule sets forth an accurate description of the BOLI maintained by Parent and the Parent’s Bank.

4.17 Environmental Matters. Except as set forth in Section 4.17 of the Parent Disclosure Schedule:

(a) Each of Parent and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Parent, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or to the Knowledge of Parent, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property; (c) To the Knowledge of Parent, during the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Parent, prior to the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 4.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by Parent or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

4.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received the opinion of the Parent Advisory Firm to the effect that as of the date of such opinion and based upon and subject to the matters set forth therein, the exchange ratio to be used in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to the Company’s counsel (with a designation that such copy has been delivered pursuant to Section 4.18 of this Agreement), solely for informational purposes, as soon as practicable following the date hereof.

4.19 Indemnification. Except as provided in the Parent Contracts or the certificate of incorporation or by-laws of Parent or Parent’s Bank or the governing documents of any Parent Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 4.19 of the Parent Disclosure Schedule), neither Parent nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Parent (a “Parent Covered Person”), and, to the Knowledge of Parent, there are no claims for which any Parent Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of Parent or any Subsidiary of Parent, applicable Law or any indemnification agreement.

4.20 Loan Portfolio.

(a) With respect to each loan owned by Parent or its Subsidiaries in whole or in part (each, a “Parent Loan”), to the Knowledge of Parent:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither Parent nor any of its Subsidiaries nor any prior holder of a Parent Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Parent Loan file;

(iii) Parent or a Subsidiary of Parent is the sole holder of legal and beneficial title to each Parent Loan (or Parent’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Parent;

(iv) the note and the related security documents, copies of which are included in the Parent Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Parent Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Parent Loan, except as otherwise referenced on the books and records of Parent;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Parent Loan; and

(vii) with respect to a Parent Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.20(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2013, over 90 days delinquent in payment of principal or interest. Section 4.20(b) of the Parent Disclosure Schedule sets forth (a) all of the Parent Loans of Parent or any of its Subsidiaries that as of the date of Parent’s Bank’s most recent bank examination, were classified by Parent, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Parent Loan and the identity of the borrower thereunder, (b) each Parent Loan that was classified as of December 31, 2013 as impaired in accordance with ASC 310, (c) by category of Parent Loan (i.e., commercial, consumer, etc.), all of the other Parent Loans of Parent and its Subsidiaries that as of December 31, 2013, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Parent Loans by category and (d) each asset of Parent that as of December 31, 2013, was classified as OREO and the book value thereof as of such date.

(c) As of December 31, 2013, the allowance for loan losses in the Parent Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of December 31, 2013, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies.

(d) Parent has delivered to the Company a schedule setting forth a list of all Parent Loans as of December 31, 2013 by Parent and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Parent or any of its Subsidiaries. Except as set forth in Section 4.20(d) of the Parent Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Parent Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Parent Loan was made; and (ii) all such Parent Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 4.20(e) of the Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans is subject to any obligation to repurchase such Parent Loans or interests therein solely on account of a payment default by the obligor on any such Parent Loan.

(f) Except as set forth in Section 4.20(f) of the Parent Disclosure Schedule, since December 31, 2009, neither Parent nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Parent Loans that would be commonly referred to as High Risk Loans.

(g) Except as set forth in Section 4.20(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

4.21 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Antitakeover Provisions Inapplicable. The Board of Directors of Parent has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 3.27 of this Agreement, apply to the acquisition of Parent Common Stock pursuant to this Agreement.

4.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Parent or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither Parent nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 4.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 4.23(c) of the Parent Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Parent and its Subsidiaries as of December 31, 2013.

(d) Except as set forth in Section 4.23(d) of the Parent Disclosure Schedule, none of the deposits of Parent or any of its Subsidiaries is a “brokered” or “listing service” deposit.

4.24 Vote Required. Approval by holders of two-thirds of the outstanding Parent Common Stock shall be sufficient to constitute approval by Parent’s shareholders of the Merger and this Agreement. Assuming that a quorum is present at the Parent Shareholder Meeting, approval by holders of a majority of the total votes cast by the holders of Parent Common Stock on each of the other Parent Shareholder Matters shall be sufficient to constitute approval by Parent’s shareholders of such other Parent Shareholder Matters. A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholder Meeting.

4.25 Intellectual Property. Except as set forth in Section 4.25 of the Parent Disclosure Schedule:

(a) Each of Parent and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of Parent and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of Parent and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Parent and each of its Subsidiaries as presently conducted. Each of Parent and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of Parent and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither Parent nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Parent or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To Parent’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of Parent’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) Parent and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Parent or any of its Subsidiaries, and to Parent’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Parent’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) Parent’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Parent and each of its Subsidiaries in connection with their respective businesses and (ii) to Parent Knowledge, have not materially malfunctioned or failed within the past two years. Parent and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) Parent and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing.

4.26 Prior Regulatory Applications. Except as disclosed in Section 4.26 of the Parent Disclosure Schedule, since January 1, 2011, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.27 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.28 Disclosure. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article IV not misleading.

4.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III of this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Company Stock Options, Company Restricted Shares or Company Performance Units or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.2(a) of the Company Disclosure Schedule (any such exercise to be in accordance with the original terms of such Company Stock Options) and for the issuance of shares of Company Common Stock in connection with the Company Performance Units outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.2(a) of the Company Disclosure Schedule (any such issuance to be in accordance with the original terms of such Company Performance Units and subject to the maximum share limits set forth in Section 3.2(a) of the Company Disclosure Schedule);

(c) amend its certificate of incorporation, by-laws or other similar governing documents, except, in the case of the Company Bank, for the amendments to the bylaws of the Company Bank substantially in the form set forth in Section 5.1(c) of the Company Disclosure Schedule to be effective as of the Effective Time;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than (x) any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof and (y) the amendment to the employment agreement among the Company, the Company Bank and Frank S. Sorrentino, III, in the form and substance of the amendment set forth in Section 5.1(i) of the Company Disclosure Schedule, effective as of the Effective Time;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.1(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(o) except in the Ordinary Course of Business with respect to loans made by the Company’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), or (B) (i) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of the Company Bank, and (ii) such transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $10,000,000;

(q) incur any additional borrowings beyond those set forth in Section 5.1(q) of the Company Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by the Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(u) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(w) after a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend not to exceed $0.075 per share of Parent Common Stock at intervals consistent with Parent’s past practices over the prior twelve months;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Parent or any Subsidiary of Parent, or any securities convertible into or exercisable for any shares of the capital stock of Parent or any Subsidiary of Parent, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Parent Stock Options or Parent Restricted Shares other than any acceleration disclosed in Section 5.2(i)(I) of the Parent Disclosure Schedule or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding under the Parent Stock Incentive Plans as of the date hereof as set forth in Section 4.2(b) of the Parent Disclosure Schedule, any such exercise to be in accordance with the original terms of such options;

(c) amend its certificate of incorporation, by-laws or other similar governing documents, except as provided herein with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Parent Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Parent or any Subsidiary of Parent and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Parent Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Parent Stock Incentive Plans or otherwise, other than (x) any acceleration required under the terms of the Parent Stock Incentive Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof, (y) any acceleration disclosed in Section 5.2(i)(I) of the Parent Disclosure Schedule and (z) amendments to the employment agreement among Parent, the Parent’s Bank and Anthony Weagley and the non-competition agreement between Parent and Anthony Weagley, in the form and substance of the amendments set forth in Section 5.2(i)(II) of the Company Disclosure Schedule, effective as of the Effective Time;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Parent Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Parent Property or any part thereof;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.2(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of Parent or any of its Subsidiaries;

(o) except in the Ordinary Course of Business with respect to loans made by Parent’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Parent’s Board-approved loan policy manual in effect on the date hereof (the “Parent Lending Manual”), or (B) (1) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of the Parent Bank, and (2) such transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $10,000,000;

(q) incur any additional borrowings beyond those set forth in Section 5.2(q) of the Parent Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Parent or any Subsidiary of Parent in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Parent as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Company, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(u) elect to the Board of Directors of Parent any person who is not a member of the Board of Directors of Parent as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(w) after a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of Parent’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of Parent’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Company Shareholder Matters (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Company Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Company Superior Proposal or would reasonably be likely to result in a Company Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company executed by the Company on October 2, 2013 and by Parent on October 3, 2013 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Company Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Company Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior

Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Company Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Company Acquisition Proposal no longer being a Superior Proposal and (B) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Company Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Except as expressly permitted by this Section 5.3, Parent and its Subsidiaries shall not, and Parent and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Parent Acquisition Proposal; provided that in the event that, prior to the time that Parent’s shareholders’ approval of Parent Shareholder Matters (the “Parent Shareholder Approval”) is obtained but not after, (1) Parent receives, after the execution of this Agreement, an unsolicited bona fide Parent Acquisition Proposal from a person other than Parent, and (2) Parent’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Parent Superior Proposal or would reasonably be likely to result in a Parent Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law, Parent may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement and any non-public information provided to any person given access to nonpublic information shall have previously been provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such person. Parent will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Company with respect to any Parent Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Parent Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Parent Acquisition Proposal.

(d) Neither the Parent’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to the Company) or refuse to make the Parent Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal, or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(c) of this Agreement). Notwithstanding the foregoing, prior to the date of the Parent Shareholders Meeting, the Parent’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Parent Subsequent Determination”) after the fourth (4th) Business Day following the Company’s receipt of a written notice (the “Parent Notice of Superior Proposal”) from Parent (A) advising that the Parent’s Board of Directors has decided that a bona fide unsolicited written Parent Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of Parent or its Subsidiaries that would have been such a breach if committed by Parent or its Subsidiaries) constitutes a Superior Proposal (it being understood that Parent shall be required to deliver a new Parent Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Parent proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) the Company does not make, after being provided with reasonable opportunity to negotiate with Parent, within three (3) Business Days of receipt of a Parent Notice of Superior Proposal, a written offer that the Board of Directors of Parent determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Parent Acquisition Proposal no longer being a Superior Proposal and (B) and (B) the Parent’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law and that such Parent Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by the Company pursuant to this Section 5.3(d).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Parent Board Recommendation or the making of a Parent Subsequent Determination by the Parent’s Board of Directors shall not change the approval of the Parent’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(e) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors or Parent or the Parent’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(f) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Company Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believes is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(g) In addition to the obligations of Parent set forth in Sections 5.3(c) and (d) of this Agreement, in the event that Parent or any of its Subsidiaries or any representative of Parent or its Subsidiaries receives (i) any Parent Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Parent’s Board of Directors believes is reasonably likely to lead to or that contemplates a Parent Acquisition Proposal, Parent promptly (and in any event within 48 hours of receipt) shall advise the Company in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. Parent shall keep the Company reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, Parent shall promptly (and in any event within 48 hours) notify the Company in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Parent Acquisition Proposal pursuant to Sections 5.3(c) or (d) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (A) a tender or exchange offer to acquire 15% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 15% or more of the voting power in, or 15% or more of the business, assets or deposits of, the Company or any of its Subsidiaries (a “Company Acquisition Proposal”) or (B) a tender or exchange offer to acquire 15% or more of the voting power in Parent or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Parent or any of its Subsidiaries or any other proposal or offer to acquire in any manner 15% or more of the voting power in, or 15% or more of the business, assets or deposits of, Parent or any of its Subsidiaries (a “Parent Acquisition Proposal”); provided, however, that the term “Parent Acquisition Proposal” shall not include any purchase of securities of Parent pursuant to the Inducement Agreement.

(ii) “Superior Proposal” means (i) with respect to a Company Acquisition Proposal, an unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law and (ii) with respect to a Parent Acquisition Proposal, an unsolicited bona fide written Parent Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that Parent’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by the Company in response to such proposal pursuant to Section 5.3(d) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require the Company or Parent to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide

Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e) The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of the Company Shareholder Matters. Parent shall engage a proxy solicitor reasonably acceptable to the Company to assist Parent in obtaining the approval of Parent’s shareholders of the Parent Shareholder Matters.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company will deliver to Parent and Parent will deliver to the Company their respective internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2013), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC and Parent will deliver to the Company Parent’s Bank’s call reports filed with the OCC.

6.3 Shareholders’ Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Company Shareholder Matters (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Company Shareholder Matters and (with Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by the Company to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose of voting upon the approval and adoption of the Parent Shareholder Matters and holding a “Say on Merger Pay” non-binding advisory vote to the extent required by SEC regulations (the “Parent Shareholders’ Meeting”). Parent will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Parent’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Parent Shareholder Matters and (with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Parent to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company has delivered to Parent copies of voting agreements signed by each member of the Board of Directors of the Company and by the Company’s chief financial officer (the “Company Voting Agreements”). Contemporaneous with the execution of this Agreement, Parent has delivered to the Company copies of voting agreements signed by each member of the Board of Directors of Parent and by Parent’s chief financial officer (the “Parent Voting Agreements” and, together with the Company Voting Agreements, the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans. Prior to the Effective Time, Parent and the Company shall cooperate to determine the manner in which their respective employment benefit plans shall be integrated subsequent to the Effective Time (it being understood that inclusion of specific employees in specific plans may occur at different times with respect to different plans). With respect to any such plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company, Parent and their respective Subsidiaries (or predecessor employers to the extent that such entities provide past service credit) shall be treated as service with the Surviving Corporation and the Surviving Bank. The Parties shall use commercially reasonable efforts to cause each such plan that is a group health plan to waive pre-existing condition limitations applicable to their employees (to the same extent such limitations were satisfied immediately prior to the Closing).

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company, the Company’s Bank, Parent or Parent’s Bank or who serves or has served at the request of the Company, the Company’s Bank, Parent or Parent’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company, the Company’s Bank, Parent or Parent’s Bank or serves or has served at the request of the Company, the Company’s Bank, Parent or Parent’s Bank as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company, the Company’s Bank, Parent or Parent’s Bank or any of their Affiliates, or by any former or present shareholder of the Company or Parent (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Bank Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company, Parent or their respective Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company or Parent would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by the Company (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by Parent for such insurance shall be subject to such customary limitations (consistent with the limitations to be developed under Section 6.8(c)) as shall be reasonably determined by the Company and Parent prior to the Effective Time. If the premiums for such insurance would at any time exceed the limitations so agreed upon, then Parent may satisfy its obligations under this Section 6.8(b) by causing to be maintained policies which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium consistent with such limitations. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.

(c) Parent shall cause the persons serving as officers and directors of Parent immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by Parent (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by Parent for such insurance shall be subject to such customary limitations (consistent with the limitations to be developed under Section 6.8(b)) as shall be reasonably determined by the Company and Parent prior to the Effective Time. If the premiums for such insurance would at any time exceed the limitations so agreed upon, then Parent may satisfy its obligations under this Section 6.8(c) by causing to be maintained policies which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium consistent with such limitations.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Parent Dividends. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not increase the dollar amount of its quarterly cash dividend beyond $0.075 per share.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, the Surviving Corporation shall be under no obligation to retain any employee of Company, Parent or their respective Subsidiaries, Parent will, as of the Effective Date, make a good faith effort to offer, and cause its Subsidiaries to offer, continued employment to each employee of the Company, Parent and their respective Subsidiaries, whether in their current position or in another position with the Surviving Corporation or its Subsidiaries, subject to the Surviving Corporation’s employment policies and procedures and the needs of the Surviving Corporation and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company, Parent or their respective Subsidiaries as of the date hereof whose employment is terminated or substantially adversely modified by the Surviving Corporation or any of its Subsidiaries during the period from the Effective Time until the one year anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall, unless otherwise set forth in an agreement referenced in Section 6.11(b) of this Agreement, be entitled to severance payments from the Surviving Corporation or its Subsidiaries in accordance with the severance formula set forth in Section 6.11(a) of the Parent Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor, adopt and perform under and/or permit the Company to honor and perform under those certain agreements set forth in Section 6.11(b) of the Company Disclosure Schedule. Parent shall honor and perform under those certain agreements set forth in Section 6.11(b) of the Parent Disclosure Schedule

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that each Party believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Parties recognize that they may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Between the date hereof and the Effective Time, as part of a plan of integration for the Merger and the Bank Merger, the Parties shall determine the steps that will be required to conform their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as of the Effective Time.

6.14. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.15. Printing and Mailing Expenses. Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.16 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.16 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.16 and all other reports delivered by the Company hereunder.

6.17 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to Parent) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Response Action Outcome” as such term is defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to the Parent), or (iv) issuance of a waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.17.

6.18 Section 16 Matters. Prior to the Effective Time, to the extent permitted by Law without expense to the Parties, the Parties will use commercially reasonable efforts to take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock or purchase of shares of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.20 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Parent and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.22 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.22 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. The Company Shareholder Matters shall have been approved by the requisite vote of the shareholders of the Company. The Parent Shareholder Matters shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the OCC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in the reasonable judgment of Parent and the Company, impair, in any material respect, the value of the Merger to the shareholders of the Company and Parent or otherwise constitute a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by Lowenstein Sandler LLP, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. The representations and warranties of the Company made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause (i) of Section 3.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Company prior to or at the Closing.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant’s Letter. If requested by Parent prior to the date on which the SEC declares the S-4 effective, the Company shall have caused to be delivered to Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five Business Days preceding the date of the Closing and addressed to Parent and its Board of Directors, concerning such matters covered by or incorporated by reference in the S-4 as are customarily addressed in such letters.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligations of the Company under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. The representations and warranties of Parent made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause of Section 4.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Parent prior to or at the Closing.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.3(c) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(d) Required Steps. Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(e) Continued Validity of Certain Agreements. Each of the Consulting Agreement and the Inducement Agreement shall remain in full force and effect, with only such amendments thereto as the Company and Parent shall have consented to in writing, and the shareholder party to the Inducement Agreement shall have complied in all material respects (after giving effect to any curative steps taken in good faith by such shareholder party) with the voting and proxy delivery provisions of the Inducement Agreement. In addition, all representations and warranties made by the shareholder party to the Inducement Agreement shall remain correct in all material respects (after giving effect to any curative steps taken in good faith by such shareholder party).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the Company Shareholder Matters and whether before or after approval by the shareholders of Parent of the Parent Shareholder Matters:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if (i) the Company Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof or (ii) the Parent Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Parent’s shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and

Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent, if, prior to receipt of the Parent Shareholder Approval, Parent has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Parent (A) pays to the Company the Termination Fee and Termination Expenses, and (B) delivers to the Company a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to the Company and shall irrevocably waive any right the releasing parties may have to challenge the payment to the Company of the Termination Fee and the payment to the Company of the Termination Expenses;

(i) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses by the Company pursuant to Section 8.5 of this Agreement;

(j) by the Company if (I) prior to receipt of the Parent Shareholder Approval, Parent or the Parent’s Board of Directors (or any committee thereof) has (A) effected a Parent Subsequent Determination or approved, adopted, endorsed or recommended any Parent Acquisition Proposal, (B) failed to make the Parent Board Recommendation, withdrawn the Parent Board Recommendation or failed to publicly re-affirm the Parent Board Recommendation within five days after receipt from the Company of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to the Company, or (D) in response to the commencement (other than by the Company or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of Parent Common Stock, recommended that the shareholders of Parent tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses by Parent pursuant to Section 8.5 of this Agreement;

(k) by Parent if any of the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(l) by the Company if any of the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and/or the shareholders of Parent; provided, however, that (i) after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement and (ii) after any approval of the transactions contemplated by this Agreement by Parent’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which increases the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(i) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $10,000,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $500,000 in such expenses (the “Parent’s Termination Expenses”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(h) of this Agreement or by the Company pursuant to Section 8.1(j) of this Agreement, then Parent shall pay to the Company, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) the Termination Fee and (y) the dollar amount of out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement (as certified by the Company upon receipt of Parent’s notice of termination or delivery of the Company’s notice of termination, whichever is applicable), up to $500,000 in such expenses (the “Company’s Termination Expenses”).

(iii) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Parent’s Termination Expenses;

(iv) (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of the Parent’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d)(ii) of this Agreement (if the Parent Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by the Company pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then Parent shall pay to the Company, immediately upon such termination, by wire transfer of immediately available funds, the Company’s Termination Expenses;

(v) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Section 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent the Termination Fee on the earlier of the date of such execution or consummation; or

(vi) (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of the Parent’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Section 8.1(d)(ii) of this Agreement (if the Parent Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by the Company pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Parent Acquisition Proposal (which, in each case, need not be the same Parent Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then Parent shall pay the Company the Termination Fee on the earlier of the date of such execution or consummation.

For purposes of clauses (iii) and (v) of this Section 8.5, the term “Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(A) of this Agreement except that references in Section 5.3(h)(i)(A) to “15%” shall be replaced by “50%”. For purposes of clauses (iv) and (vi) of this Section 8.5, the term “Parent Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(B) of this Agreement except that references in Section 5.3(h)(i)(B) to “15%” shall be replaced by “50%.”

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein. The inclusion of an item in either such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Party including such item that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:
Center Bancorp, Inc. 2455 Morris Avenue Union, New Jersey 07083 Attn: Anthony C. Weagley,
President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Lowenstein Sandler LLP 65 Livingston Avenue Roseland, New Jersey 07068 Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:
ConnectOne Bancorp, Inc. 301 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Attn: Frank Sorrentino III,
Chairman and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Windels, Marx, Lane & Mittendorf, LLP 120 Albany Street New Brunswick, New Jersey 08901 Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market or the NASDAQ Global Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“13D Parties” means each of the signatories to Amendment No. 22 to the Schedule 13D filed with respect to Parent on September 9, 2011.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Company Directors” shall mean six current members of the Company’s Board of Directors who are identified as such by the Company in a notice to Parent delivered within fifteen (15) days of the date hereof and who are acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned or delayed; provided, however, that if any such persons are unable or unwilling to serve as directors of the Surviving Corporation as of the Effective Time, such persons shall be replaced by other persons who are identified by the Company and who are acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned or delayed. In no instance shall there be more or less than six Company Directors.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Knowledge” means, with respect to the Company, the actual knowledge of Frank S. Sorrentino, III and William S. Burns and with respect to Parent, the actual knowledge of Anthony C. Weagley, Joseph D. Gangemi and Richard Patryn.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger or the Bank Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means, with respect to the Company, the most recent balance sheet included within the Company Financial Statements and, with respect to Parent, the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Parent Directors” shall mean six current members of Parent’s Board of Directors who are identified as such by Parent in a notice to the Company delivered within fifteen (15) days of the date hereof and who are acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed; provided, however, that if any such persons are unable or unwilling to serve as directors of the Surviving Corporation as of the Effective Time, such persons shall be replaced by other persons who are identified by Parent and who are acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed. In no instance shall there be more or less than six Parent Directors as of the Effective Time.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the ten consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third trading day prior to the date on which the Effective Time occurs.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement) and (f) in the case of Parent Owned Properties held by Parent or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to the Company’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

Accounting Firm	3.6(a)
Acquisition Proposal	5.3(h)(i)
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Amended and Restated By-Laws	1.9
Amended and Restated Certificate of Incorporation	1.2
Bank Merger	1.14
Bank Merger Agreement	1.14
BCA	1.1
BCSRA	3.17(d) and 4.17(d)
BHCA	3.1(a)
BOLI	3.16(g)
BOLI Covered Individuals	3.16(g)
cause	6.11(a)
CERCLA	3.17(d) and 4.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Code	1.12
Company	Preamble
Company Acquisition Proposal	5.3(h)(i) and 8.5
Company Advisory Firm	3.7
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)
Company Contract	3.14
Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Option Grant Agreement	1.6(a)
Company Pension Plans	3.11(a)
Company Performance Unit Grant Agreements	1.6(b)
Company Performance Units	1.6(b)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)
Company Reports	3.5(b)
Company Restricted Share Grant Agreements	1.6(c)
Company Restricted Shares	1.6(c)
Company Series A Preferred Stock	3.2(a)
Company Series B Preferred Stock	3.2(a)

Company Series C Preferred Stock	3.2(a)
Company Shareholder Approval	5.3(a)
Company Shareholder Matters	3.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.6(a)
Company Stock Option	1.6(a)
Company Stock Options	1.6(a)
Company Subsequent Determination	5.3(b)
Company Termination Expenses	8.5(ii)
Company Unaudited Year-End Financial Statements	3.6(a)
Company Voting Agreements	6.5
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
Consulting Agreement	4.14(i)
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(b)
Dodd-Frank Act	3.5(b)
DOL	3.11(b)
Effective Time	1.2
Environmental Laws	3.17(d) and 4.17(d)
Environmental Matters	3.17(d) and 4.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Filing Documents	6.1(c)
FDIC	1.14
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Inducement Agreement	4.14(i)
Insurance Agreement	3.16(g)
Intellectual Property	3.25(h)(1)
IRS	3.10(a)
ISRA	3.17(d) and 4.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(p)

Licensed Intellectual Property	3.25(h)(3)
Loan	3.20(a)
Loan Property	3.17(d) and 4.17(d)
LSRP	6.17
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recital A
Merger Consideration	1.4(c)
New Jersey Department	1.14
New Stock Options	1.6(a)
NJDEP	6.17
Notice of Superior Proposal	5.3(b)
OCC	1.14
Old Stock Options	1.6(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(h)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Acquisition Proposal	5.3(i) and 8.5
Parent Advisory Firm	4.7
Parent Advisory Vote Matters	4.3(a)
Parent Board Recommendation	4.3(a)
Parent Benefit Plans	4.11(a)
Parent BOLI Covered Individuals	4.16(a)
Parent Common Stock	1.4(a)
Parent Contract	4.14(h)
Parent Covered Person	4.19
Parent Disclosure Schedule	Article IV Lead-in
Parent DRIP	4.2(a)
Parent Financial Statements	4.6(a)
Parent Insurance Agreement	4.16(a)
Parent Lending Manual	5.2(p)
Parent Loan	4.20(a)
Parent Notice of Superior Proposal	5.3(d)
Parent Option/Restricted Share Grant Agreement	4.2(b)
Parent Owned Properties	4.16(a)
Parent Owned Property	4.16(a)
Parent Pension Plans	4.11(a)
Parent Personal Property Leases	4.16(e)
Parent Preferred Stock	4.2(a)
Parent Properties	4.16(a)
Parent Property	4.16(a)
Parent Real Property Lease	4.16(a)
Parent Real Property Leases	4.16(a)
Parent Regulatory Agencies	4.5(a)
Parent Regulatory Agreement	4.15
Parent Reports	4.5(b)

Parent Restricted Shares	4.2(b)
Parent Shareholder Approval	5.3(c)
Parent Shareholder Matters	4.3(a)
Parent Shareholders’ Meeting	6.3
Parent Stock Incentive Plans	4.2(a)
Parent Stock Option	4.2(b)
Parent Stock Options	4.2(b)
Parent Subsequent Determination	5.3(d)
Parent Unaudited Year-End Financial Statements	4.6(a)
Parent Welfare Plans	4.11(a)
Parent’s Accounting Firm	3.6(d)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(h)(1)
Per Share Cash Consideration	1.4(a)(ii)
Per Share Stock Consideration	1.4(a)(i)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d) and 4.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(h)(5)
Registration	3.25(h)(5)
Registration Rights Agreement	4.14(i)
Regulated Substances	3.17(d) and 4.17(d)
Regulatory Agreement	3.15
Response Action Outcome	6.17
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
Spill Act	3.17(d) and 4.17(d)
SRRA	3.17(d) and 4.17(d)
Superior Proposal	5.3(h)(ii)
Surviving Bank	1.14
Surviving Corporation	1.1
Tax; Taxes	3.10(h)
Tax Returns	3.10(h)
Termination Fee	8.5(i)
Trademarks	3.25(h)(1)
Trade Secrets	3.25(h)(1)
Trust Account Shares	1.4(b)
Voting Agreements	6.5

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTER BANCORP, INC.
By: /s/ Anthony C. Weagley Name: Anthony C. Weagley Title: President and Chief Executive Officer
CONNECTONE BANCORP, INC.
By: /s/ Frank S. Sorrentino, III Name: Frank S. Sorrentino, III Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT 1.2A

CERTIFICATE OF MERGER
of
CONNECTONE BANCORP, INC.
(Merged Corporation)

with and into

CENTER BANCORP, INC.
(Surviving Corporation)

(Pursuant to N.J.S. 14A:10-4.1)

Dated: _____, 2014

The undersigned corporations, having adopted a plan of merger pursuant to N.J.S. 14A:10-1 pursuant to which CONNECTONE BANCORP, INC., a New Jersey corporation, shall be merged with and into CENTER BANCORP, INC., a New Jersey corporation, hereby certify as follows:

1. The name of the surviving corporation is Center Bancorp, Inc. The name of the merged corporation is ConnectOne Bancorp. Inc.

2. The plan of merger pursuant to which the merger will be effectuated is annexed hereto as Exhibit A.

3. The dates of approval of the plan of merger by the stockholders of the corporations are as follows:

ConnectOne Bancorp, Inc. ______, 2014
Center Bancorp, Inc. ______, 2014

4. The number of shares of common stock of ConnectOne Bancorp, Inc. entitled to vote on the plan of merger was [_____]. ConnectOne Bancorp, Inc. does not have any other class or series of stock entitled to vote on the plan of merger. The number of shares of common stock of ConnectOne Bancorp, Inc. that voted for the plan of merger was [____]. The number of shares of common stock of ConnectOne Bancorp, Inc. that voted against the plan of merger was [_____].

5. The number of shares of common stock of Center Bancorp, Inc. entitled to vote on the plan of merger was [_____]. Center Bancorp, Inc. does not have any other class or series of stock entitled to vote on the plan of merger. The number of shares of common stock of Center Bancorp, Inc. that voted for the plan of merger was [____]. The number of shares of common stock of Center Bancorp, Inc. that voted against the plan of merger was [_____].

6. Pursuant to N.J.S.A 14A:10-1.1(2)(b), the plan of merger provides for amendments to the certificate of incorporation of the surviving corporation to be effected by the above-mentioned merger. Such amendments, which include an amendment that changes the name of the surviving corporation from Center Bancorp, Inc. to ConnectOne Bancorp, Inc., are set forth in and effected by a restated certificate of incorporation of the surviving corporation that has been filed as an additional document together with this certificate of merger.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed on its behalf by its duly authorized officer as of the date first above written.

Surviving Corporation:
CENTER BANCORP, INC., a New Jersey corporation (the name of which shall be changed to ConnectOne Bancorp, Inc. mentioned restated certificate of incorporation)
By: Name: Title: President and Chief Executive Officer
Merged Corporation:
CONNECTONE BANCORP, INC., a New Jersey corporation
By: Name: Title: Chairman of the Board and Chief Executive Officer

EXHIBIT 1.2B—See Annex J

EXHIBIT 1.9—See Annex I

EXHIBIT 1.11

OFFICERS OF THE SURVIVING CORPORATION

Part I—Officers of the Surviving Corporation:

Frank S. Sorrentino, Chairman, President and Chief Executive Officer

William S. Burns, Chief Financial Officer

Anthony Weagley, Chief Operating Officer

Part II—Executive Officers of the Surviving Bank:

Frank S. Sorrentino, Chairman, President and Chief Executive Officer

William S. Burns, Chief Financial Officer

Anthony Weagley, Chief Operating Officer

EXHIBIT 4.14(i)(A)

CONSULTING AGREEMENT

See Annex E

EXHIBIT 4.14(i)(B)

INDUCEMENT AGREEMENT

See Annex D

EXHIBIT 4.14(i)(C)

REGISTRATION RIGHTS AGREEMENT

See Annex F

Annex B

January 20, 2014

Board of Directors
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632

Members of the Board:

You have advised us that ConnectOne Bancorp, Inc. (the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Agreement”) with Center Bancorp, Inc. (“Center”) pursuant to which, among other things, (i) the Company will merge with and into Center (the “Merger”), and (ii) each outstanding share of the Company’s common stock, no par value (the “Company Common Stock”), other than those shares of Company Common Stock beneficially owned by the Company, Center or their respective subsidiaries, will be converted into the right to receive 2.6 shares of common stock, no par value (“Center Common Stock”), of Center (the “Exchange Ratio”). In connection with your evaluation of the Merger, you have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Agreement.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed a draft, dated January 17, 2014, of the Agreement;

2.

reviewed the audited financial statements for each of the Company and Center for the years ended December 31, 2010, 2011 and 2012 and the unaudited financial statements for the quarter ended September 30, 2013 and year and quarter ended December 31, 2013 for each of the Company and Center;

3.	reviewed certain other publicly available information regarding each of the Company and Center;

4.

reviewed and discussed with members of the senior management of the Company and Center and certain of their representatives and advisors certain information regarding the historical and current financial and operating performance of the Company and Center as provided by the Company and Center respectively, certain internal financial forecasts regarding the future financial results and condition of the Company (the “Company Financial Forecasts”) prepared and provided to us by the Company’s senior management, and certain projections regarding the future financial results and condition of Center (the “Center Financial Forecasts”) prepared by Center’s senior management;

5.	reviewed comparative financial and operating data on the banking industry, the Company, Center, and selected public companies we deemed to be relevant; and

6.	performed such other analyses and reviewed such other information relating to the Company, Center and the Merger as Raymond James deemed relevant.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, Center or any other party, as well as publicly available information, and we have not undertaken any duty or responsibility to verify independently, and have not so verified, any of such information. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Center or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses.

With respect to the Company Financial Forecasts, we have been advised by the Company and we have assumed that the Company Financial Forecasts have been reasonably prepared in good faith and reflect the best currently available estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Company. With respect to the Center Financial Forecasts, we have been advised by Center and we have assumed that the Center Financial Forecasts have been reasonably prepared in good faith and reflect the best currently available estimates, judgments and assumptions of the management of Center as to the future financial performance of Center. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the Company Financial Forecasts and the Center Financial Forecasts, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses, that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, Center or the contemplated benefits of the Merger.

Our Opinion is based upon market, economic, financial and other circumstances and conditions existing and known to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

We have not been requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or Center or any alternatives to the Merger, (ii) negotiate the terms of the Merger, or (iii) advise the Board of Directors of the Company, the Company or any other party with respect to alternatives to the Merger. We express no opinion as to the underlying business decision of the Board of Directors of the Company to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. We have relied upon, without independent verification, the assessment by the respective managements of the Company and Center and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the value of Company Common Stock or Center Common Stock following the announcement of the proposed Merger, the value of Center Common Stock following the consummation of the Merger, or the prices at which shares of Company Common Stock or Center Common Stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of the Company and Center. With your consent, we have assumed that the shares of Center Common Stock to be issued in the Merger will be freely tradable on the NASDAQ Global Select Market.

Our Opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Agreement and does not address any other term, aspect or implication of the Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Without limitation to the foregoing, our Opinion does not address the Voting and Sell-Down Agreement to be entered into by the Company and the shareholder of Center party thereto, and we have assumed, for purposes of our analysis and Opinion that any sale of shares of Center Common Stock pursuant thereto, including any sales of Center Common Stock to Center, would not be material to our analysis or Opinion. The delivery of this Opinion was approved by our internal opinion committee in conformity with its policies and procedures.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee for rendering this Opinion, which fee is not contingent upon the successful completion of the Merger. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of our engagement.

Raymond James and its affiliates have in the past provided and are currently providing investment banking and other financial services to Center for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided advisory services to Center with respect to portfolios of fixed income securities held or managed by Center. Raymond James and its affiliates may provide investment banking, financial advisory and other financial services to the Company, Center or certain of their respective affiliates in the future, for which Raymond James and such affiliates may receive compensation.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Center for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors (in its capacity as such) of the Company in connection with its consideration of the proposed Merger and does not constitute a recommendation to the Board of Directors, any shareholder of the Company or any other party regarding how to vote or act on any matter relating to the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party, regardless of any prior or ongoing advice or relationships. This Opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of January 20, 2014, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex C

January 20, 2014

The Board of Directors
Center Bancorp, Inc.
2455 Morris Avenue
Union, NJ 07083

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Center Bancorp, Inc. (“Center”) of the Exchange Ratio (as defined below) to be used in the proposed merger of ConnectOne Bancorp, Inc. (“ConnectOne”) with and into Center (the “Merger”), pursuant to the Agreement and Plan of Merger to be entered into by and between Center and ConnectOne (the “Agreement”). Pursuant to the terms of the Agreement and subject to the terms and conditions set forth therein, at the Effective Time (as defined in the Agreement) each share of common stock, no par value per share, of ConnectOne (the “ConnectOne Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares (i) held in ConnectOne’s treasury and (ii) held directly or indirectly by Center, ConnectOne or any of their respective subsidiaries (except for Trust Account Shares and DPC Shares (each as defined in the Agreement))) will, by virtue of the Agreement and without any action on the part of Center, ConnectOne or the holder thereof, cease to be outstanding and be converted into and become the right to receive 2.600 shares of common stock, no par value per share, of Center (the “Center Common Stock”). The ratio of 2.600 shares of Center Common Stock to one share of ConnectOne Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time, Union Center National Bank, a wholly-owned subsidiary of Center, will merge with and into ConnectOne Bank, a wholly-owned subsidiary of ConnectOne (such transaction, the “Bank Merger”), pursuant to a separate merger agreement to be entered into by and between such subsidiaries in connection with the Merger.

KBW has acted as financial advisor to Center and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker- dealer, we may, from time to time purchase securities from, and sell securities to, Center and ConnectOne, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Center and ConnectOne for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Center. We have acted exclusively for the board of directors of Center (the “Center Board”) in rendering this opinion and will receive a fee from Center for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Center has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years KBW has not provided investment banking and financial advisory services to Center. In the past two years, both

Keefe, Bruyette & Woods, Inc.  •  787 Seventh Avenue, New York, NY 10019

KBW and an affiliated broker-dealer entity of KBW have provided investment banking and financial advisory services to ConnectOne. KBW served as a lead managing underwriter and KBW’s affiliate served as a book-running managing underwriter in ConnectOne’s initial public offering in February 2013. We may in the future provide investment banking and financial advisory services to Center or ConnectOne and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Center and ConnectOne and the Merger, including among other things, the following: (i) a draft of the Agreement dated January 20, 2014 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Center and ConnectOne; (iii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 of Center and ConnectOne; (iv) certain other interim reports and other communications of Center and ConnectOne to their respective stockholders; and (v) other financial information concerning the businesses and operations of Center and ConnectOne furnished to us by Center and ConnectOne or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Center and ConnectOne; (ii) the assets and liabilities of Center and ConnectOne; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for each of Center and ConnectOne with similar information for certain other companies the securities of which are publicly traded; (v) the publicly available consensus “street estimates” of Center and ConnectOne for 2014 and 2015, as well as assumed long term growth rates based thereon that were prepared and provided to us by the respective management teams of Center and ConnectOne, all of which information was discussed with us by such management teams and used and relied upon by us at the direction of such management teams with the consent of the Center Board; and (vi) estimates regarding certain pro forma financial effects of the Merger on Center that were prepared and provided to us by Center management. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Center and ConnectOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective management teams of Center and ConnectOne as to the reasonableness and achievability of the financial and operating forecasts and projections of Center and ConnectOne (and the assumptions and bases therefor, including but not limited to, in the case of Center, any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated with respect to the Merger) that were prepared by such management teams and provided to us or that, in the case of the publicly available consensus “street estimates” of Center and ConnectOne referred to above, we were directed by such management teams to use. We have assumed, at the direction of Center, that all of such forecasts and projections of Center and ConnectOne reflect, or in the case of the publicly available consensus “street estimates” referred to above are consistent with, the best currently available estimates and judgments of the ConnectOne and Center management teams and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of Center and ConnectOne provided to us were not prepared with the expectation of public disclosure, that all such information

Keefe, Bruyette & Woods, Inc.  •  787 Seventh Avenue, New York, NY 10019

is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective management teams of Center and ConnectOne, that such forecasts, projections and estimates as well as the publicly available consensus “street estimates” of Center and ConnectOne referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Center or ConnectOne since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Center and ConnectOne are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Center or ConnectOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Center or ConnectOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Center, ConnectOne or the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Center has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Center, ConnectOne, the Merger, the Bank Merger and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio to be used in the Merger to Center. We express no view or opinion as to any terms or other aspects of the Merger, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to

Keefe, Bruyette & Woods, Inc.  •  787 Seventh Avenue, New York, NY 10019

Center, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Center to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Center or the Center Board, (iii) the fairness of the amount or nature of any compensation to any of Center’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of Center Common Stock, (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of Center or ConnectOne or any other party to any transaction contemplated by the Agreement, (v) the Bank Merger, (vi) the actual value of Center Common Stock to be issued in the Merger, (vii) the prices, trading range or volume at which Center Common Stock or ConnectOne Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Center Common Stock will trade following consummation of the Merger, (viii) the prices, trading range or volume at which ConnectOne Common Stock will trade following the public announcement of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Center, ConnectOne, their respective stockholders, or relating to or arising out of or as a consequence of the Merger, the Bank Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Center Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Center Board as to how it should vote on the Merger or to any holder of Center Common Stock or ConnectOne Common Stock as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered or whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority. This opinion may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be used in the Merger is fair, from a financial point of view, to Center.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.  •  787 Seventh Avenue, New York, NY 10019

Annex D

VOTING AND SELL-DOWN AGREEMENT

VOTING and SELL-DOWN AGREEMENT, dated as of January 20, 2014 (this “Agreement”), by and between ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Company”) and Mr. Lawrence B. Seidman (the “Shareholder”), in his capacity as the Beneficial Owner (as defined below) of shares of common stock of Center Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Parent”), as set forth on Schedule 1 to this Agreement.

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the Beneficial Owner (as defined below) of that number of shares of Parent Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Parent Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Parent Common Stock), the “Parent Common Shares”) set forth on Schedule 1. The record owners of such Parent Common Shares are also set forth on Schedule 1.

C. As a condition to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2 Other Definitions. For the purposes of this Agreement:

“Affiliate” shall have the meaning ascribed to such tern in Rule 405 under the Securities Act of 1933, as amended, provided that Parent and its Subsidiaries shall not be deemed to be Affiliates of the Shareholder.

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the date of this Agreement and the Parent Common Shares of which the Shareholder acquires Beneficial Ownership after the date hereof until and including the applicable record date, for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the date of this Agreement and Parent Common Shares of which the Shareholder acquires Beneficial Ownership after the date hereof until and including the applicable record date, for which the Shareholder has sole voting power.

“Shares” means, as of any given date, any Parent Common Shares Beneficially Owned or Controlled by the Shareholder and any other voting securities of the Parent Beneficially Owned or Controlled by the Shareholder (including shares issuable upon exercise of any instrument exercisable for Parent Common Shares of other voting securities of the Parent).

“Restricted Transfer Termination Date” means the soonest of (i) the date that is six (6) months after the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) the date, if any, on which the Company releases the Shareholder from the Shareholder’s obligations hereunder and (iv) the date immediately following the date, if any, on which Parent’s shareholders approve all of the Parent Shareholder Matters.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1 Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Parent called to vote for approval of the Merger, however called, or in connection with any written consent of Parent’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Parent for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of all Parent Shareholder Matters, including the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Parent Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Parent that would reasonably be expected to be intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by the Company, the Shareholder agrees from and after the date hereof and until the Restricted Transfer Termination Date, not to (x) tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Parent Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendants or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Shareholder’s Parent Common Shares to the Shareholder’s direct or indirect equityholders; provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement; or (y) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Parent or any other person with respect to the Owned Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any Owned Shares, or any interest therein. If so requested by the Company, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Parent Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s Affiliates, representatives (including financial advisers, attorneys and accountants) or agents to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Parent Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Parent Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Parent Acquisition Proposal or agree to or otherwise assist in the effectuation of any Parent Acquisition Proposal or comment publicly in favor of any Parent Acquisition Proposal; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder in respect of the Owned Shares and that nothing in this Agreement shall prevent the Shareholder from discharging his fiduciary duties as a member of the board of directors of the Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any of the Shareholder’s Affiliates, representatives (including financial advisers, attorneys and accountants) or agents shall be deemed to be a violation of this Section 2.3 by the Shareholder.

2.4 Notification. The Shareholder agrees, while this Agreement is in effect, to notify the Company promptly in writing of (x) any increase in the number of any Owned Shares (in excess of the Owned Shares set forth on Schedule 1), if any, after the date hereof and (y) with respect to the subject matter contemplated by Section 2.3, any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

III. SELL-DOWN; OPTION

3.1 Sale of Shares. Commencing after the date on which all the Parent Shareholder Matters have been approved, Shareholder shall use his commercially reasonable best efforts, taking into account conditions in the capital markets and the market price of Parent Common Stock, to undertake bona fide sales to third parties of that number of Shares as will reduce the number of Shares with regard to which Shareholder has Beneficial Ownership, record ownership or control to no more than 4.99% of any class of voting securities of the Surviving Corporation (as “class” and “voting securities” are defined under the BHCA) (the “Maximum Threshold”) by the date that is one year after the Effective Time (the “Sell Down Date”). Commencing after the date on which all the Parent Shareholder Matters have been approved, Shareholder shall provide the Surviving Corporation with quarterly reports as to his sales of Shares and the number of Shares over which he continues to have Beneficial Ownership, record ownership or control until such time as the Shareholder’s Beneficial Ownership, record ownership or control of Shares is at or below the Maximum Threshold.

3.2 Option to Purchase.

(i) The Shareholder hereby grants the Surviving Corporation an irrevocable, exclusive option (the “Option”) to purchase all or a portion of the Shares Beneficially Owned, owned of record or controlled by Shareholder as of the Sell Down Date that exceed the Maximum Threshold at a purchase price of $20.63 per share (subject to equitable adjustment to give effect to stock splits, stock splits, reverse stock splits and comparable transactions).

(ii) The Option may be exercised, in whole or in part, by the Surviving Corporation for a period commencing on the Sell Down Date and ending forty-five (45) days after the Sell Down Date. To exercise the Option, the Surviving Corporation must provide written notice (the “Exercise Notice”) to the Shareholder of its intention to exercise the Option, the number of Shares being purchased by the Surviving Corporation, the purchasers of the Shares and the closing date for the purchase, which shall be ten (ten) business days after the date of the Exercise Notice, unless additional time is required in order to comply with all applicable laws and/or in order to effect any underwriting contemplated in connection with the sale of the Shares to such purchasers. At the closing, the Shareholder shall deliver the Shares subject to the Exercise Notice and the purchasers shall deliver the purchase price for the Shares.

(iii) The Surviving Corporation may assign the Option, in whole or in part, to one or more third parties, at its discretion, subject to compliance with all applicable laws.

(iv) Shareholder shall not pledge, impair or encumber title to the Shares that are subject to the Option, nor take any other action that would impair Shareholder’s ability to deliver good and marketable title to the Shares subject to the Option, other than pursuant to Section 3.1 hereof.

IV. PROXY

4.1 Irrevocable Proxy. Shareholder is hereby delivering an irrevocable proxy (the “Proxy”) in the form and substance of Schedule 2 hereto appointing, to the extent permitted by law, the Board of Directors of the Surviving Corporation as his proxy with regard to all matters on which a shareholder vote of the Surviving Corporation may be requested. Such proxy shall provide that all Shares Beneficially Owned, owned of record or controlled by the Shareholder in excess of the Maximum Threshold shall be voted by the Board of Directors of the Surviving Corporation in the same manner and proportion as are the outstanding voting shares of the Surviving Corporation other than those subject to the Proxy. The Proxy shall become effective upon the earlier to occur of (i) the date that is six (6) months after the Effective Time, or (ii) the record date for determining shareholders eligible to vote at the 2015 annual meeting of shareholders of the Surviving Corporation.

V. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company and complies with all applicable laws, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. As of the date hereof, the number of Owned Shares, and the record owners of such shares, are listed on Schedule 1. As of the date hereof, the Owned Shares set forth on Schedule 1 constitute all of the shares of Parent Common Stock or of any other voting security of the Parent held of record or Beneficially Owned by the Shareholder or any of the Shareholder’s Affiliates. With respect to the Owned Shares, the Shareholder has sole voting power and sole power of disposition. The Shareholder has the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable banking laws and federal securities laws and the terms of this Agreement. The record owner of the Owned Shares has good title to the Owned Shares, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (x) assuming compliance with applicable banking laws and federal securities laws, conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Shareholder, the Owned Shares (or any record or beneficial owner thereof) or by which any of his assets or properties is bound or (y) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder (or, so far as the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder (or, so far at the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) is a party or by which the Shareholder (or, so far at the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his/her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.2 No Inconsistent Agreement; No Contrary Action. The Shareholder hereby represents, covenants and agrees that, except for actions taken in furtherance of this Agreement, (x) he has not entered, and shall not enter at any time while this Agreement remains in effect, into any formal or informal voting agreement or voting trust with respect the Owned Shares; (y) he has not taken, and agrees that he will not take or commit to take at any time while this Agreement remains in effect, any action that would make any representation and warranty of the Shareholder inaccurate; and (z) he will take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

VI. GENERAL

6.1 Governing Law; Jurisdiction. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

6.2. Amendments. This Agreement may not be amended except by written agreement signed by the Company and by the Shareholder.

6.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

6.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

6.5 Effectiveness and Termination. This Agreement will become effective when the Company has received the counterpart signed by the Shareholder and the Shareholder has received the counterpart signed by the Company and shall terminate in accordance with Section 6.10.

6.6. Proxy. If so requested by the Company, the Shareholder shall constitute and appoint the President of the Company (or another person designated by the Company), with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and shall authorize such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The agreement to grant a proxy if requested pursuant to the immediately preceding sentence is given to induce the Company to execute the Merger Agreement and, as such, the proxy shall be coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. Upon granting such a proxy, the Shareholder shall revoke any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not thereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

6.7 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 6.1 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 6.7.

6.8 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 6.8.

6.9 Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.10 Termination. Article II of this Agreement shall terminate on the Restricted Transfer Termination Date. If the Merger is consummated, the other provisions of this agreement shall continue in accordance with their terms. If the Merger is not consummated, the other provisions of this Agreement shall terminate on the Restricted Transfer Terminated Date. Termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

6.11 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the applicable Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct the Shareholder in the voting of any of the Owned Shares, except as otherwise provided herein.

6.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:
ConnectOne Bancorp, Inc. 301 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Attn: Frank Sorrentino III,
Chairman and Chief Executive Officer
with a copy to:
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Fax: (212) 558-3588 Attention: Mitchell S. Eitel and Marc Trevino

and

Windels, Marx, Lane & Mittendorf, LLP 120 Albany Street New Brunswick, New Jersey 08902 Attention: Robert Schwartz

(b) if to a Shareholder, to:
Lawrence B. Seidman 100 Misty Lane Parsippany, New Jersey 07054
with a copy to:
Bray and Bray, LLC 100 Misty Lane, Parsippany, New Jersey 07054 Attention: Peter Bray

6.13 Assignment; Third Party Beneficiaries. Except as otherwise provided in Section 3.2(ii), neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that after the consummation of Merger, the Company may assign this Agreement to the Parent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[signatures pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

THE COMPANY

ConnectOne Bancorp, Inc.	By: /s/ Frank Sorrentino III
Name: Frank Sorrentino III

THE SHAREHOLDER

Lawrence B. Seidman	By: /s/ Lawrence B. Seidman
Name: Lawrence B. Seidman

SCHEDULE 1

Shareholder

Name	Number of Owned Shares as of the date of this Agreement

Lawrence B. Seidman	3,834,798.6715
comprised of
	•	125,139.6715 shares beneficially owned directly in his personal capacity;
	•	724,525 shares beneficially owned as managing member of SAL;
	•	1,683,244 shares beneficially owned as the sole officer of Veteri Place Corporation, which is the (i) the Corporate General Partner of each of SIP and SIPII and (ii) the Trading Advisor of LSBK;
	•	506,527 shares beneficially owned as the investment manager for Broad Park;
	•	109,546 shares beneficially owned as the investment manager for 2514 Multi;
	•	24,531 shares beneficially owned as the investment manager for 2514 Select;
	•	388,871 shares beneficially owned as the investment manager for CBPS;
	•	272,415 shares beneficially owned as the investment manager for Chewy;

Record Owners of the Owned Shares

Record Owner Name	Number of Owned Shares

Lawrence Seidman	109,509.6715

Seidman and Associates L.L.C. (“SAL”)	724,525

Seidman Investment Partnership, L.P. (“SIP”)	640,333

Seidman Investment Partnership II, L.P. (“SIPII”)	665,114

LSBK06-08, LLC (“LSBK”)	377,797

Broad Park Investors, L.L.C.	506,527

CBPS, LLC (“CBPS”)	388,871

2514 Multi-Strategy Fund, LP (“2514 MSF”)	109,546

2514 Select Fund, LP (“2514 Select”)	24,531

Chewy Gooey Cookies, L.P. (“Chewy”)	272,415

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Center Bancorp, Inc., a New Jersey corporation (the “Parent”), hereby (i) irrevocably grants to, and appoints, the Board of Directors of the Surviving Corporation, and any other person designated in writing by the Board of Directors of the Surviving Corporation, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Shares in excess of the Maximum Threshold (the “Covered Shares”) or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares; commencing as of the time set forth in Section 4.1 of the Voting Agreement (the “Specified Time”), as hereinafter defined. Pursuant to this Proxy, all Covered Shares must be voted in the same manner and in the same proportion as those voting shares of the Surviving Corporation which are not owned by the Stockholder.

This Proxy is granted pursuant to that certain Voting and Sell-Down Agreement, dated as of January 20, 2014, by and between ConnectOne Bancorp, Inc. (the “Company”) and Stockholder (the “Voting Agreement”). For the purposes of this Proxy, “Shares” and “Maximum Threshold” have the meaning set forth in the Voting Agreement. The amount and ownership of the Covered Shares as of the date hereof are set forth on the signature page hereof.

Stockholder hereby affirms that the irrevocable proxy set forth in this Proxy is given in connection with the execution of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, and the Company, providing, among other things, for the merger of the Company with and into the Parent, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under the Voting Agreement. Stockholder hereby further affirms that the irrevocable proxy set forth in this Proxy is coupled with an interest and may under no circumstances be revoked. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of N.J.S.A. 14A:5-19. For the purposes of this Proxy, “Surviving Corporation” has the meaning set forth in the Merger Agreement.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the Specified Time and prior to the termination of the Voting Agreement to act as the undersigned’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such a meeting in the manner set forth in Section 4.1 of the Voting Agreement. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy will terminate and become null and void and of no further effect upon the termination of the Voting Agreement.

Dated: January 20, 2014

Name: Lawrence B. Seidman
Shares in Excess of Maximum Threshold:[____]

Annex E

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is being entered into as of as of January 20, 2014, by and between Center Bancorp, Inc., a New Jersey corporation and bank holding company (“Company”), and Lawrence B. Seidman, with an address at 100 Misty Lane, Parsippany, New jersey (the “Consultant”).

RECITALS:

WHEREAS, the Company is party to that certain Agreement and Plan of Merger dated as of the date hereof by and between the Company and ConnectOne Bancorp, Inc. (the “Merger Agreement”), under which the Company will be the surviving entity (the “Surviving Company”);

WHEREAS, the Consultant is currently a shareholder and member of the board of directors of the Company, but as of the Effective Time, the Consultant will no longer serve as a director;

WHEREAS, as a condition to executing the Merger Agreement, ConnectOne Bancorp, Inc. has requested that Company enter into this Agreement; and

WHEREAS, the Company has determined that the Consultant’s considerable knowledge, expertise and relationships will benefit the Company on a post-merger basis.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Consultancy. Beginning on the Effective Time and for a period of two (2) years thereafter, unless earlier terminated pursuant to the terms hereof (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to Company and its subsidiaries and affiliates in connection with the business of Company, including, but not limited to: helping to maintain customer relationships; providing insight, advice and institutional memory with regard to all relationships of the Company including those with customers, vendors and third party service providers; and providing services and advice related to real estate and loan matters, investor relations and litigation matters (collectively the “Consulting Services”). The Consultant shall also provide such Consulting Services as may be reasonably requested from time to time by the President and Chief Executive Officer of the Company or its successor. Such Consulting Services may be provided, at the Consultant’s option, in person, telephonically, electronically or by correspondence.

Notwithstanding anything in this Agreement to the contrary, during the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of Company or any subsidiary or affiliate of Company.

2. Compensation and Benefits. Company shall pay to the Consultant compensation and provide benefits for his services as follows:

(a) Consulting Fees. The Consultant shall be entitled to receive a consulting fee of fifty thousand dollars ($50,000) per year, which shall be payable in quarterly payments of $12,500 per quarter. Payments shall be made on the first day of each quarter, with a payment due on the Effective Time equal to $12,500 pro rated by the number of days remaining in the quarter over the full number of days in that quarter. Consultant shall be responsible for all tax payments owed in connection with the compensation provided for hereunder, and Company shall not withhold any such tax payments from the quarterly consulting fees.

(b) Health Benefits. Consultant shall be entitled to participate in Company’s hospital, health and medical insurance programs in the same manner as the executive officers of Company, subject to the same premium contributions, co-payments and deductibles.

3. Additional Covenants.

(a) Confidential Information. Except as required in the performance of his duties hereunder, the Consultant shall not use or disclose to any third party any Confidential Information (as hereinafter defined) or any know-how or experience related thereto without the express prior written authorization of the Company, either during the term of this Agreement or thereafter. Upon termination of his service, the Consultant shall leave with Company or destroy all documents and other items in his possession which contain Confidential Information, and shall be prohibited from disclosing to any third party any Confidential Information. For purposes of this paragraph 3(a), the term “Confidential Information” shall mean all information about the Company or any of its affiliates or subsidiaries, or relating to any of their respective services or any phase of their respective operations not generally known to any of their respective competitors and which is treated by the Company or any of its affiliates or subsidiaries as confidential information, and shall specifically include all customer lists thereof.

The term “Confidential Information” shall not include any of the foregoing which (i) is in the public domain, (ii) is in Consultant’s lawful possession prior to a disclosure thereof and not subject to a confidentiality agreement or (iii) is hereafter lawfully disclosed to Consultant by a third party who or which did not acquire the information under an obligation of confidentiality to Company.

(b) Board Service. Consultant hereby agrees that for a period of one (1) year following the Effective Time (the “Covenant Term”), he will not himself seek election or nomination to, or serve as a member of, the Board of Directors, Board of Trustees or similar governing body, however designated, of any entity which is engaged in the banking or financial services business within the state of New Jersey. Notwithstanding the forgoing, and provided that Consultant is otherwise in full compliance with the terms of this Agreement, Consultant may seek election to, or nomination to, or serve as a member of, the board of any entity which is a federal or state chartered savings bank or savings association, or its parent holding company, provided that as of the Effective Time, such entity was not subject to the Securities Exchange Act of 1934, as amended.

(c) Customer Non-Solicitation. Consultant agrees that for a period of two (2) years following the Effective Time (the “Covenant Term”) he will not directly or indirectly, do banking business with any customer of the Company or ConnectOne Bancorp, Inc. as of the Effective Time on behalf of any other financial institution, nor shall he solicit nor recommend that any such customer conduct business with any other financial institution, nor solicit such customer to nor recommend that such customer reduce their current business with the Surviving Company.

(d) Employee Non-Solicitation. Consultant agrees that during the Covenant Term, he will not recruit for employment or retention as an agent, consultant or director, or induce to terminate his or her employment or other service with the Company, or any of its subsidiaries or affiliates any person who is, at the time of such solicitation, or who was at any time during the Covenant Period, an employee, agent, consultant or director of the Company or any of its subsidiaries or affiliates; provided, however that this Section 3(d) shall not apply with respect to a Former Employee or with respect to an employee of the Company or its subsidiaries with a title lower than Senior Vice President who responds to a general advertisement for employment. The term “Former Employee” shall mean an employee of the Company or its subsidiaries whose employment is terminated without cause by the Company or its subsidiaries during the Covenant Period and Anthony Weagley if he terminates his employment with the Company, or the Company terminates his employment without cause, during the Covenant Period.

(e) Modification. If a court of competent jurisdiction determines that the scope, time duration or other limitations of any of the restrictive covenants contained in this Section 3 is not reasonably necessary to protect the legitimate business interests of the Company then such scope, time duration or other limitations will be deemed to become and thereafter will be the maximum time period or scope which such court deems reasonable and enforceable.

(f) Definitions. For purposes of this Section 3, to act “directly or indirectly” means to act personally or through an associate, affiliate, family member or otherwise, as proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever.

(g) Specific Performance. Company and the Consultant agree that in the event of a breach of the provisions of this Section 3 the injury which would be suffered by the Company would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Consultant agrees that in the event of a breach of the terms of this Section 3, in addition to and not in lieu of any other remedies which Company may pursue, Company shall have the right to equitable relief, including issuance of a temporary or permanent injunction by any court of competent jurisdiction against the commission or continuance of any breach of this Section 3.

4. Successors and Assigns. Except as may be specifically provided in this Agreement, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Enforcement. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

6. Amendment; Termination. This Agreement may be amended or modified at any time by a written instrument executed by the parties. This Agreement shall terminate upon Consultant’s death or his disability (as defined herein). Upon Consultant’s death or his disability, the obligation of Company hereunder to pay Consultant the compensation called for under Section 2 hereof shall terminate, and Company’s only obligation shall be to pay Consultant any and all benefits to which Consultant was entitled at the time of such death or disability under any health insurance plans of Company then in place and in which Consultant may be a participant. For purposes of this Agreement, the term “disability” shall mean Consultant’s inability to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months.

7. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

9. Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

10. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

CONSULTANT
/s/ Lawrence B. Seidman
CENTER BANCORP, INC
/s/ Name: Anthony C. Weagley Title: President and Chief Executive Officer

Annex F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”), made and entered into as of this 20th day of January, 2014 (and effective as set forth in Section 4.11 of this Agreement), by and between Center Bancorp, Inc., a New Jersey corporation (the “Company”), and the shareholders of the Company identified as such on the signature page of this Agreement (the “Shareholders”),

WITTNESSETH THAT

WHEREAS, contemporaneous with the execution of this Agreement, the Company has entered into an agreement and plan of merger, dated as of the date hereof, with ConnectOne Bancorp, Inc. (the “Other Holding Company”) providing for the combination of the businesses of the Company and the Other Holding Company (the “Merger Agreement”);

WHEREAS, as a condition to executing the Merger Agreement, the Other Holding Company required that Lawrence B. Seidman execute a voting and sell-down agreement pursuant to which he has agreed to sell a substantial portion of the shares of the Company’s common stock, no par value (the “Common Stock”), beneficially owned by him;

WHEREAS, as a condition to Lawrence B. Seidman’s executing such voting and sell-down agreement, the Shareholders required that the Company provide the covenants and assurances set forth in this Agreement; and

WHEREAS, the Company wishes to provide the Shareholders with the covenants and assurances set forth herein in order to induce Lawrence Seidman to execute such voting and sell-down agreement,

NOW, THEREFOR, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting stock, by agreement or otherwise.

“Agreement” has the meaning given such term in the Preamble.

“Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act.

“Blackout Period” has the meaning set forth in Section 2.10(a)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks in New Jersey are required or authorized to be closed.

“Commission” means the United States Securities and Exchange Commission, and any successor commission or agency having similar powers.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Delay Notice” has the meaning set forth in Section 2.01(e)(ii).

“Demand Exercise Notice” has the meaning set forth in Section 2.01(a).

“Demanding Party” has the meaning set forth in Section 2.01(a).

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Demand Registration Maximum Offering Size” has the meaning set forth in Section 2.01(f).

“Demand Registration Request” has the meaning set forth in Section 2.01(a).

“Disadvantageous Condition” means the existence of any acquisition, disposition or other material transaction involving the Company or any of its Subsidiaries or any material financing activity, or the unavailability of any required financial statements, or the possession by the Company of material information which, in the judgment of the Board of Directors of the Company, would not be in the best interests of the Company or any of its Subsidiaries to disclose in a Registration Statement.

“Effective Date” means the first day immediately after the date on which the shareholders of the Company vote conclusively on all Parent Shareholder Matters (as defined in the Merger Agreement).

“Equity Interests” means any shares of any class or series of capital stock of the Company or any securities or instruments (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for shares of any class or series of capital stock of the Company (or which are convertible into or exercisable or exchangeable for another security or instrument which is, in turn, directly or indirectly convertible into or exercisable or exchangeable for shares of any class or series of capital stock of the Company), whether at the time of issuance or upon the passage of time or the occurrence of future events, whether now authorized or not.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extendible Date” means the date that follows the date on which the Effective Time (as defined in the Merger Agreement) occurs by a number of days equal to the sum of (i) 365 days plus (ii) the number of days in any Blackout Period plus (iii) the number of days in any other period during which the Shareholders are delayed from selling Registrable Securities hereunder pursuant to terms of this Agreement (under Section 2.01(e) hereof or otherwise) that authorize such delay.

“FINRA” means the Financial Industry Regulation Authority.

“Holders” means the Shareholders, for so long as (and to the extent that) any of the Shareholders own Registrable Securities, and each of their successors, assigns, and direct and indirect transferees who become registered owners of Registrable Securities or securities exercisable, exchangeable or convertible into Registrable Securities in accordance with this Agreement. To the extent an in-kind distribution is contemplated, an indirect holder of Registrable Securities may be considered a Holder for purposes of this Agreement as appropriate.

“Information Blackout” has the meaning set forth in Section 2.10(a).

“Initial Shares” has the meaning set forth in Section 2.04(e).

“Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Market Value of a share of Common Stock shall be the closing sales price of a share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date);

(ii)

if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported by such source as the Company reasonably determines to be reliable; or

(iii)

if neither clause (i) above nor clause (ii) above applies, the Market Value of a share of Common Stock shall be determined in good faith by the Company based on the reasonable application of a reasonable valuation method

“Other Holding Company” has the meaning set forth in the Preamble.

“Other Securities” has the meaning set forth in Section 2.02(a).

“Outstanding” means with respect to any securities as of any date, all such securities theretofore issued, except any such securities theretofore converted, exercised or canceled or held by the issuer or any successor thereto (whether in its treasury or not) or any Affiliate of the issuer or any successor thereto.

“Overallotment Option Shares” has the meaning set forth in Section 2.04(e).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, joint-stock corporation, estate, trust, unincorporated organization or government or any political subdivision, agency or instrumentality thereof or any other entity of any kind.

“Piggyback Registration Maximum Offering Size” has the meaning set forth in Section 2.02(b).

“Prospectus” means the prospectus included in a Registration Statement, including any preliminary prospectus or summary prospectus, and any such prospectus or preliminary or summary prospectus as amended or supplemented, and in each case including all material incorporated by reference therein.

“Public Offering” means an underwritten public offering of Equity Interests pursuant to an effective Registration Statement under the Securities Act.

“Registrable Securities” means any shares of Common Stock held by the Holders. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such Registration Statement; (ii) they shall have been distributed to the public pursuant to Rule 144; (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a restrictive legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any state securities laws; or (iv) they shall have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 2.03.

“Registration Statement” means a registration statement filed by an issuer with the Commission and all amendments and supplements to any such registration statement, including any statutory prospectus, preliminary prospectus or issuer free writing prospectus or any amendment or supplement, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” has the meaning set forth in the Preamble.

“Transferee” has the meaning set forth in Section 3.01(a).

“Transferring Holder” has the meaning set forth in Section 3.01(a).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand Registration Rights.

(a) Commencing on the Effective Date, but not within 60 days after the consummation of any Public Offering, the Shareholders (and certain Transferees, as set forth in Section 3.01(a)) shall have the right to require the Company to file a Registration Statement under the Securities Act, covering all or any part of their Registrable Securities, by delivering a written notice thereof to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof; provided, however, that such request shall cover Registrable Securities having an aggregate Market Value on the date of such request of not less than $10,000,000. Such request pursuant to this Section 2.01 is referred to herein as the “Demand Registration Request,” the registration so requested is referred to herein as the “Demand Registration,” and the party making such request is referred to as the “Demanding Party.” There shall be no limit on the number of times that the Shareholders and their Transferees may exercise demand registration rights under this Section 2.01, provided that the above-mentioned $10,000,000 threshold is satisfied. As promptly as practicable, but not later than ten Business Days after receipt of a Demand Registration Request, the Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to all other Holders. In all instances, the Demanding Party and the Company shall cooperate in good faith regarding a Demand Registration Request should the Company have any planned offering(s), or if the Company has effected an offering of its Equity Interests (other than pursuant to a Registration Statement on Form S-8), within sixty days of the delivery of such Demand Registration Request.

(b) The Company shall include in the Demand Registration the Registrable Securities requested to be included therein by the Demanding Party and by any other Holders that shall have made a written request to the Company for inclusion in such registration (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such other Holder) within 30 days after the receipt of the Demand Exercise Notice.

(c) The Company shall use its reasonable best efforts to (i) effect the registration under the Securities Act (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested by the Demanding Party and if the Company is then eligible to effect such a registration on Form S-3 or on any successor to Form S-3) of the Registrable Securities which the Company has been so requested to register by the Demanding Party and the other Holders (to the extent permitted to be registered in accordance with the terms hereof), for distribution in accordance with the intended method of distribution described in the Demand Registration Request, and (ii) if requested by the Demanding Party, obtain acceleration of the effective date of the Registration Statement relating to such registration.

(d) If a requested registration pursuant to this Section 2.01 involves an underwritten offering, the Demanding Party shall have the right to select an investment banker or bankers of nationally recognized standing to administer the offering; provided, however, that such investment banker or bankers shall be reasonably satisfactory to the Company. The Company shall notify the Demanding Party if the Company objects to any investment banker or manager selected by the Demanding Party pursuant to this Section 2.01(d) within ten (10) Business Days after the Demanding Party has notified the Company of such selection.

(e) Notwithstanding anything to the contrary in this Section 2.01:

(i)

If the managing underwriter of any underwritten Public Offering shall advise the Demanding Party that the Registrable Securities covered by the Registration Statement cannot be sold in such offering within a price range acceptable to the Demanding Party, then the Demanding Party shall have the right to notify the Company that it has determined to terminate such Public Offering and to cause the Company to notify all other Holders participating in such Demand Registration of such determination.

(ii)

If the Board of Directors of the Company determines in good faith that a Disadvantageous Condition exists, the Company shall, notwithstanding any other provision of this Article II, be entitled, upon the giving of a written notice (a “Delay Notice”) to such effect to each Holder of Registrable Securities included or to be included in such Registration Statement, to delay the filing of such Registration Statement or to delay any Public Offering made thereunder until, in the judgment of the Board of Directors of the Company, such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to the Holders of the

Registrable Securities with respect to which any such Registration Statement was to have been filed); provided, however, that such delay shall not exceed a period of ninety (90) days from the date the Demand Registration Request is received by the Company; provided, further, that the Company may not utilize this right more than once in any twelve-month period.

(f) In connection with any Demand Registration Request involving an underwritten offering, if the managing underwriter shall advise the Company that, in its view, the number of securities (including the Registrable Securities) that the Holders, the Company and any other Person intend to include in such registration exceeds the largest number of securities which can be sold in such offering at a price reasonably acceptable to the Demanding Party (the “Demand Registration Maximum Offering Size”), the Company will include in such registration, in the following priority, up to the Demand Registration Maximum Offering Size:

(i)

first, the Registrable Securities requested to be included in such registration pursuant to this Section 2.01; if the number of Registrable Securities requested to be included exceeds the Demand Registration Maximum Offering Size, then the Registrable Securities to be included in such registration shall be allocated pro rata among the Holders requesting registration based on the number of securities duly requested to be included in such registration by each such Holder; and

(ii)	second, the securities to be offered by the Company; and

(iii)	third, all other securities requested by any other Person to be included in such registration (pursuant to contractual registration rights or otherwise).

(g) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.01 (i) with respect to the Registrable Securities during the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 60 days after the effective date of, a registration subject to Section 2.02 hereof or (ii) with respect to any notice delivered pursuant to Section 2.01(a) at any time after the earlier of (x) the Extendible Date or (y) the first date on which the Holders are the Beneficial Owners of less than five percent (5%) of the Company’s outstanding Common Stock.

(h) No registration of Registrable Securities under this Section 2.01 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 2.02.

Section 2.02 Piggyback Registration Rights.

(a) At any time after the Effective Date, if the Company proposes to register (whether proposed to be offered for sale by the Company or by any other Person) any shares of capital stock (collectively, the “Other Securities”) under the Securities Act on a form and in a manner that would permit registration of the Registrable Securities for sale to the public under the Securities Act (it being understood that Form S-4 is not a form that would permit registration of the Registrable Securities for sale to the public under the Securities Act), each Holder of Registrable Securities will have the right to include its Registrable Securities in such registration in accordance with this Section 2.02. The Company will give prompt written notice to all Holders of Registrable Securities of its intention to register the Other Securities, describing the number of shares to be registered for sale and specifying the form and manner and the other relevant facts involved in such proposed registration (including, without limitation, whether or not such registration will be in connection with an underwritten offering, and if so, the identity of the managing underwriter and whether such offering will be pursuant to a “best efforts” or “firm commitment” underwriting). Upon the written request of any Holder delivered to the Company within 15 days after such notice shall have been received by such Holder (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and shall confirm that such Holder will dispose of such Registrable Securities pursuant to the Company’s intended method of disposition), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by the Holders of such Registrable Securities; provided, however, that:

(i)

if such registration involves an underwritten offering, all Holders requesting that their Registrable Securities be included in such registration must sell their Registrable Securities to the underwriters selected by the Company (and/or such other Person offering the Other Securities) on the same terms and conditions as the terms and conditions that apply to the Company (and/or such other Person(s) offering the Other Securities);

(ii)

if, at any time after giving such written notice of its intention to register any of such Registrable Securities for sale, and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason to withdraw such Registration Statement, the Company may, at its election, give written notice of such determination to each Holder that has requested to register Registrable Securities and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration; provided, however, that all Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.03 hereof; and

(iii)

the Company shall have no obligation to provide registration rights pursuant to this Section 2.02 during the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 60 days after the effective date of, a registration subject to Section 2.01 hereof; provided, however, that the Company uses its reasonable best efforts to cause such Registration Statement to become effective.

(b) In connection with any Public Offering with respect to which Holders shall have requested registration pursuant to this Section 2.02, if the managing underwriter shall advise the Company that, in its view, the number of securities (including the Registrable Securities) that the Company, the Holders and any other Person intend to include in such registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the “Piggyback Registration Maximum Offering Size”), the Company will include in such registration, in the following priority, up to the Piggyback Registration Maximum Offering Size:

(i)	first, all the Other Securities that the Company proposes to include in such registration;

(ii)

second, the Registrable Securities requested to be registered pursuant to this Section 2.02; if the number of Registrable Securities requested to be included exceeds the Piggyback Registration Maximum Offering Size less the number of Other Securities to be sold by the Company, then the Registrable Securities to be included in such registration (representing the Piggyback Registration Maximum Offering Size less the number of Other Securities to be sold by the Company) shall be allocated pro rata among the Holders requesting registration based on the number of securities duly requested to be included in such registration by each such Holder; and

(iii)	third, all Other Securities requested by any other Person to be included in such registration (pursuant to contractual registration rights or otherwise).

(c) If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of securities, all upon the terms and conditions set forth herein.

(d) Notwithstanding anything in this Article II to the contrary, (i) the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Article II incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans and (ii) the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.02 with respect to any written request delivered by any Shareholder pursuant to Section 2.02(a) at any time after the earlier of (x) the Extendible Date or (y) the first date on which the Holders are the Beneficial Owners of less than five percent (5%) of the Company’s outstanding Common Stock.

Section 2.03 Registration Expenses.

The Company shall pay all Registration Expenses in connection with the registration of Registrable Securities pursuant to this Article II. “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Article II, including, without limitation, all registration, filing and qualification fees (including filing fees with respect to FINRA), all fees and expenses of complying with state securities or “blue sky” laws (including reasonable fees and disbursements of underwriters’ counsel in connection with any “blue sky” memorandum or survey), all printing expenses, all listing fees, all registrars’ and transfer agents’ fees, the fees and disbursements of counsel for the Company and of its independent certified public accountants, including the expenses of any special audits and/or “comfort” letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions, applicable transfer taxes, if any, and the fees and disbursements of the attorneys-in-fact and the custodian for the Holders. In addition, in connection with each registration, the Company shall pay the reasonable fees and expenses of one legal counsel to represent the interests of the Holders selling Registrable Securities in such registration, provided that such fees and expenses shall not exceed $35,000 with respect to any offering of Registrable Securities.

Section 2.04 Registration Procedures.

(a) If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Article II, the Company will:

(i)

promptly prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable thereafter;

(ii)

prepare and file with the Commission such amendments (including any statutory prospectus, preliminary prospectus or issuer free writing prospectus or any amendment or supplement) and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until the earlier of (a) such time as all such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement, and (b) 210 days from the date such Registration Statement first becomes effective;

(iii)

furnish to each seller of such Registrable Securities such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus included in such Registration Statement, in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or Prospectus and such other documents as such seller may reasonably request in order to facilitate the sale of such Registrable Securities;

(iv)

register or qualify all Registrable Securities and other securities covered by such Registration Statement under such securities or “blue sky” laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things that may be necessary to enable each such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, to subject itself to taxation in respect of doing business in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(v)

furnish to each seller of Registrable Securities, on the date that the Registrable Securities are delivered to the underwriters for sale in connection with a Public Offering, or, if such registration does not involve an underwritten Public Offering, on the date that the Registration Statement with respect to such Registrable Securities becomes effective, (a) an opinion, dated such date, of the counsel representing the Company for the purpose of such registration, in form and substance as is customarily given to underwriters in a Public Offering, addressed to the underwriters, if any, or if there are no such underwriters, to the sellers of Registrable Securities in such registration, and (b) a “comfort” letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in a Public Offering, addressed to the underwriters, if any, or if there are no such underwriters, to the sellers of Registrable Securities;

(vi)

promptly notify each seller of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and if it is necessary to amend or supplement such Prospectus to comply with applicable law, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and shall otherwise comply in all material respects with applicable law;

(vii)

comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earning statement covering a period of at least twelve months, beginning with the first month of the first fiscal quarter after the effective date of such Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(viii)

use all reasonable efforts to facilitate the distribution and sale of any shares of Common Stock to be offered pursuant to this Agreement, including without limitation, by causing appropriate officers of the Company to attend any “road shows” and analyst presentations and otherwise use commercially reasonable efforts to cooperate as requested by the underwriters or any Holder of Registrable Securities in the offering, marketing or selling of the Registrable Securities;

(ix)

cause all such Registrable Securities registered pursuant hereto to be listed on the securities exchange or quoted on the interdealer quotation system on which the Common Stock is listed or quoted, if such listing or quotation is then permitted under the rules of such exchange or quotation system, and provide a transfer agent, registrar and CUSIP number for such Registrable Securities no later than the effective date of such Registration Statement; and

(x)

issue to any underwriter to which any Holder of Registrable Securities may sell such Registrable Securities in connection with any such registration (and to any direct or indirect transferee of any such underwriter) certificates evidencing shares of Common Stock without restrictive legends.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by applicable law or by the Commission in connection therewith. The Company shall have no obligation to have a Registration Statement declared effective or incur costs in connection therewith until the seller of such Registrable Securities provides such information to the Company; provided, however, that if the applicable Registration Statement is a resale shelf Registration Statement filed pursuant to Rule 415 under the Securities Act, the Company shall have the right to exclude such seller from the table of selling stockholders set forth in such Registration Statement pending receipt of such information but not to delay the preparation, filing or declaration of the effectiveness of such Registration Statement to the extent that such Registration Statement is for the benefit of other selling stockholders and such other selling stockholder(s) caused the Company to file such Registration Statement.

(b) If requested by the underwriters for any Public Offering of Registrable Securities on behalf of a Holder or Holders of Registrable Securities pursuant to a registration requested under Section 2.01 or 2.02 hereof, the Company and each such Holder of Registrable Securities will enter into and perform their respective obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such Holders and such other terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities to the effect and to the extent provided in Sections 2.06 and 2.07 hereof and delivery of opinions of counsel and accountant letters.

(c) If any registration pursuant to Section 2.01 or 2.02 hereof shall be in connection with an underwritten Public Offering, each Holder that includes Registrable Securities in such Public Offering agrees, if so required by the managing underwriter(s), not to effect any public sale or distribution (including any sale pursuant to Rule 144) of Equity Securities (other than as part of such underwritten Public Offering) within ten days prior to or 90 days after (i) the effective date of the Registration Statement with respect to such underwritten Public Offering, or (ii) in the event of a shelf Registration Statement, the consummation of an underwritten takedown; provided, however, that the 90 day period referred to in this Section 2.04(c) may be extended to up to 180 days upon the managing underwriter’s or underwriters’ reasonable request.

(d) The Company agrees, if so required by the managing underwriter(s) in connection with an underwritten Public Offering of Registrable Securities pursuant to Section 2.01 or 2.02, not to effect any public or private sale or distribution of any of its Equity Interests (other than as part of such underwritten Public Offering), including a sale pursuant to Regulation D under the Securities Act (or Section 4(2) thereof), within ten days prior to or 90 days after (i) the effective date of the Registration Statement with respect to such underwritten Public Offering, or (ii) in the event of a shelf Registration Statement, the consummation of an underwritten takedown, except in connection with any equity incentive plan, agreement, bonus, award, stock purchase plan, stock option plan or other stock arrangement registered on Form S-8 or an acquisition, merger or exchange offer; provided, however, that the 90-day period referred to in this Section 2.04(d) may be extended to up to 180 days upon the managing underwriter’s or underwriters’ reasonable request.

(e) It is understood that in any underwritten offering of Registrable Securities, in addition to the shares (the “Initial Shares”) the underwriters have committed to purchase, the underwriting agreement may grant the underwriters an option to purchase a number of additional shares (the “Overallotment Option Shares”) equal to up to 15% of the Initial Shares (or such other maximum amount as FINRA may then permit). Shares of Common Stock proposed to be sold by the Company and the Holders of Registrable Securities shall be allocated between Initial Shares and Overallotment Option Shares as agreed or, in the absence of agreement, pursuant to Sections 2.01 or 2.02 hereof.

(f) No Holder of Registrable Securities may participate in any Public Offering hereunder unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Article II.

Section 2.05 Preparation; Reasonable Investigation.

In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, the Company will give the Holders on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have issued a report on its financial statements as shall be reasonably necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

Section 2.06 Indemnification.

(a) In the case of any Registration Statement filed under the Securities Act pursuant to Section 2.01 or Section 2.02, the Company will indemnify and hold harmless the seller of any Registrable Securities covered by such Registration Statement, its directors, officers and employees, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities, each officer, director and employee of each such underwriter, and each other Person, if any, who controls such seller, or each officer, director and employee of such seller, or such underwriter, or each officer, director and employee of such underwriter, within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against any losses, claims, damages, liabilities and expenses, joint or several, to which any such Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact in any Registration Statement (including any document incorporated by reference therein) under which the Registrable Securities were registered under the Securities Act, or any Prospectus or issuer free writing prospectus or any amendment or supplement thereto, or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or other federal or state law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other federal or state law; and the Company will reimburse each such Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or expense; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, issuer free writing prospectus or blue sky filing or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by such seller, underwriter or non-selling controlling Person, as the case may be. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Person and shall survive the transfer of such securities by such seller.

(b) The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed pursuant to this Article II, that the Company shall have received an undertaking reasonably satisfactory to it from (i) the prospective seller of such Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.06(a) hereof, except that any such prospective seller shall not in any event be liable to the Company pursuant thereto for an amount in excess of the net proceeds of the sale of such prospective seller’s Registrable Securities) the Company, each officer, director and employee of the Company, each underwriter of such securities, each officer, director and employee of each such underwriter and each other Person, if any, who controls the Company or any such underwriter or any officer, director or employee thereof within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and (ii) each such underwriter of such securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.06(a) hereof) the Company, each officer, director and employee of the Company, each prospective seller, each officer, director and employee of each prospective seller and each other Person, if any, who controls the Company or any prospective seller or any officer, director or employee thereof within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, but in each case only with respect to any statement in or omission from such Registration Statement, any Prospectus included therein, or any amendment or supplement thereto if such statement or omission was made in reliance upon and in conformity with written information furnished by such prospective seller or such underwriter, as the case may be, to the Company for use in the preparation of such Registration Statement, Prospectus, amendment or supplement; provided, however, that notwithstanding anything in this Agreement to the contrary, the indemnity agreement contained in this subsection 2.06(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) if such settlement is effected without the consent of the indemnifying party; provided that in no event shall any indemnity under this subsection 2.06(b) exceed the net proceeds from the offering received by such indemnifying party. Such indemnity shall remain in full force and effect regardless of any investigation made by the indemnified party and shall survive the transfer of such securities by such seller.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (including any investigation by any governmental authority) involving a claim referred to in Section 2.06(a) or (b) hereof, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this Section 2.06, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case, the indemnifying party shall not be liable for the fees and expenses of more than one (1) counsel for all sellers of Registrable Securities, or more than one counsel for the underwriters in connection with any one (1) action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.

(d) The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the person asserting the loss, claim, damage or liability for which indemnity is sought.

(e) The right to indemnification under this Section 2.06 shall survive indefinitely.

Section 2.07 Contribution.

(a) If the indemnification provided for in Section 2.06 is unavailable to the indemnified parties in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) as among the Company and each of the selling Holders of Registrable Securities covered by a Registration Statement, on the one hand, and the underwriters, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and each such selling Holder, on the one hand, and the underwriters, on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and each such selling Holder, on the one hand, and of the underwriters, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, and (ii) as between the Company, on the one hand, and each selling Holder of Registrable Securities covered by a Registration Statement, on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and each such selling Holder, on the one hand, and the underwriters, on the other, shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and each such selling Holder bears to the total underwriting discounts and commissions received by the underwriters. The relative fault of the Company and any selling Holder, on the one hand, and of the underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and any selling Holder or by the underwriters. The relative fault of the Company, on the one hand, and each such selling Holder, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company or any such selling Holder, and the parties’ (including as between selling Holders) relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 2.07 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.07, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and offered and distributed to the public exceeds the amount of any damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of each Holder of Registrable Securities to contribute pursuant to this Section 2.07 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all the Holders and not joint.

Section 2.08 Nominees of Beneficial Owners.

In the event that any Registrable Securities are held by a nominee for the Beneficial Owner thereof, the Beneficial Owner thereof may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any holder of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the Beneficial Owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such Beneficial Owner’s ownership of such Registrable Securities.

Section 2.09 Rule 144.

The Company shall use all commercially reasonable efforts to take all actions necessary to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto so as to enable the Holders to sell Registrable Securities without registration under the Securities Act. Upon the written request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto.

Section 2.10 Information Blackout.

(a) Upon written notice from the Company to the Holders that the Company has determined in good faith that the sale of Registrable Securities pursuant to a Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law (A) which disclosure would have a material adverse effect on the Company or (B) relating to a material business transaction involving the Company (an “Information Blackout”), the Company may postpone the effectiveness of any Registration Statement required hereunder and, if such Registration Statement has become effective, the Company shall not be required to maintain the effectiveness of such Registration Statement and all Holders shall suspend sales of Registrable Securities pursuant to such Registration Statement, in each case, until the earlier of:

(i)	forty-five (45) days after the Company makes such good faith determination, and

(ii)

such time as the Company notifies the Holders that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such Registration Statement may otherwise be resumed (the number of days from such notice from the Company until the day when the Information Blackout terminates hereunder is hereinafter called a “Blackout Period”).

(b) Any delivery by the Company of notice of an Information Blackout during the forty-five (45) days immediately following effectiveness of any Registration Statement effected pursuant to Section 2.01 hereof shall give the Holders of a majority in aggregate amount of Registrable Securities being sold the right, by written notice to the Company within twenty (20) Business Days after the end of such Blackout Period, to cancel such registration.

(c) Notwithstanding the foregoing, there shall be no more than two (2) Information Blackouts during any calendar year and no Blackout Period shall continue for more than forty-five (45) consecutive days.

Section 2.11 Restriction on Company Grants of Subsequent Registration Rights.

The Company agrees that, without the prior written consent of the Holders of a majority of the Outstanding Registrable Securities, it shall not enter into any agreement with the holder or prospective holder of any securities of the Company that would grant such holder or prospective holder any registration rights.

ARTICLE III

TRANSFERS

Section 3.01 Transfer of Rights

(a) Each Shareholder may transfer all or any portion of such Shareholder’s rights hereunder with respect to the Registrable Securities under this Agreement to any Person (each, a “Transferee”), and any such Transferee may likewise transfer all or any portion of the rights hereunder that it acquires with respect to the Registrable Securities to a subsequent Transferee; provided, that the demand registration rights of Shareholders set forth in Section 2.01 hereof are not transferable unless such Transferee holds at least ten percent (10%) of the Outstanding Registrable Securities, and provided further, that any such transfer complies with applicable law. Any Shareholder or Transferee who transfers Registrable Securities to another Person is referred to herein as a “Transferring Holder.”

(b) Any such transfer of rights under this Agreement will be effective upon receipt by the Company of (i) written notice from such Transferring Holder stating the name and address of any Transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from the Transferee to be bound by the terms of this Agreement, upon which such Transferee will be deemed to be a party hereto and have the rights and obligations of the

Transferring Holder hereunder with respect to the Registrable Securities transferred (subject to 3.01(a)).

(c) In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will use its reasonable best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement, unless otherwise agreed by Holders then owning a majority of the Registrable Securities.

Section 3.02 In-Kind Distributions.

If any Shareholder seeks to effectuate an in-kind distribution of all or part of its shares of Common Stock to its direct or indirect equityholders, the Company will, subject to applicable lockups, cooperate with such Shareholder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Shareholder.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Consent to Assignment.

This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties hereto including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of applicable law.

Section 4.02 Entire Agreement and Amendments.

This Agreement constitutes the entire agreement among the parties, and merges and supersedes all previous agreements and understandings among the parties, whether oral or written, relating to the subject matter hereof. No amendment, modification or interpretation of this Agreement will have any effect unless it is reduced to writing, makes specific reference to this Agreement, is signed by all of the parties and, prior to the Effective Time (as defined in the Merger Agreement, is consented to in writing by the Other Holding Company. The Other Holding Company shall be deemed to be a third- party beneficiary of the requirement that it consent to any amendment to this Agreement effected prior to such Effective Time.

Section 4.03 Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing and if mailed by prepaid first-class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three Business Days after the postmarked date thereof and, if telexed or telecopied, the original notice shall be mailed by prepaid first class mail within twenty-four (24) hours after sending such notice by telex or telecopy, and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient’s telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next Business Day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083
Attn: Anthony C. Weagley,
 President and Chief Executive Officer

and

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Attn: Frank Sorrentino III,
 Chairman and Chief Executive Officer

Copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 17th floor
New York, NY 10020
Fax: (973) 597-2351
Attention: Peter H. Ehrenberg

and

Windels, Marx, Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attn: Robert Schwartz

If to the Shareholders:

Mr. Lawrence B. Seidman
Seidman & Associates, L.L.C.
100 Misty Lane
Parsippany, New Jersey 07054

Copy to:

Bray & Bray, LLC
100 Misty Lane
Parsippany, New Jersey 07054
Attn: Peter Bray

Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 4.03.

Section 4.04 Non-Waiver.

The waiver by any party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

Section 4.05 Governing Law, Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

Section 4.06 Captions.

All captions are inserted for convenience only, and will not affect any construction or interpretation of this Agreement.

Section 4.07 Severability.

Any provision of this Agreement which is or may become prohibited or unenforceable, as a matter of law or regulation, will be ineffective only to the extent of such prohibition or unenforceability and shall not invalidate the remaining provisions hereof if the essential purposes of this Agreement may be given effect despite the prohibition or unenforceability of the affected provision.

Section 4.08 Equitable Remedies.

The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 4.05 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

Section 4.09 Counterparts; Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required

Section 4.10 Recapitalizations, Exchanges, Etc. Affecting Common Stock.

Except as otherwise provided in this Agreement, the provisions of this Agreement shall apply to any and all shares of capital stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, transfer of Equity Interests or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, partial or complete liquidation, sale of assets, spin-off, stock dividend, split, distribution to stockholders or combination of the shares of Common Stock or any other change in the Company’s capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

Section 4.11 Effective Date. This Agreement shall be effective as of the Effective Date.

Section 4.12 Waiver of Jury Trial.

Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 4.12.

Section 4.13 Construction.

This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first set forth above.

Center Bancorp, Inc.
By:	/s/

Name:
Title:
SHAREHOLDERS:
SEIDMAN AND ASSOCIATES, L.L.C.
By:	/s/

Lawrence B. Seidman
Manager
SEIDMAN INVESTMENT PARTNERSHIP, L.P.
By:	Veteri Place Corporation, its
General Partner
	By:	/s/

Lawrence B. Seidman
President
SEIDMAN INVESTMENT PARTNERSHIP II, L.P.
By:	Veteri Place Corporation, its
General Partner
	By:	/s/

Lawrence B. Seidman
President

LSBK06-08, L.L.C.
By:		Veteri Place Corporation, its
Trading Advisor
	By:	/s/

Lawrence B. Seidman
President
BROAD PARK INVESTORS, L.L.C.
By:		/s/

Lawrence B. Seidman
President
CBPS, L.L.C.
By:		/s/

Lawrence B. Seidman
Investment Manager
2514 MULTI-STRATEGY FUND, L.P.
By:		/s/

Lawrence B. Seidman
Investment Manager
2514 SELECT FUND, L.P.
By:		/s/

Lawrence B. Seidman
Investment Manager

CHEWY GOOEY COOKIES, L.P.
By:	/s/

Lawrence B. Seidman
Investment Manager
/s/

Lawrence B. Seidman

Annex G

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of January 20, 2014, by and between Center Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), and the shareholder of ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Company”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Company Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Common Stock), the “Company Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Restricted Transfer Termination Date” means the soonest of (i) the date on which the Merger Agreement is terminated, (ii) the Effective Time, (iii) the date, if any, on which Parent releases the Shareholder from the Shareholder’s obligations hereunder and (iv) the date immediately following the date, if any, on which the Company’s shareholders approve all of the Company Shareholder Matters.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial

Note: For three directors (Messrs. Sorrentino, Kemper and Creamer), the term of the voting agreement signed by them will, under certain circumstances, not lapse until six months after the termination of the merger agreement.

Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company called to vote for approval of the Merger, however called, or in connection with any written consent of the Company’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of all Company Shareholder Matters, including the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Company Acquisition Proposal.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Parent, the Shareholder agrees from and after the date hereof and until the Restricted Transfer Termination Date, not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Company Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Shareholder’s Company Common Shares to the Shareholder’s direct or indirect equityholders; provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Parent, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Company Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Company Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Company Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Company Acquisition Proposal or agree to or otherwise assist in the effectuation of any Company Acquisition Proposal or comment publicly in favor of any Company Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of the Company after consultation with outside counsel or (ii) if applicable, as an officer of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of the

Company after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

III. GENERAL

3.1. Governing Law; Jurisdiction. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Parent and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Parent has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by the Company’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of Parent, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Parent to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

3.7 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 3.1 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

3.8 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 3.8.

3.9 Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson.

[signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

Center Bancorp, Inc.
By:

Name: Title:

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER
Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]

Annex H

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of January 20, 2014, by and between ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Company”), and the shareholder of Center Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Parent Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Parent Common Stock may be reclassified, sub- divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Parent Common Stock), the “Parent Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Parent Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Parent Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Restricted Transfer Termination Date” means the soonest of (i) the date on which the Merger Agreement is terminated, (ii) the Effective Time, (iii) the date, if any, on which the Company releases the Shareholder from the Shareholder’s obligations hereunder and (iv) the date immediately following the date, if any, on which Parent’s shareholders approve all of the Parent Shareholder Matters.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Parent called to vote for approval of the Merger, however called, or in connection with any written consent of Parent’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Parent for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of all Parent Shareholder Matters, including the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Parent Acquisition Proposal.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by the Company, the Shareholder agrees from and after the date hereof and until the Restricted Transfer Termination Date, not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Parent Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Shareholder’s Parent Common Shares to the Shareholder’s direct or indirect equityholders; provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by the Company, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Parent Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Parent Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Parent Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Parent Acquisition Proposal or agree to or otherwise assist in the effectuation of any Parent Acquisition Proposal or comment publicly in favor of any Parent Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of Parent required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of Parent after consultation with outside counsel or (ii) if applicable, as an officer of Parent required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of Parent after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

III. GENERAL

3.1. Governing Law; Jurisdiction. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

3.2. Amendments. This Agreement may not be amended except by written agreement signed by the Company and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when the Company has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by Parent’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of the Company, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce the Company to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

3.7 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 3.1 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

3.8 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 3.8.

3.9 Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson.

[signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

ConnectOne Bancorp, Inc.
By:

Name: Title:

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER
Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]

Annex I

BY-LAWS

OF

CONNECTONE BANCORP, INC.

Section 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS; CLARIFICATION

1.1. These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

1.2. These by-laws shall become effective upon consummation of the Merger (as hereinafter defined). These bylaws are the by-laws of the corporation which, immediately prior to the consummation of the Merger, was named Center Bancorp, Inc. All references herein to “the corporation” are references to the entity which immediately prior to the Merger was named Center Bancorp, Inc. and which is the surviving corporation in the Merger.

Section 2. SHAREHOLDERS

2.1. Annual Meeting. The annual meeting of shareholders shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which time the shareholders shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

2.2. Special Meetings. A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the Chief Executive Officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour, and purposes of the meeting.

2.3. Place of Meeting. All meetings of the shareholders for the election of directors or for any other purpose shall be held at such place within or without the State of New Jersey as may be determined from time to time by the board of directors. Any adjourned session of any meeting of the shareholders shall be held at the place designated in the vote of adjournment.

2.4. Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of shareholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than sixty days before the meeting, to each shareholder entitled to vote thereat, and to each shareholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such shareholder at his address as it appears in the records of the corporation. Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting. As to any adjourned session of any meeting of shareholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of shareholders or any adjourned session thereof need be given‘to a shareholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such shareholder, in person or by proxy, is filed with the records of the meeting or if the shareholder attends such meeting, in person or by proxy, without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5. Quorum of Shareholders. At any meeting of the shareholders a quorum shall consist of a majority of the votes entitled to be cast at the meeting, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6. Action by Vote. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.7. Action without Meetings. Unless otherwise provided in the certificate of incorporation or by applicable law, any action required or permitted to be taken by shareholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote thereon. The writing or writings comprising such unanimous consent shall be filed with the records of the meetings of shareholders.

2.8. Proxy Representation. Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the shareholder or by his attorney-in-fact. No proxy shall be voted or acted upon after eleven months from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of shareholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9. Inspectors. The directors or the person presiding at the meeting may, but need not, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.10. List of Shareholders. The secretary shall prepare and make, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each shareholder and the number of shares registered in his name. The stock ledger shall be the only evidence as to who are shareholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 3. BOARD OF DIRECTORS

3.1. Number; Qualifications. The number of directors which shall constitute the whole board shall not be less than one nor more than twenty-five in number. Thereafter, within the foregoing limits, the Board of Directors shall determine the number of directors and the shareholders at the annual meeting shall elect the number of directors as determined. Within the foregoing limits, the number of directors may be increased at any time or from time to time by the shareholders or by the directors by vote of a majority of the directors then in office. The number of directors may be decreased to any number permitted by the foregoing at any time either by the shareholders or by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. Notwithstanding the forgoing, until the 2017 annual meeting of shareholders, the entire Board Directors shall be made up of twelve (12) members, six (6) of whom shall have served as members of the Board of Directors of ConnectOne Bancorp, Inc. (“ConnectOne”) prior to the merger of ConnectOne and the corporation (the “Merger”), and six (6) of whom shall have served as members of the Board of Directors of the corporation prior to the Merger. In addition, until the 2017 annual meeting of shareholders, in the event any director of the corporation ceases service on the Board of Directors for any reason, the individual nominated to replace such director shall be an individual who served on the board of directors of the same entity, ConnectOne or the corporation, prior to the Merger, as did the director he or she is replacing; provided, however, that in the event such a replacement director can not be selected or is not willing to serve, the Board, by a vote of two-thirds of the entire Board, shall select an individual to replace the director who has left the board.

Nominations or other proposals, other than those made by, or at the direction of, a majority of the Board of Directors or a committee thereof shall be made only if timely written notice has been given to the Secretary of the corporation. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the Board of Directors; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

A majority of the Board of Directors may reject any proposal or nomination by a stockholder not timely made or otherwise not in accordance with the terms of this Section 3.1. If a majority of the Board of Directors reasonably determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section 3.1 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed ten days from the date such deficiency notice is given to the stockholder, as a majority of the Board of Directors shall reasonably determine. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this Section 3.1 in any material respect, then a majority of the Board of Directors may reject such stockholder’s nomination. The Secretary of the corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and information requirements of this Section 3.1.

3.2. Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the shareholders.

3.4. Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the shareholders at a meeting called for the purpose, or subject to Section 3.1 hereof, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, subject to Section 3.1 hereof, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions. Vacancies to be filled by the directors shall be promptly filled.

3.5. Committees.

(a) Subject to the provisions of these bylaws, the board of directors may, by vote of a majority of the whole board, (i) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors, and to designate the Chairman of each such committee; (ii) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (iii) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. Notwithstanding the forgoing, the board of directors shall establish at least the following four (4) committees: the Executive Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

(b) The Executive Committee shall consist of at least four (4) directors, one of whom shall be the Chief Executive Officer of the corporation. Until the 2017 annual meeting of shareholders, one-half of the members of the Executive Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Executive Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Chief Executive Officer of the corporation shall serve as the Chairman of the Executive Committee. The Executive Committee shall have and exercise the full authority of the board of directors in the management of the business of the corporation between meetings of the full board of directors, except to the extent any such exercise of authority is reserved by law to the full board of directors.

(c) The Audit Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Audit Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Audit Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Audit Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Audit Committee shall have the duties and powers set forth in its charter.

(d) The Nominating and Corporate Governance Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Nominating and Corporate Governance Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Nominating and Corporate Governance Committee shall have the duties and powers set forth in its charter.

(e) The Compensation Committee shall consist of at least four (4) members, each of which will meet the standards set forth in the charter of the Compensation Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Compensation Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Compensation Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Compensation Committee shall have the duties and powers set forth in its charter.

(f) Except as the board of directors may otherwise determine or these bylaws otherwise provide, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors.

3.6. Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such places within or without the State of New Jersey and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of shareholders.

3.7. Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of New Jersey designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

3.8. Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9. Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10. Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.11. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.12. Participation in Meetings by Conference Telephone. Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

3.13. Compensation. In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.14. Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

3.15. Lead Director. To the extent the Chairman of the corporation also serves as an executive officer of the corporation, the board shall appoint an independent director to serve as “Lead Director” in the conduct of board Executive Session meetings.

The Lead Director shall:

•	Chair any meeting of the non-management or independent directors in executive session;

•	Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitate communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board.

Section 4. OFFICERS AND AGENTS

4.1. Enumeration; Qualification. The officers of the corporation shall be a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose. Any officer may be but none need be a director or shareholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2. Chairman. The Chairman shall preside at all meetings of the board of directors or shareholders of the corporation. In his absence, the Lead Director, or in his absence, such other director as shall be selected by a majority of the board, shall preside.

4.3. Chief Executive Officer. The Chief Executive Officer shall have general executive powers to run the operations of the corporation and carry out the dictates of the board of directors. He shall have general supervision of the business of the corporation, and shall prescribe the duties of the other officers and employees of the corporation. The Chief Executive Officer shall have the authority to retain or terminate officers and employees of the corporation, subject to Board ratification with regard to the Chief Financial Officer, Chief Lending Officer and Chief Credit Officer.

4.4. President. The President shall have such duties and responsibilities as shall be prescribed to him by the board or the Chief Executive Officer. In addition, he shall have such other powers and duties as may be accorded him by law or regulation, or, to the extent not prescribed to another office, by industry practice.

4.5. Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president. If no controller is elected, the treasurer shall also have the duties and powers of the controller. Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

4.6. Controller and Assistant Controllers. If a controller is elected, he shall be the chief accounting officer of the corporation and shall be in charge of its books of account and accounting records, and of its accounting procedures. He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.7. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the shareholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of shareholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all shareholders and the number of shares registered in the name of each shareholder. He shall have such other duties and powers as may from time to time be designated by the board of directors or the president. Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

4.8. Other Officers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, if any, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.9. Election. The officers may be elected by the board of directors at their first meeting following the annual meeting of the shareholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.10. Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the shareholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

Section 5. RESIGNATIONS AND REMOVALS

5.1. Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. A director (including persons elected by directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No director or officer resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director or officer removed shall have any right to any compensation as such director or officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless, in the case of a resignation, the directors, or, in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 6. VACANCIES

6.1. If the office of the chief executive officer, president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7. CAPITAL STOCK

7.1. Stock Certificates. Each shareholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and may be countersigned by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2. Loss of Certificates. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

Section 8. TRANSFER OF SHARES OF STOCK

8.1. Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each shareholder to notify the corporation of his post office address.

8.2. Record Date and Closing Transfer Books. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days (or such longer period as may be required by law) before the date of such meeting, nor more than sixty days prior to any other action.

If no record date is fixed

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.

(c) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

8.3. Book-Entry Issuances and Transfers. Any provisions or terms contained in this Section 8 or these by-laws to the contrary notwithstanding, shares of the corporation’s capital stock or other securities duly authorized and issued by the corporation may be issued in book-entry only form through the Direct Registration Program, or an equivalent system, such that no physical certificates are issued but ownership of such shares is evidenced solely by entries on the records of the corporation and/or its transfer agent kept for that purpose. Transfers of securities may also be made electronically and evidenced by book-entries only. In lieu of physical certificates, holders of such securities will receive account statements setting forth their ownership from the corporation or its transfer agent.

Section 9. CORPORATE SEAL

9.1. Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word “New Jersey” and the name of the corporation cut or engraved thereon,

together with such other words, dates or images as may be approved from time to time by the directors.

Section 10. EXECUTION OF PAPERS

10.1. Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 11. FISCAL YEAR

11.1. The fiscal year of the corporation shall be determined from time to time by the board of directors.

Section 12. INDEMNIFICATION

12.1. Indemnification of Directors and Officers. The corporation shall, to the fullest extent permitted by applicable law, indemnify any person (and the heirs, executors and administrators thereof) who was or is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or has served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation, or is serving or has served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys’ fees, incurred therein or in any appeal thereof.

12.2. Indemnification of Others. The corporation shall indemnify other persons and reimburse the expenses thereof, to the extent required by applicable law, and may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New Jersey Business Corporation Act or otherwise.

12.3. Advances or Reimbursement of Expenses. The corporation shall, from time to time, reimburse or advance to any person referred to in Section 12.1 the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in Section 12.1, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that his acts or omissions (i) constitute a breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in his receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

12.4. Service of Certain Entities Deemed Requested. Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation.

12.5. Interpretation. Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article may elect to have the right to indemnification (or advancement of expense) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, to the extent permitted by applicable law, or on the basis of the applicable law in effect at the time indemnification is sought.

12.6. Indemnification Right. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (iii) shall continue to exist after any elimination of or amendment to this Article 12 hereof with respect to events occurring prior thereto, and (iv) and shall not be deemed exclusive of any other rights to which any person claiming indemnification hereunder may be entitled.

12.7. Indemnification Claims. If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 13. AMENDMENTS

13.1. These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by the vote of the holders a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided however, that any amendment undertaken by the board of directors to the first paragraph of Section 3.1 or to any provision in Sections 3.2, 3.4, 3.5 3.15 and this Section 13.1 hereto shall require the vote of least two-thirds (2/3rds) of the entire then elected board of directors. Any by-law, whether adopted, amended or repealed by the shareholders or directors, may, subject to the forgoing, be amended or reinstated by the shareholders or the directors.

Annex J

RESTATED CERTIFICATE OF INCORPORATION
OF
CENTER BANCORP, INC.

(New Jersey Business ID Number: 0100181324)

Pursuant to N.J.S.A. 14A:9-5(2)

Dated as of: ______, 2014

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

First: Corporate Name. The name of the corporation is ConnectOne Bancorp, Inc.

Second: Registered Office and Agent. The address of the corporation’s registered office in the State of New Jersey is 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. The name of its registered agent at such address is Frank Sorrentino III.

Third: Corporate Purposes. The purpose or purposes for which the corporation is organized are:

(a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect; and

(b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

5. Series A Preferred Stock.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of the Designated Preferred Stock shall be 10,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A below are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)	“Common Stock” means the common stock, no par value, of the Corporation.

(b)	“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)

“Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)	“Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)	“Minimum Amount” means $2,500,000.00.

(f)

“Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)	“Signing Date” means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated

Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity

Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

6. Senior Non-Cumulative Perpetual Preferred Stock, Series B.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of this corporation (for purposes of this Section 6, the “Issuer”) a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 11,250.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A below are incorporated herein by reference in their entirety and shall be deemed to be a part of this Section 6 (the “Certificate of Designation”) to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value, of the Issuer.

(b) “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(g) “Signing Date” means September 15, 2011.

(h) “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f) “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j) “Call Report” has the meaning set forth in the Definitive Agreement.

(k) “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l) “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i) if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii) if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n) “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o) “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p) “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r) “Dividend Record Date” has the meaning set forth in Section 3(b).

(s) “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t) “GAAP” means generally accepted accounting principles in the United States.

(u) “Holding Company Preferred Stock” has the meaning set forth in Section 7(d)(v).

(v) “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w) “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x) “Increase in QSBL” means:

(i) with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii) with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y) “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z) “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa) “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb) “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd) “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff) “Preferred Director” has the meaning set forth in Section 7(c).

(gg) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh) “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii) “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj) “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk) “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll) “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm) “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo) “Signing Date Tier 1 Capital Amount” means $112,101,000.

(pp) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq) “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr) “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B—C ) * 0.9 )—D

where:

A	=	Signing Date Tier 1 Capital Amount;
B	=	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;
C	=	the aggregate amount of Charge-Offs since the Signing Date; and
D	=

(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate.

(i) The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be five percent (5%).

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)

With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4 1/2) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)

With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4 1/2) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)

Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)

Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for such Dividend Period shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4 1/2) anniversary of the Original Issue Date.

(7)

Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii) The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(QSBL for the Dividend Period—Baseline)
(		)	x 100
Baseline

(iii) The following table shall be used for determining the Applicable Dividend Rate:

If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd—10th Dividend Periods)	The Applicable Dividend Rate shall be:
		Column “B” (11th—18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv) If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b) Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i) each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (1/4) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii) the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c) Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i) the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii) the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d) Priority of Dividends; Restrictions on Dividends.

(i) Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii) If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii) When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv) Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e) Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on April 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption.

(i) Subject to the other provisions of this Section 5:

(1)

The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)

If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii) The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)

the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of

Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv) Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v) Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Redemptions and Repurchases.

(a) Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b) If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Fifth: Board of Directors. The number of directors constituting the current Board of Directors of the corporation consists of twelve (12); and the names and addresses of the directors are:

Name[1]	Address
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083

[1]

To be named: the six persons designated as “Company Directors” and the six persons designated as “Parent Directors” pursuant to the Agreement and Plan of Merger, dated as of January 20, 2014, by and between Center Bancorp, Inc. and ConnectOne Bancorp, Inc.

Sixth: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Seventh: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

Eighth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2) Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock.

(5) The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Ninth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Tenth: Number of Directors. The By-Laws shall specify the number of directors. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Eleventh: Election of Directors. At each annual meeting of shareholders of the Corporation, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

Twelfth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation or any of corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Thirteenth: No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock. This Article may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.

Fourteenth: So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fourteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fourteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fourteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Fifteenth: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the date first written above.

CONNECTONE BANCORP, INC.
By:

Name: Title: